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INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Filed pursuant to Rule 424(b)(4)
Registration No. 333-254228

17,650,000 American Depositary Shares

Smart Share Global Limited
Representing 35,300,000 Class A Ordinary Shares

           This is an initial public offering of American depositary shares, or ADSs, of Smart Share Global Limited.

           We are selling 17,650,000 American depositary shares, or ADSs. Each ADS represents two of our Class A ordinary shares, par value US$0.0001 per share.

           Prior to this offering, there has been no public market for the ADSs or our ordinary shares. Our ADSs have been approved for listing on the Nasdaq Global Select Market under the symbol "EM."

           Following the completion of this offering, our issued and outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Mr. Mars Guangyuan Cai, our chairman of the board of directors and chief executive officer, Mr. Peifeng Xu, our chief operating officer, and Mr. Victor Yaoyu Zhang, our chief marketing officer, will beneficially own all of our issued Class B ordinary shares and will be able to exercise 63.8% of the total voting power of our issued and outstanding share capital immediately following the completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes and is convertible into one Class A ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

           We are an "emerging growth company" under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

           Certain existing shareholders and their affiliates have subscribed for, and been allocated by the underwriters, an aggregate of 6,960,000 ADSs in this offering, representing approximately 39.4% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. The subscriptions for ADSs are at the initial public offering price and on the same terms as the other ADSs being offered in this offering. For additional information, see "Principal Shareholders" and "Underwriting."

           Investing in the ADSs involves risks. See "Risk Factors" beginning on page 19 to read about factors you should consider before buying the ADSs.

           PRICE US$8.50 PER ADS

           Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial public offering price	US$8.50	US$150,025,000
Underwriting discounts and commissions(1)	US$0.595	US$10,501,750
Proceeds, before expenses, to us	US$7.905	US$139,523,250

(1)
See "Underwriting" for additional information regarding compensation payable by us to the underwriters.

           The underwriters have a 30-day option to purchase up to an additional 2,647,500 ADSs from us at the initial public offering price less the underwriting discounts and commissions.

           The underwriters expect to deliver the ADSs against payment in New York, New York on April 6, 2021.

Prospectus dated March 31, 2021.

Energy Monster
At a Glance

34.4%
#1 Market Share(1)

664k
POIs in 1,500+ Counties & County-Level Districts(2)

219mm+
Total Registered Users(3)

5.4mm
Power Banks(4)

(1) Market share in the mobile device charging service industry in China in 2020 in terms of gross revenues according to iResearch. (2) As of December 31, 2020; areas with administrative rankings of county, as defined and listed by the Ministry of Civil Affairs of the People's Republic of China in 2019. (3) Users who have agreed to register their mobile phone numbers with us via our mini programs, and we calculate the number of cumulative registered users at a certain date by the number of unique mobile phone numbers that have been registered with us since the Company's inception. (4) As of December 31, 2020.

          Until April 25, 2021 (the 25th day after the date of this prospectus), all dealers that effect transactions is these ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

          You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be distributed to you. We and the underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, and neither we, nor the underwriters take responsibility for any other information others may give you. We are offering to sell, and seeking offers to buy the ADSs, only in jurisdictions where such offers and sales are permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of the ADSs. Our business, financial condition, results of operations and prospectus may have changed since that date.

          Neither we nor any of the underwriters has taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus or any filed free writing prospectus outside the United States.

i

 PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under "Risk Factors", before deciding whether to invest in the ADSs. This prospectus contains information from an industry report commissioned by us dated March 3, 2021 and prepared by iResearch, an independent research firm, to provide information regarding our industry and our market position in China. We refer to this report as the "iResearch Report."

Our Mission

          Energize everyday life.

Overview

          We are a consumer tech company providing mobile device charging service through an extensive online and offline network. We are the largest mobile device charging service provider in China in terms of gross revenues in 2020, according to the iResearch Report. We provide service through our power banks, placed in POIs operated by our location partners, such as entertainment venues, restaurants, shopping centers, hotels, transportation hubs and public spaces. Through our mini programs, users rent our power banks to carry with them when they use our service and can return the power banks at any of our POIs, enabled by our expansive network and powerful technologies. As of December 31, 2020, we had a network of over 664,000 POIs covering more than 1,500 out of the 2,846 counties and county-level districts in China. We had approximately 149.1 million and 219.4 million cumulative registered users as of December 31, 2019 and 2020, respectively.

          We leverage advanced proprietary technologies and big-data analytics capabilities to facilitate seamless transactions, optimize hardware management and obtain valuable user insights. As of December 31, 2020, our system actively monitored and processed data from a network of over five million power banks. Our hardware is manufactured under industry-leading quality and safety protocols by top-tier assembly partners, with raw materials and components sourced from renowned suppliers.

          The mobile device charging service market size in China is expected to grow from RMB9.0 billion in 2020 to RMB106.3 billion in 2028, according to the iResearch Report. There are ample opportunities for industry participants to continue expanding into existing and unaddressed use cases. Pervasive smartphone usage, dependence on mobile apps and the adoption of 5G telecommunications technology also fuel a booming demand for charging services. The growing supply of and demand for power banks for share drive up usage among existing users and attract new users through growing accessibility, convenience, consumer habits and awareness.

          As we grow our business, we focus on optimizing the operational efficiency of our products and personnel. We improve the utilization of power banks through our tried-and-true POI selection and expansion strategies, as well as our relentless drive to improve user experience. We achieve high operational efficiency among our business development personnel through our meticulously designed business development personnel management system and proprietary data-driven management tools.

          We operate our business through direct operation and network partners. In larger cities, we directly operate our business and use our resources to better collaborate with key accounts, or KAs, who are location partners with expansive offline footprint and widespread brand recognition.

We deploy business development personnel for the expansion, management and maintenance of our POIs, incentivized by a well-designed and ever-evolving evaluation system. In smaller cities and counties, we work with network partners with local business connections and insights. We manage and evaluate network partners by the same standards as our direct operation under our operating philosophies.

          We have built a distinct and vibrant life-style brand that differentiates us from our competitors. Our brand not only represents reliability, accessibility and quality, but also is associated with youthfulness and trendiness. Leveraging our brand reputation, we have been able to secure exclusive long-term contracts with popular domestic and global franchises, and we have established branding collaborations with industry icons.

          Our proven business model has allowed us to rapidly expand while achieving profitability, although having a short operating history in a fast-evolving industry. Our total revenues grew from RMB2,022.3 million in 2019 to RMB2,809.4 million (US$430.6 million) in 2020, representing a growth rate of 38.9%, despite the significant impact of the COVID-19 pandemic in the first half of 2020. We generated net income of RMB166.6 million in 2019 and RMB75.4 million (US$11.6 million) in 2020, representing net margins of 8.2% and 2.7%, respectively. Our adjusted net income was RMB206.6 million and RMB112.6 million (US$17.3 million) in 2019 and 2020, respectively. For discussions of adjusted net income and reconciliation of adjusted net income, see "—Summary Consolidated Financial Data—Non-GAAP Financial Measure." We believe that our leading industry position, deep market expertise albeit our short operating history, relentless drive to innovate, pursuit of operational excellence, and the vision and track record of our senior management team can help us achieve long-term success and sustainable growth.

The Energy Monster Experience

What we offer

          We offer users mobile device charging service through power banks at any of our POIs, which are typically places with heavy foot traffic. Our power banks are stored in cabinets that we install at POIs. The power banks are equipped with cables that are compatible with most mobile devices and can be returned to any of our cabinets nationwide. Users can easily access our power banks through their smart mobile devices and return them at any of our cabinets.

How to use our products

          Users start using our products by either spotting our cabinets at one of our POIs, or easily finding our cabinet locations through our mini programs, which can be accessed through WeChat, Alipay and other third-party partners. Users scan the QR codes on the cabinets to release our power banks. Our mobile device charging service is priced primarily based on thirty-minute intervals. A deposit and payment are processed through users' digital wallets, provided by WeChat pay and Alipay. The deposit is waived for users who have qualified credit scores at their digital wallet service providers, as assessed by these providers.

          After users finish using the power banks, they can return them at any of our cabinets nationwide. Users can also choose to purchase the power banks through the mini programs. If a power bank is not returned after a certain period of time, we retain the deposit from users or their digital wallet service providers.

Where to find our products

          Our cabinets are widely available, conspicuously placed in diverse offline locations with heavy foot traffic, long operating hours or extended consumer time spend, from shopping malls, movie theatres and restaurants to public transportation hubs and pedestrian walkways. Guided by our profound data insights and accumulated industry expertise, our cabinets are strategically positioned in each location to optimize their visibility and maximize their utilization.

          The breadth of our POI coverage reaches offline establishments traditionally underserved by leading online-to-offline internet platforms in China, such as hospitals, subway stations and other places of public utility or transportation.

Who we benefit

          Users.

  •
  Reliable.  We utilize advanced hardware management technologies, high-quality raw materials and components sourcing, and well-designed supply chain management protocol to ensure high quality of our hardware. We strive to ensure that our cabinets are always online, with power banks fully charged and slots available for users to return power banks.

  •
  Accessible.  With our extensive network covering every province of China, users can easily access one of our cabinets at our over 664,000 POIs in China as of December 31, 2020. We are also the exclusive mobile device charging service provider for multiple multi-national franchises. Our accessibility provides users with the peace of mind of not having to worry about their mobile devices running out of battery.

  •
  Visible.  Our unique placement strategy, as well as our highly distinguishable brand, appearance and name, make our products highly visible and easy to find. Our visibility eases users' anxiety of not being able to find returning locations when they are on the go. Users can borrow and return our power banks at any of our cabinets and also have the option to keep the power banks.

  Location partners.

  •
  Value-added services.  Mobile device charging service is becoming a value-added yet necessary service to location partners. Our reliable and visible devices attract more customers to our location partners, conveniently meeting their customers' need to recharge mobile devices.

  •
  User insights.  We accumulate valuable user insights from our proprietary real-time hardware management technologies and business intelligence system. We are able to leverage insights on user behavior to advise location partners on operational improvement, as well as to provide them with client relationship management systems, or CRM and location-based service capabilities.

  •
  Monetary incentive.  We provide a source of additional income to our location partners for hosting our cabinets by paying them incentive fees, including entry fees and commissions based on certain percentages of the revenues generated by the hardware placed at their POIs.

  IP partners.

  •
  Consumer reach.  We collaborate with IP partners to initiate campaigns either through our mini programs or customized power banks. Our campaigns sometimes involve offline activities that promote our partners' brands and products. Our extended and targeted user reach provides extensive channels for our IP partners to reach mass audience.

  •
  Brand reputation.  Our brand is widely associated with youthfulness and trendiness. By collaborating with us, our IP partners can boost their brand images and awareness among a coveted demographic in China.

Our Strengths

          We believe that the following competitive strengths contributed to our success and differentiated us from our competitors:

  •
  leading position with powerful multilateral network effects;

  •
  operational excellence enabled by effective business development strategy and data-driven tools;

  •
  relentless focus on technology to deliver superior products and services;

  •
  distinct and vibrant brand; and

  •
  visionary management team with proven track records.

Our Strategies

          We intend to achieve our mission and strengthen our leadership position by pursuing the following growth strategies:

  •
  actively capture expansion opportunities in existing and new markets;

  •
  continue to expand our KA network;

  •
  continue to improve our operational excellence;

  •
  further enhance our technology capabilities;

  •
  strengthen our brand; and

  •
  pursue strategic alliances and investments opportunities, and explore new business initiatives.

Our Industry

          The mobile device charging service industry in China emerged in 2014 and began to scale in 2017 out of the increasing gap between smartphone battery consumption, driven by more intensive smartphone usage, and smartphone battery life, hampered by technological hurdles unlikely to be solved in the near future. A survey conducted by iResearch shows that 93% of surveyed smartphone users have experienced the need to charge their mobile devices while they are away from their homes or offices.

          According to the iResearch Report, the size of the mobile device charging service market in China was RMB9.0 billion in 2020, and is expected to grow to RMB106.3 billion in 2028, representing a compound annual growth rate, or CAGR, of 36.2% from 2020 to 2028. According to the iResearch Report, due to the COVID-19 pandemic, the growth rate of the mobile device charging service market slowed down in the first half of 2020, but had returned to normal since then.

          The number of smartphone users and smartphone penetration rate in China have increased and are expected to keep increasing in the foreseeable future, according to the iResearch Report.

As of December 31, 2019, the number of smartphone users in China was 882.2 million, and this number is expected to grow to 1.1 billion by the end of 2024, according to the iResearch Report.

          While the Chinese smartphone users increase usage time and intensity, smartphone battery technology and charging technology have been unable to deliver breakthroughs that can fully address the power consumption needs of smartphone users so far. According to the iResearch Report, smartphones are expected to be more power consuming in the near future due to the adoption of 5G telecommunications technology. For example, chips for 5G mobile devices are approximately 2.5 times more power consuming than those currently widely used for 4G devices, according to the iResearch Report; however, smartphones are unlikely to carry batteries with significantly higher capacity in the near future because of prevailing smartphone design patterns and technological hurdles that the battery industry has experienced.

          According to the iResearch Report, there are two main ways for mobile devices, primarily smartphones, to increase their battery capacities: increasing physical sizes of the batteries, or increasing battery energy density, neither of which is feasible in the near term. Current technologies determines that as mobile device batteries increase in sizes, their stability will decrease significantly which would lead to safety concerns; as the current trend in mobile devices moves toward more compact and lighter designs, consumers are also unlikely to be receptive of larger and heavier batteries. On the other hand, there is currently no economical technology that safely increase battery energy density. As a result, average battery capacity of mainstream mobile phones grew at a CAGR of 6.6% from 2016 to 2020 according to the iResearch Report.

          Apart from the lack of breakthrough development of battery capacities, fast charging and wireless charging technologies are also unlikely to make giant leaps in their developments in the near future to fully satisfy the increasing smartphone battery consumption demands in China, according to the iResearch Report. Currently, all mass market wireless charging devices require a charging dock to physically be in contact with the device being charged, making them an undesirable alternation to traditional power bank technologies because charging docks limit users' mobility while charging their mobile devices. According to the iResearch Report, it would take approximately another 8-10 years before mass market wireless charging equipment can charge mobile devices without charging docks.

Summary of Risk Factors

          Investing in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled "Risk Factors."

Risks Relating to Our Business and Industry

          Risks and uncertainties related to our business and industry include, but are not limited to, the following:

  •
  Our limited operating history makes it difficult to evaluate our future prospects. We cannot guarantee that we will be able to maintain the growth rate that we have maintained to date;

  •
  Technological advancements that improve battery capacity, battery life, power conservation, energy efficiency or charging speed, or otherwise lessen consumers' need for mobile device charging, may decrease consumer demand for mobile device charging services or put price pressure on such services, which may materially and adversely affect our results of operations, financial condition, and business prospects;

  •
  We operate in a highly competitive industry, and the scale and resources of some of our current or future competitors may allow them to compete more effectively than we can, which could result in a loss of our market share and an increase the level of incentive fees paid to our network partners and location partners, and adversely affect our results of operations and financial condition;

  •
  We are subject to a variety of costs, risks and uncertainties in executing our growth strategies, such as capturing expansion opportunities in existing and new markets. We may not be successful in executing these growth strategies and our results of operations and business prospects could be materially and adversely affected as a result;

  •
  Power banks, portable chargers and similar products for mobile device charging are increasingly more affordable to own and convenient to carry around, potentially leading to less demand for and more pricing pressure on mobile device charging services, which may materially and adversely affect our ability to attract new users and retain existing users, and consequently our results of operations, financial condition and business prospects;

  •
  Our business, financial condition and results of operations have been and may continue to be adversely affected by the COVID-19 pandemic;

  •
  We may be subject to claims under consumer protection laws, including health and safety claims and product liability claims, if property or people are harmed by our products. A product recall or an issue related to product liability, product defect or personal injury may damage our reputation and brand image. Additionally, new laws and regulations may impose additional requirements and other obligations on our business, which may materially and adversely affect our business, financial condition and results of operations;

  •
  We may, from time to time, be subject to allegations, claims and legal proceedings during the course of our business operations, including those alleging intellectual property right infringement from us, which could adversely affect our reputation, business and results of operations;

  •
  If we are unsuccessful in retaining and attracting location partners, including KAs, to deploy our products, our business, financial condition and results of operations may be materially and adversely affected; and

  •
  Heightened health and sanitary concerns after the recent COVID-19 pandemic may increase our expenses on regular product sanitization, decrease consumer willingness to rent power banks at POIs with heavy traffic and boost consumer preference for purchasing new mobile device charging products, which may adversely affect our business, reputation, results of operations and financial condition.

Risks Relating to Our Corporate Structure

          Risks and uncertainties relating to our corporate structure include, but are not limited to, the following:

  •
  If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations;

  •
  The contractual arrangements with our VIE and its shareholders may not be as effective as direct ownership in providing operational control; and

  •
  Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

Risks Relating to Doing Business in China

          We are also subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

  •
  Changes in China's economic, political or social conditions or government policies could have a material and adverse effect on our business and results of operations;

  •
  Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us;

  •
  Litigation and negative publicity surrounding China-based companies listed in the U.S. may result in increased regulatory scrutiny of us and negatively impact the trading price of the ADSs and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects; and

  •
  Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

Risks Relating to Our ADSs and This Offering

          In addition to the risks and uncertainties described above, we are subject to risks relating to our ADSs and this offering, including, but not limited to, the following:

  •
  There has been no public market for our shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all;

  •
  The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors;

  •
  Our proposed dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial;

  •
  The dual-class structure of our ordinary shares may adversely affect the trading market for our ADSs; and

  •
  If securities or industry analysts do not publish research or publishes inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding the ADSs, the market price for our ADSs and trading volume could decline.

Corporate History and Structure

          We set up Shanghai Zhixiang Technology Co., Ltd., or our VIE, in April 2017.

          Our holding company, Smart Share Global Limited, was incorporated in May 2017. In May 2017, Smart Share Global Limited established a wholly owned subsidiary in Hong Kong, Smart Share International Limited. In June 2017, Smart Share International Limited established a wholly owned subsidiary in China, Zhixiang Technology (Shanghai) Co., Ltd., or Zhixiang WFOE. In July

2017, we gained control over our VIE through Zhixiang WFOE by entering into a series of contractual arrangements with our VIE and its shareholders. In September 2019, Smart Share International Limited established another wholly owned subsidiary in China, Zhicheng Technology (Shanghai) Co., Ltd., or Zhicheng WFOE.

          The following diagram illustrates our corporate structure, including our significant subsidiaries and our VIE, as of the date of this prospectus:

Note:

(1)
Shareholders of Shanghai Zhixiang and their respective shareholdings in Shanghai Zhixiang and relationship with our company are (i) Mars Guangyuan Cai (62.0%), our chairman and chief executive officer, (ii) Peifeng Xu (30.0%), our chief operating officer, and (iii) Victor Yaoyu Zhang (8.0%), our chief marketing officer.

Implication of Being an Emerging Growth Company

          As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

          We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Corporate Information

          Our principal executive offices are located at 6th Floor, 799 Tianshan W Road, Changning District, Shanghai 200335, People's Republic of China. Our telephone number at this address is +86 21 6050 3535. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

          Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.enmonster.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Conventions that Apply to this Prospectus

          Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

  •
  "ADRs" are to the American depositary receipts that may evidence the ADSs;

  •
  "ADSs" are to the American depositary shares, each of which represents two Class A ordinary shares;

  •
  "available-for-use power banks" as of a certain date are to the number of power banks in circulation on that day;

  •
  "average revenues per power bank" in a given period are to the result calculated by dividing the sum of revenues from the mobile device charging service and power bank sales in a given period by the result of dividing the sum of the numbers of power banks in circulation on the first and last days of that period by two;

  •
  "BVI" are to the British Virgin Islands;

  •
  "China" or the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

  •
  "Class A ordinary shares" are to our Class A ordinary shares, par value US$0.0001 per share;

  •
  "Class B ordinary shares" are to our Class B ordinary shares, par value US$0.0001 per share;

  •
  "counties and county-level districts" are to the areas with administrative rankings of county, as defined and listed by the Ministry of Civil Affairs of the People's Republic of China in 2019 (there are 2,846 counties and county-level districts in the PRC, which include individual counties as well as districts with county-level administrative rankings within certain large cities);

  •
  "Eastern provinces" are to Shanghai, Jiangsu Province, Zhejiang Province, Anhui Province, Fujian Province, Jiangxi Province and Shandong Province;

  •
  "Energy Monster", "we", "us", "our company" and "our" are to Smart Share Global Limited, our Cayman Islands holding company, its subsidiaries, and our VIE;

  •
  "in circulation" in the context of "a power bank is in circulation for a day" are to the power bank being stored in a cabinet or being taken by a user for that day;

  •
  "IP" are to intellectual property;

  •
  "KA" are to key account;

  •
  "Northern provinces" are to Beijing, Tianjin, Hebei Province, Sha'anxi Province, Inner Mongolia Autonomous Region, Liaoning Province, Jilin Province, Heilongjiang Province, Shanxi Province, Gansu Province, Qinghai Province, Ningxia Hui Autonomous Region and Xinjiang Uygur Autonomous Region;

  •
  "number of POIs" are to the total number of unique locations whose proprietors (location partners) have entered into contracts with us or our network partners;

  •
  "offline network" are to our offline cabinets and the network of our location partners;

  •
  "online network" are to our user base who access our service through online portals such as mini programs, as well as our cabinets and power banks that are connected to the internet;

  •
  "our WFOEs" are to Zhicheng WFOE and Zhixiang WFOE;

  •
  "R&D" are to research and development;

  •
  "registered users" are to users who have agreed to register their mobile phone numbers with us via our mini programs, and we calculate the number of cumulative registered users at a certain date by the number of unique mobile phone numbers that have been registered with us;

  •
  "RMB" and "Renminbi" are to the legal currency of China;

  •
  "shares" or "ordinary shares" are to our Class A and Class B ordinary shares, par value US$0.0001 per share;

  •
  "Southern provinces" are to Henan Province, Hubei Province, Hunan Province, Guangdong Province, Guangxi Zhuang Autonomous Region and Hainan Province;

  •
  "US$", "U.S. dollars", "$", and "dollars" are to the legal currency of the United States;

  •
  "VIE" are to variable interest entity, and "Shanghai Zhixiang" or "our VIE" are to Shanghai Zhixiang Technology Co., Ltd., which is our significant VIE;

  •
  "Western provinces" are to Chongqing, Sichuan Province, Guizhou Province, Yunnan Province and Tibet Autonomous Region;

  •
  "Zhicheng WFOE" are to Zhicheng Technology (Shanghai) Co., Ltd.; and

  •
  "Zhixiang WFOE" are to Zhixiang Technology (Shanghai) Co., Ltd.

          Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to 2,647,500 additional ADSs representing 5,295,000 Class A ordinary shares from us. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at a rate of RMB6.5250 to US$1.0000, the exchange rate in effect as of December 31, 2020 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all.

 The Offering

Offering price	US$8.50 per ADS.
ADSs offered by us	17,650,000 ADSs (or 20,297,500 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
ADSs outstanding immediately after this offering	17,650,000 ADSs (or 20,297,500 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares issued and outstanding immediately after this offering	424,898,177 Class A ordinary shares (or 430,193,177 Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs) and 73,973,970 Class B ordinary shares.
The ADSs	Each ADS represents two Class A ordinary shares, par value US$0.0001 per share.

The depositary will hold Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary for cancellation in exchange for Class A ordinary shares. The depositary will charge you fees for any cancellation.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Indication of interest

Certain existing shareholders and their affiliates have subscribed for, and been allocated by the underwriters, an aggregate of 6,960,000 ADSs in this offering, representing approximately 39.4% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. The subscriptions for ADSs are at the initial public offering price and on the same terms as the other ADSs being offered in this offering. For additional information, see "Principal Shareholders" and "Underwriting."

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 2,647,500 additional ADSs.
Use of proceeds

We expect that we will receive net proceeds of approximately US$136.0 million from this offering, or approximately US$156.9 million if the underwriters exercise their over-allotment option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (1) business expansion to better attract new location partners, (2) workforce expansion to acquire and retain professional talents, (3) capital expenditure and investment in power banks and cabinets, and (4) exploration of potential business and mergers and acquisitions opportunities and general corporate purposes, although we have not identified any acquisition target. See "Use of Proceeds" for more information.

Lock-up

We and each of our officers, directors and existing shareholders, and certain holders of our outstanding share incentive awards have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale" and "Underwriting" for more information.

Listing

Our ADSs have been approved for listing on the Nasdaq Global Select Market under the symbol "EM." The ADSs and our ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on April 6, 2021.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 10% of the ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.

Depositary	The Bank of New York Mellon.

          The number of ordinary shares that will be outstanding immediately after this offering:

  •
  is based on 463,572,147 issued and outstanding ordinary shares as of the date of this prospectus, assuming (i) the automatic re-designation of 73,973,970 ordinary shares beneficially owned by Mr. Mars Guangyuan Cai, our chairman and chief executive officer, Mr. Peifeng Xu, our chief operating officer, and Mr. Victor Yaoyu Zhang, our chief marketing officer, into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering, and (ii) the automatic conversion of the issued and outstanding preferred shares on a one-for-one basis into Class A ordinary shares immediately prior to the completion of this offering;

  •
  includes 35,300,000 Class A ordinary shares represented by ADSs that we will issue and sell in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; and

  •
  excludes Class A ordinary shares issuable upon vesting of our outstanding restricted share units and Class A ordinary shares reserved for future issuances under our share incentive plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

          The following summary consolidated statements of operations data for the years ended December 31, 2019 and 2020, summary consolidated balance sheets data as of December 31, 2019 and 2020, and summary consolidated cash flow data for the years ended December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Year Ended December 31,

	2019	2020

	RMB	RMB	US$

	(in thousands, except for share amount and per share data)
Summary Consolidated Statement of Operations Data:
Revenues
Mobile device charging business	1,924,264	2,711,541	415,562
Power bank sales	70,448	77,598	11,892
Others	27,598	20,220	3,099

Total revenues	2,022,310	2,809,359	430,553
Cost of revenues(1)	(292,494)	(430,773)	(66,019)
Research and development expenses(1)	(65,471)	(70,938)	(10,872)
Sales and marketing expenses(1)	(1,362,185)	(2,121,006)	(325,058)
General and administrative expenses(1)	(82,448)	(79,600)	(12,199)
Other operating income	12,349	24,790	3,799

Income from operations	232,061	131,832	20,204

Interest and investment income	10,184	10,271	1,574
Interest expense to third parties	(26,963)	(39,596)	(6,068)
Interest expense to a related party	—	(1,032)	(158)
Foreign exchange losses, net	(1,973)	(485)	(74)
Other (loss)/income, net	(8)	443	68
Change in fair value of warrant liabilities	(865)	(7,442)	(1,141)

Income before income tax expenses	212,436	93,991	14,405

Income tax expenses	(45,830)	(18,564)	(2,845)
Net income	166,606	75,427	11,560
Accretion of convertible redeemable preferred shares	(406,828)	(3,206,324)	(491,391)
Deemed dividend to preferred shareholders	(24,229)	—	—

Net loss attributable to ordinary shareholders of Smart Share Global Limited	(264,451)	(3,130,897)	(479,831)

Net income	166,606	75,427	11,560
Other comprehensive (loss)/income
Foreign currency translation adjustments, net of nil tax	(16,203)	232,957	35,702

Total comprehensive income	150,403	308,384	47,262

Accretion of convertible redeemable preferred shares	(406,828)	(3,206,324)	(491,391)
Deemed dividend to preferred shareholders	(24,229)	—	—

Comprehensive loss attributable to ordinary shareholders of Smart Share Global Limited	(280,654)	(2,897,940)	(444,129)
Net loss per share attributable to ordinary shareholders of Smart Share Global Limited
Basic and diluted	(7.61)	(57.44)	(8.80)

Weighted average number of ordinary shares
Basic and diluted	34,728,028	54,506,733	54,506,733
Non-GAAP measure:
Adjusted net income(2)	206,557	112,624	17,261

Note:

(1)
Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,

	2019	2020

	RMB	RMB	US$

	(in thousands)
Share-based compensation expenses:
General and administrative expenses	35,499	24,015	3,680
Research and development expenses	916	1,378	211
Sales and marketing expenses	2,501	4,144	635
Cost of revenues	170	218	34

Total	39,086	29,755	4,560

(2)
For discussions of adjusted net income and reconciliation of adjusted net income, see "—Summary Consolidated Financial Data—Non-GAAP Financial Measure."

          The following table presents our summary consolidated balance sheets data as of December 31, 2019 and 2020:

	As of December 31,

	2019	2020

	RMB	RMB	US$

	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	273,608	1,252,493	191,953
Restricted cash	106,925	51,008	7,817
Short-term investments	320,462	170,552	26,138
Prepayments and other current assets	173,597	253,020	38,777
Total current assets	898,815	1,745,816	267,557
Property, equipment and software, net	981,202	963,453	147,656
Total non-current assets	1,126,707	1,039,819	159,359
Total assets	2,025,522	2,785,635	426,916
Short-term borrowings	191,000	24,500	3,755
Financing payable—current	40,137	46,854	7,181
Accounts and notes payable	307,673	406,760	62,339
Accounts due to related parties	193,280	77,939	11,945
Accruals and other current liabilities	255,245	219,210	33,594
Total current liabilities	1,056,265	854,833	131,008
Financing payable—non-current	102,019	197,297	30,237
Total non-current liabilities	119,249	232,188	35,584
Total liabilities	1,175,514	1,087,021	166,592
Total mezzanine equity	1,421,083	5,137,874	787,413
Total shareholders' deficit	(571,075)	(3,439,260)	(527,089)
Total liabilities, mezzanine equity and shareholders' deficit	2,025,522	2,785,635	426,916

          The following table presents our summary consolidated cash flow data for the years ended December 31, 2019 and 2020:

	For the Year Ended December 31,

	2019	2020

	RMB	RMB	US$

	(in thousands)
Net cash generated from operating activities	444,040	536,118	82,163
Net cash used in investing activities	(868,296)	(261,487)	(40,075)
Net cash generated from financing activities	579,668	654,571	100,318
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(4,368)	(6,234)	(955)
Net increase in cash, cash equivalents and restricted cash	151,044	922,968	141,451
Cash, cash equivalents and restricted cash at the beginning of the year	229,489	380,533	58,319
Cash, cash equivalents and restricted cash at the end of the year	380,533	1,303,501	199,770

Non-GAAP Financial Measure

          In evaluating our business, we consider and use non-GAAP adjusted net income in reviewing and assessing our operating performance. The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We present this non-GAAP financial measure because it is used by our management to evaluate operating performance and formulate business plans. We believe that this non-GAAP financial measure helps identify underlying trends in our business, provide further information about our results of operations, and enhance the overall understanding of our past performance and future prospects.

          Non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP, and have limitations as analytical tools. Our non-GAAP financial measure does not reflect all items of expenses that affect our operations and does not represent the residual cash flow available for discretionary expenditures. Further, our non-GAAP measure may differ from the non-GAAP information used by other companies, including peer companies, and therefore their comparability may be limited. We compensate for these limitations by reconciling our non-GAAP financial measure to the nearest U.S. GAAP performance measure, which should be considered when evaluating performance. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

          We define non-GAAP adjusted net income as net income excluding share-based compensation expenses and change in fair value of warrant liabilities in connection with a warrant to purchase Series A-1 Preferred Shares at a fixed price provided to one of our shareholders. The table below sets forth a reconciliation of our net income to non-GAAP adjusted net income for the periods indicated.

	For the Year Ended December 31,

	2019	2020

	RMB	RMB	US$

	(in thousands)
Net income	166,606	75,427	11,560
Add:
Share-based compensation	39,086	29,755	4,560
Change in fair value of warrant liabilities	865	7,442	1,141

Adjusted net income (non-GAAP)	206,557	112,624	17,261

RISK FACTORS

          An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

Our limited operating history makes it difficult to evaluate our future prospects. We cannot guarantee that we will be able to maintain the growth rate that we have maintained to date.

          We commenced our commercial operations in 2017 and have a limited operating history, during which we grew rapidly to reach a wide network of users and location partners in China. However, our historical performance may not be indicative of our future growth or financial results. We cannot assure you that we will be able to grow at the same rate as we did in the past, or avoid any decline in the future. Our growth may slow down or our revenues may decline for a number of possible reasons, some of which are beyond our control, including decreasing consumer spending, increasing competition, declining growth or contraction of our overall market or industry, the emergence of alternative business models, changes in rules, regulations, government policies or general economic conditions, and natural disasters or virus outbreaks. We will continue to expand our service network and may explore new operating models to bring greater convenience and better experience to consumers and increase our user base and number of transactions. Implementation of our expansion plan and execution of our new business initiatives are subject to uncertainty, and we may not be able to grow at the rate we expect for the reasons stated above. In addition, there may be particular complexities, regulatory or otherwise, associated with our expansion into new service categories or new markets. If our growth rate declines, investors' perceptions of our business and business prospects may be adversely affected and the market price of the ADSs could decline. You should consider our prospects in light of the risks and uncertainties that companies with a limited operating history may encounter.

Technological advancements that improve battery capacity, battery life, power conservation, energy efficiency or charging speed, or otherwise lessen consumers' need for mobile device charging, may decrease consumer demand for mobile device charging services or put price pressure on such services, which may materially and adversely affect our results of operations, financial condition and business prospects.

          Breakthroughs and advancements in consumer battery technologies may decrease consumers' need for mobile device charging services or put price pressure on our products and services. These breakthroughs and advancements may improve battery capacity, battery life, power conservation, energy efficiency or charging speed for the batteries used in consumer electronic devices, all of which tend to extend the time consumers can use their mobile devices without charging or reduce the time consumers need to charge their devices at locations with power sockets or charging ports. Consumers may not need our mobile device charging services at the same frequency or may not be willing to pay for our products and services at the same price with such improvements in consumer battery technologies, and we cannot assure you that we will be able to maintain our user base, revenue growth and financial margins in such a case. If we are unable to adapt in a cost-effective and timely manner to these technological improvements, our business, prospects, financial condition and results of operations may be materially and adversely affected.

We operate in a highly competitive industry, and the scale and resources of some of our current or future competitors may allow them to compete more effectively than we can, which could result in a loss of our market share and an increase in the level of incentive fees paid to our network partners and location partners, and adversely affect our results of operations and financial condition.

          The mobile device charging service industry, despite being relatively new, is competitive with a number of large-scale participants. We currently compete with a variety of competitors from different industry backgrounds. Intensified competition may result in pricing pressures and reduce our financial margins, may impede our ability to continue to expand our POI coverage and to increase our revenues, and may cause us to lose market share, any of which could significantly harm our results of operations. In addition, higher incentives and better business terms offered by competitors may push us to increase the level of incentive fees to our network partners and location partners, which could harm our future profitability.

          Some of our potential competitors have leading positions in other industries, and may enjoy substantial competitive advantages, such as: (i) a longer operating history, (ii) more established relationships with a larger number of suppliers, assembly partners, location partners and network partners, (iii) access to larger and broader user bases due to their established position in a related market, (iv) greater brand recognition, (v) greater financial, R&D, marketing, distribution and other resources, (vi) more resources to make investments and acquisitions, (vii) larger intellectual property portfolios, and (viii) the ability to bundle competitive offerings with other products and services. We cannot assure you that we will be able to compete successfully against our current or future competitors. Any failure to compete effectively in the mobile device charging service industry in China would have a material adverse effect on our business, financial condition and results of operations.

We are subject to a variety of costs, risks and uncertainties in executing our growth strategies, such as capturing expansion opportunities in existing and new markets. We may not be successful in executing these growth strategies and our results of operations and business prospects could be materially and adversely affected as a result.

          Our business has continued to grow in recent years. We plan to further grow our business by actively capturing expansion opportunities in existing and new markets, expanding our KA network, improving operational excellence, enhancing our technology capabilities, strengthening our brand and pursuing strategic alliances and investment opportunities and exploring new business initiatives. We face risks in executing these strategies, and we cannot assure you that we will be able to execute our growth strategies successfully and realize our expected growth. For example, as we continue to expand our POI coverage in existing and new markets, we will face the challenges inherent in working with a large number of new location partners, network partners and KAs efficiently and establishing and maintaining mutually beneficial relationships with our existing and new location partners, network partners and KAs. See "Business — Our Strategies." All these efforts will require significant managerial, financial and human resources. We cannot assure you that we will be able to effectively manage our growth or to implement all these strategies successfully or that our new business initiatives will be successful. If we are not able to manage our growth or execute our strategies effectively, our expansion may not be successful and our business prospects may be materially and adversely affected.

          We may enter into new markets where we have limited or no experience in marketing, selling, and localizing and deploying our products and services. POI coverage expansion has required and will continue to require us to invest significant capital and other resources and our efforts may not be successful. POI coverage expansion in new markets may be subject to risks such as:

  •
  limited brand recognition (compared with our established markets);

  •
  costs associated with establishing new service network;

  •
  adjustment to local consumers' preferences and customs;

  •
  compliance with local regulations and policies;

  •
  difficulties in staffing and managing local operations;

  •
  application of our operational excellence in new markets; and

  •
  competition with new competitors with established local presence.

          The occurrence of any of these risks could negatively affect our business in new markets and consequently our business and operating results.

          We have also incurred, and will continue to incur, expenses on a variety of different sales and marketing efforts designed to enhance our brand recognition and increase our revenues. Our marketing and branding activities may not achieve anticipated results. If we fail to enhance our marketing approaches or fail to market our products and services in a cost-effective manner, our expansion efforts will be hindered and our brand recognition may suffer.

          Lastly, we plan to explore new business initiatives by expanding to new product categories in China. Zhicheng WFOE has already obtained the wholesale license for such new products from relevant governmental authorities, which remains effective as of the date of this prospectus. Due to the difference between the new products and power banks, we may not benefit much from our established brand and operating experience in pursuing this new business initiative, and our new business initiative may not yield the results or benefits that we expect, rendering our investment into the new business initiative a potential suboptimal use of resource.

Power banks, portable chargers and similar products for mobile device charging are increasingly more affordable to own and convenient to carry around, potentially leading to less demand for and more pricing pressure on mobile device charging services, which may materially and adversely affect our ability to attract new users and retain existing users, and consequently our results of operations, financial condition and business prospects.

          Our revenues are affected by the pricing levels of our mobile device charging services. As power banks, portable chargers and similar products continue to become increasingly more affordable to own and easier to carry around due to technological advancements and economies of scale, it may make directly buying such mobile device charging products a more economic and convenient choice compared to renting power banks regularly for consumers. Although consumers can also conveniently purchase power banks from us, there is no guarantee that they will prefer our power banks, which may have been used, over new power banks from direct retailers of power banks. In addition, we may need to decrease our pricing levels to maintain and grow our user base if purchasing mobile device charging products becomes even less costly in the future. As a result, the increasing affordability and portability of consumer mobile device charging products may materially and adversely affect our ability to retain and attract users and to raise our pricing levels, and consequently our results of operations, financial condition and business prospects.

Our business, financial condition and results of operations have been and may continue to be adversely affected by the COVID-19 pandemic.

          The COVID-19 pandemic has created unique global and industry-wide challenges, including challenges to many aspects of our business. All of our revenues and workforce are concentrated in China, and our suppliers, assembly partners, location partners and network partners are also predominantly based in China. In the first half of 2020, the COVID-19 pandemic resulted in quarantines, travel restrictions, and the temporary closure of business venues and facilities in China, with some of these restrictive measures still sporadically in effect today. Consequently, consumer behavior has become more online-focused and outdoor activities have declined, reducing offline user traffic to our POIs and consumer demand for our mobile device charging services. During the heights of the COVID-19 pandemic, many of our location partners shut down their operations temporarily or permanently, negatively impacting our POI coverage and financial performance. As a result, our revenues and average revenues per power bank decreased significantly in the first half of 2020, and we incurred net loss during this period. Our ability to expand our POI coverage was also negatively affected during this period. In the first half of 2020, many of our business development personnel could not travel to meet with potential location partners, and many existing and potential location partners were not receptive to renewing or entering into partnership agreements with us. Lastly, our internal operations were impacted by the COVID-19 pandemic. During the first half of 2020, our employee headcount decreased significantly, as part of our business development operations was halted. Most of our employees were also unable to work in our offices in the first quarter of 2020, which negatively impacted our workforce productivity and operational efficiency.

          The ability of our suppliers and assembly partners to timely deliver products was also adversely affected, and may continue to be adversely affected, by the COVID-19 pandemic for similar reasons. The COVID-19 pandemic may impact the manufacturing and sourcing of products and materials in China, as it may result in potential factory closures, inability to obtain raw materials and components, supply chain disruptions and disruption of transportation of goods produced in China. Even though our business operations have mostly recovered, our operational efficiency may still be adversely affected by the COVID-19 pandemic due to ad hoc travel restrictions in China as well as the necessity to combat the pandemic.

          Many of the quarantine measures within China have since been relaxed as of the date of this prospectus, and we have resumed normal operations since June 2020. While the duration and further development of the pandemic and its disruption to our business and related financial impact cannot be reasonably estimated at this time, our consolidated results of operations for the second half of 2020 were not materially affected by continued impacts from COVID-19. However, our results of operations may still be adversely affected to the extent that COVID-19 continues to affect the Chinese economy in general. In addition, the longer-term trajectory of COVID-19, both in terms of scope and intensity of the pandemic, in China, together with its impact on the industry and the broader economy are still difficult to assess or predict and face significant uncertainties that will be difficult to quantify. Relaxation of restrictions on economic and social activities may also lead to new cases which may lead to re-imposed restrictions. If there is not a material recovery in the COVID-19 situation, or the situation further deteriorates in China, our business, results of operations and financial condition could be materially and adversely affected.

We may be subject to claims under consumer protection laws, including health and safety claims and product liability claims, if property or people are harmed by our products. A product recall or an issue related to product liability, product defect or personal injury may damage our reputation and brand image. Additionally, new laws and regulations may impose additional requirements and other obligations on our business, which may materially and adversely affect our business, financial condition and results of operations.

          The PRC government, media outlets and public advocacy groups have been increasingly focused on consumer protection in recent years. If we do not take appropriate remedial action against network partners and location partners for actions they engage in that we know, or should have known, would infringe upon the rights and interests of consumers, we may be held jointly liable for infringement alongside them. In addition, the PRC government authorities may continue to promulgate new laws, regulations and rules governing the mobile device charging service industry, tighten enforcement of existing laws, rules and regulations, and impose additional requirements and other obligations on our business and our market promotion activities. Compliance with these laws, regulations and rules may be costly, and any incompliance or associated inquiries, investigations and other governmental actions may divert significant management time and attention and our financial resources, bring negative publicity, or subject us to liabilities or administrative penalties.

          We are engaged in a business that exposes us to claims for product liability and warranty claims in the event our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in property damage or personal injury. Some of our products may be defectively designed or manufactured, and consumers may misuse our products in a way that poses danger to themselves. We may fail to detect, prevent, or fix such product defects or adequately educate consumers on the proper use of our products. Contractual disputes over warranties of our products can also arise in the ordinary course of our business. As a result, sales of defective products could expose us to warranty claims and product liability claims relating to personal injury or property damage and may require product recalls or other actions. Third parties subject to such injury or damage may bring claims or legal proceedings against us as a product seller or service provider. There can be no assurance that we will not experience material product liability losses in the future, or that we will be able to defend such claims at a contained level of cost. Though we currently maintain product liability insurance covering claims against us that arise out of defaults of our devices, we cannot assure you that we would be able to obtain insurance coverage with sufficient coverage at an acceptable cost in the future. A successful claim brought against us in excess of our available insurance coverage may have a material adverse effect on our business. Even unsuccessful claims and allegation of or negative publicity on safety of our products could result in the use of funds and managerial efforts in defending or refuting them and could negatively impact our reputation. In addition, though all agreements signed between the assembly partners and us contain compensation clauses for our losses caused by defective production or delivery, there can be no assurance that we can successfully enforce such clauses and get full compensation when such losses actually happen. Although we had insignificant volume of product replacement or product return historically, the cost of product replacements or product returns may be substantial, and we could incur substantial costs in implementing modifications to fix the defects. Any material product liability claim or litigation could materially and adversely affect our business, financial condition and results of operations.

We may, from time to time, be subject to allegations, claims and legal proceedings during the course of our business operations, including those alleging intellectual property right infringement from us, which could adversely affect our reputation, business and results of operations.

          From time to time, we are subject to allegations, and may be a party to legal claims and regulatory proceedings, relating to our products, business operations, use of software in our systems, suppliers, assembly partners and other business partners, including intellectual property infringement claims, product defect claims, breach of contract, and tort claims. Such allegations, claims and proceedings may be brought by third parties, including IP holders, competitors, consumers, employees, location partners, network partners, suppliers, assembly partners, other business partners, governmental or regulatory bodies, or other third parties, and may include class actions. The outcome of litigation is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. We may also spend significant financial and management resources on defending against intellectual property right infringement claims or otherwise on any legal proceedings or legal settlements, which may negatively affect our financial condition and operating results if changes to our business operations and considerable management attention are required. There may also be negative publicity associated with litigation that could decrease consumer acceptance of our mobile device charging services, regardless of whether the allegations are valid or whether we are ultimately found liable.

          Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, distribute or market our products and services, which could make it more difficult for us to operate our business. Additionally, we may receive from time to time letters alleging infringement of patents, trademarks or other intellectual property rights by us and we may be involved in intellectual property right infringement claims or disputes. We have been and may in the future be involved in intellectual property lawsuits alleging that certain components of our power banks or cabinets contain designs or other elements that infringe upon another party's patents or other intellectual property rights. For example, the cables equipped to charge Apple mobile devices in our power banks have not been manufactured under the Apple MFi program, a certification and licensing program that Apple promotes for developers or manufacturers of Apple device accessories. Although enrollment in the MFi program is not mandatory if the manufacturers do not use Apple technologies, we have entered into a procurement agreement with an MFi authorized manufacturer and plan to equip our power banks with MFi-certified cables only going forward. However, we cannot assure you that there will not be intellectual property infringement claims against us for the power banks without MFi-certified cables that were purchased in the past. Defending against intellectual property infringement claims or trying to reach a settlement on these claims may divert significant management time and financial resources, and we cannot guarantee we will be successful in such defense or getting a favorable settlement. If we are found to have infringed on the intellectual property rights of third parties, we may be subject to substantial monetary penalties, and we may also be barred from using certain designs or components in our power banks or cabinets, which may make us incur substantial expenses on redesigning and re-manufacturing our power banks or cabinets. Consequently, our financial condition may deteriorate and our business operation may also be interrupted. Intellectual property related negative publicities, with or without merits, may also harm our brand image and reputation.

          After we become a publicly listed company, we may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims, which could harm our business, financial condition and results of operations.

If we are unsuccessful in retaining and attracting location partners, including KAs, to deploy our products, our business, financial condition and results of operations may be materially and adversely affected.

          Our future growth depends on our ability to continue to attract new location partners, including KAs, to deploy our products on their premises and to retain existing location partners. Our growth strategies in this regard encompass expanding into broader categories of location partners in existing markets, working with new location partners in new markets and developing partnerships with more KAs, which represent vast, rapidly growing, and underserved market opportunities. See "Business — Our Strategies." If we are not successful in either retaining our existing location partners and KAs or attracting new location partners and KAs to deploy our products, our POI coverage may stagnate or decline, our efforts at retaining existing users and attracting new users may be significantly impeded and our competitors may instead benefit from our loss and take our users. With such consequences, our revenues could decrease and we may not be able to expand our business base as planned, which could have a materially adverse effect on our business, financial condition and results of operations.

Heightened health and sanitary concerns after the recent COVID-19 pandemic may increase our expenses on regular product sanitization, decrease consumer willingness to rent power banks at POIs with heavy traffic and boost consumer preference for purchasing new mobile device charging products, which may adversely affect our business, reputation, results of operations and financial condition.

          The current COVID-19 pandemic has raised public awareness of the importance of hygiene and sanitation. As our power banks are often rented to many consumers on a daily basis, power bank sanitization becomes a rather important concern for consumers. If we are to enhance our product sanitization efforts, we will incur increased operating expenses. In addition, there is no guarantee that such enhanced product sanitation efforts can convince consumers that our power banks are clean enough to use, especially at POIs with heavy traffic and lots of daily power bank rentals. Consumers may increasingly opt for more hygienic alternatives to our products and services, such as purchasing new mobile device charging products from other sources. Any sign of dirtiness on our power banks and any perceived connection between our power banks and catching of diseases, despite our efforts at sanitizing them, may also further discourage consumers from using our products and services, and negatively affect our reputation. Our business, results of operations and financial condition may be adversely affected if our enhanced sanitation efforts fail to convince the public of the cleanliness of our products.

If we are unable to anticipate and accommodate consumer preferences in a timely manner or otherwise fail to deliver a satisfactory consumer experience, our business may be materially and adversely affected.

          The success of our operations depends on our ability to continually offer quality services and visually appealing and quality products that are attractive to consumers. Consumer preferences differ across and within each of the markets where we operate or plan to operate and may shift over time in response to changes in demographic and social trends, economic circumstances and the marketing efforts of our competitors. We must stay abreast of emerging consumer preferences and anticipate trends of service model and products that will appeal to existing and potential consumers. There can be no assurance that our existing products and services will continue to be favored by consumers or that we will be able to anticipate or respond to changes in consumer preferences in a timely manner. Our collaboration with brand partners for the purpose of producing trendy product designs also may not meet the tastes and preferences of consumers to the extent that we expected. In particular, as we expand into new markets, we may not be able to offer products and services that sufficiently appeal to local consumers due to our lack of understanding of local cultures and lifestyles. Our failure to anticipate, identify or react to these particular preferences could adversely affect our financial performance and our profitability.

Increasing availability of power sockets, charging ports, wireless chargers and other types of public or complimentary charging devices or services at popular POIs, such as subway stations, coffee shops, restaurants and malls, may decrease the need for mobile device charging services, which would adversely affect our results of operations and business prospects.

          Many of the popular types of POIs where we operate, such as railway stations, airports, coffee shops, restaurants and malls, increasingly offer public or complimentary mobile device charging products or services, such as power sockets, charging ports and wireless chargers. Since consumers tend to stay at these types of POIs for a while, they are also likely to make use of these public or complimentary mobile device charging products or services and avoid or lessen the need to rent power banks. It is uncertain whether such free mobile device charging products or services may become even more available in the future, and we cannot assure you that any increased availability of such devices or services will not negatively impact consumer demand for our products and services. If we cannot adjust our product and service offering and business strategies to maintain steady consumer demand in the face of increasing availability of free alternative to our products and services, our results of operations and business prospects may be adversely affected.

If we fail to timely adopt or develop and commercialize new products, services and technologies cost-effectively, or if such new products, services and technologies underperform expectations or are deemed inferior to those of our competitors, our business and financial performance may be adversely affected.

          To remain competitive, we need to continue to stay abreast of evolving industry trends and to improve our technology accordingly. Our success will depend, in part, on our ability to identify, develop, acquire or license leading technologies useful in our business, and our ability to continually develop and introduce new generations of our existing products and new power bank technologies with enhanced efficiency and functionalities in a timely and cost-effective manner. For example, it has been reported that Apple will start phasing out charging ports on the next generation of iPhones, with certain models completely eliminating charging ports and having wireless charging as the only option. If other smartphone manufacturers follow suit or otherwise change the charging ports on their phones, and our existing power banks fail to be compatible with wireless charging or the new charging ports adopted by smartphone manufacturers on a timely basis, we are likely to experience a sharp decline in our user base and revenues, and our results of operations and financial condition will also suffer tremendously. We may also incur substantial capital expenditure on remodeling or upgrading our existing power banks to be compatible with any such change in charging technologies, and we cannot guarantee that the remodeled or upgraded power banks will consistently function properly or be perfectly compatible with the new charging technologies. Such substantial capital expenditure to be incurred in catching up with new technology trends may materially and adversely affect our business and financial performance.

          Our capability to roll out new or enhanced products and services in turn depend on a number of factors, including timely and successful research and development efforts by us as well as our suppliers and assembly partners to bring advanced technologies to the market, as well as quality control of service provision and product manufacturing. We utilize an array of industry-leading hardware and software technologies, both proprietary and co-owned, to deliver the best user experience and operational efficiency. See "Business — Our Technologies." The investments in new technologies entail significant technical and business risks, and the research and development of new or enhanced products and services can be complex and costly and may even be unsuccessful. Given the complexity, we could experience delays in completing the development and introduction of new and enhanced services and products in the future. We cannot assure you that we will be able to successfully develop or effectively use new technologies, recoup the costs of developing new technologies or adapt our mini programs, proprietary technologies and systems to meet consumer requirements or emerging industry standards.

Our patents, trademarks, know-how, trade secrets and other intellectual property rights and proprietary rights are critical to our success. We may need to litigate against parties that infringe upon our intellectual property rights, which may be time-consuming and would incur substantial costs for us, and we may not be successful in doing so. Any failure to obtain, maintain, enforce or protect our patents and other intellectual property rights would materially and adversely harm our business, competitive position, results of operations and financial condition.

          We consider our patents, copyrights, trademarks, trade names, internet domain names and other intellectual property rights invaluable to our ability to continue to develop our products and services and enhance our brand recognition. We have invested significant resources to develop our own intellectual property. Failure to maintain or protect these rights could harm our business. We rely on a combination of patents, patent applications, trade secrets, including know-how, copyrights, trademarks, intellectual property licenses, contractual rights and any other agreements to establish and protect our proprietary rights in our products. In addition, we have entered into confidentiality and non-disclosure agreements with all of our employees and a number of business partners. Despite these measures, any of our intellectual property rights could be circumvented, misappropriated or otherwise infringed upon by third parties. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach.

          In addition, there can be no assurance that our patent and trademark applications will be approved, that any issued patents or registered trademarks will adequately protect our intellectual property, or that such patents and trademarks will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Intellectual property statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. This adds uncertainty when we need to initiate lawsuits against infringing third parties to stop them from further encroaching on our intellectual property rights and secure those rights. Pursuing these lawsuits may divert significant management time and financial resources, and we cannot guarantee we will be able to obtain the judgements we want. Intellectual property related negative publicities, with or without merits, may also harm our brand image and reputation. If we fail to secure our intellectual property rights in any lawsuits against third parties or otherwise fail to obtain, maintain, enforce or protect our intellectual property rights, our business, competitive position, results of operations and financial condition may be materially and adversely affected.

We rely on suppliers and assembly partners to provide products to us, and we may encounter issues in operating our supply chain that lead to supply chain disruption. If we fail to manage or expand our relationships with our suppliers and assembly partners, or otherwise fail to procure products on favorable terms, or our suppliers and assembly partners do not comply with our agreements with them, our reputation, results of operations and business prospects may suffer.

          All of the components and raw materials used to produce our products are sourced from suppliers, which are then assembled by our assembly partners into power banks and cabinets. Therefore, we are subject to risks of shortages or discontinuation in supply, long lead time, cost increases and quality control issues associated with our suppliers and assembly partners. In addition, some of our suppliers may have more established relationships with our competitors, and as a result may choose to limit or terminate their relationship with us or prioritize our competitors' orders in the case of supply shortages. We have not experienced component shortages historically but may in the future experience such shortages. In addition, there may be industry-wide conditions, health crisis, natural disasters and global events in the future that may cause material shortages for components.

          In the event of a component shortage or supply interruption from suppliers of key components, we will need to identify alternate sources of supply, which can be time-consuming, difficult and costly. We may also encounter situations where IP licensing fees or certification costs on certain key components cause our procurement costs to be prohibitively high. We may not be able to source these components or any substitutes on terms that are acceptable to us, or at all, which may undermine our ability to meet our production requirements or to fill our orders in a timely manner. This could cause delays in shipment and deployment of our products, harm our relationships with our users, network partners and location partners, and adversely affect our results of operations.

          In addition, we cannot assure you that we can continue to procure products from our current suppliers and assembly partners on commercially acceptable terms, or at all, after the expiration of the current agreements, or that we can procure products from new suppliers and assembly partners on commercially acceptable terms. Even if we maintain good relationships with our suppliers and assembly partners, their ability to supply products to us in sufficient quantity, in a timely manner and at competitive prices may be adversely affected by economic conditions, premium IP licensing fees, labor actions, regulatory or legal decisions, customs and import restrictions, natural disasters or other causes. Any adverse developments in our relationships with suppliers and assembly partners could materially and adversely affect our business and growth prospects. Any disputes with suppliers and assembly partners could adversely affect our reputation and subject us to damages and negative publicity. If we fail to manage our relationship with existing suppliers and assembly partners or fail to work with new suppliers and assembly partners to meet increased business needs, our business and growth prospects may be materially and adversely affected.

          Finally, our agreements with suppliers and assembly partners have various provisions on topics such as anti-bribery and environmental protection. However, we do not have direct control over our suppliers and assembly partners. Any non-compliance with these provisions by the suppliers and assembly partners could result in negative publicity against us, which could materially and adversely affect our reputation, brand image, business prospects and results of operations.

We rely on our information systems to manage our power banks and cabinets and supply chain, process transactions, summarize and analyze operating data and otherwise oversee our operations. Any malfunction of our systems could harm our ability to conduct our business operations.

          We depend on a variety of information technology systems for the efficient functioning of our business, including, without limitation, transaction processing and the management of our business development personnel, network partners, location partners, power banks and cabinets, logistics, POI selection, business intelligence, product placement and other aspects of operations. See "Business — Our Technologies" for more information. Our technology systems may not deliver desired results or may do so on a delayed schedule. Any improper functioning of our technology systems could cause interruptions or deoptimization of our operations. For example, we depend on our hardware management system and business intelligence system to gather and analyze user behavioral data and derive insights that will guide us in various aspects of our operation, such as POI selection and product placement. Additionally, our technology systems are subject to damage or interruption from power surges and outages, facility damage, physical theft, computer and telecommunications failures, inadequate or ineffective redundancy, malicious code (including computer viruses, worms, ransomware, or similar), cyberattacks (including account compromise; phishing; spamming; denial of service attacks; and application, network or system vulnerability exploitation), software upgrade failures or code defects, natural disasters and human error. Design defects or damage or interruption to these systems may require a significant investment to fix or replace, disrupt our operations, result in the loss or corruption of critical data, and harm our reputation, all of which could materially and adversely affect our business or results of operations.

Our business depends on the continued success of our brand, and if we fail to maintain and enhance the recognition of our brand, or the recognition of our brand is adversely affected by any negative publicity concerning us, our reputation and operating results may be harmed.

          We have built a distinct and versatile life-style brand that differentiates us from our competitors. Our brand not only represents reliability, accessibility and quality, but is also associated with youthfulness and trendiness. We believe that our brand equity is an important competitive edge of ours and has earned us loyal users. A well-recognized brand is critical to maintaining and expanding our user base and enhancing our attractiveness to consumers. From time to time, we conduct marketing activities across various media to enhance our brand and to guide public perception of our brand and services. In order to create and maintain brand awareness and brand loyalty, to influence public perception and to retain existing and attract new users, location partners and network partners, we may need to increase our marketing expenditures. We cannot assure you, however, that such marketing activities and the increased marketing expenditure may yield the brand promotion effect we expect. If we do not continue to maintain and strengthen our brand image and grow the value of our brand, we may lose the opportunity to build a critical mass of users, and our business and operating results may be adversely affected.

          Negative publicity about us and our business, shareholders, affiliates, directors, officers, other employees, business partners, users, businesses with similar names to ours without our authorization, as well as the industry in which we operate, can harm our brand and reputation. Negative publicity concerning these parties could be related to a wide variety of matters, including, but are not limited to:

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  alleged misconduct or other improper activities committed by our directors, officers and other employees, in particular with respect to employees' unlawful actions in business executions;

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  false or malicious allegations or rumors about us or our directors, shareholders, affiliates, officers and other employees;

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  safety issues caused by our products and services;

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  complaints by our users and customers about our products and services;

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  security breaches of confidential user or transaction data;

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  employment-related claims relating to alleged wrongful discharge, employment discrimination, wage and hour violations; and

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  governmental and regulatory investigations or penalties resulting from our failure to comply with applicable laws and regulations.

          In addition to traditional media, there has been increasing use of social media platforms and similar media in China that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our company, shareholders, affiliates, directors, officers and other employees may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may materially harm our reputation, business, financial condition and results of operations.

If we fail to offer consumers high-quality products or fail to maintain the quality of our products once they are in circulation, our business, reputation, results of operations and financial condition will be materially and adversely affected.

          Offering high-quality products is essential to the success of our business. To ensure that we can continually offer high quality products to consumers, we have a quality assurance team that establishes, communicates and monitors quality standards by product category. Our suppliers are kept apprised of quality assurance expectations through a vendor management portal environment, and we have quality assurance personnel stationed at the facilities of our key assembly partners to perform sampling inspections to ensure that these assembly partners fully adhere to our quality standards in the production process. Despite the fact that we have implemented a host of quality control measures, we cannot assure you that our products will not have any quality issues in the future. Any product quality issue may result in claims, lawsuits, fines, penalties and negative publicities, and loss of consumer confidence in our products, which in turn would have material and adverse effects on our business, reputation, operating results and financial conditions. See also "— We may be subject to claims under consumer protection laws, including health and safety claims and product liability claims, if property or people are harmed by our products. A product recall or an issue related to product liability, product defect or personal injury may damage our reputation and brand image. Additionally, new laws and regulations may impose additional requirements and other obligations on our business, which may materially and adversely affect our business, financial condition and results of operations."

Various possible market and consumer behavior trends may adversely affect the demand and pricing for our services and thus our financial performance and business prospects.

          As the smartphone market in China becomes more and more mature, various possible market and consumer behavior trends may emerge and decrease consumer demand for and spending on our products and services. These possible trends include but are not limited to stagnation of smartphone penetration rate in our existing and new markets, wide adoption of new-generation smartphones with improved battery and energy efficiency by consumers, and less frequent use of smartphones for activities with high power consumption such as gaming and online video browsing, all of which will either decrease the rate of smartphone use or lessen the need for mobile device charging. We cannot assure you that these possible trends will not emerge, and there is no guarantee that we will be able to mitigate the adverse effects of these possible trends on our pricing, financial performance and business prospects.

Increasing focus with respect to environmental, social and governance matters may impose additional costs on us or expose us to additional risks. Failure to comply with the laws and regulations on environmental, social and governance matters may subject us to penalties and adversely affect our business, financial condition and results of operation.

          The PRC government and public advocacy groups have been increasingly focused on environment, social and governance ("ESG") issues in recent years, making our business more sensitive to ESG issues and changes in governmental policies and laws and regulations associated with environment protection and other ESG-related matters. Investor advocacy groups, certain institutional investors, investment funds, and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. Regardless of the industry, increased focus from investors and the PRC government on ESG and similar matters may hinder access to capital, as investors may decide to reallocate capital or to not commit capital as a result of their assessment of a company's ESG practices. In the PRC, there are comprehensive environmental regulations and policies governing electronic product manufacturing in general, and the PRC may adopt more stringent standards in terms of ESG matters in the future. Any ESG concern or issue could increase our regulatory compliance costs. The heightened ESG standards may also increase our cost of revenues as they cause our suppliers and assembly partners to incur extra expenses in ensuring ESG-friendly sourcing and manufacturing processes. If we do not adapt to or comply with the evolving expectations and standards on ESG matters from investors and the PRC government or are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, we may suffer from reputational damage and the business, financial condition, and the price of our ADSs could be materially and adversely effected.

If we fail to maintain the relationship with our network partners or fail to attract new network partners to distribute our products, our business, results of operations and financial condition could be materially and adversely affected.

          We collaborate with third-party network partners to install cabinets and provide users mobile device charging services. Maintaining the relationship with existing network partners and attracting new network partners to distribute our products are critical to our business and results of operations. However, we may not be able to maintain our relationship with network partners due to a number of factors, some of which are beyond our control. For example, if our products or services fail to attract consumers, our network partners may experience declines in shared revenues and choose not to renew their contracts with us. In addition, we may also be unable to continually offer attractive terms or economic benefits to our network partners. As a result, our network partners may not be effectively motivated to distribute more of our products or continue the cooperative relationship with us. In addition, we may not be able to attract a sufficient number of new network partners, which will negatively affect our future business growth. The occurrence of any of the above could have a material and adverse effect on our expansion plans, business prospects, results of operations and financial condition.

If our network partners do not satisfactorily fulfill their responsibilities and commitments, our brand image and results of operations could be materially harmed.

          We believe consumers expect the same quality of our products regardless of whether the power banks they use are directly managed by us or our network partners. To ensure that network partners operate successfully and according to our business standards, we provide them with business intelligence and a comprehensive training program. See "Business — Our Operational Expertise — Network partner management." However, we cannot assure you that we will be successful in monitoring power bank and cabinet operation by network partners and detecting any and all inconsistencies with our brand image or values or noncompliance with the provisions of our agreements by them. Our network partners may also breach other provisions of the agreements with us or otherwise engage in illegal actions or misconducts. See "— Illegal actions, misconducts or non-compliance incidents by our location partners, network partners and other business partners, or any failure by them to provide satisfactory products or services, could materially and adversely affect our business, reputation, financial condition and results of operations." Any deviation by our network partners from our operational and service quality standards could, among other things, diminish the overall experience delivered to consumers, negatively affect our brand reputation or demands for our products and services.

Illegal actions, misconducts or non-compliance incidents by our location partners, network partners and other business partners, or any failure by them to provide satisfactory products or services, could materially and adversely affect our business, reputation, financial condition and results of operations.

          Our reputation and operation may be harmed by illegal or unsatisfactory actions taken by our location partners, network partners, suppliers and assembly partners, and other third parties over which we have limited control. Any failure to obtain the requisite licenses and approvals from governmental authorities, misuse or improper placement of our products by our location partners or network partners might cause consumer complaints and negative publicities. Any failure of our suppliers and assembly partners to ensure product quality or to comply with our quality standards or other laws and regulations could also interrupt our operations, result in claims against us, subject us to damages and harm our reputation and brand image.

          In addition, if our location partners, network partners and other business partners engage in any unlawful activities, fail to provide a satisfactory consumer experience, or are involved in any claims, allegations, lawsuits, litigations, administrative penalties or other legal proceedings, with or without merits, no matter whether we are a party or not, we might also be subject to reputational risks. Our agreements with location partners, network partners and other business partners have anti-bribery and anti-money laundering provisions. However, we do not have direct control over these partners. Any non-compliance with the anti-bribery provisions by location partners, network partner and other business partners could result in negative publicity against us, which could materially and adversely affect our reputation, brand image, business prospects and results of operations. We also cannot guarantee that our location partners, network partners and other business partners will fully comply with relevant provisions in our agreements with them regarding various operational standards. If any of our location partners, network partners and other business partners engage in any type of illegal actions, misconducts or non-compliance incidents, our business, reputation, financial condition and results of operations could be materially and adversely affected.

          In the event that we become subject to claims caused by actions taken by our location partners, network partners or other business partners, we may seek compensation from or take other actions against the relevant location partners, network partners or other business partners. However, such compensation may be limited. For example, we may not be able to get fully compensated from our suppliers in case that our losses attributed to their actions exceed the maximum amount of indemnification we are able to seek from them. If no claim can be asserted against our location partners, network partners and other business partners, or amounts that we claim cannot be fully recovered from them, we may be required to bear such losses and compensation at our own costs, which could have a material and adverse effect on our business, financial condition and results of operations.

We do not have internal manufacturing capabilities and rely on a few assembly partners to produce our products. If we encounter issues with these assembly partners, our business, brand and results of operations could be harmed.

          We do not maintain our own manufacturing capabilities and rely on contract manufacturers to produce our products. We collaborate with top-tier power bank assembly partners to outsource the assembly of our power banks and cabinets. We may experience operational difficulties with our assembly partners, including reductions in the availability of production capacity, failures to comply with product specifications, insufficient quality control, failures to meet production deadlines, increases in manufacturing costs and longer lead time required. Our assembly partners may experience disruptions in their manufacturing operations due to equipment breakdowns, labor strikes or shortages, natural disasters, virus outbreaks, component or material shortages, cost increases or other similar problems. In addition, we may not be able to renew contracts with our assembly partners or identify assembly partners who are capable of producing new products we target to launch in the future.

Unfavorable fluctuations in the price, availability and quality of raw materials to our suppliers could cause material production delays or materially increase our capital expenditure.

          The success of our overall business depends in part on our ability to timely obtain sufficient quantities of the necessary raw materials and components at commercially acceptable terms from our suppliers so that our assembly partners can manufacture our products at reasonable speed and cost. Generally, unfavorable fluctuations in price, quality, or availability of necessary raw materials could have a negative effect on our financial margins and our ability to deliver our products to the market in a timely manner. If supplies of the necessary raw materials and components substantially decrease or if there are significant increases in prices of such raw materials and components, our suppliers may incur additional costs to acquire sufficient quantities of these materials in order to maintain our product offering schedules. We may have to increase the prices of our mobile device charging services due to the increase in our procurement cost. Any of the abovementioned factors may materially and adversely harm our business, brand image, financial condition, results of operations or reputation.

If our location partners fail to successfully operate our power bank cabinets, our business and results of operations would be adversely affected.

          Our business development personnel and network partners are responsible for the maintenance of power banks and cabinets within the areas where they develop and manage relationship with location partners, but the quality of our power banks may be compromised if our business development personnel fail to effectively monitor the quality and status of the power banks and cabinets in their areas. Even if our business development personnel or network partners can effectively monitor the power banks and cabinets, there are still factors beyond our control which may results in failure by our location partners to successfully operate and maintain our power bank cabinets in a manner consistent with our standards and requirements, such as offering subpar customer service. While our business development personnel and network partners evaluate the performance of location partners and have the right to terminate our agreements with them if they underperform our expectations financially or operationally, we may not be able to identify problems and take action in a timely manner with respect to our location partners. As a result, our image and reputation may suffer, and our results of operations could be adversely affected.

We have undertaken brand collaborations with brand partners. If we fail to maintain or expand our collaborations with brand partners, or our existing collaborations with any of our brand partners is terminated or curtailed, or if we are no longer able to benefit from such collaborations, our business and results of operations may be materially and adversely affected.

          From time to time, we initiate campaigns where we collaborate with popular brand partners to come up with product designs that feature elements from the partnered brand, which tend to attract more customers of our mobile device charging services. In addition to releasing power banks with partnered brand designs, these campaigns sometimes involve offline promotional activities to boost our brand awareness. If we are unable to maintain or expand our collaboration with these brand partners in the future, our business and operating results may be materially and adversely affected. To the extent we cannot maintain our cooperative relationships with any of our brand partners, it may be very difficult for us to identify qualified alternative brand partners, which may divert significant management attention from existing business operations and adversely impact our daily operation and consumer experience. Our cooperation with brand partners may also be adversely affected by negative publicity regarding our brand partners, which could negatively affect our reputation, business and results of operations.

          In addition, the license agreements we entered into with brand partners contain extensive and detailed provisions setting forth the scope of licenses, such as the number of products that are allowed to use the licensed intellectual properties, territories where the licenses are applicable, among others. We, our employees and our business partners may inadvertently breach such intellectual property protection provisions and therefore subject us to liabilities under our agreements with brand partners. Disputes may also arise due to reasons that we are unable to foresee. If we are unable to resolve disputes with brand partners, we may not be able to continue our cooperation with our brand partners, which could have a material and adverse effect on our business and operating results.

Our directors, management, shareholders, employees and affiliates may from time to time be subject to negative publicity or legal proceedings, which could adversely affect our reputation and results of operations.

          Negative publicity about our shareholders, affiliates, directors, officers and other employees can harm our brand and reputation. However, we do not have control or have limited control over the actions of these parties, and any misbehavior or misconduct by these parties could bring us negative publicity or even liability. In addition, our shareholders, directors, employees and affiliates may from time to time be subject to litigation, regulatory investigations, proceedings and/or disputes or otherwise face potential liability and expense in relation to commercial, labor, employment, securities or other matters, which could adversely affect our reputation and results of operations. We recently became aware of a lawsuit filed by two individuals alleging that our chairman and chief executive officer, Mr. Mars Guangyuan Cai, had failed to fulfill an alleged promise to provide them with a 3% equity stake in our VIE. As of the date of this prospectus, the case is pending acceptance by a court of competent jurisdiction in the PRC. Nonetheless, on March 22, 2021, a U.S. law firm representing the plaintiffs filed a petition in U.S. federal court under 28 U.S.C. § 1782 to seek third-party discovery with the prospective underwriters in this offering for use in the lawsuit in the PRC. There can be no assurance about the outcome of the proceedings related to such petition. Relatedly, Mr. Cai's PRC litigation counsel, AllBright Law Offices, has advised him in its written legal opinion that the plaintiffs' claims are baseless and frivolous, and Mr. Cai intends to defend the plaintiffs' claims vigorously. However, it is inherently difficult to predict the outcome or duration of any court proceedings in China, and there can be no assurance that Mr. Cai will be able to prevail in the lawsuit or that he will be able to settle the lawsuit on terms favorable to him. Moreover, we cannot guarantee that additional legal actions relating to or arising out of the lawsuit would not be threatened or brought against us, Mr Cai, or our other directors and officers in the future, nor can we predict the potential impact of any such actions on our reputation, business, financial condition and results of operations. If the plaintiffs are successful in pursuing their claims, especially if we become liable as a result of these proceedings, the possible range of loss to our VIE and our business in general would be difficult to assess. An adverse ruling could have a materially adverse effect on our reputation, capital structure (including potential dilution to the shareholders of our VIE), business and financial condition. The lawsuit may require us to incur additional resources and divert attention of Mr. Cai and other management, which could in turn harm our business.

Undetected programming errors or flaws or failure to maintain effective customer service could damage our reputation or even cause direct loss to us which would materially and adversely affect our results of operations.

          Our technology systems rely on software that is highly technical and complex. In addition, our technology systems depend on the ability of such software to store, retrieve, process and manage an immense amount of data and the ability of their operators to operate these complex systems properly. The software on which we rely may contain undetected programming errors or design defects, some of which may only be discovered after the code has been released. Improper operations or other human errors may also occur from time to time as a result of operating such software and complex systems. Programming errors or design defects within the software or human errors in connection with the operation of the software may result in miscalculation of incentive fees payable to our network partners and location partners, negative experience to users, disruptions and deoptimization of the operation of our power bank cabinets, unintended leakage of confidential information of users, network partners, locations partners or other business partners, compromise in our ability to provide effective customer service and exploitation of loopholes by malicious hackers. Theses consequences could cause damage to our reputation, misrepresentation of our financial results, loss of users or business partners, or direct economic loss to us.

The growth and profitability of our business depend on the level of consumer demand and discretionary spending. A severe or prolonged economic downturn in China could materially and adversely affect consumer discretionary spending and therefore adversely affect our business, financial condition and results of operations.

          The success of our business depends, to a significant extent, on the level of consumer demand and discretionary spending in China. A number of factors beyond our control may affect the level of consumer demand and discretionary spending on the products that we offer, including, among other things:

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  general economic and industry conditions;

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  disposable income of consumers;

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  discounts and promotions offered by our competitors;

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  negative reports and publicity about the mobile device charging service industry;

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  outbreak of viruses or widespread illness, including COVID-19;

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  unemployment levels;

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  minimum wages and personal debt levels of consumers;

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  consumer confidence in future economic conditions;

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  fluctuations in the financial markets; and

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  natural disasters, war, terrorism and other hostilities.

          Reduced consumer confidence and spending cut backs may result in reduced demand for our products and services. Reduced demand also may require increased sales and marketing expenses. Adverse economic conditions and any related decrease in consumer demand for our products and services could have a material adverse effect on our business, financial condition and results of operations. For example, the COVID-19 pandemic reduced the level of consumer outdoor activities and the related spending in the first half of 2020. The COVID-19 pandemic has also resulted in a severe and negative impact on the Chinese economy. Negative economic conditions related to this outbreak may limit the consumer confidence and the amount of disposable income available to consumers, which may impact our consumer demand. Whether the pandemic will lead to a prolonged downturn in the economy is still unknown. Even before the outbreak of COVID-19, the global macroeconomic environment was facing numerous challenges. The growth rate of the Chinese economy has been slowing down. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies which had been adopted by the central banks and financial authorities of some of the world's leading economies, including the United States and China, even before 2020. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including but not limited to the surrounding Asian countries, which may potentially have economic impact. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the Chinese economy may materially and adversely affect our business, results of operations and financial condition.

          In addition, many of the factors identified above also affect commodity rates, transportation costs, costs of labor, insurance and healthcare, lease costs, measures that create barriers to or increase the costs associated with international trade, changes in other laws and regulations and other economic factors, all of which may impact our cost of revenues, our sales and marketing expenses, and general and administrative expenses, which could have a material adverse effect on our business, financial condition and results of operations.

Natural disasters and unusual weather conditions, extended winter, power outages, pandemic outbreaks, terrorist acts, global political events and other serious catastrophic events could disrupt our business, result in lower user traffic and revenues and otherwise materially and adversely affect our financial performance.

          In addition to the impact of COVID-19, natural disasters, such as fires, earthquakes, hurricanes, floods, tornadoes, unusual weather conditions, extended winter, power outages, other pandemic outbreaks, terrorist acts or disruptive global political events, or similar disruptions could materially and adversely affect our business and financial performance. These events could result in server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to operate our power bank cabinets. These events could also result in increases in fuel (or other energy) prices or a fuel shortage, delays in the opening of our location partners, the temporary lack of an adequate workforce in a market, the temporary or long-term disruption in the supply of products from some suppliers or assembly partners, increased transportation costs in product delivery, and the temporary reduction in the availability of our products. These events also can have indirect consequences such as increases in the costs of insurance if they result in significant loss of property or other insurable damage. To the extent these events result in the closure of the operation of our location partners and network partners, our administrative offices or impact one or more of our key suppliers or assembly partners, our operations and financial performance could be materially and adversely affected. Uncharacteristic or significant weather conditions and extended winter can also negatively affect consumer outdoor activity levels, user traffic our POIs, and consumer spending patterns, which could lead to lost revenues and materially and adversely affect our results of operations. Most of our directors and management and the majority of our employees currently reside in Shanghai, China, and most of our system hardware and back-up systems are hosted in facilities located in China. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect China and Shanghai in particular, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations.

If we fail to manage our products and warehouses effectively, our results of operations, financial condition and liquidity may be materially and adversely affected.

          Our scale and business model require us to manage a large volume of power banks effectively. We depend on our business intelligence system to analyze product use patterns to make purchase decisions and to manage our products and warehouses. Demand for products, however, can change significantly between the time when the products are ordered and the date by which we target to distribute them. Demand may be affected by seasonality, new product launches from competitors, changes in product cycles and pricing, product defects, changes in consumer spending patterns, changes in consumer tastes with respect to our products and other factors, and consumers may not rent our products in the quantities that we expect. As we plan to continue expanding our POI coverage, we expect to store more products and thus lease more warehouse space, which will make it more challenging for us to manage our products and warehouses effectively and will put more pressure on our warehousing system.

          If we fail to manage our products and warehouses effectively, we may be subject to a heightened risk of product obsolescence, a decline in product values, and significant product write-downs or write-offs. Any of these risks may materially and adversely affect our results of operations and financial condition. On the other hand, if we underestimate demand for our products, or if our suppliers and assembly partners fail to supply quality products in a timely manner, we may experience product shortages, which might result in reduction in revenues, diminished brand loyalty and lost revenues, any of which could harm our business and reputation.

We are subject to certain risks relating to the warehousing and transportation of our products.

          Our industry-leading warehousing and logistics management capabilities enable us to handle large numbers of power banks and cabinets daily. We implement a dynamic warehousing system that changes based on our hardware, which is determined by our predicted power bank and cabinet needs. Our hardware management system enables us to see in precise detail the locations and numbers of our devices, and our business intelligence system makes predictions of future power bank and cabinet need. We also conduct regular meetings with local business development personnel to further gauge their needs for power banks and cabinets. We are therefore able to conduct refined just-in-time hardware management, decreasing our warehousing costs. We currently lease warehouses with varying sizes to achieve flexibility in our storage cost. We also store some of the raw materials and components that we source from our suppliers. If any accidents, including conflagrations, were to occur, causing damage to our finished products or our warehouses, our ability to supply products on time and our market reputation, financial condition, results of operations or business could be materially and adversely affected. We often outsource the delivery of our products to third-party logistics and transportation companies. Relying on these third parties increases the risk that we may fail to deliver finished products on time. The efficient operation of our supply chain depends on the timely receipt of products from our warehouses. Such logistics services could be suspended and thereby interrupt the supply of our products if unforeseen events occur which are beyond our control, such as COVID-19, poor handling of and damage to our finished products, transportation bottlenecks and/or labor strikes. If our products are not delivered on time or are delivered in a damaged state, our market reputation could be adversely affected. Disruptions in the delivery of products due to work stoppages by employees or contractors of any of these third parties could delay the timely receipt of products. There can be no assurance that such stoppages or disruptions will not occur in the future. The occurrence of any of these problems alone, or together, could have a material adverse effect on our financial condition, results of operations or business.

Our pricing policies may negatively affect our results of operations.

          Our results of operations are affected by the pricing of our services and products. Our revenues are affected by the pricing levels of our mobile device charging services and the sale price of our power banks. Our ability to raise the pricing levels of our mobile device charging services depends on our pricing strategy based on user insight, as well as our ability to increase the number of POIs and available-for-use power banks. We adopt a dynamic pricing strategy for our mobile device charging services, setting higher prices for areas with higher purchase power and more foot-traffic. We cannot guarantee that we will be able to maintain or increase our price levels in the future without adversely affecting the demand for our mobile device charging services.

We collect, store, process and use personal information and other user data, and we are required to comply with PRC and other applicable laws relating to privacy and cyber security. The improper use, disclosure or leakage of data could have a material and adverse effect on our business and prospects.

          We have adopted security policies and measures, including encryption technology, to protect our proprietary data and user information. However, our information systems may be targets of attacks, such as viruses, malware or phishing attempts by cyber criminals or other wrongdoers seeking to steal our user data for financial gain or to harm our business operations or reputation. The loss, misuse or compromise of such information may result in costly investigations, remediation efforts and notification to affected users. If such content is accessed by unauthorized third parties or deleted inadvertently by us or third parties, our brand and reputation could be adversely affected. Cyber-attacks could also adversely affect our operating results, consume internal resources, and result in litigation or potential liability for us and otherwise harm our business. In addition, any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal and administrative obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, could cause our users to lose trust in us and could expose us to legal claims.

          A growing number of legislative and regulatory bodies have adopted consumer notification requirements in the event of unauthorized access to or acquisition of certain types of personal data. Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises user data. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against us.

Failure to protect personal or confidential information against security breaches could subject us to significant reputational, financial and legal consequences and substantially harm our business and results of operations.

          The protection of consumer, employee, supplier, assembly partner, location partner, network partner and company data is critical to our business. A significant breach of consumer, employee, supplier, location partner, network partner or company data could attract a substantial amount of media attention, damage our relationships with consumers and our reputation and result in reduced demand for our products and services, fines or lawsuits. Throughout our operations, we receive, retain and transmit certain personal information that consumers provide to purchase our products or services, enroll in promotional programs, or otherwise communicate and interact with us. To enhance store security and better understand consumers' consumption preference, we have collected consumers' personal information through the application of our business intelligence technologies. During such information collection process, we take necessary steps and strive to comply with relevant PRC laws and regulations with respect to privacy and personal data protection. If we fail to fully comply with applicable privacy, data security and personal information protection laws, regulations, policies or other requirements, we may be subject to civil or regulatory liabilities or challenged for a potential infringement which may subject us to significant legal, financial and operational consequences.

          We have adopted security policies and measures, including encryption technology, to protect our proprietary data and consumer information. However, advances in technology, the expertise of hackers, improper use or sharing of data, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology that we use to protect confidential information. Our security measures may be undermined due to the actions of outside parties, employee error, malfeasance, or otherwise, and, as a result, an unauthorized party may obtain access to our data systems and misappropriate business and personal information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and potentially have an adverse effect on our business.

          In addition, certain aspects of our operations depend upon the secure transmission of confidential information over public networks. Although we deploy a layered approach to address information security threats and vulnerabilities designed to protect confidential information against data security breaches, a compromise of our data security systems or of those of businesses with whom we interact, which results in confidential information being accessed, obtained, damaged or used by unauthorized or improper persons, could harm our reputation and expose us to regulatory actions and claims from consumers, financial institutions, payment card associations and other persons, any of which could materially and adversely affect our business, financial position and results of operations. In addition, a security breach could require that we expend substantial additional resources related to the security of information systems and disrupt our business.

          The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and changing requirements. In China, the PRC Constitution, the PRC Criminal Law, the PRC Civil Code and the PRC Cyber Security Law protect individual privacy in general, which require certain authorization or consent from internet users prior to collection, use or disclosure of their personal data and also protection of the security of the personal data of such users. Failure to comply with these laws and regulations could subject us to significant reputational, financial and legal consequences and substantially harm our business and results of operations.

Our success depends on the continuing and collaborative efforts of our management team and other key personnel. If we fail to hire, retain and motivate our key employees, our business may suffer.

          Our success heavily depends upon the continued services of our management. In particular, we rely on the expertise and experience of Mr. Mars Guangyuan Cai, our chairman and chief executive officer, and other executive officers. If one or more of our senior management were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all, and our business, financial condition and results of operations may be materially and adversely affected. If any of our senior management joins a competitor or forms a competing business, we may lose consumers, suppliers, know-how and key professionals and staff members. Our senior management has entered into employment agreements and confidentiality and non-competition agreements with us. However, if any dispute arises between our officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements or we may be unable to enforce them in a timely manner, or at all. In addition, there may have been negative publicities about our management, which could negatively affect our reputation, brand image and business operations. Furthermore, we do not have key-man insurance for any of our executive officers or other key personnel. Events or activities attributed to our executive officers or other key personnel, and related publicity, whether or not justified, may affect their ability or willingness to continue to serve our company or dedicate their full time and efforts to our company and negatively affect our brand and reputation, resulting in an adverse effect on our business, operating results and financial condition.

Competition for qualified personnel is often intense. If we are unable to recruit, train and retain sufficient qualified personnel while controlling our labor costs, our business may be materially and adversely affected.

          Our ability to continue to conduct and expand our operations depends on our ability to attract and retain a large and growing number of qualified personnel globally. Our ability to meet our labor needs, including our ability to find qualified personnel to fill positions that become vacant, while controlling labor costs, is generally subject to numerous external factors, including the availability of a sufficient number of qualified persons in the work force of the markets in which we operate, unemployment levels within those markets, prevailing wage rates, changing demographics, health and other insurance costs and adoption of new or revised employment and labor laws and regulations. If we are unable to locate, attract or retain qualified personnel, or manage leadership transition successfully, the quality of service we provide to consumers may decrease and our financial performance may be adversely affected. In addition, if our costs of labor or related costs increase for other reasons or if new or revised labor laws, rules or regulations or healthcare laws are adopted or implemented that further increase our labor costs, our financial performance could be materially and adversely affected.

We may make acquisitions, establish joint ventures and conduct other strategic investments, which may not be successful and could require significant management attention and materially and adversely affect our business and results of operations.

          To further expand our business and strengthen our market-leading position, we may tap into new market opportunities or enter into new markets by forming strategic alliances or making strategic investments and acquisitions. Acquisitions involve numerous risks, including difficulties in integrating the operations and personnel of the acquired companies, distraction of management from overseeing our existing operations, difficulties in executing new business initiatives, entering markets or lines of business in which we have no or limited direct prior experience, the possible loss of key employees and consumers and difficulties in achieving the synergies we anticipated or levels of revenues, profitability, productivity or other benefits we expected. These transactions may also cause us to significantly increase our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition or investment, issue ordinary shares that would dilute our current shareholders' percentage ownership, or incur asset write-offs and restructuring costs and other related expenses. Acquisitions, joint ventures and strategic investments involve numerous other risks, including potential exposure to unknown liabilities of acquired or investee companies. In connection with acquisitions, joint ventures or strategic investments outside China, we may from time to time, in some instances enter into foreign currency contracts or other derivative instruments to hedge some or all of the foreign currency fluctuation risks, which subjects us to the risks associated with such derivative contracts and instruments. No assurance can be given that our acquisitions, joint ventures and other strategic investments will be successful and will not materially and adversely affect our business, financial condition or results of operations.

We may become a target for public scrutiny, including complaints to regulatory agencies, negative media coverage, and public dissemination of malicious reports or accusations about our business, all of which could severely damage our reputation and materially and adversely affect our business and prospects.

          We process a large number of transactions on a daily basis, and the high volume of transactions as well as publicity about our business create the possibility of heightened attention from the public, regulators and the media. Heightened regulatory and public concerns over consumer protection and consumer safety issues may subject us to additional legal and social responsibilities and increased scrutiny and negative publicity over these issues, due to the large number of transactions we process daily and the increasing scope of our overall business operations. In addition, changes in our services or policies have resulted and could result in objections by members of the public, the traditional, new and social media, social network operators, our business partners or others. From time to time, these objections or allegations, regardless of their veracity, may result in consumer dissatisfaction, public protests or negative publicity, which could result in government inquiry or substantial harm to our brand, reputation and operations.

          Moreover, as our business expands and grows, we may be exposed to heightened public scrutiny in markets where we already operate as well as in new markets where we may operate. There is no assurance that we would not become a target for regulatory or public scrutiny in the future or that scrutiny and public exposure would not severely damage our reputation as well as our business and prospects.

          Furthermore, our brand name and our business may be harmed by aggressive marketing and communication strategies by third parties. We may be subject to government or regulatory investigation or third-party claims as a result and we may be required to spend significant time and incur substantial costs to react to and address these consequences. There is no assurance that we will be able to effectively refute each of the allegations within a reasonable period of time, or at all. Additionally, public allegations, directly or indirectly, against us or our business partners, may be posted on online by anyone on an anonymous basis. The availability of information on social media platforms is virtually immediate, as is its impact. Social media platforms may not necessarily filter or check the accuracy of information before publishing them and we are often afforded little or no time to respond. As a result, our reputation may be materially and adversely affected and our ability to attract and retain users and maintain our market share and profitability may suffer.

Any lack of requisite approvals, licenses or permits applicable to our business may have a material and adverse impact on our business, financial condition and results of operations.

          In accordance with the relevant laws and regulations in jurisdictions in which we operate, we are required to maintain various approvals, licenses, permits and filings to operate our business. These approvals, licenses, permits and filings are obtained upon satisfactory compliance with, among other things, the applicable laws and regulations.

          As required by the PRC laws, a company that uses an office in a location outside its domicile to conduct business operation must register such office as a branch company with competent local authorities. We currently rent some office space in certain cities and counties for the general and administrative use of our local personnel, which are not registered as our branch companies. As we quickly expand our operations, we may need to register branch companies to comply with requirements of government authorities. We cannot assure you that the governmental authorities will take the same view with us on whether such rented offices are required or qualified to be registered as a branch company. If the government authorities find that we fail to complete branch company registrations for any of our rented offices or we fail to change the registrations to reflect the change of location in a timely manner or otherwise violate relevant regulations on branch companies, we may be subject to fines, confiscation of income, or being ordered to cease business activities.

          If government authorities in jurisdictions where we operate require additional licenses or permits or provides more strict supervision requirements in the future, or if we have to obtain relevant licenses or permits in a short period of time, there is no guarantee that we would be able to obtain such licenses or permits or meet all the supervision requirements in a timely manner, or at all.

The successful operation of our business depends upon the performance and reliability of internet, mobile, and other infrastructures that are not under our control.

          Our business depends on the performance and reliability of internet, mobile, and other infrastructures that are not under our control. Disruptions in internet infrastructure or GPS signals or the failure of telecommunications network operators to provide us with the bandwidth we need to provide our products and service may interfere with the speed and availability of our service on our mini programs. If our service is unavailable when users attempt to access it through our mini programs, or if our mini programs do not load as quickly as users expect, users may not return to our service as often in the future, or at all, and may use our competitors' products or services more often. In addition, we have no control over the costs of the services provided by national telecommunications operators. If mobile internet access fees or other charges to internet users increase, consumer traffic may decrease, which may in turn cause our revenues to significantly decrease.

          Our business depends on the efficient and uninterrupted operation of mobile communications systems. The occurrence of an unanticipated problem, such as a power outage, telecommunications delay or failure, security breach, or computer virus could result in delays or interruptions to our products and services, as well as business interruptions for us and our users. Furthermore, local governments may shut down connection to our mini programs at the routing level. Any of these events could damage our reputation, significantly disrupt our operations, and subject us to liability, which could adversely affect our business, financial condition, and operating results.

The successful operation of our business depends upon the cooperation of third parties that are not under our control.

          Our user acquisition relies on our mini programs built on platforms provided by WeChat, Alipay and other third-party partners. Currently, we do not have any proprietary mobile apps for users to access our products and services. If we lose our cooperation with third-party business partners owning the platforms where our mini programs are operated, for example, by unintentionally breaching the rules set by these third parties that lead to the suspension of our mini programs, our users may no longer access our products and services via the mini programs. Such events could damage our reputation, significantly disrupt our operations, and subject us to liability, which could adversely affect our business, financial condition, and operating results.

If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may be adversely impacted.

          Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audit of our consolidated financial statements as of and for the fiscal year ended December 31, 2019, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

          The material weaknesses identified are (i) our company's lack of sufficient competent financial reporting and accounting personnel with an appropriate level of knowledge and understanding of U.S. GAAP to address complex U.S. GAAP technical accounting issues and to prepare and review our consolidated financial statements, including disclosure notes thereto, in accordance with U.S. GAAP and SEC financial reporting requirements, and (ii) our lack of period-end financial closing policies and procedures for preparation of our consolidated financial statements, including disclosure notes thereto, in accordance with U.S. GAAP and SEC financial reporting and disclosure requirements. These material weaknesses, if not remediated timely, may lead to material misstatements in our consolidated financial statements in the future. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

          Following the identification of the material weaknesses and other significant control deficiencies, we have taken measures and plan to continue to take measures to remediate these deficiencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting." However, the implementation of these measures may not fully address these deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct these deficiencies or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

          After we become a public company in the United States, we will be subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2022. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue an opinion that is adverse or a report that is qualified if it is not satisfied with our internal control over financial reporting or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

          During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other or more material weaknesses or deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our consolidated financial statements for prior periods.

Our rights to use our leased properties may be defective and could be challenged by property owners or other third parties, which may disrupt our operations and incur relocation costs.

          As of December 31, 2020, we leased approximately 220 premises in China. Ownership certificates or other similar proof of certain leased properties have not been provided to us by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to us. It is also likely that the construction of such leased properties was not in line with zoning laws or local construction planning and such properties may be ordered by relevant government authorities to be demolished. In addition, our use of certain leased properties does not comply with the approved use stipulated in the title certificates of such properties. If any of the foregoing happens, we may not be able to continue to use such leased properties and have to relocate to other premises. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our operations in a timely manner, our operations may be adversely affected.

          In addition, under the PRC laws and regulations, all lease agreements are required to be registered with the local land and real estate administration bureau. The lease agreements for some of our leased properties in China have not been filed for registration with the relevant PRC government authorities. Although failure to do so does not in itself invalidate the leases, we may be subject to fines if we fail to rectify such non-compliance within the prescribed time frame after receiving notice from the relevant PRC government authorities. The penalty ranges from RMB1,000 to RMB10,000 for each unregistered lease, at the discretion of the relevant authority. In the event that any fine is imposed on us for our failure to register our lease agreements, we may not be able to recover such losses from the lessors.

We have limited insurance coverage, which could expose us to significant costs.

          We maintain certain insurance policies to safeguard against various risks and unexpected events associated with our business and operations, including all-risk property insurance covering our products and fixed assets such as equipment, furniture and office facilities. We also provide social security insurance as required by relevant rules and regulation in China, including general care and work-related injury insurance, for our employees. Additionally, we provide group accident insurance for all employees and supplementary medical insurance for all management, R&D and other professional personnel. Our product liability insurance covers any claims against our company that arises out of defaults of our hardware. However, insurance companies in China currently offer limited business-related insurance products. We do not maintain business interruption insurance, nor do we maintain key-man life insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

          We believe our cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our current and anticipated needs for general corporate purposes for at least the next 12 months from the date of this prospectus. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine in the future that our cash requirements exceed the amount of cash and cash equivalents we have on hand, we may seek to issue equity or equity linked securities or obtain debt financing. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. There can be no assurance that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing results of operations.

We have granted, and may continue to grant, restricted share units and other types of awards under our share incentive plan, which may result in increased equity-settled share-based payment expenses.

          In order to attract and retain qualified employees, provide incentives to our directors and employees, and promote the success of our business, we adopted a share incentive plan in January 2021, or the 2021 Share Incentive Plan, which amended and restated share incentive plan we, our predecessor or any of our subsidiaries adopted previously, if any, in its/their entirety and all awards granted and outstanding thereunder survived the termination of previous share incentive plan(s). The terms and conditions of those survived awards remain unchanged and continue to be effective and binding under the 2021 Share Incentive Plan. We previously issued a total of

46,566,250 to two of our shareholding vehicles, Smart Share CGY Holding Limited and Smart Share Brothers Holding Limited for the purpose of granting share incentive awards. These ordinary shares have been transferred back to our company as our treasury shares and form the initial pool of ordinary shares that can be issued under the 2021 Share Incentive Plan as of the date of this prospectus. As of the date of this prospectus, 17,847,431 restricted share units have been granted and remain outstanding under the 2021 Share Incentive Plan. For the years ended December 31, 2019 and 2020, we recorded RMB39.1 million and RMB29.8 million (US$4.6 million) in share-based compensation expenses, respectively.

          We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based awards to employees in the future. As a result, our expenses associated with share-based payment expenses may increase, which may have an adverse effect on our results of operations.

We may be subject to penalties under relevant PRC laws and regulations due to failure to be in full compliance with social insurance and housing provident fund regulations.

          Companies operating in China are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where our employees are based. The requirements of employee benefit plans have not been implemented consistently by the local governments in China given the different levels of economic development in different locations. If we are determined by local authorities to fail to make adequate contributions to any employee benefits as required by relevant PRC regulations, we may face late fees or fines in relation to the underpaid employee benefits. In addition, our provision for these liabilities may not be adequate, particularly in light of the recent tightening regulations. We have not made contributions in full to social insurance and housing provident fund for some of our employees based on relevant PRC regulations. As a result, our financial condition and results of operations may be materially and adversely affected.

          Our PRC subsidiaries and our VIE engaged third-party human resources agencies to pay social insurance and housing funds for some of their employees. As of the date of this prospectus, our PRC subsidiaries and our VIE had not received any notice from the local authorities or any claim or request from these employees in this regard. Under the agreements between the third-party human resources agencies and our relevant subsidiaries or VIE, the third-party human resources agencies have the obligations to pay social insurance and housing funds contributions for our relevant employees. However, if the human resource agencies fail to pay the social insurance or housing fund contributions for and behalf of our employees as required under applicable PRC laws and regulations or if our practice of having third-party human resources agencies to make social insurance and housing fund contributions for some of our employees is challenged by the government authorities, we may be subject to penalties imposed by the local social insurance authorities and the local housing fund management centers for failing to discharge our obligations in relation to payment of social insurance and housing funds as an employer.

We currently rely on third-party online payment service providers for payment processing. If these payment services are restricted or curtailed in any way, are offered to us on less favorable terms, or become unavailable to us or our paying users for any reason, our business may be materially and adversely affected.

          All online payments for our service to users are settled through third-party online payment service providers. Our business depends on the billing, payment and escrow systems of these payment service providers to maintain accurate records of payments by paying users and collect such payments. If the quality, utility, convenience or attractiveness of these payment processing and escrow services declines, or we have to change the pattern of using these payment services for any reason, the attractiveness of our mobile device charging services could be materially and adversely affected.

          Business involving online payment services is subject to a number of risks that could materially and adversely affect third-party online payment service providers' ability to provide payment processing and escrow services to us, including:

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  dissatisfaction with these online payment services or decreased use of their services by paying users and location partners;

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  increasing competition, including from other established Chinese internet companies, payment service providers and companies engaged in other financial technology services;

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  changes to rules or practices applicable to payment systems that link to third-party online payment service providers;

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  breach of paying users' personal information and concerns over the use and security of information collected from paying users;

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  service outages, system failures or failures to effectively scale the system to handle large and growing transaction volumes;

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  increasing costs to third-party online payment service providers, including fees charged by banks to process transactions through online payment channels, which would also increase our costs of revenues; and

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  failure to manage funds accurately or loss of funds, whether due to employee fraud, security breaches, technical errors or otherwise.

          Certain commercial banks in China impose limits on the amounts that may be transferred by automated payment from paying users' bank accounts to their linked accounts with third-party online payment services. We cannot predict whether these and any additional restrictions that could be put in place would have a material adverse effect on our mobile device charging services.

          The commercial banks and third-party online payment service providers that we work with are subject to the supervision of the People's Bank of China, or the PBOC. The PBOC may publish rules, guidelines and interpretations from time to time regulating the operation of financial institutions and payment service providers that may in turn affect the pattern of services provided by such entities for us. For example, in November 2017, the PBOC published a notice, or the PBOC Notice, on the investigation and administration of illegal offering of settlement services by financial institutions and third-party payment service providers to unlicensed entities. The PBOC Notice intended to prevent unlicensed entities from using licensed payment service providers as a conduit for conducting the unlicensed payment settlement services, so as to safeguard the fund security and information security.

          We cannot assure you that we will be successful in entering and maintaining amicable relationships with these online payment service providers. Identifying, negotiating and maintaining relationships with these providers require significant time and resources. Our current agreements with these service providers also do not prohibit them from working with our competitors. They could choose to terminate their relationships with us or propose terms that we cannot accept. Moreover, we cannot guarantee that the terms we negotiated with these payment service providers, including the payment processing fee rates, will remain as favorable. If the terms with these payment service providers become less favorable to us, such as the increase of payment processing fee rate, we may have to raise the transaction services fees for certain of our location partners, which may cause us to lose location partners, or absorb the additional costs by ourselves, both of which may materially and adversely affect our business, financial condition and results of operations. Furthermore, these service providers may not perform as expected under our agreements with them, and we may have disagreements or disputes with such payment service providers, any of which could adversely affect our brand and reputation as well as our business operations.

Risks Relating to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

          Foreign ownership in entities that provide value-added telecommunication services, with a few exceptions, is subject to restrictions under current PRC laws and regulations. Specifically, foreign ownership of an internet information service provider may not exceed 50%, and the major foreign investor is required to have a record of good performance and operating experience in managing value-added telecommunications business.

          We are a Cayman Islands company and our PRC subsidiaries are considered foreign-invested enterprises. To ensure compliance with the PRC laws and regulations, we conduct our foreign investment-restricted business in China through our VIE, which currently holds the value-added telecommunication business license based on a series of contractual arrangements by and among Zhixiang WFOE, our VIE and its shareholders. These contractual agreements enable us to (i) exercise effective control over our VIE, (ii) receive substantially all of the economic benefits of our VIE, and (iii) have an exclusive call option to purchase all or part of the equity interests in our VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we exert control over our VIE and consolidate financial results of our VIE in our financial statements under U.S. GAAP. See "Corporate History and Structure" for further details.

          In the opinion of our PRC legal counsel, Commerce & Finance Law Offices, (i) the ownership structures of our VIE and Zhixiang WFOE in China are not in violation of mandatory provisions of applicable PRC laws and regulations currently in effect; and (ii) the agreements under the contractual arrangements among Zhixiang WFOE, our VIE and its shareholders governed by PRC law are valid and binding upon each party to such agreements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect. However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Thus, the PRC government may ultimately take a view contrary to the opinion of our PRC legal counsel. If the PRC government otherwise find that we are in violation of any existing or future PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:

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  revoking the business licenses and/or operating licenses of such entities;

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  imposing fines on us;

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  confiscating any of our income that they deem to be obtained through illegal operations, or imposing other requirements with which we or our VIE may not be able to comply;

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  discontinuing or placing restrictions or onerous conditions on our operations;

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  placing restrictions on our right to collect revenues;

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  shutting down our servers or blocking our mini programs;

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  requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIE and deregistering the equity pledges of our VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIE;

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  restricting or prohibiting our use of the proceeds from this offering or other of our financing activities to finance the business and operations of our VIE; or

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  taking other regulatory or enforcement actions that could be harmful to our business.

          Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn have a material adverse effect on our business, financial condition and results of operations. If occurrences of any of these events results in our inability to direct the activities of our VIE in China that most significantly impact its economic performance, and/or our failure to receive the economic benefits and residual returns from our consolidated variable interest entity, and we are not able to restructure our ownership structure and operations in a satisfactory manner, we may not be able to consolidate the financial results of our VIE in our consolidated financial statements in accordance with U.S. GAAP.

The contractual arrangements with our VIE and its shareholders may not be as effective as direct ownership in providing operational control.

          We have to rely on the contractual arrangements with our VIE and its shareholders to operate the business in areas where foreign ownership is restricted, including provision of certain value-added telecommunication services. These contractual arrangements, however, may not be as effective as direct ownership in providing us with control over our VIE. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct the operations of our VIE in an acceptable manner or taking other actions that are detrimental to our interests.

          If we had direct ownership of our VIE in China, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIE and its shareholders of their obligations under the contracts to exercise control over our VIE. The shareholders of our VIE may not act in the best interests of our company or may not perform their obligations under these contracts. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See "— Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business."

Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

          If our VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and contractual remedies, which we cannot assure you will be sufficient or effective under PRC law. For example, if the shareholders of our VIE were to refuse to transfer their equity interests in our VIE to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders' equity interests in our VIE, our ability to exercise shareholders' rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of our VIE and third parties were to impair our control over our VIE, our ability to consolidate the financial results of our VIE would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition.

          All the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. See "— Risks Relating to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us." Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIE, and our ability to conduct our business may be negatively affected.

The shareholders of our VIE may have actual or potential conflicts of interest with us.

          The shareholders of our VIE may have actual or potential conflicts of interest with us. These shareholders may breach, or cause our VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIE, which would have a material and adverse effect on our ability to effectively control our VIE and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with our VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

          Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive call option agreements with these shareholders to request them to transfer all of their equity interests in the VIE to a PRC entity or individual designated by us, to the extent permitted by PRC law. For individuals who are also our directors and officers, we rely on them to abide by the laws of the Cayman Islands, which provide that directors and officers owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gains. The shareholders of our VIE have executed powers of attorney to appoint Zhixiang WFOE to vote on their behalf and exercise voting rights as shareholders of our VIE. If we cannot resolve any conflict of interest or dispute between us and the shareholders of our VIE, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

          The shareholders of our VIE may be involved in personal disputes with third parties or other incidents that may have an adverse effect on their respective equity interests in our VIE and the validity or enforceability of our contractual arrangements with our VIE and its shareholders. For example, in the event that any of the shareholders of our VIE divorces his or her spouse, the spouse may claim that the equity interest of the VIE held by such shareholder is part of their community property and should be divided between such shareholder and his or her spouse. If such claim is supported by the court, the relevant equity interest may be obtained by the shareholder's spouse or another third party who is not subject to obligations under our contractual arrangements, which could result in a loss of the effective control over the VIE by us. Despite that we have received a consent letter from the spouse of an individual nominee shareholder of our VIE where such spouse undertakes that he or she would not take any actions to interfere with the contractual arrangements through which we control our VIE, including by claiming that the equity interest of our VIE held by such shareholder is part of his or her marital or community property, we cannot assure you that these undertakings will be complied with or effectively enforced. In the event that any of them is breached or becomes unenforceable, leading to legal proceedings, our business could be disrupted, our management's attention could be distracted and we could be subject to substantial uncertainties as to the outcome of any such legal proceedings. Similarly, although we have clauses in the contractual arrangements providing that the agreements shall have binding effects on permitted assignees and successors, if any of the equity interests of our VIE is inherited by a third party with whom the current contractual arrangements are not binding, we could lose our control over the VIE or have to maintain such control by incurring unpredictable costs, which could cause significant disruption to our business and operations and harm our financial condition and results of operations.

          Although under our current contractual arrangements, the VIE and its shareholders shall not assign any of their respective rights or obligations to any third party without the prior written consent of Zhixiang WFOE, we cannot assure you that these undertakings and arrangements will be complied with or effectively enforced. In the case any of them is breached or becomes unenforceable and leads to legal proceedings, it could disrupt our business, distract our management's attention and subject us to substantial uncertainties as to the outcome of any such legal proceedings.

Contractual arrangements in relation to our VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIE owes additional taxes, which could negatively affect our financial condition and the value of your investment.

          Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements in relation to our VIE were not entered into on an arm's length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust income of our VIE in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIE for PRC tax purposes, which could in turn increase its tax liabilities without reducing our PRC subsidiaries' tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIE's tax liabilities increase or if it is required to pay late payment fees and other penalties.

Our current corporate structure and business operations may be substantially affected by the newly enacted Foreign Investment Law.

          On March 15, 2019, the National People's Congress promulgated the Foreign Investment Law, which took effect on January 1, 2020. Since it is relatively new, substantial uncertainties exist in relation to its interpretation and implementation. The Foreign Investment Law does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign invested enterprises if they are ultimately "controlled" by foreign investors. However, it has a catch-all provision under definition of "foreign investment" that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for contractual arrangements as a form of foreign investment, at which time it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment in the PRC and if yes, how our contractual arrangements should be dealt with.

          The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either "restricted" or "prohibited" from foreign investment in the Special Administrative Measures (Negative List) for Foreign Investment Access jointly promulgated by the Ministry of Commerce and the National Development and Reform Commission, or the NDRC, and took effect in July 2020. The Foreign Investment Law provides that foreign-invested entities operating in "restricted" or "prohibited" industries are required to obtain market entry clearance and other approvals from relevant PRC government authorities. If our control over our VIE through contractual arrangements are deemed as foreign investment in the future, and any business of our VIE is "restricted" or "prohibited" from foreign investment under the "negative list" effective at the time, we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to have control over our VIE may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operation.

          Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

We may lose the ability to use and enjoy assets held by our VIE that are critical to the operation of our business if our VIE declares bankruptcy or become subject to a dissolution or liquidation proceeding.

          Our VIE holds certain assets that may be critical to the operation of our business. If the shareholders of our VIE breach the contractual arrangements and voluntarily liquidate the VIE, or if our VIE declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. In addition, if our VIE undergoes an involuntary liquidation proceeding, third-party creditors may claim rights to some or all of its assets, thereby hindering our ability to operate our business, which could materially or adversely affect our business, financial condition and results of operations.

Risks Relating to Doing Business in China

Changes in China's economic, political or social conditions or government policies could have a material and adverse effect on our business and results of operations.

          All of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

          The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China's economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

          While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The retail and consumer industry is highly sensitive to general economic changes. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. The growth rate of the Chinese economy has gradually slowed since 2010, and the impact of COVID-19 on the global and Chinese economy in 2020 is severe. Any prolonged slowdown in the global and Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

          The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. The PRC legal system is evolving rapidly, and the interpretations of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties.

          Our PRC subsidiaries are foreign-invested enterprises and are subject to laws and regulations applicable to foreign-invested enterprises as well as various Chinese laws and regulations generally applicable to companies incorporated in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

          From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Litigation and negative publicity surrounding China-based companies listed in the U.S. may result in increased regulatory scrutiny of us and negatively impact the trading price of the ADSs and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects.

          We believe that litigation and negative publicity surrounding companies with operations in China that are listed in the U.S. have negatively impacted stock prices for such companies. Various equity-based research organizations have published reports on China-based companies after examining, among other things, their corporate governance practices, related party transactions, sales practices and financial statements that have led to special investigations and stock suspensions on national exchanges. Any similar scrutiny of us, regardless of its lack of merit, could result in a diversion of management resources and energy, potential costs to defend ourselves against rumors, decreases and volatility in the ADS trading price, and increased directors and officers insurance premiums and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects.

Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

          The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over the counter trading market in the U.S.

          Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is currently not inspected by the PCAOB.

          The SEC has not yet proposed rules relating to the implementation of the HFCAA. There could be additional regulatory or legislative requirements or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President's Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

          The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCAA to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCAA are uncertain. Such uncertainty could cause the market price of our ADSs to be materially and adversely affected, and our securities could be delisted or prohibited from being traded "over-the-counter" earlier than would be required by the HFCAA. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ADSs.

          The PCAOB's inability to conduct inspections in China prevents it from fully evaluating the audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm's audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

          In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

          We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its net profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. For a detailed discussion of applicable PRC regulations governing distribution of dividends, see "Regulation — Regulations Relating to Dividend Distributions." Additionally, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

          Our PRC subsidiaries generate primarily all of their revenues in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiaries to use their Renminbi revenues to pay dividends to us. The PRC government may strengthen its capital controls and our PRC subsidiaries' dividends and other distributions may be subject to tightened scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

          In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are tax resident. See "— If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability.

          China's overall economy and the average wage in China have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to those who pay for our services, our profitability and results of operations may be materially and adversely affected.

          In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee's probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

          In October 2010, the Standing Committee of the National People's Congress promulgated the PRC Social Insurance Law, effective on July 1, 2011 and amended on December 29, 2018. On April 3, 1999, the State Council promulgated the Regulations on the Administration of Housing Funds, which was amended on March 24, 2002 and March 24, 2019. Companies registered and operating in China are required under the Social Insurance Law and the Regulations on the Administration of Housing Funds to apply for social insurance registration and housing fund deposit registration within 30 days of their establishment and to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to the extent required by law. We could be subject to orders by the competent labor authorities for rectification and failure to comply with the orders may further subject us to administrative fines.

          As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practices do not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related laws and regulations including those relating to obligations to make social insurance payments and contribute to the housing provident funds. If we are deemed to have violated relevant labor laws and regulations, we could be involved in labor-law related disputes, required to provide additional compensation to our employees and our business, financial condition and results of operations will be adversely affected.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

          The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China's political and economic conditions and by China's foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

          Any significant appreciation or depreciation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive into Renminbi to pay our operating expenses, appreciation of Renminbi against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.

          Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and our VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

          We are an offshore holding company conducting our operations in China through our PRC subsidiaries and our VIE. We may make loans to our PRC subsidiaries and our VIE subject to the approval from or registration with governmental authorities and limitation on amount, or we may make additional capital contributions to our wholly foreign-owned subsidiaries in China. Any loans to our wholly foreign-owned subsidiaries in China, which are treated as foreign-invested enterprises, or FIEs, under PRC law, are subject to applicable foreign exchange loan registrations. In addition, an FIE shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of an FIE shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of such FIE or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments in financial management other than banks' principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

          The State Administration of Foreign Exchange, or SAFE, promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, in replacement of a former regulation. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.

          In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans by us to our PRC subsidiaries or our VIE or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from our initial public offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

          The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our company in the Cayman Islands may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our wholly foreign-owned subsidiaries in China are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. But approval from or registration with appropriate government authorities or delegated banks is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries' ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

          In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purposes) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, qualified local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015. The PRC residents shall, by themselves or entrusting accounting firms or banks, file with the online information system designated by SAFE with respect to its existing rights under offshore direct investment each year prior to the requisite time.

          If our shareholders who are PRC residents or entities do not complete their registration or change of the registration with the local SAFE branches or qualified local banks or complete annual filing of its existing rights under offshore direct investment, our PRC subsidiaries may be prohibited from distributing to us its profits and proceeds from any reduction in capital, share transfer or liquidation, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

          We have used our best efforts to notify PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents or entities to timely complete the foreign exchange registrations and the relevant changes and annual filings of its existing rights under offshore direct investment. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. We cannot assure you that all shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations.

          The failure or inability of such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries' ability to make distributions or pay dividends to us or affect our ownership structure. As a result, our business operations and our ability to distribute profits to you could be materially and adversely affected.

China's M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

          A number of PRC laws and regulations have established procedures and requirements that could make merger and acquisition activities in China by foreign investors more time consuming and complex. These include the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006, which was amended in 2009, and the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011. These laws and regulations impose requirements in some instances that the Ministry of Commerce of the People's Republic of China ("MOFCOM") be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, the Anti-Monopoly Law requires that MOFCOM be notified in advance of any concentration of undertaking if certain thresholds are triggered. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise "national defense and security" concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise "national security" concerns are subject to strict review by MOFCOM, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

          The M&A Rules requires overseas special purpose vehicles that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicles or held by their shareholders as considerations to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval. Any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

          Our PRC legal counsel has advised us based on their understanding of the current PRC laws, regulations and rules that the CSRC's approval may not be required for the listing and trading of our ADSs on the Nasdaq Global Select Market in the context of this offering, given that: (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours in this prospectus are subject to the M&A Rules, (ii) our WFOEs were incorporated as wholly foreign-owned enterprises by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our company's beneficial owners after the effective date of the M&A Rules, and (iii) no explicit provision in the M&A Rules clearly classifies contractual arrangements as a type of acquisition transaction subject to the M&A Rules.

          However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel does. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

          Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company,

issued by SAFE in February 2012, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. We and our directors, executive officers and other ìemployees who are PRC citizens or non-PRC citizens who reside in the PRC for a continuous period of not less than one year and who have been granted share-based awards are subject to these regulations. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our wholly foreign-owned subsidiaries in China and limit these subsidiaries' ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors and employees under PRC law.

          In addition, the State Administration of Taxation, or the SAT has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

          Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a "de facto management body" within the PRC is considered a PRC resident enterprise. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

          We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we will be subject to the enterprise income tax on our global income at the rate of 25% and we will be required to comply with PRC enterprise income tax reporting obligations. In addition, gains realized on the sale or other disposition of the ADSs or our ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

          In addition to the uncertainty as to the application of the "resident enterprise" classification, we cannot assure you that the PRC government will not amend or revise the taxation laws, rules and regulations to impose stricter tax requirements or higher tax rates. Any of such changes could materially and adversely affect our financial condition and results of operations.

We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary.

          We are a holding company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC "resident enterprise" to a foreign enterprise investor, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. According to the Announcement of the State Administration of Taxation on Issues concerning the "Beneficial Owner" in Tax Treaties, which became effective in April 2018, whether a resident enterprise is a "beneficial owner" that can apply for a low tax rate under tax treaties depends on an overall assessment of several factors, which may bring uncertainties to the applicability of preferential tax treatment under the tax treaties. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Treaties, which became effective in January 2020, requires non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Taxation." In the future we intend to re-invest all earnings, if any, generated from our PRC subsidiaries for the operation and expansion of our business in China. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. We cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant tax authority or we will be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the arrangement with respect to dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiary.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

          In February 2015, SAT issued the Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Resident Enterprises, or SAT Public Notice 7. SAT Public Notice 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, SAT Public Notice 7 provides certain criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Public Notice 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an "indirect transfer" by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. On October 17, 2017, SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017 and was revised on June 15, 2018. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

          We face uncertainties on the reporting and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under SAT Public Notice 7 and SAT Bulletin 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

          Under PRC law, legal documents for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the Administration of Industry and Commerce. Although we usually utilize chops to enter into contracts, the designated legal representatives of each of our PRC subsidiaries have the apparent authority to enter into contracts on behalf of such entities without chops and bind such entities. All designated legal representatives of our PRC subsidiaries, are members of our senior management team who have signed employment agreements with us or our PRC subsidiaries under which they agree to abide by various duties they owe to us. In order to maintain the physical security of our chops and chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel in the legal or finance or other functional departments of each of our subsidiaries. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over any of our PRC subsidiaries, we or our PRC subsidiaries would need to pass a new shareholder or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative's fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

If additional remedial measures are imposed on the "big four" PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms' failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could fail to timely file future financial statements in compliance with the requirements of the Exchange Act.

          Starting in 2011 the Chinese affiliates of the "big four" accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

          In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC's internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm's performance of certain audit work, commencement of a new proceeding against a firm, or, in extreme cases, the resumption of the current proceeding against all four firms. If additional remedial measures are imposed on the Chinese affiliates of the "big four" accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms' failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

          In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined not to be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our ADSs may be adversely affected.

          If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ADSs from the Nasdaq Global Select Market or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the United States.

Risks Relating to Our ADSs and This Offering

There has been no public market for our shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

          Prior to this initial public offering, there has been no public market for our shares or ADSs. Our ADSs have been approved for listing on the Nasdaq Global Select Market. Our shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

          Negotiations with the underwriters determined the initial public offering price for our ADSs which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

          The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. The securities of some of these companies, including consumer tech companies, have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in their trading prices. The trading performances of other Chinese companies' securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of the ADSs, regardless of our actual operating performance.

          In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

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  actual or anticipated variations in our revenues, earnings and cash flow;

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  the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

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  fluctuations in key operating metrics;

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  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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  announcements of new offerings, solutions and expansions by us or our competitors;

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  announcements of studies and reports relating to the quality of our product and service offerings or those of our competitors;

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  failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates by securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

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  detrimental adverse publicity about us, our services or our industry;

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  announcements of new regulations, rules or policies relevant to our business;

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  additions or departures of key personnel;

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  release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

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  potential litigation or regulatory investigations; and

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  other events or factors, including those resulting from war, epidemics, incidents of terrorism or responses to these events.

          Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our ADSs. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, most of whom have been granted equity incentives.

          In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our proposed dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

          Our authorized share capital will be divided into Class A ordinary shares and Class B ordinary shares effective immediately prior to the completion of this offering (with certain shares remaining undesignated, with power for our directors to designate and issue such classes of shares as they think fit). Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to ten votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. After this offering, the holder of Class B ordinary shares will have the ability to control matters requiring shareholders' approval, including any amendment of our memorandum and articles of association. Any future issuances of Class B ordinary shares may be dilutive to the voting power of holders of Class A ordinary shares. Any conversions of Class B ordinary shares into Class A ordinary shares may dilute the percentage ownership of the existing holders of Class A ordinary shares within their class of ordinary shares. Such conversions may increase the aggregate voting power of the existing holders of Class A ordinary shares. In the event that we have multiple holders of Class B ordinary shares in the future and certain of them convert their Class B ordinary shares into Class A ordinary shares, the remaining holders who retain their Class B ordinary shares may experience increases in their relative voting power.

          Upon the completion of this offering, Mr. Mars Guangyuan Cai, our chairman and chief executive officer, Mr. Peifeng Xu, our chief operating officer, and Mr. Victor Yaoyu Zhang, our chief marketing officer, will beneficially own all of our issued Class B ordinary shares. These Class B ordinary shares will constitute 14.8% of our total issued and outstanding share capital immediately after the completion of this offering and 63.5% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise their option to purchase additional ADSs. As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

The dual-class structure of our ordinary shares may adversely affect the trading market for our ADSs.

          Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class structure of our ordinary shares may prevent the inclusion of our ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our ADSs.

If securities or industry analysts do not publish research or publishes inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding the ADSs, the market price for our ADSs and trading volume could decline.

          The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ADSs or publishes inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ADSs for return on your investment.

          We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

          Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

          If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$6.42 per ADS, representing the difference between the initial public offering price of US$8.50 per ADS and our net tangible book value per ADS as of December 31, 2020, after giving effect to the net proceeds we receive from this offering. See "Dilution" for a more complete description of how the value of your investment in the ADSs will be diluted upon the completion of this offering.

Techniques employed by short sellers may drive down the market price of the ADSs.

          Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller's interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

          Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

          It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.

          Sales of substantial amounts of the ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. Upon the completion of this offering, we will have 498,872,147 ordinary shares issued and outstanding, among which 35,300,000 ordinary shares are in the form of ADSs, which are freely transferable without restriction or additional registration under the Securities Act, assuming the underwriters do not exercise their option to purchase additional ADSs. The remaining ordinary shares outstanding will be available for sale, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Certain holders of our ordinary shares may cause us to register under the Securities Act the sale of their shares, subject to the applicable lock-up period. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline.

Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our board of directors, you must rely on price appreciation of our ADSs for return on your investment.

          Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that the ADSs will appreciate in value after our initial public offering or even maintain the price at which you purchased the ADSs.

You may not realize a return on your investment in the ADSs, and you may even lose your entire investment in the ADSs.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ADSs or ordinary shares to significant adverse United States income tax consequences.

          A non-U.S. corporation, such as our company, will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of "passive" income (the "income test"); or (2) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce passive income or are held for the production of passive income (the "asset test"). Although the law in this regard is not entirely clear, we treat our VIE as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our VIE for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year. Assuming that we are the owner of our VIE for U.S. federal income tax purposes, and based on the current and anticipated value of our assets and composition of our income and assets (taking into account the expected cash proceeds from, and our anticipated market capitalization following, this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future.

          However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering.

          If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in "Taxation — United States Federal Income Tax Considerations") holds our ADSs or ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See "Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules."

Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

          Our post-offering memorandum and articles of association contain certain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions, including a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series, any or all of which may be greater than the rights associated with our ordinary shares in the form of ADSs. These provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

Our post-offering memorandum and articles of association and the deposit agreement provide that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive judicial forum within the U.S. for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, and any suit, action or proceeding arising out of or relating in any way to the ADSs or the deposit agreement, which could limit the ability of holders of our ordinary shares, the ADSs or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary, and potentially others.

          Our post-offering memorandum and articles of association provide that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than our company. The deposit agreement provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall have exclusive jurisdiction over any suit, action or proceeding against or involving us or the depositary, arising out of or relating in any way to the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs. The enforceability of similar federal court choice of forum provisions in other companies' organizational documents has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find the federal choice of forum provision contained in our post-offering memorandum and articles of association or the deposit agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our post-offering memorandum and articles of association, as well as the forum selection provision in the deposit agreement, may limit a security-holder's ability to bring a claim against us, our directors and officers, the depositary, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. The exclusive forum provision in our post-offering memorandum and articles of association will not operate so as to deprive the courts of the Cayman Islands from having jurisdiction over matters relating to our internal affairs. Holders of our shares or the ADSs will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder pursuant to the exclusive forum provision in the post-offering memorandum and articles of association and deposit agreement. In addition, the forum selection provision of the deposit agreement does not affect the right of an ADS holder or the depositary to require any claim against us, including a federal securities law claim, to be submitted to arbitration or to commence an action in any court in aid of that arbitration provision or to enter judgment upon or enforce any arbitration award.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

          We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands (the "Companies Act") and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the

Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

          Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than copies of the memorandum and articles of association, the register of mortgages and charges and any special resolutions passed by shareholders) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

          As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital — Our Post-Offering Memorandum and Articles of Association — Differences in Corporate Law."

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

          We are an exempted company incorporated under the laws of the Cayman Islands. However, we conduct all of our operations in China and most of our assets are located in China. In addition, all of our directors and senior executive officers reside within China for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or our management residing in China. It may also be difficult for you to enforce in U.S. courts of the judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

          The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

          Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also "— Risks Relating to Our ADSs and This Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law." for risks associated with investing in us as a Cayman Islands company.

You may experience dilution of your holdings due to inability to participate in rights offerings.

          We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. However, we cannot make such rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

          The depositary will pay cash dividends on the ADSs only to the extent that we decide to distribute dividends on our ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. To the extent that there is a distribution, the depositary with respect to the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

          We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. Our management has discretion over the use of proceeds we receive from this offering, and we could spend the proceeds we receive from this offering in ways our ADS holders may not agree with or that do not yield a favorable return, or no return at all. Our actual use of these proceeds may differ substantially from our plans, if any, in the future. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

You may be subject to limitations on transfer of your ADSs.

          Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an "emerging growth company."

          We have become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Global Select Market, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

          As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

          In addition, after we are no longer an "emerging growth company", we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

          Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

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  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

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  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

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  the selective disclosure rules by issuers of material nonpublic information under Regulation FD; and

  •
  certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

          We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Global Select Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

          As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. Therefore, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company's internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, if we elect not to comply with such reporting and other requirements, in particular the auditor attestation requirements, our investors may not have access to certain information they may deem important.

          The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

          We cannot predict if investors will find our ADSs less attractive or our company less comparable to certain other public companies because we may rely on these exemptions and elections. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our ADS price may be more volatile.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with such corporate governance listing standards.

          After we are listed on the Nasdaq Global Select Market, we will be subject to the Nasdaq Stock Market's corporate governance listing standards. However, Nasdaq Stock Market's rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Stock Market's corporate governance listing standards. For example, Cayman Islands does not require us to comply with the following corporate governance listing standards of the Nasdaq Stock Market: (i) having the majority of our board of directors composed of independent directors, (ii) having a minimum of three members in our audit committee, (iii) holding annual shareholders' meetings, (iv) having a compensation committee composed entirely of independent directors, and (v) having a nominating and corporate governance committee composed entirely of independent directors. If we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq Stock Market's corporate governance listing standards applicable to U.S. domestic issuers.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct how the Class A ordinary shares which are represented by your ADSs are voted.

          Holders of ADSs do not have the same rights as our shareholders. As a holder of our ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. As an ADS holder, you will only be able to exercise the voting rights carried by the underlying Class A ordinary shares which are represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the Class A ordinary shares underlying your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares unless you withdraw the shares, and become the registered holder of such shares prior to the record date for the general meeting. Under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, the minimum notice period required to be given by our company to our registered shareholders to convene a general meeting will be seven calendar days. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the shares underlying your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary notice of shareholder meetings at least 40 days in advance of such meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying your ADSs are voted and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders' meeting. Except in limited circumstances, the depositary for our ADSs will give us a discretionary proxy to vote the Class A ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, which could adversely affect your interests.

We are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, or to terminate the deposit agreement, without the prior consent of the ADS holders.

          We are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of such agreement, without the prior consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment impose or increase fees or charges (other than in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses) or materially prejudice an existing substantial right of the ADS holders, ADS holders will receive at least 30 days' advance notice of the amendment, and no prior consent of the ADS holders is required under the deposit agreement. If we decide to make an amendment to the deposit agreement that is disadvantageous to ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying common shares, but will have no right to any compensation whatsoever. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur if we decide to list our shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADS holders will receive at least 90 days' prior notice, but no prior consent is required from them.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

          The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, subject to the depositary's right to require a claim to be submitted to arbitration, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, in the state courts in New York County, New York) shall have exclusive jurisdiction to hear and determine claims arising out of or relating in any way to the deposit agreement (including claims arising under the Exchange Act or the Securities Act) and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

          If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waives the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

          If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary, lead to increased costs to bring a claim, limited access to information and other imbalances of resources between such holder and us, or limit such holder's ability to bring a claim in a judicial forum that such holder finds favorable. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

          Nevertheless, if this jury trial waiver provision is not enforced, to the extend a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

The depositary for the ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, except in limited circumstances, which could adversely affect your interests.

          Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders' meetings unless:

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

  •
  a matter to be voted on at the meeting may have a material adverse impact on shareholders; or

  •
  the voting at the meeting is to be made on a show of hands.

          The effect of this discretionary proxy is that if you do not vote at shareholders' meetings, you cannot prevent our ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors", may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

          You can identify some of these forward-looking statements by words or phrases such as "may", "will", "expect", "anticipate", "aim", "estimate", "intend", "plan", "believe", "is/are likely to", "potential", "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

  •
  our mission, goals and strategies;

  •
  our future business development, financial condition and results of operations;

  •
  the expected growth of the mobile device charging service industry in China;

  •
  our expectations regarding the prospects of our business model and demand for and market acceptance of our products and services;

  •
  our expectations regarding maintaining and strengthening our relationships with users, customers, network partners, location partners, assembly partners, suppliers, other business partners and other stakeholders;

  •
  competition in our industry;

  •
  our proposed use of proceeds from this offering;

  •
  relevant government policies and regulations relating to our industry;

  •
  general economic and business conditions globally and in China; and

  •
  assumptions underlying or related to any of the foregoing.

          These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in "Prospectus Summary — Summary of Risk Factors", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", "Regulation" and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

          This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also includes projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

          The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

          We estimate that we will receive net proceeds from this offering of approximately US$136.0 million, or approximately US$156.9 million if the underwriters exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

          The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

  •
  approximately 25% for business expansion to better attract new location partners;

  •
  approximately 20% for workforce expansion to acquire and retain professional talents;

  •
  approximately 35% for capital expenditure and investment in power banks and cabinets; and

  •
  the balance for exploration of potential business and mergers and acquisitions opportunities and general corporate purposes, although we have not identified any acquisition target.

          The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See "Risk Factors — Risks Relating to Our ADSs and This Offering — We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree."

          Pending any use described above, we plan to invest the net proceeds in short-term investment products.

          In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions and to our consolidated VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, or at all. See "Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and our VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

DIVIDEND POLICY

          Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

          We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

          We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "Regulation — Regulations Relating to Foreign Exchange."

          If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the underlying Class A ordinary shares represented by the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the underlying Class A ordinary shares represented by the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 CAPITALIZATION

          The following table sets forth our capitalization as of December 31, 2020:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect (i) the issuance of 76,386,109 Series D-2 preferred shares in January 2021 in connection with our last financing round, which included 32,761,153 Series D-2 preferred shares re-designated from the same number of Series Seed, Series A, Series A-1 and Series C-2 preferred shares, with total proceeds of RMB809.1 million; (ii) the surrender of 44,566,250 and 2,000,000 of our ordinary shares owned by Smart Share CGY Holding Limited and Smart Share Brothers Holding Limited, respectively, in January 2021; (iii) the re-designation of 73,973,970 ordinary shares beneficially owned by Mr. Mars Guangyuan Cai, our chairman and chief executive officer, Mr. Peifeng Xu, our chief operating officer, and Mr. Victor Yaoyu Zhang, our chief marketing officer, into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering; (iv) the automatic conversion of all the issued and outstanding preferred shares on a one-for-one basis into Class A ordinary shares immediately prior to the completion of this offering; and (v) the immediate vesting of 20,250,000 of unvested restricted shares owned by Mr. Mars Guangyuan Cai, Mr. Peifeng Xu, and Mr. Victor Yaoyu Zhang as of December 31, 2020 with share-based compensation expenses of RMB6.6 million to be recognized upon the completion of this offering; and

  •
  on a pro forma as adjusted basis to reflect (i) the issuance of 76,386,109 Series D-2 preferred shares in January 2021 in connection with our last financing round, which included 32,761,153 Series D-2 preferred shares re-designated from the same number of Series Seed, Series A, Series A-1 and Series C-2 preferred shares, with total proceeds of RMB809.1 million; (ii) the surrender of 44,566,250 and 2,000,000 of our ordinary shares owned by Smart Share CGY Holding Limited and Smart Share Brothers Holding Limited, respectively, in January 2021; (iii) the re-designation of 73,973,970 ordinary shares beneficially owned by Mr. Mars Guangyuan Cai, our chairman and chief executive officer, Mr. Peifeng Xu, our chief operating officer, and Mr. Victor Yaoyu Zhang, our chief marketing officer, into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering; (iv) the automatic conversion of all the issued and outstanding preferred shares on a one-for-one basis into Class A ordinary shares immediately prior to the completion of this offering; (v) the immediate vesting of 20,250,000 of unvested restricted shares owned by Mr. Mars Guangyuan Cai, Mr. Peifeng Xu, and Mr. Victor Yaoyu Zhang as of December 31, 2020 with share-based compensation expenses of RMB6.6 million to be recognized upon the completion of this offering; and (vi) the issuance and sale of 17,650,000 ADSs representing 35,300,000 Class A ordinary shares by us in this offering at the initial public offering price of US$8.50 per ADS, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional ADSs.

          You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of December 31, 2020

	Actual		Pro Forma		Pro Forma As Adjusted(1)

	RMB	US$	RMB	US$	RMB	US$

	(in thousands)
Debt:
Financing payable	244,151	37,418	244,151	37,418	244,151	37,418

Mezzanine Equity:
Series Seed convertible redeemable preferred shares (US$0.0001 par value; 77,884,154 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	1,091,899	167,341	—	—	—	—
Series A convertible redeemable preferred shares (US$0.0001 par value; 33,382,717 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	472,723	72,448	—	—	—	—
Series A-1 convertible redeemable preferred shares (US$0.0001 par value; 76,803,194 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	1,089,555	166,982	—	—	—	—
Series B-1 convertible redeemable preferred shares (US$0.0001 par value; 7,467,196 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	106,828	16,372	—	—	—	—
Series B-2 convertible redeemable preferred shares (US$0.0001 par value; 40,228,492 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	578,091	88,596	—	—	—	—
Series C-1 convertible redeemable preferred shares (US$0.0001 par value; 57,653,035 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	870,794	133,455	—	—	—	—

	As of December 31, 2020

	Actual		Pro Forma		Pro Forma As Adjusted(1)

	RMB	US$	RMB	US$	RMB	US$

	(in thousands)
Series C-2 convertible redeemable preferred shares (US$0.0001 par value; 10,224,598 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	154,847	23,731	—	—	—	—
Series D-1 convertible redeemable preferred shares (US$0.0001 par value; 42,329,835 shares authorized, issued and outstanding on an actual basis and none outstanding on a pro forma or a pro forma as adjusted basis)	773,137	118,488	—	—	—	—

Total mezzanine equity	5,137,874	787,413	—	—	—	—

Shareholders' (deficit)/equity
Ordinary shares (par value of US$0.0001, 609,026,779 shares authorized, 120,540,220 shares issued and 73,973,970 shares outstanding on an actual basis, and nil shares outstanding on a pro forma or a pro forma as adjusted basis)	83	13	—	—	—	—
Class A Ordinary shares (par value of US$0.0001, nil shares authorized, issued and outstanding on an actual basis, and 389,598,177 shares issued and outstanding on a pro forma basis, and 424,898,177 shares issued and outstanding on a pro forma as adjusted basis)(3)	—	—	254	39	277	43
Class B Ordinary shares (par value of US$0.0001, nil shares authorized, issued and outstanding on an actual basis, and 73,973,970 shares issued and outstanding on a pro forma or a pro forma as adjusted basis)	—	—	51	8	51	8
Treasury shares (46,566,250 shares on an actual basis, and nil shares on a pro forma or a pro forma as adjusted basis)	—	—	—	—	—	—
Additional paid-in capital(3)	—	—	5,953,337	912,390	6,841,213	1,048,462
Statutory reserves	16,593	2,543	16,593	2,543	16,593	2,543
Accumulated other comprehensive income	201,823	30,931	201,823	30,931	201,823	30,931
Accumulated deficit	(3,657,759)	(560,576)	(3,664,356)	(561,587)	(3,664,356)	(561,587)

Total shareholders' (deficit)/equity	(3,439,260)	(527,089)	2,507,702	384,324	3,395,601	520,400

Total debt, mezzanine equity and shareholders' (deficit)/equity	1,942,765	297,742	2,751,853	421,742	3,639,752	557,818

(1)
The pro forma as adjusted information discussed above is illustrative only.

(3)
The pro-forma information of Class A ordinary shares and additional paid-in capital as of December 31, 2020 is determined by the reconciliation below:

	Class A ordinary shares		Additional paid-in capital

	Share numbers	RMB in thousands	RMB in thousands

Actual basis	—	—	—
The conversion of 43,624,956 Series D-2 preferred shares (excluding 32,761,153 Series D-2 preferred shares re-designated from Series Seed, Series A, Series A-1 and Series C-2 preferred shares) issued in January 2021, with the total proceeds of RMB809.1 million separated into RMB28 thousand as Class A Ordinary shares and RMB809,060 thousand as additional paid-in capital	43,624,956	28	809,060
Surrender of 44,566,250 and 2,000,000 of ordinary shares owned by Smart Share CGY Holding Limited and Smart Share Brothers Holding Limited, respectively, with aggregated par value of RMB32 thousand	—	—	32
Immediate vesting of 20,250,000 unvested restricted shares with share-based compensation of RMB6.6 million	—	—	6,597
The automatic conversion of all issued and outstanding preferred shares on a one-for-one basis into Class A ordinary shares (including 32,761,153 preferred shares that were re-designated as Series D-2 preferred shares in January 2021)	345,973,221	226	5,137,648

Pro-forma basis	389,598,177	254	5,953,337

 DILUTION

          If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares on an as-converted basis.

          Our net tangible book value as of December 31, 2020 was approximately US$259.1 million, or US$3.50 per ordinary share and US$7.00 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting our net tangible book value per ordinary share on an as-converted basis as of December 31, 2020, after giving effect to (i) the issuance of 76,386,109 Series D-2 preferred shares in January 2021 in connection with our last financing round, which included 32,761,153 Series D-2 preferred shares re-designated from the same number of Series Seed, Series A, Series A-1 and Series C-2 preferred shares, with total proceeds of RMB809.1 million; (ii) the surrender of 44,566,250 and 2,000,000 of our ordinary shares owned by Smart Share CGY Holding Limited and Smart Share Brothers Holding Limited, respectively, in January 2021; (iii) the re-designation of 73,973,970 ordinary shares beneficially owned by Mr. Mars Guangyuan Cai, our chairman and chief executive officer, Mr. Peifeng Xu, our chief operating officer, and Mr. Victor Yaoyu Zhang, our chief marketing officer, into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering; (iv) the automatic conversion of all the issued and outstanding preferred shares on a one-for-one basis into Class A ordinary shares immediately prior to the completion of this offering; (v) the immediate vesting of 20,250,000 of unvested restricted shares owned by Mr. Mars Guangyuan Cai, Mr. Peifeng Xu, and Mr. Victor Yaoyu Zhang as of December 31, 2020 with share-based compensation expenses of RMB6.6 million to be recognized upon the completion of this offering (such adjustments from (i) to (v), the "Pro Forma Adjustments"); and (vi) the additional proceeds we will receive from this offering, from the initial public offering price of US$4.25 per ordinary share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

          Without taking into account any other changes in pro forma net tangible book value after December 31, 2020, other than to give effect to the Pro Forma Adjustments and our sale of the ADSs offered in this offering at the initial public offering price of US$8.50 per ADS, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2020 would have been US$519.2 million, or US$1.04 per ordinary share and US$2.08 per ADS. This represents an immediate decrease in net tangible book value of US$2.46 per ordinary share and US$4.92 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$3.21 per ordinary share and US$6.42 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS

Initial public offering price	US$4.25	US$8.50
Net tangible book value as of December 31, 2020	US$3.50	US$7.00
Pro forma net tangible book value after giving effect to the Pro Forma Adjustments	US$0.83	US$1.66
Pro forma as adjusted net tangible book value after giving effect to the Pro Forma Adjustments and this offering	US$1.04	US$2.08
Amount of dilution in net tangible book value to new investors in this offering	US$3.21	US$6.42

          The following table summarizes, on a pro forma as adjusted basis as of December 31, 2020, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares Purchased			Total Consideration			Average Price Per Ordinary	Average Price

	Number	Percent		Amount	Percent		Share	Per ADS

Existing shareholders	463,572,147	92.9%	US$	357,058,293	70.4%	US$	0.77	US$1.54
New investors	35,300,000	7.1%	US$	150,025,000	29.6%	US$	4.25	US$8.50

Total	498,872,147	100.0%	US$	507,083,293	100.0%

          The pro forma as adjusted information discussed above is illustrative only.

          The discussion and tables above does not take into account vested restricted share units as of the date of this prospectus. As of the date of this prospectus, the aggregate number of our outstanding restricted share units is 17,847,431. To the extent that any of these restricted share units are vested and settled for our ordinary shares, there will be further dilution to new investors.

 ENFORCEABILITY OF CIVIL LIABILITIES

          We are incorporated in the Cayman Islands as an exempted company with limited liability in order to enjoy the following benefits:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

          However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

          Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

          Substantially all of our operations are conducted in China, and a majority of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

          We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

          We have been informed by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States. We have also been advised by Maples and Calder (Hong Kong) LLP that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

          Commerce & Finance Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

          Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Corporate History

          We set up Shanghai Zhixiang Technology Co., Ltd., or our VIE, in April 2017.

          Our holding company, Smart Share Global Limited, was incorporated in May 2017. In May 2017, Smart Share Global Limited established a wholly owned subsidiary in Hong Kong, Smart Share International Limited. In June 2017, Smart Share International Limited established a wholly owned subsidiary in China, Zhixiang Technology (Shanghai) Co., Ltd., or Zhixiang WFOE. In July 2017, we gained control over our VIE through Zhixiang WFOE by entering into a series of contractual arrangements with our VIE and its shareholders. In September 2019, Smart Share International Limited established another wholly owned subsidiary in China, Zhicheng Technology (Shanghai) Co., Ltd., or Zhicheng WFOE.

Corporate Structure

          The following diagram illustrates our corporate structure, including our significant subsidiaries and our VIE, as of the date of this prospectus:

Note:

(1)
Shareholders of Shanghai Zhixiang and their respective shareholdings in Shanghai Zhixiang and relationship with our company are (i) Mars Guangyuan Cai (62.0%), our chairman and chief executive officer, (ii) Peifeng Xu (30.0%), our chief operating officer, and (iii) Victor Yaoyu Zhang (8.0%), our chief marketing officer.

Contractual Arrangements with Our VIE and Its Shareholders

          Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services and certain other businesses. We are an exempted company incorporated in the Cayman Islands. Zhicheng WFOE and Zhixiang WFOE are our PRC subsidiaries, which we refer to as our WFOEs in this prospectus, and they are foreign-invested enterprises under PRC Laws. To comply with PRC laws and regulations, we conduct certain of our business in the PRC through our VIE based on a series of contractual arrangements by and among Zhixiang WFOE, our VIE and its shareholders.

          Our contractual arrangements with our VIE and its shareholders allow us to (i) exercise effective control over our VIE, (ii) receive substantially all of the economic benefits of our VIE, and (iii) have an exclusive call option to purchase all or part of the equity interests in our VIE when and to the extent permitted by PRC law.

          As a result of our direct ownership in Zhixiang WFOE and the contractual arrangements with our VIE, we are regarded as the primary beneficiary of our VIE, and we treat our VIE as our consolidated affiliated entity under U.S. GAAP. We have consolidated the financial results of our VIE in our consolidated financial statements in accordance with U.S. GAAP.

          The following is a summary of the currently effective contractual arrangements by and among Zhixiang WFOE, our VIE and its shareholders.

Agreements that provide us with effective control over our VIE

          Proxy Agreements.    Pursuant to the proxy agreements executed by Zhixiang WFOE and each of our VIE's shareholders respectively, our VIE's shareholders irrevocably authorized Zhixiang WFOE to act on their respective behalf as sole proxy attorney, to the extent permitted by law, to exercise all rights concerning all the equity interest held by each of them in our VIE, including but not limited to proposing to convene or attend shareholder meetings, attending shareholder meetings, signing resolutions and minutes of such meetings, exercising all the rights as shareholders in such meeting (including but not limited to voting rights, nomination rights and appointment rights), the right to receive dividends and the right to sell, transfer, pledge or dispose of all the equity held in part or in whole, and exercising all other rights as shareholders allowable under PRC law and the memorandum and articles of our company.

          Equity Interest Pledge Agreement.    Under the equity interest pledge agreement among Zhixiang WFOE, our VIE and its shareholders, our VIE's shareholders pledged all of their equity interests of our VIE to Zhixiang WFOE as security for repayment obligations of any and all due payments, including but not limited to the consultancy and service fees due from our VIE to Zhixiang WFOE under the exclusive business cooperation agreement. During the term of the equity interest pledge agreement, our VIE's shareholders undertake that, without the prior written consent of Zhixiang WFOE, they will not transfer, or create or allow any encumbrance on the pledged equity interests, except as otherwise provided in the exclusive call option agreement. If any of the specified events of default occurs, Zhixiang WFOE will have the right to request repayment of all due and payable payments, and/or transfer, auction or sale of all or part of the pledged equity interests in our VIE and will have priority in receiving the proceeds from such disposal. Zhixiang WFOE may transfer all or any of its rights and obligations under the exclusive business cooperation agreement to its designee(s) at any time. The term of the agreement is 10 years and shall be extended if the term of the exclusive business cooperation agreement is extended.

          We have completed the registration of the equity interest pledge under the equity interest pledge agreement in relation to our VIE and Zhixiang WFOE with the relevant office of the State

Administration for Market Regulation in September 2019 in accordance with the PRC Property Rights Law.

Agreement that allows us to receive economic benefits from our VIE

          Exclusive Business Cooperation Agreement.    Pursuant to the exclusive business cooperation agreement between Zhixiang WFOE and our VIE, our VIE appointed Zhixiang WFOE or designee(s) as its exclusive service provider providing full business support, technology services and consultancy services, including but not limited to licensing of intellectual property rights, technology support, system maintenance, personnel training, equipment or office leasing and marketing consultancy. In exchange, our VIE pays consultancy and service fees to Zhixiang WFOE, the price of which is mutually agreed in each quarterly bill according to the amount and commercial value of the services provided to our VIE. However, Zhixiang WFOE can adjust the standard of consultancy and service fees according to the amount and content of services provided. Without the prior written consent of Zhixiang WFOE, our VIE cannot accept services provided by, or establish similar cooperation relationship with, any third-party. Zhixiang WFOE has the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement. The exclusive business cooperation agreement has a term of 10 years. Zhixiang WFOE may terminate the agreement unilaterally with a 30-day prior written notice, whereas our VIE cannot terminate the agreement unless Zhixiang WFOE is grossly negligent and fraudulent towards our VIE.

Agreements that provide us with the option to purchase the equity interests or assets in our VIE

          Exclusive Asset Subscription Agreement.    Pursuant to the exclusive asset subscription agreement between Zhixiang WFOE and our VIE, our VIE irrevocably granted Zhixiang WFOE, to the extent permitted by PRC law, an irrevocable and exclusive right to purchase, or designate a third-party to purchase, all the intellectual property rights and all the other assets currently owned or to be owned by our VIE at any time at a purchase price equal to the lowest price permissible by PRC law. Our VIE further undertakes that, without Zhixiang WFOE's prior written consent, it will not, among other things, sell, transfer, pledge, or permit others to use or otherwise dispose of such assets. The exclusive asset subscription agreement has a term of 10 years and can be extended at Zhixiang WFOE's option.

          Exclusive Call Option Agreement.    Under the exclusive call option agreement among Zhixiang WFOE, our VIE and its shareholders, each of the shareholders of our VIE irrevocably granted Zhixiang WFOE, to the extent permitted by PRC law, an irrevocable and exclusive right to purchase, or designate a third-party to purchase, all or any part of their equity interests at any time or from time to time at a purchase price equal to the lowest price permissible by PRC law. The shareholders of our VIE shall promptly give all considerations they received from the exercise of the options to Zhixiang WFOE or its designee(s). Our VIE and its shareholders covenant that, without Zhixiang WFOE's prior written consent, they will not, among other things, (i) supplement or amend our VIE's articles of association, or otherwise change our VIE's registered capital or shareholding structure; (ii) sell, transfer, pledge or otherwise dispose of their assets in our VIE, or create any encumbrance on their assets in our VIE; (iii) incur, inherit, guarantee or permit any debts, except for those payables incurred in the ordinary course of business but not incurred by way of borrowing and those already disclosed to and approved by Zhixiang WFOE; (iv) cause our VIE to enter into any material contract, being contracts with value exceeding RMB100,000, except in the ordinary course of business; (v) procure our VIE to provide any financing or extend any credit to any third-party; (vi) merge or consolidate our VIE with any other entity or acquire or invest in any other entity; (vii) wind up, liquidate or dissolve our VIE; and (viii) distribute any dividend. However, upon request by Zhixiang WFOE, our VIE shall immediately distribute all distributable profits to its shareholders.

The exclusive call option agreement has a term of 10 years and can be extended at Zhixiang WFOE's option.

          Spousal Consent Letter.    Pursuant to the spousal consent letter executed by the spouse of a certain shareholder of our VIE, the signing spouse unconditionally and irrevocably agreed that the equity interest in our VIE held by and registered in the name of such shareholder be disposed of in accordance with the exclusive call option agreement, equity interest pledge agreement, proxy agreement, and other documents described above. The signing spouse agreed not to assert any rights over the equity interest in our VIE held by such shareholder. In addition, in the event that the signing spouse obtains any equity interest in our VIE held by such shareholder for any reason, she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements described above, as may be amended from time to time.

          In the opinion of Commerce & Finance Law Offices, our PRC legal counsel:

  •
  The ownership structures of our VIE and Zhixiang WFOE in China are not in violation of mandatory provisions of applicable PRC laws and regulations currently in effect; and

  •
  The agreements under the contractual arrangements among Zhixiang WFOE, our VIE and its shareholders governed by PRC law are valid and binding upon each party to such agreements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect.

          However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or our VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See "Risk Factors — Risks Relating to Our Corporate Structure — If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations", "Risk Factors — Risks Relating to Our Corporate Structure — Our current corporate structure and business operations may be substantially affected by the newly enacted Foreign Investment Law" and "Risk Factors — Risks Relating to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us."

SELECTED CONSOLIDATED FINANCIAL DATA

          The following selected consolidated statements of operations data for the years ended December 31, 2019 and 2020, selected consolidated balance sheets data as of December 31, 2019 and 2020, and selected consolidated cash flow data for the years ended December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Year Ended December 31,

	2019	2020

	RMB	RMB	US$

	(in thousands)
Selected Consolidated Statement of Operations Data:
Revenues
Mobile device charging business	1,924,264	2,711,541	415,562
Power bank sales	70,448	77,598	11,892
Others	27,598	20,220	3,099

Total revenues	2,022,310	2,809,359	430,553
Cost of revenues(1)	(292,494)	(430,773)	(66,019)
Research and development expenses(1)	(65,471)	(70,938)	(10,872)
Sales and marketing expenses(1)	(1,362,185)	(2,121,006)	(325,058)
General and administrative expenses(1)	(82,448)	(79,600)	(12,199)
Other operating income	12,349	24,790	3,799

Income from operations	232,061	131,832	20,204

Interest and investment income	10,184	10,271	1,574
Interest expense to third parties	(26,963)	(39,596)	(6,068)
Interest expense to a related party	—	(1,032)	(158)
Foreign exchange losses, net	(1,973)	(485)	(74)
Other (loss)/income, net	(8)	443	68
Change in fair value of warrant liabilities	(865)	(7,442)	(1,141)

Income before income tax expenses	212,436	93,991	14,405

Income tax expenses	(45,830)	(18,564)	(2,845)
Net income	166,606	75,427	11,560
Accretion of convertible redeemable preferred shares	(406,828)	(3,206,324)	(491,391)
Deemed dividend to preferred shareholders	(24,229)	—	—

Net loss attributable to ordinary shareholders of Smart Share Global Limited	(264,451)	(3,130,897)	(479,831)

Net income	166,606	75,427	11,560
Other comprehensive (loss)/income
Foreign currency translation adjustments, net of nil tax	(16,203)	232,957	35,702

Total comprehensive income	150,403	308,384	47,262

Accretion of convertible redeemable preferred shares	(406,828)	(3,206,324)	(491,391)
Deemed dividend to preferred shareholders	(24,229)	—	—

Comprehensive loss attributable to ordinary shareholders of Smart Share Global Limited	(280,654)	(2,897,940)	(444,129)
Non-GAAP measure:
Adjusted net income(2)	206,557	112,624	17,261

Note:

(1)
Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,

	2019	2020

	RMB	RMB	US$

	(in thousands)
Share-based compensation expenses:
General and administrative expenses	35,499	24,015	3,680
Research and development expenses	916	1,378	211
Sales and marketing expenses	2,501	4,144	635
Cost of revenues	170	218	34

Total	39,086	29,755	4,560

(2)
For discussions of adjusted net income and reconciliation of adjusted net income, see "Prospectus Summary—Summary Consolidated Financial Data—Non-GAAP Financial Measure."

          The following table presents our selected consolidated balance sheets data as of December 31, 2019 and 2020:

	As of December 31,

	2019	2020

	RMB	RMB	US$

	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	273,608	1,252,493	191,953
Restricted cash	106,925	51,008	7,817
Short-term investments	320,462	170,552	26,138
Prepayments and other current assets	173,597	253,020	38,777
Total current assets	898,815	1,745,816	267,557
Property, equipment and software, net	981,202	963,453	147,656
Total non-current assets	1,126,707	1,039,819	159,359
Total assets	2,025,522	2,785,635	426,916
Short-term borrowings	191,000	24,500	3,755
Financing payable—current	40,137	46,854	7,181
Accounts and notes payable	307,673	406,760	62,339
Accounts due to related parties	193,280	77,939	11,945
Accruals and other current liabilities	255,245	219,210	33,594
Total current liabilities	1,056,265	854,833	131,008
Financing payable—non-current	102,019	197,297	30,237
Total non-current liabilities	119,249	232,188	35,584
Total liabilities	1,175,514	1,087,021	166,592
Total mezzanine equity	1,421,083	5,137,874	787,413
Total shareholders' deficit	(571,075)	(3,439,260)	(527,089)
Total liabilities, mezzanine equity and shareholders' deficit	2,025,522	2,785,635	426,916

          The following table presents our selected consolidated cash flow data for the years ended December 31, 2019 and 2020:

	For the Year Ended December 31,

	2019	2020

	RMB	RMB	US$

	(in thousands)
Net cash generated from operating activities	444,040	536,118	82,163
Net cash used in investing activities	(868,296)	(261,487)	(40,075)
Net cash generated from financing activities	579,668	654,571	100,318
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(4,368)	(6,234)	(955)

Net increase in cash, cash equivalents and restricted cash	151,044	922,968	141,451
Cash, cash equivalents and restricted cash at the beginning of the year	229,489	380,533	58,319

Cash, cash equivalents and restricted cash at the end of the year	380,533	1,303,501	199,770

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our current expectations and views of future events, which may involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

          We are a consumer tech company providing mobile device charging service through an extensive online and offline network. We are the largest mobile device charging service provider in China in terms of gross revenues in 2020, according to the iResearch Report. We provide service through our power banks, placed in points of interests, or POIs, operated by our location partners, such as entertainment venues, restaurants, shopping centers, hotels, transportation hubs and public spaces. Through our mini programs, users rent our power banks to carry with them when they use our service and can return the power banks at any of our POIs, enabled by our expansive network and powerful technologies. As of December 31, 2020, we had a network of over 664,000 POIs covering more than 1,500 out of the 2,846 counties and county-level districts in China. We had approximately 149.1 million and 219.4 million cumulative registered users as of December 31, 2019 and 2020, respectively.

          We generate substantially all of our revenues from our mobile device charging services. We offer users mobile device charging service generally at a rate of between RMB1 to RMB2 per thirty-minute. Users usually pay a refundable deposit of RMB99 upon receiving our power banks, and pay usage fees when they return the power banks. The deposit is waived for users who have qualified credit scores at their digital wallet service providers, as assessed by these providers. We retain the deposit if the power banks are not returned after a certain period of time. We have two operating models for our mobile device charging services, direct operation and network partners. Under direct operation, we manage the placement of power banks and cabinets ourselves. Under the network partner model, network partners manage the placement of power banks and cabinets. In 2020, our revenues generated from the mobile device charging service were RMB2,711.5 million (US$415.6 million), comprising 96.5% of the total revenues in the same period. We also generate revenues from power bank sales, if users decided to purchase the power banks from us.

          Sales and marketing expenses comprise a significant portion of our operating expenses, consisting primarily of incentive fees that we pay our location partners and network partners and compensation that we pay our business development personnel. For both direct operation and the network partner models, we collect payments from users directly, and settle with location partners and network partners periodically. We incur business development personnel compensation expenses only under direct operation. Business development personnel compensation, including incentives, is calculated based on our carefully-designed evaluation matrix, which aligns their interest with our company's to ensure efficiency and sustainable growth. Under the direct operation model, we pay location partners commission fees based on percentages of the revenues generated by the cabinets placed at their POIs. For certain location partners, we also pay entry fees, based on our projected revenues of the POIs, in order to secure our collaboration with them. Incentive fees to location partners, including entry fees and commissions, as percentages of revenues generated by our devices placed at their venues generally range between 50% and 70%. Under the network partner model, we pay network partners monthly commissions based on percentages of the revenues generated by the cabinets that they place. Commission rates for network partners generally range between 75% and 90%. Network partners settle commissions with the location partners that they cover. We do not directly pay location partners under the network partner model.

          Our cost of revenues primarily consists of depreciation, cost of power banks sold and other expenses directly attributable to our operations. Because we own the power banks under both direct operation and network partner models, and manage the operations under the same set of frameworks, technology infrastructure and other tools, cost of revenues for the two models have insignificant differences.

          Despite the challenges from the COVID-19 pandemic, we achieved rapid growth in recent periods. Our total revenues grew from RMB2,022.3 million in 2019 to RMB2,809.4 million (US$430.6 million) in 2020, representing a growth rate of 38.9%. We generated net income of RMB166.6 million in 2019 and RMB75.4 million (US$11.6 million) in 2020, representing net margins of 8.2% and 2.7%, respectively. Our adjusted net income was RMB206.6 million and RMB112.6 million (US$17.3 million) in 2019 and 2020, respectively. For discussions of adjusted net income and reconciliation of adjusted net income, see "Prospectus Summary—Summary Consolidated Financial Data—Non-GAAP Financial Measure."

Key Factors Affecting Our Results of Operations

          Our industry and our operations are significantly influenced by the general economic conditions. The mobile device charging service only pertains to public areas for business or leisure. The more people stay at home or offices, the less likely they will need our services. Our industry is generally affected by the popularity and the prevalence of smart mobile devices. The development of battery technologies also influences our industry. Technological advancements that improve battery capacity, power conservation, energy efficiency or charging speed, or otherwise lessen consumers' need for mobile charging, may decrease consumer demand for power banks. Developments in the power bank technologies which make them more affordable to own and easier to carry around may also affect our industry negatively.

          Our results of operations, financial condition, and the period-to-period comparability of our financial results have been, and are expected to continue to be, more specifically affected by the below factors:

Our ability to expand our POI coverage and increase the number of available-for-use power banks

          POIs.    We define the number of POIs as the total number of unique locations whose proprietors have entered into contracts with us or our network partners.

          Available-for-use power banks.    We define available-for-use power banks as of a certain date as the number of power banks in circulation for that day. A power bank is in circulation for a day if it has been stored in a cabinet or in use for that day.

          The number of POIs and available-for-use power banks are two important measures of our expansion and geographic coverage and in turn, our ability to attract more users and location partners and create a network effect. We believe our uniquely designed business development personnel system and network partner model are effective in helping us expand our coverage. As of December 31, 2020, our power banks were available in over 664,000 POIs, compared with over 588,000 POIs as of December 31, 2019, representing a growth rate of approximately 12.9%. As of December 31, 2020 and 2019, our available-for-use power banks were 5,360,815 and 4,542,677, respectively, representing a growth rate of 18.0%.

Our ability to increase the revenue generating power of our power banks

          We measure the revenue generating power of our power banks by the average revenues per power bank in a given period, calculated by dividing the sum of revenues from the mobile device charging service and power bank sales in a given period by the result of dividing the sum of the numbers of power banks in circulation on the first and last days of the period by two. Our mobile device charging service revenues include deposits collected from users when power banks are not returned after a certain period of time, but do not include payments made by users when they choose to buy our power banks, which are recognized as power bank sales revenues.

          Revenues per power bank is a key measure of the efficiency of our business expansion. We believe that our tried-and-true location partner selection strategies, our business development personnel incentive system and our network partner model can help us expand sustainably. Our ability to set the optimal pricing strategies is also crucial to the utilization rate of our power banks. In 2019 and 2020, our average revenues per power bank were RMB693 and RMB563, respectively, representing a decrease of 18.8% as a result of the COVID-19 pandemic.

Our ability to efficiently control the overall incentive fees while expanding our partner network

          Our ability to control our overall incentive fee level paid to location partners and network partners is imperative to maintaining healthy financial margins. The incentive fees we pay to location partners consist of entry fees and commissions based on certain percentages of the revenues generated by the power banks placed at their locations. We intend to collaborate with top-tier brands which may require higher entry fees. The incentive fees we pay to network partners include commissions based on certain percentages of the revenues generated by the power banks that we lend them. We use incentive fee rate as a metric to track our mobile device charging service. Incentive fee rate in a given period is defined as the result of dividing the incentive fees to location partners and network partners in the period by the revenues generated through the mobile device charging service in the same period. Incentive fee rates are impacted by industry competition, as we need to offer competitive packages to our location partners and network partners to ensure effective expansion and retention. Our incentive fee rates in 2019 and 2020 were 48.2% and 58.1%, respectively. Among the total incentive fees, our commission rates, calculated by dividing the commissions paid to location partners and network partners in a given period by revenues from mobile device charging service in the same period, to location partners and network partners were relatively stable at 42.7% and 44.1% in 2019 and 2020, respectively. Our entry fee rates, calculated by dividing the entry fees paid to location partners in a given period by revenues from mobile device charging service in the same period, increased from 5.5% in 2019 to 14.0% in 2020. The increase in entry fee rates was attributable to the increase in entry fees due to new collaborations with KAs in 2020 as compared to the corresponding period in 2019 and lower-than-expected revenues in the first half of 2020 due to the impact of the COVID-19 pandemic. The following table sets forth the components of our incentive fees paid to location partners and network partners by amounts and percentages of our total incentive fees paid to location partners and network partners for the periods presented:

	For the Year Ended December 31,

	2019		2020

	RMB	%	RMB	US$	%

	(in thousands, except for percentages)
Incentive fees paid to location partners and network partners
Entry fees	105,561	11.4	380,257	58,277	24.1
Commissions	822,035	88.6	1,196,308	183,342	75.9

Total	927,596	100.0	1,576,565	241,619	100.0

          We believe that our network effect and leading position in the number of POIs covered contributes to our ability to effectively negotiate with location partners and network partners, and our ability to control raw material and manufacturing costs enhances our ability to offer attractive incentive fee rates.

Effective control over material and manufacturing costs

          A significant portion of our cost of revenues is the depreciation cost of our power banks and cabinets. We currently depreciate our power banks on a three-year basis, and our cabinets on a five-year basis. Our ability to control our material and manufacturing costs significantly impacts our performance. We negotiate with all of our key material suppliers directly and have adopted a contract-based outsourcing model for the manufacturing of our devices. By directly negotiating, and sometimes directly procuring, materials from suppliers, we are able to optimize our procurement cost and ensure our product quality. We have also partnered with some of our assembly partners to design more intelligent and streamlined production processes in order to lower manufacturing costs. In 2019 and 2020, the depreciation costs of our power banks as percentages of revenues generated from the mobile device charging service and power bank sales for the respective periods were 7.6% and 10.0%, respectively. The increase was primarily due to impact of the COVID-19 pandemic, as our revenue growth was slower than expected in the first half of 2020.

Impact of the COVID-19 Pandemic on Our Business

          The outbreak of COVID-19 has severely impacted China and the rest of the world. In an effort to contain the spread of COIVD-19, China took precautionary measures, such as imposing travel restrictions, quarantining individuals infected with or suspected of having COVID-19, encouraging employees of enterprises to work remotely, and cancelling public activities, among others. As a result, our business and results of operations have also been negatively affected, mainly in the first, but also in the second quarter of 2020.

          Affected by the movement restrictions, many of our location partners closed their operations temporarily or permanently. As a result, our revenues and average revenues per power bank decreased significantly in the first half of 2020. Our ability to expand our business was also affected. Many of our business development personnel could not travel to meet with potential location partners, many of which were not receptive to entering into collaborations with us in the first half of 2020.

          Our internal operations were also impacted by the pandemic. During the first and second quarters of 2020, our employee headcount decreased significantly, as part of our business development operations was halted. Compared to that in the fourth quarter of 2019, the monthly average number of our employees decreased by 3.1% in the first quarter of 2020 and 17.2% in the second quarter of 2020. Most of our employees were also unable to work in our offices in the first quarter of 2020, which negatively impacted our operational and administrative efficiency.

          We undertook a series of mitigating actions to alleviate the impact of COVID-19 on our business. Through our business development personnel, we terminated contracts with certain under-performing location partners and retrieved our devices to prevent hardware losses. To ease our cash flow burdens, we lowered commissions of certain location partners and took out loans from banks. Compared to that in the fourth quarter of 2019, our commissions paid to location and network partners decreased by 57.6% in the first quarter of 2020 and 8.5% in the second quarter of 2020. On the supply side, we negotiated with our suppliers to extend certain payables.

          While the duration and the evolution of the pandemic is difficult to predict, our performance has generally improved in the third quarter of 2020 compared to the first two quarters, in terms of our key financial and operating metrics. Compared to those in the first quarter of 2020, our revenues increased by 97% in the second quarter of 2020 and 186% in the third quarter of 2020. We have reversed most of our aforementioned special-situation measures, including cuts to location partner commissions, management personnel compensation and headcounts. The number of our employees in the third quarter of 2020 increased beyond that in the fourth quarter of 2019.

Key Components of Results of Operations

Revenues

          Our revenues are recorded net of value-added tax. We primarily derive our revenues from our mobile device charging service. Other sources of revenues mainly include sales of power banks, as well as advertising services that we provide to our customers by displaying customers' images and brand on our power banks or our mini programs. The following table sets forth the components of our revenues by amounts and percentages of our total revenues for the periods presented:

	For the Year Ended December 31,

	2019		2020

	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenues
Mobile device charging business	1,924,264	95.2	2,711,541	415,562	96.5
Power bank sales	70,448	3.5	77,598	11,892	2.8
Others	27,598	1.3	20,220	3,099	0.7

Total revenues	2,022,310	100.0	2,809,359	430,553	100.0

Cost of revenues

          Our cost of revenues primarily consists of depreciation of power banks and cabinets, cost of power banks sold1 and other expenses directly attributable to our operations. The following table sets forth the components of our cost of revenues by amounts and percentages of our total revenues for the periods presented:

	For the Year Ended December 31,

	2019		2020

	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenues
Depreciation	152,268	7.5	279,682	42,863	10.0
Cost of power banks sold(1)	73,285	3.6	94,319	14,455	3.4
Others	66,941	3.3	56,772	8,701	2.0

Total	292,494	14.4	430,773	66,019	15.4

Note:

(1)
Including cost of power banks sold and written-off of power banks kept by users who forfeit their deposits.

Sales and marketing expense

          Our sales and marketing expenses primarily include incentive fees paid to location partners and network partners, compensation for business development personnel, and other expenses related to sales and marketing functions. The following table sets forth the components of our sales and marketing expenses by amounts and percentages of our total sales and marketing expenses for the periods presented:

	For the Year Ended December 31,

	2019		2020

	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Sales and marketing expenses
Incentive fees to location partners and network partners	927,596	68.1	1,576,565	241,619	74.3
Compensation for business development personnel	322,811	23.7	396,777	60,809	18.7
Others	111,778	8.2	147,664	22,630	7.0

Total	1,362,185	100.0	2,121,006	325,058	100.0

General and administrative expense

          Our general and administrative expenses primarily include compensation for corporate employees and other expenses related to the general corporate functions.

Research and development expenses

          Our research and development expenses consist primarily of compensation for our research and product development personnel.

Taxation

Cayman Islands

          Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

          Under the current Hong Kong S.A.R. Inland Revenue Ordinance, our Hong Kong S.A.R. subsidiary is subject to Hong Kong S.A.R. profits tax at the rate of 16.5% on their taxable income generated from the operations in Hong Kong S.A.R. Payments of dividends by the Hong Kong S.A.R. subsidiary to us is not subject to withholding tax in Hong Kong S.A.R. A two-tiered profits tax rates regime was introduced in 2018 where the first HK$2 million of assessable profits earned by a company will be taxed at half of the current tax rate (8.25%) while the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the group to benefit from the progressive rates. No provision for Hong Kong S.A.R. profits tax has been made in the financial statements as the subsidiary in Hong Kong S.A.R. have no assessable profits for the years ended December 31, 2019 and 2020.

China

          Generally, our PRC subsidiaries and VIE are subject to the PRC Enterprise Income Tax Law at the statutory income tax rate of 25%.

          In accordance with the Enterprise Income Tax Law ("EIT Law"), Foreign Investment Enterprises ("FIEs") and domestic companies are subject to Enterprise Income Tax ("EIT") at a uniform rate of 25%. Our subsidiaries and VIE in the PRC are subject to a uniform income tax rate of 25% for all periods presented. Shanghai Zhixiang was entitled to be "Software Enterprise." According to the EIT Law and relevant regulations, from 2019, Shanghai Zhixiang could enjoy a tax holiday of 2-year EIT exemption and subsequently 3-year 12.5% preferential tax rate.

          Our mobile device charging service and other services are subject to value added tax, or VAT, at the rate of 6%, and our power bank sales are subject to VAT at the rate of 13%, for general VAT payer entities in accordance with PRC tax rules.

          Dividends paid by our wholly foreign-owned subsidiaries in mainland China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. A Hong Kong entity is required to file application package with the relevant tax authority, and settle the overdue taxes if the preferential 5% tax rate is denied based on the subsequent review of the application package by the relevant tax authority. See "Risk Factors — Risks Relating to Our Corporate Structure — We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary."

          If our holding company in the Cayman Islands were deemed to be a "resident enterprise" under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See "Risk Factors — Risks Relating to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

Results of Operations

          The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amount and as a percentage of our net revenues for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,

	2019		2020

	RMB	%	RMB	US$	%

	(in thousands, except for percentages)
Revenues
Mobile device charging business	1,924,264	95.2	2,711,541	415,562	96.5
Power bank sales	70,448	3.5	77,598	11,892	2.8
Others	27,598	1.3	20,220	3,099	0.7

Total revenues	2,022,310	100.0	2,809,359	430,553	100.0
Cost of revenues(1)	(292,494)	(14.5)	(430,773)	(66,019)	(15.4)
Research and development expenses(1)	(65,471)	(3.2)	(70,938)	(10,872)	(2.5)
Sales and marketing expenses(1)	(1,362,185)	(67.4)	(2,121,006)	(325,058)	(75.5)
General and administrative expenses(1)	(82,448)	(4.1)	(79,600)	(12,199)	(2.8)
Other operating income	12,349	0.6	24,790	3,799	0.9

Income from operations	232,061	11.5	131,832	20,204	4.7

Interest and investment income	10,184	0.5	10,271	1,574	0.4
Interest expense to third parties	(26,963)	(1.3)	(39,596)	(6,068)	(1.4)
Interest expense to a related party	—	—	(1,032)	(158)	(0.0)
Foreign exchange losses, net	(1,973)	(0.1)	(485)	(74)	(0.0)
Other income, net	(8)	(0.0)	443	68	0.0
Change in fair value of warrant liabilities	(865)	(0.0)	(7,442)	(1,141)	(0.3)

Income before income tax expenses	212,436	10.5	93,991	14,405	3.4

Income tax expenses	(45,830)	(2.3)	(18,564)	(2,845)	(0.7)
Net income	166,606	8.2	75,427	11,560	2.7
Non-GAAP measure:
Adjusted net income(2)	206,557	10.2	112,624	17,261	4.0

Note:

(1)
Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,

	2019	2020

	RMB	RMB	US$
	(in thousands)
Share-based compensation expenses:
General and administrative expenses	35,499	24,015	3,680
Research and development expenses	916	1,378	211
Sales and marketing expenses	2,501	4,144	635
Cost of revenues	170	218	34

Total	39,086	29,755	4,560

(2)
For discussions of adjusted net income and reconciliation of adjusted net income, see "Prospectus Summary—Summary Consolidated Financial Data—Non-GAAP Financial Measure."

Year ended December 31, 2020 compared to year ended December 31, 2019

Revenues

          Our revenues increased by 38.9% from RMB2,022.3 million in 2019 to RMB2,809.4 million (US$430.6 million) in 2020. This increase was primarily driven by the increase in our revenues generated from our mobile device charging service. Revenues generated from our mobile device charging service increased by 40.9% from RMB1,924.3 million in 2019 to RMB2,711.5 million (US$415.6 million) in 2020. This increase was primarily driven by increases in the number of our POIs and available-for-use power banks. As of December 31, 2020, our power banks were available in over 664,000 POIs, compared with over 588,000 POIs as of December 31, 2019, representing a growth rate of approximately 12.9%. As of December 31, 2019 and 2020, our available-for-use power banks were 4,542,677 and 5,360,815, respectively, representing a growth rate of 18.0%.

Cost of revenues

          Our cost of revenues increased by 47.3% from RMB292.5 million in 2019 to RMB430.8 million (US$66.0 million) in 2020. This increase was primarily due to an increase in our depreciation cost from RMB152.3 million in 2019 to RMB279.7 million (US$42.9 million) in 2020, respectively, since we procured more power banks and cabinets as our business expanded.

Research and development expenses

          Our research and development expenses increased by 8.2% from RMB65.5 million in 2019 to RMB70.9 million (US$10.9 million) in 2020. This increase was primarily due to the increase in compensation cost for our R&D employees, driven by an increased headcount of our R&D department. We upgraded our business management systems, such as our business intelligence system as our business expanded. The number of our R&D employees was 210 as of December 31, 2019 and 225 as of December 31, 2020, representing a growth rate of 7.1%.

Sales and marketing expenses

          Our sales and marketing expenses increased by 55.7% from RMB1,362.2 million in 2019 to RMB2,121.0 million (US$325.1 million) in 2020. This increase was primarily due to increases in incentive fees to location partners and network partners, which increased by 70.0% from RMB927.6 million in 2019 to RMB1,576.6 million (US$241.6 million) in 2020. Our incentive fees include both commissions and entry fees. The incentive fee rates in 2019 and 2020 were 48.2% and 58.1%, respectively. Among the total incentive fees, our commissions to location partners and network partners increased by 45.5% from RMB822.0 million in 2019 to RMB1,196.3 million (US$183.3 million) in 2020 with the commission rates being relatively stable at 42.7% and 44.1% in 2019 and 2020, respectively. Our entry fees to location partners increased by 260.2% from RMB105.6 million in 2019 to RMB380.3 million (US$58.3 million) in 2020 and the entry fee rates increased from 5.5% in 2019 to 14.0% in 2020. Such an increase in entry fee rates was mainly due to new collaborations with several KAs, for which we incurred higher entry fees, as well as lower-than-expected revenues in the first half of 2020 due to the impact of the COVID-19 pandemic.

General and administrative expenses

          Our general and administrative expenses decreased by 3.4% from RMB82.4 million in 2019 to RMB79.6 million (US$12.2 million) in 2020.

Other operating income

          Other operating income increased by 101.6% from RMB12.3 million in 2019 to RMB24.8 million (US$3.8 million) in 2020. This increase was primarily due to an increase in subsidies from local governments of VAT refund received.

Income from operations

          As a result of the foregoing, we earned income from operations of RMB232.1 million in 2019 and RMB131.8 million (US$20.2 million) in 2020.

Income tax expenses

          We incurred income tax expenses of RMB45.8 million in 2019 and RMB18.6 million (US$2.8 million) in 2020. The effective tax rate of 22% in 2019 was lower than the statutory income tax rate of 25% primarily because of the permanent difference caused by the R&D super deduction and tax holidays offered for our VIE. The effective tax rate of 20% in 2020 was lower than the statutory income tax rate of 25% primarily because of the permanent difference caused by the R&D super deduction and tax holidays offered for our VIE, offset by the difference in tax rates of the group entities outside PRC.

Net income

          As a result of the foregoing, we generated net income of RMB166.6 million in 2019 and RMB75.4 million (US$11.6 million) in 2020.

Selected Quarterly Results of Operation

          The following table sets forth our unaudited consolidated quarterly results of operations for each of the eight quarters from January 1, 2019 to December 31, 2020. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this unaudited condensed consolidated quarterly financial data on the same basis as we have prepared our audited consolidated financial statements. The unaudited condensed consolidated financial data include all adjustments, consisting only of normal and recurring adjustments, that our management considered necessary for a fair statement of our financial position and results of operations for the quarters presented.

	For the Three Months Ended

	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020

	(RMB in thousands)
Revenues
Mobile device charging business	248,568	398,245	605,810	671,641	308,776	614,543	895,520	892,702
Power bank sales	11,389	16,805	20,887	21,367	10,913	17,228	24,044	25,413
Others	2,425	8,042	6,842	10,289	2,976	4,375	4,858	8,011

Total revenues	262,382	423,092	633,539	703,297	322,665	636,146	924,422	926,126
Cost of revenues	(40,887)	(56,294)	(84,430)	(110,883)	(108,812)	(95,765)	(115,937)	(110,259)
Research and development expenses	(15,034)	(15,487)	(16,319)	(18,631)	(16,604)	(16,359)	(17,529)	(20,446)
Sales and marketing expenses	(172,157)	(271,502)	(415,505)	(503,021)	(319,078)	(468,449)	(657,382)	(676,097)
General and administrative expenses	(12,705)	(14,198)	(17,743)	(37,802)	(17,206)	(19,211)	(18,994)	(24,189)
Other operating income	—	2,488	5,211	4,650	9,825	2,815	5,533	6,617

Income/(Loss) from operations	21,599	68,099	104,753	37,610	(129,210)	39,177	120,113	101,752
Interest and investment income, net	1,100	2,571	2,615	3,898	1,160	2,514	2,390	4,207
Interest expense to third parties	(5,055)	(6,097)	(7,361)	(8,450)	(8,846)	(9,665)	(10,312)	(10,773)
Interest expense to a related party	—	—	—	—	—	(276)	(414)	(342)
Foreign exchange gains/(losses), net	—	—	(3)	(1,970)	(405)	(80)	—	—
Other income, net	99	34	14	(155)	180	160	226	(123)
Change in fair value of warrant liabilities	(216)	(42)	(319)	(288)	(363)	(1,894)	(3,072)	(2,113)

Income/(Loss) before income tax expenses	17,527	64,565	99,699	30,645	(137,484)	29,936	108,931	92,608
Income tax expense	(3,660)	(13,482)	(20,816)	(7,872)	—	—	(283)	(18,281)

Net income/(loss)	13,867	51,083	78,883	22,773	(137,484)	29,936	108,648	74,327

          We also use adjusted net income (loss) to evaluate our business. The following table presents a reconciliation of net income (loss) to adjusted net income (loss) for each of the quarter indicated. For discussions of adjusted net income and reconciliation of adjusted net income, see "Prospectus Summary—Summary Consolidated Financial Data—Non-GAAP Financial Measure."

	For the Three Months Ended

	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020

	(RMB in thousands)
Net income/(loss)	13,867	51,083	78,883	22,773	(137,484)	29,936	108,648	74,327
Add
Share-based compensation	4,409	5,467	5,603	23,607	6,016	6,989	8,501	8,249
Change in fair value of warrant liabilities	216	42	319	288	363	1,894	3,072	2,113

Adjusted net income/(loss) (non-GAAP)	18,492	56,592	84,805	46,668	(131,105)	38,819	120,221	84,689

          Our business is subject to minor seasonal fluctuations, normally with relatively stronger performance in the third quarter, primarily due to increased activity levels at the POIs that we cover during summer months as a result of an increase in travelling and vacation plans. The first quarter of each year generally contributes a smaller portion of our annual revenues, primarily due to a reduced level of outdoor activities during the Chinese New Year holiday and climate seasonality in the quarter. The historical seasonality of our business, however, has been significantly offset by our rapid growth, but may increase in the future.

          In addition, within the eight quarters from January 1, 2019 to December 31, 2020, we repurchased certain ordinary shares in the fourth quarter of 2019 and recorded share-based compensation expenses of RMB17.4 million (US$2.7 million), which represented the excess of the repurchase price over the fair value of the ordinary shares on the date of the transaction. Moreover, the COVID-19 pandemic adversely impacted our overall results of operations in the first half of 2020. These two factors further distorted our normal seasonal cycle. See "—Results of operations—Year ended December 31, 2020 compared to year ended December 31, 2019" for a more detailed discussion on the impact of the COVID-19 pandemic on our results of operations in the first quarter of 2020.

Liquidity and Capital Resources

Cash flows and working capital

          The following table sets forth a summary of our cash flows for the periods presented:

	For the Year Ended December 31,

	2019	2020

	RMB	RMB	US$

	(in thousands)
Net cash generated from operating activities	444,040	536,118	82,163
Net cash used in investing activities	(868,296)	(261,487)	(40,075)
Net cash generated from financing activities	579,668	654,571	100,318
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(4,368)	(6,234)	(955)
Net increase in cash, cash equivalents and restricted cash	151,044	922,968	141,451
Cash, cash equivalents and restricted cash at the beginning of the year	229,489	380,533	58,319
Cash, cash equivalents and restricted cash at the end of the year	380,533	1,303,501	199,770

          To date, we have financed our operating and investing activities mainly through cash generated from operating activities and historical preferred shares and debt financing activities. As of December 31, 2019 and 2020, our cash and cash equivalents were RMB273.6 million and RMB1,252.5 million (US$192.0 million), respectively. Our cash and cash equivalents generally consist of cash on hand and demand deposits placed with banks and third-party payment processors that are readily convertible to known amounts of cash. As of December 31, 2019 and 2020, our restricted cash was RMB106.9 million and RMB51.0 million (US$7.8 million), respectively. Our restricted cash mainly consists of deposits held in designated bank accounts for issuance of bank acceptance notes. As of December 31, 2019 and 2020, our short-term investments were RMB320.5 million and RMB170.6 million (US$26.1 million), respectively. Short-term investments primarily consist of investments in financial products issued by banks or other financial institutions in China with original maturities between one month and one year.

          We believe that our current cash, cash equivalents and restricted cash, and expected cash provided by operating activities will be sufficient to meet our current and anticipated working capital requirements and capital expenditures for at least the next 12 months from the date of this prospectus. After this offering, we may decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

          As of December 31, 2020, 39.7% of our cash, cash equivalents and restricted cash were denominated in Renminbi. As of December 31, 2020, 0.35% of cash and cash equivalents were held by our VIE.

          Although we consolidate the results of our VIE, we only have access to the assets or earnings of our VIE through our contractual arrangements with our VIE. See "Corporate History and Structure — Contractual Arrangements with Our VIE and Its Shareholders." For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see "— Holding Company Structure."

          In utilizing the proceeds we expect to receive from this offering, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiaries, or acquire offshore entities with operations in China in offshore transactions. However, most of these uses are subject to PRC regulations. See "Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and our VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business" and "Use of Proceeds."

Operating activities

          Net cash generated from operating activities in 2020 was RMB536.1 million (US$82.2 million), as compared to net income of RMB75.4 million (US$11.6 million) in the same period. The difference was primarily the result of:

  (i)
  adjustments for noncash items that primarily include depreciation and amortization expense of RMB343.4 million (US$52.6 million) as well as amortization of entry fees of RMB239.4 million (US$36.7 million); and

  (ii)
  change in assets and liabilities mainly resulted from an increase in prepayments and other current assets of RMB257.1 million (US$39.4 million), partially offset by an increase in accounts and notes payable of RMB118.0 million (US$18.1 million). The increase in prepayments and other current assets was primarily due to an increase in entry fees paid to location partners. The increase in accounts and notes payable was primarily due to increase in commission payables to location partners and network partners.

          Net cash generated from operating activities in 2019 was RMB444.0 million, as compared to net income of RMB166.6 million in the same period. The difference was primarily the result of:

  (i)
  adjustments for noncash items that primarily include depreciation and amortization expense of RMB194.2 million, partially offset by change in fair value of short-term investments of RMB9.9 million; and

  (ii)
  change in assets and liabilities mainly resulted from an increase of RMB249.4 million in prepayments and other current assets, partially offset by an increase in accounts and notes payable of RMB117.4 million. The increase in prepayments and other current assets was primarily due an increase in entry fees to location partners. The increase in accounts and notes payable was primarily due to an increase in commissions payable to network partners and location partners.

Investing activities

          Net cash used in investing activities in 2020 was RMB261.5 million (US$40.1 million), consisting of RMB283.1 million (US$43.4 million) used to purchase of property, equipment and software from a related party and RMB133.8 million (US$20.5 million) used to purchase of property, equipment and software from third parties, and RMB304.8 million (US$46.7 million) used to purchase of short-term investments, partially offset by RMB460.2 million (US$70.5 million) proceeds from maturities of short-term investments.

          Net cash used in investing activities in 2019 was RMB868.3 million, consisting primarily of RMB567.8 million used to purchase short-term investments and RMB510.3 million used to purchase property, equipment and software from a related party partially offset by RMB279.7 million of proceeds from maturities of short-term investments.

Financing activities

          Net cash generated from financing activities in 2020 was RMB654.6 million (US$100.3 million), consisting primarily of RMB718.1 million (US$110.1 million) of proceeds from issuances of Series D-1 preferred shares, RMB169.5 million (US$26.0 million) of proceeds from borrowings from third parties and RMB115.4 million (US$17.7 million) of proceeds of financing from network partners, partially offset by RMB336.0 million (US$51.5 million) of repayment of borrowings to third parties.

          Net cash generated from financing activities in 2019 was RMB579.7 million, consisting primarily of (i) proceeds from issuances of Series Seed, A-1, C-1 and C-2 preferred shares, net of issuance costs, of RMB28.7 million, RMB10.0 million, RMB381.3 million and RMB45.3 million, respectively, and (ii) RMB191.0 million proceeds from borrowings from third parties and RMB109.5 million proceeds of financing from network partners, partially offset by RMB63.1 million and RMB42.1 million used in repurchase of convertible redeemable preferred shares and ordinary shares, respectively.

Capital expenditures

          Our capital expenditures are primarily incurred for purchasing raw materials and components from suppliers for the manufacturing of our power banks and cabinets, purchasing computer and electronic equipment and other production tools and software. Our capital expenditures were RMB981.2 million in 2019 and RMB394.6 million (US$60.5 million) in 2020. We intend to fund our future capital expenditures with our existing cash balance, short-term investments and anticipated cash flows from operations. We will continue to make well-planned capital expenditures to meet the expected growth of our business.

Contractual Obligations

          The following table sets forth our contractual obligations as of December 31, 2020.

	Total	Within one year	One to three years	Three to five years	More than five years

	(RMB in thousands)
Operating lease commitments(1)	19,873	19,152	361	—	—
Purchase of equipment(2)	50,348	50,348	—	—	—
Financing payable(3)	244,151	46,854	97,660	99,637	—

Notes:

(1)
Represents minimum payments under non-cancelable operating leases related to offices.

(2)
Represents our commitment to purchase power banks and cabinets.

(3)
Represents the financing payables recognized from the lease arrangements with our network partners associated with the cabinet sales. The maturities of the financing payables are estimated based on projected lease repayment amounts during the useful life of the cabinets.

          Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2020.

Off-Balance Sheet Commitments and Arrangements

          We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Internal Control Over Financial Reporting

          Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control. In the course of auditing our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company's annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

          The material weaknesses identified relate to (i) our company's lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of accounting principles generally accepted in the United States of America, or U.S. GAAP, to address complex U.S. GAAP technical accounting issues and to prepare and review the Group's consolidated financial statements, including disclosure notes, in accordance with U.S. GAAP and financial reporting requirements set forth by the Securities and Exchange Commission, or the SEC, and (ii) our company's lack of period end financial closing policies and procedures for preparation of consolidated financial statements, including disclosure notes, which are in compliance with U.S. GAAP and relevant SEC reporting and disclosure requirements.

          Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

          To remediate our identified material weakness, we plan to adopt measures to improve our internal control over financial reporting, including, among others: (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP accounting and SEC reporting, (ii) organizing regular training for our accounting staffs, especially training related to U.S. GAAP and SEC reporting requirements, (iii) formulating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, and (iv) establishing period end financial closing policies and procedures for preparation of consolidated financial statements.

          However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all. See "Risk Factors — Risks Relating to Our Business and Industry — If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may be adversely impacted."

          As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting.

Inflation

          To date, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2018, 2019 and 2020 were increases of 1.9%, 4.5% and 0.2%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected by higher rates of inflation in China in the future.

Holding Company Structure

          We are a holding company with no material operations of its own. We currently conduct our operations primarily through our PRC subsidiaries and our VIE. As a result, our ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and their subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and their subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Quantitative and Qualitative Disclosures about Market Risk

Credit risks

          Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents and other receivables. As of December 31, 2019, and 2020, substantially all of our cash and cash equivalents were held in major financial institutions located in Hong Kong and PRC, which management considers being of high credit quality. Account receivables and other receivables, are generally unsecured and denominated in RMB, and are derived from operations primarily in the PRC.

Foreign exchange risk

          For our PRC entities, the operating transactions and our assets and liabilities are mainly denominated in RMB. RMB is not freely convertible into foreign currencies. The value of RMB is subject to changes influenced by central government policies, and international economic and political developments. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People's Bank of China, or the PBOC. Remittances in currencies other than RMB by us in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

          We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in our ADSs will be affected by the exchange rate between U.S. dollar and Renminbi because the value of our business is effectively denominated in RMB, while our ADSs will be traded in U.S. dollars.

          To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of Renminbi against the U.S. dollar would reduce the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, servicing our outstanding debt, or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amounts available to us.

          We estimate that we will receive net proceeds of approximately US$136.0 million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$8.50 per ADS, assuming the underwriters do not exercise their option to purchase additional ADSs. Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the U.S. dollar against RMB, from a rate of RMB6.5250 to US$1.0000 to a rate of RMB7.1775 to US$1.00, will result in an increase of RMB88.7 million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from a rate of RMB 6.5250 to US$1.00 to a rate of RMB5.8725 to US$1.0000, will result in a decrease of RMB88.7 million in our net proceeds from this offering.

Interest rate risk

          Our exposure to interest rate risk primarily relates to the interest and investment income generated by excess cash, which is mostly held in interest-bearing bank deposits and wealth management products, and the interest expense on our secured bank loans from PRC banks with an aggregate principal amount of RMB24.5 million (US$3.8 million) as of December 31, 2020. Interest-earning instruments and interest-bearing loans carry a degree of interest rate risk. We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

          After completion of this offering, we may invest the net proceeds that we receive from this offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Critical Accounting Policies and Significant Judgments and Estimates

          Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, measurement and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amount of expenses during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, our management reviews these estimates based on information that is currently available. Changes in facts and circumstances may cause us to revise our estimates. Significant accounting estimates reflected in our consolidated financial statements include allowance for doubtful accounts, useful lives of property, equipment and software, impairment of long-lived assets, internal rate of return associated with the capital lease, valuation and recognition of share-based compensation arrangements, convertible redeemable preferred shares and warrant liabilities and valuation allowance of deferred tax assets.

Consolidation

          Our consolidated financial statements include the financial statements of our company, our subsidiaries and the consolidated VIEs for which we are the primary beneficiary.

          A subsidiary is an entity in which our company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

          A consolidated VIE is an entity in which our company, or our subsidiaries, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore our company or our subsidiaries are the primary beneficiary of the entity.

          All transactions and balances among our company, our subsidiaries and the consolidated VIEs have been eliminated upon consolidation.

Property, equipment and software, net

          Property, equipment and software are stated at cost less accumulated depreciation and impairment. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives.

Cabinets	5 years
Power banks	3 years
Computer and electronic equipment	3 years
Production tools	5 years
Software	10 years
Others	3 to 5 years
Leasehold improvements	Shorter of the estimated useful lives or the lease term

          We purchase certain raw materials and components directly from suppliers and outsources the manufacturing to our assembly partners. Raw materials, components and all other direct costs that are related to the production of power banks and cabinets under construction and incurred in connection with bringing the assets to their intended use are capitalized as construction in progress. Construction in progress is transferred to power banks and cabinets and depreciation commences when the asset is ready for its intended use.

          Expenditures for maintenance and repairs are expensed as incurred. Gain or loss on the disposal of property, equipment and software is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of comprehensive income/(loss).

          Our power banks can either be rented for our mobile device charging service or sold, at the discretion of the users. We initially record the power bank as property and equipment based on the usage pattern of users who primarily opt to rent the power banks. When the users elect to purchase power banks, the pertinent power banks are reclassified to inventory at the carrying value and are recognized as cost of revenues upon the transfer of power banks to users.

Revenue recognition

          Our revenues are primarily derived from (i) mobile device charging business, (ii) power bank sales, and (iii) others. Revenue recognition policies for each type of revenue stream are as follows:

  Mobile device charging business

          We deploy our equipment, including cabinets and power banks, in highly frequented POIs, such as entertainment venues, restaurants, shopping centers, hotels, transportation hubs and public spaces, etc., which are operated by our location partners. Individual users can scan the QR code on the cabinets with their mobile devices to place an order to use a power bank. A deposit is generally required for each order placed by the users except for those who have qualified credit scores, assessed by payment portals such as WeChat or Alipay. The deposit is refunded to users when they return the power banks. We record the deposit in accruals and other current liabilities. As provided in the user agreement, if the power banks are not returned by the users after a certain period of time, the deposit will be kept by us to settle their usage of the power banks. We recognize such deposit as revenues from the mobile device charging service.

          We generate revenues from mobile device charging business from the rental fees we receive from our users, which are primarily a function of thirty-minute fee rates determined by us and the period of time for which users use the power banks. We collect fees directly from our users. As users have the right to use specific power banks for a period of time to charge their mobile devices, the arrangements with the users constitute a lease and the revenues for the mobile device charging service is recognized under ASC 840, "Leases" ("ASC 840"). The revenues from mobile device charging business is recognized as contingent rental revenue which is accrued during the rental period of the power banks.

          The mobile device charging service is operated under a direct model and a network partner model. Under the direct model, we identify and negotiate with location partners directly and pay them incentive fees, which consist of entry fees and commissions based on certain percentages of revenues generated by the power banks placed at their locations. Entry fees paid to location partners are amortized on a straight line basis over the contractual periods with location partners during which our equipment is placed in location partners' venues. Entry fee is accrued based on the actual period of cabinet placement if payment is yet to be made. Commissions are expensed in line with the recognition of rental income from users. Under the network partner model, we collaborate with network partners by leveraging their local business network to expand our business. The network partners are engaged to identify POIs and negotiate with location partners for the deployment of the equipment. A majority of the network partners are required to purchase the cabinets from us. We are obligated to pay commissions to network partners based on certain percentages of the revenues generated from the equipment placed by the network partners.

Commissions are also expensed in line with the recognition of rental income from users. The amortization of entry fees paid to the location partners and the commissions paid to location partners or network partners are presented as sales and marketing expenses.

  Transactions with network partners

          Under the network partner model, we sell our cabinets to the majority of network partners, but retains all the output derived from the cabinets, whose only potential use is to store, charge, and process our power banks, for an indefinite period. We have determined that this usage right should be accounted for as an embedded lease for the estimated useful life of the cabinets. Since the embedded lease of the cabinets would be classified as a capital lease, we account for the proceeds from the network partners as a financing transaction rather than as a sale of the cabinets.

          Therefore, the cabinets continue to be recognized as our equipment and are depreciated over their useful lives. The cash received from the network partners for the cabinets is initially recognized as financial liabilities and the liability is subsequently accreted over the useful life of the cabinets based on the estimated effective rate of return implicit in the lease, with interest expense being recognized. The effective interest rate is estimated based on the projected variable lease repayment amounts that have been bifurcated from the estimated commissions to be paid to the network partners during the useful life of the cabinets based on their relative standalone selling prices. The financial liabilities are settled when payments are made to the network partners. The financial liabilities that are expected to be settled over one year from the balance sheet date are presented as long-term liabilities.

          We regularly evaluate the effective interest rate against the actual lease repayments and prospectively adjusts the effective interest rate as necessary. For the periods presented, there was no material change in the effective interest rate.

  Power bank sales

          We generate revenues from sales of power banks if users purchase our power banks. Revenues are recognized in accordance with ASC 606, "Revenue from Contracts with Customers" ("ASC 606") when a purchase order is confirmed and the power banks are released to the customers, which is when the control of products is transferred.

  Other revenues

          Other revenues primarily consist of revenues generated from advertising services that we provide to customers by displaying their advertisement on our mini programs in WeChat or Alipay. Revenues are recognized in accordance with ASC 606 over the period when the advertising is displayed.

          We consider several factors in determining whether it is appropriate to record the revenues at the gross amount of fees charged, or those amounts net of commissions paid. Generally, revenues are recorded at the gross sales price because we control the specified goods or services, and are the primary obligor in a transaction, are subject to substantial inventory risk, and have latitude in establishing prices. Our revenues are recognized after deducting estimated price concessions, discounts, and value added tax ("VAT").

  Leases

          Leases are classified at the inception date as either a capital lease or an operating lease. As the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property's estimated remaining economic life, or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease.

          All other leases are accounted for as operating leases wherein rental payments are expensed as incurred. Payments made under operating leases, net of any incentives received by us from the lessor, are charged to the consolidated statements of comprehensive income/(loss) on a straight-line basis over the lease periods.

  Share-based compensation

          We follow ASC 718, "Compensation—Stock Compensation" to determine whether share-based awards should be classified and accounted for as a liability award or equity award. We granted restricted shares and restricted share units to our co-founders, employees and external consultants, which are classified as equity awards and recognized in the consolidated financial statements based on their grant date fair values.

          Share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses a) immediately at grant date if no vesting conditions are required; or b) for awards granted with only service conditions, using the straight-line vesting method, over the vesting period.

          Share-based compensation in relation to the restricted shares and restricted share units is measured based on the fair market value of our ordinary shares at the grant date of the award. Prior to the listing, estimation of the fair value of our ordinary shares involves significant assumptions that might not be observable in the market, and a number of complex and subjective variables, including discount rate, and subjective judgments regarding the our projected financial and operating results, our unique business risks, the liquidity of our ordinary shares and our operating history and prospects at the time the grants are made. The fair value of these awards was determined taking into account independent valuation advice.

          The modifications of the terms or conditions of the shared-based award are treated as an exchange of the original award for a new award. The incremental compensation expense is equal to the excess of the fair value of the modified award immediately after the modification over the fair value of the original award immediately before the modification. For awards already vested as of the modification date, we immediately recognized the incremental value as compensation expenses. For awards still unvested as of the modification date, the incremental compensation expenses are recognized over the remaining service period of these awards.

          In accordance with ASU 2016-09, we made an entity-wide accounting policy election to account for forfeitures when they occur.

Fair value of restricted shares and RSUs

          We grant restricted shares to our co-founders and restricted share units ("RSUs") of Smart Share Brothers Holding Limited and Smart Share CGY Holding Limited to our employees and external consultants. We account for share-based compensation in accordance with ASC 718, Compensation — Stock Compensation. The share-based compensation expenses are measured based on the fair value of the awards on the grant date.

          We determine the fair value of restricted shares to our co-founders and RSUs of Smart Share Brothers Holding Limited and Smart Share CGY Holding Limited to our employees and external consultants based on the fair value of our ordinary shares on the date of grant.

Fair value of ordinary shares

          The following table sets forth the fair value of our ordinary shares estimated at the grant dates during the financial statements period presented in this prospectus of restricted shares and RSUs of Smart Share Brothers Holding Limited and Smart Share CGY Holding Limited with the assistance from an independent valuation firm:

Date of Valuation	Fair value per share (US$)	DLOM for Ordinary Shares (Discount for Lack of Marketability)	WACC

March 2019	0.3503	23%	23%
April 2019	0.3620	22%	22%
December 2019	0.5454	21%	19%
March 2020	0.6058	21%	19%
June/July 2020	0.9219	20%	19%
November 2020	1.8273	16%	17%

          Because there has been no public market for our ordinary shares, we, with the assistance from an independent valuation firm, evaluated the use of income approach to estimate the enterprise value of our company and income approach (discounted cash flow, or DCF method) was relied on for value determination when determining the grant date fair value of our ordinary shares for purposes of recording share-based compensation expenses. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation. If different estimates and assumptions had been used, our ordinary shares valuations could be significantly different and related stock-based compensation expense may be materially impacted.

          The major assumptions used in calculating the fair value of ordinary shares include:

  •
  Weighted average cost of capital, or WACC: The WACCs were determined based on consideration of factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors.

  •
  Discount for lack of marketability, or DLOM: DLOM was quantified by the Finnerty's Average-Strike put options mode. Under this option-pricing method, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM.

          The income approach involves applying appropriate WACCs to estimated cash flows that are based on our projected earnings and cash flows. Our revenues and earnings growth rates, as well as major milestones that we have achieved, have jointly contributed to the increase in the fair value of our ordinary shares from 2017 to 2020. However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: no material changes in the existing political, legal and economic conditions in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain. The risks associated with achieving our forecasts were assessed in selecting the appropriate WACCs, which ranged from 30% to 19%. Furthermore, a discount for lack of marketability reflects the fact that our shares were privately-held shares. The discount for lack of marketability was quantified by various valuation techniques, which ranged from 26% to 20%.

          The option-pricing method was used to allocate the enterprise's value to ordinary shares and convertible redeemable preferred shares. This method treats ordinary shares and convertible redeemable preferred shares as call options on the enterprise's value, with exercise prices based on their respective payoffs upon a liquidity event, such as a sale of our company, an initial public offering, or a redemption event, and estimates of risk free rate and the volatility of our equity securities. The anticipated timing is based on the plans of our Board of Directors and management.

          The fair value of our ordinary shares was US$0.3503 per share in March 2019 and US$0.5454 per share in December 2019, respectively. This increase was primarily attributable to (i) the continued rapid market expansion growth in terms of the number of POIs and the expansion of our KA network; (ii) our successful completion of Series C Preferred Shares financing, which provided us with the funding needed for our continuous expansion, and (iii) decrease of discount rates from 23% to 19% as a result of major milestones described above and the continuous growth of our business which reduced the risks associated with our cash flow and earnings forecast. In addition, as we progressed towards being qualified for an initial public offering based on the solid business performance and operation results, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 23% to 21%.

          The fair value of our ordinary shares was US$0.5454 per share in December 2019 and US$0.9219 per share in July 2020, respectively. This increase was primarily attributable to the stronger-than-expected recovery from the outbreak of COVID-19 pandemic benefited by the measures we have taken to optimize our operational efficiency as well as our continued rapid market expansion. In addition, the COVID-19 pandemic enabled us to accelerate market consolidation as smaller payers were disproportionately impacted. Together with our increased cooperation with network partners and location partners, we continued to rapidly expand into more POIs and also new categories of POIs.

          The fair value of our ordinary shares was US$0.9219 per share in July 2020 and US$1.8273 per share in November 2020, respectively. This increase was primarily attributable to (i) our operation results in the second half of 2020 continued to exceed our previous estimates in both revenue and net income driven by the continued rapid growth in the number of POIs and our KA network; (ii) decrease of discount rates from 19% to 17% as a result of the longer track record in achieving our forecast that reduced the risks associated with our cash flow and earnings forecast; (iii) the substantial progress made on the issuance of Series D-1 preferred shares that was consummated in early December with the per share price at US$2.5986, which was expected to provide us with funding needed for further expansion; and (iv) as we progress towards the launch and proceeding of the initial public offering, the lead time to an expected liquidity event continued to decrease, resulting in a decrease of DLOM from 20% to 16%.

Recent Accounting Pronouncements

          A list of recently issued accounting pronouncements that are relevant to us is included in note 2 "Summary of Principal Accounting Policies — (ac) Recent Accounting Pronouncements" of our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

          The information presented in this section has been derived from an industry report commissioned by us, dated March 3, 2021, and prepared by iResearch Consulting Group, an independent research firm, to provide information regarding our industry and our market position in China. Neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Overview of China's Mobile Device Charging Service Market

          The mobile device charging service industry in China emerged in 2014 and began to scale in 2017 out of the increasing gap between smartphone battery consumption, driven by more intensive smartphone usage, and smartphone battery life, hampered by technological hurdles unlikely to be solved in the near future. A survey conducted by iResearch shows that 93% of surveyed smartphone users have experienced the need to charge their mobile devices while they are away from their homes or offices.

          According to the iResearch Report, the size of the mobile device charging service market in China was RMB9.0 billion in 2020, and is expected to grow to RMB106.3 billion in 2028, representing a compound annual growth rate, or CAGR, of 36.2% from 2020 to 2028. According to the iResearch Report, due to the COVID-19 pandemic, the growth rate of the mobile device charging service market slowed down in the first half of 2020, but had returned to normal since then. The following charts set forth the historical and expected size of the mobile device charging service market in China:

Note:

(1)
In terms of gross revenues generated from mobile device charging services, including service fees, sales of power banks, deposits deducted for unreturned power banks, membership fees and VAT, excluding refunded deposit, revenues from advertising services and sales of equipment to agents. Free and discounted services are counted as their original prices.

Source: The iResearch Report

Increasing smartphone prevalence and usage intensity

          The number of smartphone users and smartphone penetration rate in China have increased and are expected to keep increasing in the foreseeable future, according to the iResearch Report. As of December 31, 2019, the number of smartphone users1 in China was 882.2 million, and this number is expected to grow to 1.1 billion by the end of 2024, according to the iResearch Report. As of December 31, 2019, the penetration rate of smartphones in China was 61.7%, and this number is expected to grow to 75.4% by the end of 2024. As of December 31, 2019, the penetration rate of smartphones in China was approximately 20% lower than that of the United States, indicating a strong potential of growth.

          Smartphone users in China have also significantly increased the usage of their smartphones. In 2017 and 2019, total mobile data usage in China was 25 billion gigabytes, or GB, and 122 billion GB, respectively, and it is expected to grow to nearly 924 billion GB in 2024, according to the iResearch Report. Total mobile data usage in China was 166 billion GB in 2020, compared to 54 billion GB in the Unites States.

          The emergence of entertainment mobile apps in China has contributed to Chinese smartphone users' heavy usage and dependence on their smartphones. For example, the average time spent on short video apps per mobile device in China in 2017 was 5.9 hours per month and 33.2 hours per month in 2020, and is expected to grow to 55.4 hours per month in 2024, according to the iResearch Report. The average time spent on mobile gaming per mobile device was 8.9 hours per month in 2017 and 12.0 hours per month in 2020, and is expected to grow to 20.6 hours per month in 2024, according to the same report. Other factors, such as the increasingly cheaper mobile data cost in China, also contributed to the growing usage of smartphone, according to the iResearch Report.

          The prevalence of "necessity apps", which play central roles in many daily activities in China, and the rapid development of mobile payment portals, have also made smartphone users increasingly dependent on their mobile devices. According to the iResearch Report, the number of mobile apps with more than 500 million monthly unique device visits grew from 3 in November 2016 to 11 in November 2020. According to the iResearch Report, Chinese smartphone users' time spent on mobile apps has also increased and is expected to continue increasing. According to the iResearch Report, monthly time spent on mobile apps per user in China was approximately 167.5 hours in 2020, 46.7% higher than that of an estimated 114.2 hours in the United States2. The following chart sets forth the historical and expected mostly time spent on mobile apps per user in China:

1
Note: Smartphone users are people who own at least one smartphone and use it more than once a month. Smartphone penetration rate in a country is the percentage of the number of smartphone users in that country out of the total population of the country.

2
Note: Surveyed objects in China are all age groups. Surveyed objects in the United States are adults over 18 years old. Time spent on mobile apps may include duplicate time spent on several apps / devices simultaneously.

Note:

(1)
Data include time spent on smartphones and tablets

Source: The iResearch Report

          As a result of the increased usage of smartphone in China, average smartphone battery consumption per day is expected to be approximately 7,261 mAh (milliampere hour) in 2020, approximately 2,989 mAh more than the average battery capacity of mainstream smartphones, according to the iResearch Report.

Lagging battery technology breakthrough

          While the Chinese smartphone users increase usage time and intensity, smartphone battery technology and charging technology have been unable to deliver breakthroughs that can fully address the power consumption needs of smartphone users so far. According to the iResearch Report, smartphones are expected to be more power consuming in the near future due to the adoption of 5G telecommunications technology. For example, chips for 5G mobile devices are approximately 2.5 times more power consuming than those currently widely used for 4G devices, according to the iResearch Report; however, smartphones are unlikely to carry batteries with significantly higher capacity in the near future because of prevailing smartphone design patterns and technological hurdles that the battery industry has experienced.

          According to the iResearch Report, there are two main ways for mobile devices, primarily smartphones, to increase their battery capacities: increasing physical sizes of the batteries, or increasing battery energy density, neither of which is feasible in the near term. Current technologies determines that as mobile device batteries increase in sizes, their stability will decrease significantly which would lead to safety concerns; as the current trend in mobile devices moves toward more compact and lighter designs, consumers are also unlikely to be receptive of larger and heavier batteries. On the other hand, there is currently no economical technology that safely increase battery energy density. As a result, average battery capacity of mainstream mobile phones grew at a CAGR of 6.6% from 2016 to 2020 according to the iResearch Report.

          Apart from the lack of breakthrough development of battery capacities, fast charging and wireless charging technologies are also unlikely to make giant leaps in their developments in the near future to fully satisfy the increasing smartphone battery consumption demands in China, according to the iResearch Report.

          According to the iResearch Report, wireless charging technology does not change consumers' need for mobile device charging services, as it merely alters the way mobile devices are charged, rather than their battery lives. Currently, all mass market wireless charging devices require a charging dock to physically be in contact with the device being charged, making them an undesirable alternation to traditional power bank technologies because charging docks limit users' mobility while charging their mobile devices. According to the iResearch Report, it would take approximately another 8-10 years before mass market wireless charging equipment can charge mobile devices without charging docks.

          According to the iResearch Report, fast charging technology, which could arguably lower the usage time of mobile device charging services, still lacks a unified industry standard. The technology itself raises safety concerns and there are studies that show that fasting charging technology may damage battery lives of the devices that it charges. According to the iResearch Report, these issues makes it unlikely for fast charging technology to meaningfully impact the mobile device charging service industry.

Key Factors Driving China's Mobile Device Charging Service Industry

          The mobile device charging service industry in China has witnessed development in its product and service offerings since its inception, driven by increasing user demand and technology advancements. Key developments of the mobile device charging service industry in China include the evolution from desktop machines to portable power banks, the emergence of cabinets of varying sizes, the ability to return power banks at locations different than the borrowing locations, the coverage of more diverse non-commercial POIs such as crossroads and transportation hubs, and the compatibility of power banks with most smartphone models.

          According to the iResearch Report, the key drivers of the growing mobile device sharing industry include:

Increasing smartphone usage intensity

          The increasing usage time of and users' dependency on smartphones have contributed to the intensity of smartphone battery consumption in China, fueling a rising need for users to charge their mobile devices on the go.

Easier mobile payment and access portals

          The prevalence and universality of mobile payment and access portals in China, and their respective mini program functionalities have made it easier for new services, such as the mobile device charging services, to gain users' trust and cultivate user habits. There is no need for users to download new apps in order to use the services. Payment portals also eliminate the need for users to re-link their credit cards to different apps and services, making them more receptive of new business models. According to the iResearch Report, the penetration rate of mobile device payment portal in China among mobile device users is estimated to be 87% in 2020, compared to 32% in the United States.

Growing network effect

          As mobile device charging services become more prevalent, they become increasingly accessible. This makes it more convenient to borrow and return power banks at different locations, which positively cultivates user habits for increased demand and usage. According to a survey conducted by iResearch, 78.6% of the surveyed mobile device charging service users believe that they used the service more frequently as it became more readily available. This virtuous cycle between consumer demand and supply of shared mobile charging services has resulted in scalable network effect, propelling the rapid growth of the industry. According to the iResearch Report, China also had a high population density of 146 people per square kilometer in 2019, compared to 33 in the United States, allowing for quick formation of network effect in various regions.

Key Trends of China's Mobile Device Charging Service Market

          According to the iResearch Report, the key trends in growth of the mobile device charging service industry are:

Expansion into more POIs and new POI categories in existing markets

          According to the iResearch Report, only 8.0% and 9.3% of potential POIs in China were occupied by mobile device charging service providers by the end of 2019 and 2020, respectively, presenting tremendous market potential for industry participants. Furthermore, most POIs currently covered by power bank cabinets are restaurants and entertainment venues. Many categories of potential POIs, such as hospitals and public transportation hubs, have been traditionally underserved by players in the industry. For example, according to the iResearch Report, the number of public transportation hubs with mobile device charging services was approximately 113,000 by the end of 2020, and this is expected to grow to approximately 755,000 by the end of 2024, representing a CAGR of 60.6%. Expansion into more and new categories of POIs will be a key trend in the mobile device charging service industry in China. The following charts set forth the historical and expected numbers of POIs covered by the mobile device charging service industry in China:

Source: The iResearch Report

Note: "Others" includes but not limited to POIs such as tourist locations and hospitals.

Source: The iResearch Report

Continued expansion into lower-tier cities, while increasing presence in higher-tier cities

          There is also a gap between the penetration rates of POIs in larger and smaller cities in China. By the end of 2019, the penetration rate of POIs by the mobile device charging service industry in first and second-tier cities was 17.0%, while that of third and below-tier cities was 2.8%.1 These penetration rates increased to 19.1% and 3.7% in 2020, respectively, and 45.5% and 39.4% in 2024, respectively, according to the iResearch Report.

          A key trend in the mobile device charging service market is the expected increase in penetration in higher-tier cities, including first and second-tier cities, alongside an expansion into unaddressed lower-tier cities, including cities in the third-tier and below, which requires excellent management capabilities and differentiated growth strategies tailored towards the unique characteristics of each market. According to the iResearch Report, the POI coverage and

1
City tiers are determined based on "2020 City Business Charm Ranking List" issued by CBN New First-tier Cities Research Institute. A city's tier is evaluated according to five aspects: the concentration of commercial resources in major cities, the urban hub, the activity of urban residents, the diversity of lifestyles, and the growth prospect. We use "second-tier cities" to refer to both new first-tier and second-tier cities ranked by CBN New First-tier Cities Research Institute.

penetration are expected to grow substantially in each city tier. The following charts set forth the historical and expected penetration rate of the mobile device charging service market in China:

Note:

(1)
POI penetration is the result of dividing the number of POIs with mobile device charging services by the total number of POIs suitable for mobile device charging services.

Source: The iResearch Report

Competitive Landscape of China's Mobile Device Charging Service Market

          The mobile device charging service market in China is currently at a rapid development stage. However, despite its short history, the market already has several relatively large players. Among the top four players in the industry, whose total revenues constituted 83.1% of the industry total gross revenues in 2020, we ranked first in terms of gross revenues in 2020, albeit a late entrant who has been in the industry for fewer than four years. The following diagram sets forth the current competitive landscape of China's mobile device charging service market in terms of gross revenues:

Source: The iResearch Report

BUSINESS

Our Mission

          Energize everyday life.

Overview

          We are a consumer tech company providing mobile device charging service through an extensive online and offline network. We are the largest mobile device charging service provider in China in terms of gross revenues in 2020, according to the iResearch Report. We provide service through our power banks, placed in POIs operated by our location partners, such as entertainment venues, restaurants, shopping centers, hotels, transportation hubs and public spaces. Through our mini programs, users rent our power banks to carry with them when they use our service and can return the power banks at any of our POIs, enabled by our expansive network and powerful technologies. As of December 31, 2020, we had a network of over 664,000 POIs covering more than 1,500 out of the 2,846 counties and county-level districts in China. We had approximately 149.1 million and 219.4 million cumulative registered users as of December 31, 2019 and 2020, respectively.

          We leverage advanced proprietary technologies and big-data analytics capabilities to facilitate seamless transactions, optimize hardware management and obtain valuable user insights. As of December 31, 2020, our system actively monitored and processed data from a network of over five million power banks. Our hardware is manufactured under industry-leading quality and safety protocols by top-tier assembly partners, with raw materials and components sourced from renowned suppliers.

          The mobile device charging service market size in China is expected to grow from RMB9.0 billion in 2020 to RMB106.3 billion in 2028, according to the iResearch Report. There are ample opportunities for industry participants to continue expanding into existing and unaddressed use cases. Pervasive smartphone usage, dependence on mobile apps and the adoption of 5G telecommunications technology also fuel a booming demand for charging services. The growing supply of and demand for power banks for share drive up usage among existing users and attract new users through growing accessibility, convenience, consumer habits and awareness.

          As we grow our business, we focus on optimizing the operational efficiency of our products and personnel. We improve the utilization of power banks through our tried-and-true POI selection and expansion strategies, as well as our relentless drive to improve user experience. We achieve high operational efficiency among our business development personnel through our meticulously designed business development personnel management system and proprietary data-driven management tools.

          We operate our business through direct operation and network partners. In larger cities, we directly operate our business and use our resources to better collaborate with key accounts, or KAs, who are location partners with expansive offline footprint and widespread brand recognition. We deploy business development personnel for the expansion, management and maintenance of our POIs, incentivized by a well-designed and ever-evolving evaluation system. In smaller cities and counties, we work with network partners with local business connections and insights. We manage and evaluate network partners by the same standards as our direct operation under our operating philosophies.

          We have built a distinct and vibrant life-style brand that differentiates us from our competitors. Our brand not only represents reliability, accessibility and quality, but also is associated with youthfulness and trendiness. Leveraging our brand reputation, we have been able to secure exclusive long-term contracts with popular domestic and global franchises, and we have established branding collaborations with industry icons.

          Our proven business model has allowed us to rapidly expand while achieving profitability, despite having a short operating history in a fast-evolving industry. Our total revenues grew from RMB2,022.3 million in 2019 to RMB2,809.4 million (US$430.6 million) in 2020, representing a growth rate of 38.9% despite the significant impact of the COVID-19 pandemic in the first half of 2020. In 2019 and 2020, we had net income of RMB166.6 million and RMB75.4 million (US$11.6 million), respectively, representing net margins of 8.2% and 2.7%, respectively. Our adjusted net income was RMB206.6 million and RMB112.6 million (US$17.3 million) in 2019 and 2020, respectively representing adjusted net margins of 10.2% and 4.0%, respectively. For discussions of adjusted net income and reconciliation of adjusted net income, see "Prospectus Summary—Summary Consolidated Financial Data—Non-GAAP Financial Measure." We believe that our leading industry position, deep market expertise albeit our short operating history, relentless drive to innovate, pursuit of operational excellence, and the vision and track record of our senior management team can help us achieve long-term success and sustainable growth.

Our Strengths

          We believe that the following competitive strengths contributed to our success and differentiated us from our competitors.

Leading position with powerful multilateral network effects

          We are the largest mobile device charging service provider in China in terms of gross revenues in 2020, according to the iResearch Report. We have built an extensive network covering every province of China that spans across vast yet distinctive POIs. As of December 31, 2020, we had a network of over 664,000 POIs and over five million power banks in more than 1,500 out of the 2,846 counties and county-level districts in China. As of the same date, approximately 57.6% of our POIs were located in first and second-tier cities, while approximately 42.4% were located in cities in the third-tier and below1. As of December 31, 2020, approximately 32.2% of our POIs were located in Eastern provinces, 26.3% in Southern provinces, 22.0% in Western provinces, and 19.5% in Northern provinces of Mainland China. We had approximately 219.4 million cumulative registered users as of December 31, 2020.

          Our scale allows us to create a powerful network effect: the more ubiquitous our power banks and cabinets are, the more users would use our services at higher frequencies. As we expand our network, our products become increasingly accessible and easy to return at different locations, positively shaping and reinforcing user behavior and brand reputation to increase usage and frequency. This virtuous cycle strengthens our market-leading position and brand awareness. As a result, we are able to continually expand into new POIs and locations without compromising the usage of our service.

          Our scale and network effect not only allow us to seize the opportunities in the rapidly expanding mobile device charging service industry, but also form a unique matrix linking online technologies with offline network, which provides us with a solid foundation to explore future business opportunities at scale.

1
City tiers are determined based on "2020 City Business Charm Ranking List" issued by CBN New First-tier Cities Research Institute. A city's tier is evaluated according to five aspects: the concentration of commercial resources in major cities, the urban hub, the activity of urban residents, the diversity of lifestyles, and the growth prospect. We use "second-tier cities" to refer to both new first-tier cities and second-tier cities as ranked by CBN New First-tier Cities Research Institute.

Operational excellence enabled by effective business development strategy and data-driven tools

          We have built a team of well-trained and adaptive business development personnel, who are responsible for the expansion, management and maintenance of our POIs. We have established meticulously-designed and ever-evolving training and mentorship programs to ensure that our business development personnel's performance and operations are top-tier. See "— Our Operational Expertise — Dynamic business development personnel management." We have also carefully instituted a unique incentive system for these business development personnel to align their interests with ours. We primarily evaluate business development personnel based on a number of metrics to encourage them to strike a balance between growth and profitability, underpinned by localized strategies. We offer our business development personnel growth opportunities to cultivate a long-term commitment to our company, and a shared vision in the industry.

          We have a disciplined POI selection strategy distilled from our vast experience in the consumer tech industry and know-how gathered from our practices. Most of our POIs are places with heavy foot traffic, long operating hours or extended consumer time spend, such as restaurants and shopping malls. As we accumulate more users, we expand our POIs to more diverse types of locations to retain and expand our user base.

          We equip each of our business development personnel with powerful data-driven tools to assist their daily operation and management of POIs and hardware. We have developed proprietary business development-facing mobile apps that generate daily to-do lists for our business development personnel. Our system also contains our current and potential location partner database to help business development personnel better negotiate with and develop new location partners. With the help of these powerful management tools, our business development personnel can manage large numbers of power banks and cabinets.

Relentless focus on technology to deliver superior products and services

          Our powerful proprietary technologies allow us to connect and seamlessly run over five million power banks as of December 31, 2020, providing stable and reliable experience for our users. We fully integrate our technologies with our assembly partners and are able to track our hardware as soon as they are manufactured. We have developed proprietary management tools to help our employees and partners to enhance their operational efficiency, such as our business development personnel "credit score" system and our hardware management system. See "— Our Technologies — Our hardware and business intelligence system."

          Our proprietary technologies allow us to track and monitor all of our cabinets and their connected power banks in real time, and our tailor-made business intelligence technology provides us with valuable and granular operating data detailed to each individual POI and power bank. Our advanced big data and machine learning technology processes data collected from our hardware and gives us unique user insights.

          Our power banks and cabinets are safe, reliable, long-lasting and easy to use, with superior built-quality. We carefully choose and directly negotiate with top-tier raw material and components suppliers to ensure the quality of our hardware in a cost-effective manner. We enter into long-term contracts with leading assembly partners with rich experience in the power bank assembly industry through our selection and bidding process. We also utilize our powerful technology to enable just-in-time hardware management and precise hardware management.

          We have a talented and experienced research and development team. All of our hardware is developed or co-developed by our in-house R&D team, and we hold 13 patents related to power bank technologies and design. We have obtained the certificate required by China's Information

Technology — General Specification for Portable Digital Equipment Used Power Bank, a strict standard governing the quality of power banks on the market. We have also received the China Compulsory Certificate, as well as a number of other safety certificates from regulatory bodies and institutions such as State Radio Regulation of China and UL Standards.

Distinct and vibrant brand

          Over the years, we have built a distinct and vibrant brand that makes us a trusted choice for location partners, IP partners and users. We strive to create a brand image associated with youthfulness and trendiness through our streamlined power bank and cabinet design. We actively work with our location partners and IP partners to initiate creative campaigns that engage our users from online to offline, and drive interactions between our users and our IP partners. Each campaign adds a new element to our brand, making our brand truly multi-dimensional and capable of reaching diverse user demographics.

          We have also established a trusted reputation among our location partners through our demonstrated reliability in our services. We have secured exclusive long-term contracts with several renowned KAs, such as KFC China. By attending and sponsoring large offline events, we further establish our recognition among potential partners. We believe we are the best-positioned player in the industry to make bespoke cabinets to fit our location partners' aesthetics and other customization needs. As our reputation further develops, we attract more location partners to collaborate with us, which further promotes our brand to their customers, creating a self-reinforcing virtuous cycle.

Visionary management team with proven track records

          Our senior management team has extensive and deep experience in consumer and technology-related industries. Our senior management team has collectively instilled their visionary and strategic perspectives into our company. Thanks to their superb organizational and execution capabilities, we achieved remarkable growth and leadership position in a rapidly developing industry, albeit being a late entrant. Their relentless pursuit of operational efficiency enables us to create and manage a vast network of hardware with industry-leading capabilities, achieve operational efficiency with products that are of superior quality and reliability, develop powerful technology infrastructures, and build a vibrant, well-recognized brand. We believe that our management's consumer-centric perspectives and clear understanding of consumer demand and market trends will unlock more future opportunities for us.

Our Strategies

          We intend to achieve our mission and strengthen our leadership position by pursuing the following growth strategies.

Actively capture expansion opportunities in existing and new markets

          We intend to further penetrate into existing markets for mobile device charging services, and explore and expand into new geographical markets at the same time to capture the tremendous growth opportunities ahead. According to the iResearch Report, mobile device charging services existed in only approximately 9.3% of the potential POIs in China by the end of 2020. We intend to expand into more POIs in the existing markets of in China by continually executing our dynamic expansion strategies to effectively collaborate with more location partners. We plan to rapidly expand into broader categories of POIs, such as hotels, office buildings, residential areas, hospitals, and public spaces. We intend to actively screen, identify, and seize POIs that have heavy foot traffic, long operating hours or extended consumer time spend.

          We also plan to enter into more new markets in lower tier cities and counties. To achieve this, we plan to continually leverage the advantages of both direct operation and network partners. We will continue to recruit quality network partners with deep understanding of the local markets to effectively enter into new areas. We will also continue to improve the service quality and expertise of our network partners by equipping them with our know-how and technologies. We will continue to enhance our trainings of and operational support to our network partners and provide them with detailed and actionable data insights to elevate their operational efficiency.

Continue to expand our KA network

          Our KAs are location partners with expansive offline footprint and widespread brand recognition, who enable us to gain expansive user coverage and brand awareness. We intend to continue our effort in seeking collaborations with more KAs, thereby rapidly enhancing our user reach and facilitating more frequent usage of our service.

          We plan to expand our dedicated KA business development teams and design tailored incentive systems to attract more KAs. We will continually leverage our extensive operation and product expertise to optimize our product and services in order to enhance our brand recognition among potential KAs. We will continue to sponsor and attend offline events to further educate potential KAs of the mobile device charging service industry and attracting them to our brand. We also plan to incentivize our network partners to participate in KA business development efforts.

Continue to improve our operational excellence

          As we further increase our business scale, we plan to continue to enhance our operational excellence in order to maintain and improve our coverage, revenues and profitability. We will continually optimize our business development team management and location partner management utilizing our big data capabilities. We will continue to pursue expansion strategies to ensure a balance between scale and profitability. In addition, we will continue to calibrate and improve our business development evaluation system to further align our employees' interests with our company's.

Further enhance our technology capabilities

          We will continue to invest in technologies and our data processing and analytics capabilities. We intend to further improve the reliability, stability and connectivity of our hardware management solutions. We will continue to invest in our manufacturing and supply chain management capabilities, such as supply chain automation. We intend to partner with our assembly partners to research and improve our production processes to increase assembly speed and cost efficiency. We also plan to continually improve our supply chain and just-in-time hardware management capabilities.

Strengthen our brand

          We intend to continue to strengthen our brand image among users by collaborating with high-quality brand partners and initiate more effective campaigns both online and offline. We will also continue to enhance our brand recognition among potential business partners by attending and sponsoring more offline events. To further establish our brand image, we also plan to roll out more customized products with trendy designs that fit the core value of our brand and attract a larger loyal user base.

Pursue strategic alliances and investments opportunities, and explore new business initiatives

          We will selectively pursue strategic alliances, investments, and acquisitions that strengthen our business and accelerate the pace of our innovation, particularly those that can help us expand our location partner network and user base, enhance technologies and products, and improve our supply chains. We believe our extensive industry experience and insights will enable us to identify suitable targets and effectively evaluate and execute potential opportunities.

          In addition, we believe our expanding mobile device charging network, growing technologies capabilities, sizable and well-managed operation team, and rising influence of our brand will continue to serve as our strategic differentiators, which serve not only as drivers for our mobile device charging business, but also an incubator for other innovations. We plan to leverage our core competencies to explore new business opportunities in a disciplined manner.

          Leveraging our consumer insights and extensive POI network covering every province of China, we will selectively explore sales, via our private label, of large market potential consumer products that are synergistic to our customer profile and brand.

The Energy Monster Experience

What we offer

          We offer users mobile device charging service through power banks at any of our POIs which are typically places with heavy foot traffic. Our power banks are stored in cabinets that we install at POIs. The power banks are equipped with cables that are compatible with most mobile devices and can be returned to any of our cabinets nationwide. Users can easily access our power banks through their smart mobile devices and return them at any of our cabinets.

How to use our products

          Users start using our products by either spotting our cabinets at one of our POIs, or easily finding our cabinet locations through our mini programs, which can be accessed through WeChat, Alipay and other third-party partners. Users scan the QR codes on the cabinets to release our power banks. Our mobile device charging service is priced primarily based on thirty-minute intervals. A deposit and payment are processed through users' digital wallets, provided by WeChat Pay and Alipay. The deposit is waived for users who have qualified credit scores at their digital wallet service providers, as assessed by these providers.

          After users finish using the power banks, they can return them at any of our cabinets nationwide. Users can also choose to purchase the power banks through the mini programs. If a power bank is not returned after a certain period of time, we retain the deposit from users or their digital wallet service providers.

Where to find our products

          Our cabinets are widely available, conspicuously placed in diverse offline locations with heavy foot traffic, long operating hours or extended consumer time spend, from shopping malls, movie theatres and restaurants to public transportation hubs and pedestrian walkways. Guided by our profound data insights and accumulated industry expertise, our cabinets are strategically positioned in each location to optimize their visibility and maximize their utilization.

          The breadth of our POI coverage reaches offline establishments traditionally underserved by leading online-to-offline internet platforms in China, such as hospitals, subway stations and other places of public utility or transportation.

Who we benefit

  Users.

  •
  Reliable.  We utilize advanced hardware management technologies, high-quality raw materials and components sourcing, and well-designed supply chain management protocol to ensure high quality of our hardware. We strive to ensure that our cabinets are always online, with power banks fully charged and slots available for users to return power banks.

  •
  Accessible.  With our extensive network covering every province of China, users can easily access one of our cabinets at our over 664,000 POIs in more than 1,500 regions in China as of December 31, 2020. We are also the exclusive mobile device charging service provider for multiple multi-national franchises. Our accessibility provides users with the peace of mind of not having to worry about their mobile devices running out of battery.

  •
  Visible.  Our unique placement strategy, as well as our highly distinguishable brand, appearance and name, make our products highly visible and easy to find. Our visibility eases users' anxiety of not being able to find returning locations when they are on the go. Users can borrow and return our power banks at any of our cabinets and also have the option to keep the power banks.

  Location partners.

  •
  Value-added services.  Mobile device charging service is becoming a value-added yet necessary service to location partners. Our reliable and visible devices attract more customers to our location partners, conveniently meeting their customers' need to recharge mobile devices.

  •
  User insights.  We accumulate valuable user insights from our proprietary real-time hardware management technologies and business intelligence system. We are able to leverage insights on user behavior to advise location partners on operational improvement, as well as to provide them with client relationship management systems, or CRM and location-based service capabilities.

  •
  Monetary incentive.  We provide a source of additional income to our location partners for hosting our cabinets by paying them incentive fees, including entry fees and commissions based on certain percentages of the revenues generated by the hardware placed at their POIs.

  IP partners.

  •
  Consumer reach.  We collaborate with IP partners to initiate campaigns either through our mini programs or customized power banks. Our campaigns sometimes involve offline activities that promote our partners' brands and products. Our extended and targeted user reach provides extensive channels for our IP partners to reach mass audience.

  •
  Brand reputation.  Our brand is widely associated with youthfulness and trendiness. By collaborating with us, our IP partners can boost their brand images and awareness among a coveted demographic in China.

Mini programs

          Users can access our mini programs by scanning the QR codes on our cabinets, searching for or directly launching our mini programs.

Location. Upon opening the mini program, users are shown a map view with our cabinets' locations. We also highlight the locations of customized power banks in vicinity, for users looking to purchase these collectibles.

Scan. By tapping the button on the bottom, users can scan the QR codes on our cabinets from the mini program. They are then shown instructions of how to use our power banks.

Map view showing cabinet locations
Nearby cabinets. By tapping the "nearby cabinets" button, users can view a list of cabinets near them.

Our Operational Models

          We operate our business through direct operation and network partners. Our direct operation model is more suitable for larger urban areas and for collaborating with KAs, while our network partners excel in leveraging their local business connections and insights to expand into smaller cities and counties, allowing us to more quickly scale our network. We collect payments directly from users and settle with network partners periodically. For each market, we leverage our operational and data insights to pick the most suitable model or a combination of the two models, with the aim of optimizing our expansion speed and efficiency in such market.

          We strive to operate our business with the highest efficiency, attention to detail and sustainable growth strategies. We guide our network partners to adopt the same philosophies and guidelines as ours in their daily operations through trainings, support and a rigorous network partner selection process. See "—Our Operational Expertise—Network partner management."

Direct operation

          Under our direct operation model, we negotiate with location partners directly. We collect fees from users via payment portals, and settle commissions with location partners according to the respective contracts. As of December 31, 2019 and 2020, approximately 68% and 61% of POIs were operated through our direct operation, respectively. Our direct operation model mainly covers larger urban areas.

          We have developed a unique operational model for our direct operation, where we hire business development personnel for the expansion, management and maintenance of our POIs. Our business development personnel are our front liners who handle our power banks and cabinets, and service our location partners daily. Their responsibilities include:

  •
  Business development.  Our business development personnel typically have designated areas that they are responsible for. We provide business development personnel form contracts that they can use but also give them certain latitude to customize the contracts. We have also established dedicated teams of business development personnel to explore collaborative relationships with top KAs, such as renowned amusement parks, hotel chains and restaurant franchises. Our business development system is easily scalable, utilizes our resources effectively and enables us to expand efficiently.

  •
  Power bank and cabinet maintenance.  Aside from business development, business development personnel are also responsible for the management and maintenance of the cabinets and power banks. They need to ensure that the power banks and cabinets function normally. They are also in charge of moving power banks among different POIs to ensure power bank availability.

  •
  Location partner relationship management.  Business development personnel are in charge of managing our relationships with location partners and their key contact persons. They perform regular site-checks to our POIs, and evaluate whether the POIs, our power banks and our cabinets are performing well financially. Business development personnel can switch cabinets or terminate collaborations with location partners if their financials are not satisfactory. See "— Our Operational Expertise — Dynamic business development personnel management."

          We have designed an intricate multi-dimensional incentive and evaluation system that aligns business development personnel' interests with our company's, striking a balance between growth and profitability. See "— Our Operational Expertise — Dynamic business development personnel management." Our standard contract with location partners typically lasts more than two years and can be terminated if either party is unable to fulfill its obligations. The contract is also usually exclusive, prohibiting them from collaborating with other mobile device charging service providers with certain penalties if exclusivity is breached. We collect payments from users directly, and settle commissions with location partners on a monthly basis. Depending on the location, type and foot-traffic of a given POI, we may negotiate different location partner commission rate and duration of the contracts.

          We believe that aimless expansion without quality is against our operational philosophy. Therefore, we constantly monitor the performance of our cabinets and power banks, as well as our location partners, with the help of our proprietary technologies. We proactively reach out to location partners and POIs that are not performing well financially, to either switch the cabinets to a suitable one based on their traffic or terminate our contracts to avoid inefficiency.

Network partners

          We collaborate with third-party network partners to install cabinets and provide users mobile device charging service, as part of our effort to efficiently and rapidly expand into smaller cities and counties in China. Network partners generally purchase cabinets from us while we continue to use those cabinets to operate our business. Network partners are responsible for the placement of our cabinets in POIs. They directly negotiate contracts with location partners and are paid commissions of certain percentages of the revenues generated by the devices that they place.

          Network partners' responsibilities are similar to those of our business development personnel. Network partners are responsible for business development, POI sourcing, contract negotiation, and power bank and cabinet maintenance. To ensure that network partners are successful and act in accordance to our business standard, we have designed comprehensive training sessions. See the section titled "— Our Operational Expertise — Network partner management."

          Our contracts with network partners generally do not have fixed terms, and can be terminated if either party is unable to fulfill its obligations. They are typically exclusive and include non-compete clauses which prohibit network partners from engaging in similar arrangements with other mobile device charging service providers. We proactively monitor the performances of the cabinets and power banks that they place. See the sections titled "Our Technologies — Our power banks" and "— Our cabinets." We also require our network partners to continually improve their operating performance. We continuously acquire network partners throughout our expansion. We may gradually adjust the number of network partners over time based on their performance. As a result, the number of network partners fluctuates and does not directly correlate with the POI coverage or revenues generated through the network partner model.

          We pay network partners commissions from revenues generated by the power banks that they place. We directly collect all payments from users through their digital wallets, and settle with our network partners monthly.

Our Operational Expertise

          We believe that our management team has a constant drive to seek higher operational efficiency through better organizational skills and technological infrastructure. Our management has deep understanding of the consumer tech industry, as well as proven expertise in operating a large-scale business development network. We also leverage an array of AI-enabled technologies to boost our performance and power bank utilization, both in our direct operation and network partner models. See "— Our Technologies — Our hardware and business intelligence system." We carefully design and continually improve an evaluation matrix to manage both our direct operation and network partner teams. Through our expertise, technologies and experience in the market, we have accumulated ample know-hows in operations and efficient business expansion.

Management expertise

          We have quickly gained the largest market share in the mobile device charging markets with a market share of 34.4% in terms of gross revenues in 2020, according to the iResearch Report. A key attribute that propelled us to achieve this is our proven management expertise, which manifests itself across a broad spectrum of operational strategies.

          Precision.    Through our experience in the consumer tech industry and the mobile device charging sector, we are able to discern the most precise KPIs to evaluate the performance of our business development personnel and our network partners to ensure long-term, sustainable, yet rapid expansion.

          Granularity.    Our management and operation are remarkably detail-oriented. With the help of our proprietary big data technologies, we analyze the performance of our power banks with what we believe to be industry-leading precision and gather ample know-how in the mobile device charging business, such as cabinet placement and management.

          Disciplined.    We have a long-term commitment to the mobile device charging service market and the consumer tech industry. We evaluate our own performance based on total revenues, revenues per power bank and profitability, which enables us to grow sustainably.

Dynamic business development personnel management

          We have implemented meticulously-designed and ever-evolving trainings, systems and tools to assist business development personnel and the management team to achieve an optimal level of efficiency. We constantly refine our management tools and procedures to optimize our operations and adapt to the market.

          Training.    We have a comprehensive orientation program for the training of our business development personnel when they first join us. We also provide regular and ad hoc training sessions throughout their careers to refresh and update their knowledge with new insights that we have gathered from our operations. Our training topics include management of location partner relationships, negotiation techniques, our latest know-how in business, and any other topics that may help improve the operational efficiency. We also have an apprentice system to better on-board our business development personnel. Each of the new comers follows an experienced business development person for two weeks before they start operating on their own.

          Incentive.    Our business development personnel incentive system is designed to optimize our business development personnel's efficiency and performance by aligning their interests with our company's and promoting sustainable growth. The incentive system is based on an evaluation matrix. The matrix puts an emphasis on the growth in a business development person's total revenues generated and revenues per power bank, but require business development personnel to strike a balance between expansion and profitability and make sure that our power banks and cabinets are performing well while they expand their coverage. We also track other important metrics such as POI coverage, online rate of our devices and hardware management. Business development personnel incentive is also negatively tied to location partners' incentive fee rates. We constantly monitor and refine our business development personnel incentive system. By designing and perfecting this intricate incentive system, we encourage business development personnel to find their own balances between expansion and financial efficiency, while keeping device loss rates at low levels.

          Promotion.    We believe that a strong corporate culture is crucial to maintaining operational efficiency. We also believe that our deep know-how can be best utilized and strengthened by a dedicated core team. We therefore implement a well-designed career advancement system for our business development personnel in order to both incentivize their consistent performance and cultivate a tight-knit group. We have designed a multi-layered business development personnel structure with a clear career track and attractive incentives, tied to our evaluation matrix. Our business development personnel are hence encouraged to take long-term views in our company. We have a strong business development personnel retention rate, which helps us to implement our operational philosophy to every aspect of our business.

          Data-driven tools.    Our business development personnel are equipped with a suite of proprietary real-time data analytics and decision-making tools empowered by our strong technology infrastructure, such as our location partner database, POI data analytics tools, and real-time power bank availability updates. These tools are consolidated into our proprietary business development personnel-facing app. Each business development employee can view the status of all the cabinets and power banks that they are in charge of, including, among others, the online rate, power bank battery usage and numbers of power banks left in cabinets. Our decision-making tools automatically generate daily to-do lists that assist business development personnel to plan their daily activities. With the assistance of these effective automation tools, business development personnel are able to actively engage with location partners and improve their performance.

Automatically generated daily to-do lists in our business development personnel-facing app, sorted by task (left), by POI (middle) and to-do list for a specific POI (right).

Our business development personnel-facing app, showing key performance metrics for the business development personnel.

          Location partner and POI database.    Our in-house database of location partners and POIs encourages and facilitates collaboration among business development personnel. The database contains potential target POIs. It also includes POIs that business development personnel or the management think are suitable for potential cabinet placement. A business development person can log new prospective location partners into the system for other business development personnel with better resources to explore.

Our business development personnel-facing app, showing POI information.

Network partner management

          Our network partner management capabilities allow us to conduct quality control over their expansion and service quality, and ensure that their operations are on par with our own.

          To ensure network partner quality, we conduct interviews and check entity legal standings before we collaborate with a network partner. We only enter into relationships with network partners that we have assessed to have sufficient financial and operational abilities and have the required knowledge and business relationships locally to expand efficiently.

          We have authored a comprehensive training program that we conduct for new network partners. The program includes best practices in POI-selection, cabinet placement and expansion strategies. We also provide them with similar tools and resources that we provide our business development personnel, such as standard contracts, business intelligence tools and decision-making tools.

          We evaluate our network partners with the same metrics as we evaluate our direct operation. We constantly monitor the performance of their cabinets and our power banks. Network partners are evaluated on their monthly financial performance, such as average revenues per power bank and revenues. We have established a dedicated network partner management team to regularly conduct site-checks on the POIs covered by our network partners to evaluate their performance. We also actively provide advice to under-performing network partners, and sometimes terminate our collaboration with network partners whose performance remains sub-standard.

Our Technologies

          We utilize an array of advanced hardware and software technologies, both proprietary and co-owned, to deliver the best user experience and operational efficiency.

          Our product is empowered by our advanced technologies and big-data analytics capability. Our hardware management technology ensures seamless transaction experience by monitoring and managing our equipment in real-time, resulting in enhanced asset utilization and security, and minimized loss and damage ratios. Our big-data analytics distills valuable commercial insights from consumer data to help us make precise judgements on site selection, utilization and hardware management, among others. See the sections titled "Our Technologies — Our hardware and business intelligence system."

Our power banks

          We have designed and co-designed our power banks to make them user-friendly and deliver the best user experience. We select assembly partners and suppliers based on a variety of criteria including their industry experience and the quality of their products and services. Our power banks have the following features:

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  Compatibility.  All of our power banks are equipped with cables that fit most of mobile devices, a first in the industry. Users can conveniently pull out the suitable cable to charge their devices.

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  Portability.  Our power banks are easily portable, with a size of just 145.8*68.8*14.7mm (approximately 5.7*2.7*0.6 inches) and weight of approximately 168g (6 oz), barely larger than a common mobile phone.

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  Quality and capacity.  Our power banks have a battery capacity of 3.7V/5000mAh. Our power banks are made from raw materials and components that we source from top-tier suppliers, and manufactured by leading assembly partners in the industry. See "— Supply Chain."

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  Safety.  Safety of our users is of the utmost importance. We have obtained the certificate required by China's Information Technology — General Specification for Portable Digital Equipment Used Power Bank, a strict standard that governs the quality of commercial power banks. We have also received the China Compulsory Certificate, as well as a number of other safety certificates from regulatory bodies and institutions such as State Radio Regulation of China and UL. We only use technologies that have been proven to be safe, such as 5000mAh battery cores. As of the date of this prospectus, we had never had an incident caused by quality issues of our products.

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  Durability.  Our power banks are tested to have a battery life of at least 500 full charging cycles without compromising battery capacity.

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  Appearance.  Our power banks have a chic, streamlined design that fits the aesthetics of the younger generation. Many of our power banks also feature designs from our IP collaborations. See "— Our Brand."

          All of our power banks are compatible with our hardware management technologies. We are able to track in real-time whether the power banks are in use, their remaining battery percentage when they are connected to cabinets, as well as revenues generated. When they are stored in the cabinets, we can see their charging status. The power banks also automatically lock themselves and cannot be used for charging if they are taken out of the cabinets by force.

Our cabinets

          Our cabinets are the charging hubs for our power banks. All of our cabinets feature a QR code. They have slots where power banks are stored and released, in which the power banks are charged. We currently have models of cabinets with different power bank storage capacities and internet connection modes to fit every POI use case.

          Similar to our power banks, our cabinets are also compatible with our technologies. They transmit data such as number of power banks stored and revenues generated. Being the hub for the power banks, our cabinets have strong online capabilities, with AI-enabled internet environment detection system to ensure that they have a high online rate.

          We also incorporate a variety of technologies to ensure that our cabinets are safe to use for both location partners and our users. For example, most of our cabinets are equipped with thermal control capabilities that actively track the temperatures of all power banks inserted. Cabinets will lock all power banks and halt its lending functions if the temperature is above or below a certain limit.

Our hardware and business intelligence system

          Our operational efficiency is inseparable from our technology advantages, which provide us with immense user behavior data and insights. Because of our expansive operations, as of December 31, 2020, we operated over five million power banks. We have built a proprietary infrastructure to support the daily operation and management of our hardware, as standardized software cannot support our fast-changing business. Our hardware management system is connected to every power bank and cabinet, from the moment they are off the production lines. By keeping our cabinets online all the time, we are able to manage and analyze data collected through our power banks and cabinets. Our hardware management system is also scalable and expandable, providing a platform for potential future business expansion.

          Cabinet connectivity.    All of our cabinets are equipped with our proprietary algorithms to detect their internet environment, and the cabinets change their connection methods to ensure optimal online rate. We also have both 2G and 4G cabinets to accommodate the varied internet connection strengths of different location partners and locations.

          Over-the-Air (OTA) platform.    We have also built a proprietary OTA system that supports automated upgrades for our cabinets. Currently, all of which have the ability to upgrade their systems online through our proprietary OTA system.

          With the help of our advanced hardware management system and high online rate, we are able to implement a business intelligence system to collect valuable and immense user insights to facilitate our operational decisions.

          Hardware management.    We conduct automated precise management of our vast amount of hardware through the data that they transmit. Our hardware management system is seamlessly connected to our assembly partners and we start tracking our devices from the time they get off the production line, including warehouse tracking. We are also able to collect device locations from consumer usage record, location partner locations and others. We have fully digitalized our device management by utilizing our hardware management technologies, making our operations more precise and efficient, while lowering our hardware loss and damage ratios.

          AI-enabled business intelligence system.    Our AI-enabled business intelligence system provides us with valuable user behavior and insights in real-time. Our business development personnel, network partners and our management team are able to see our power bank and cabinet status, down to each single cabinet and its connected power banks, as well as hourly updates and live reports for any interval. The granular analysis that we are able to conduct refines our operations. Our business intelligence system generates POI activity heat maps and data analysis on targeted POI coverage, which give our business development personnel, network partners and management holistic pictures of our operations and assist them with business planning.

          CRM and ERP systems.    We have designed CRM and ERP systems that utilize big-data and machine learning technologies to give us and our location partners insights into user behavior and device performances. Our CRM systems help us manage all of our location partner data such as key contact persons, POI locations and historical performances; they also let us know where, when and how our users have used our devices, which guide our POI and placement strategies. Our ERP system, on the other hand, utilizes our hardware's connectivity to consolidate all of our data and systems to provide us holistic view of our operations. In the future, we intend to further expand our systems to enable location partners to send location-based service to users who have used cabinets at their locations.

R&D team

          Our R&D team consists of employees with backgrounds from various renowned technology companies. Our R&D team is responsible for the development, management and maintenance of our proprietary technologies, including smart hardware, hardware management solutions, CRM and ERP systems, order and pricing systems, operational and hardware management tools and our automated supply chain system. We have also developed proprietary AI and big data technologies to assist our operations. We have established a dedicated team of process improvement personnel to assess and upgrade our R&D process in order to optimize our R&D speed and efficiency.

Supply Chain

          Our highly efficient supply chain management, including our raw materials and components procurement, as well as manufacturing and hardware management, is the key to our superior products and operational efficiency.

Raw materials and components procurement

          We procure raw materials and components from, and establish long-term relationships with, top-tier suppliers. We manage and control the procurement of raw materials and components for our power banks and cabinets to ensure the safety and quality as well as competitive pricing of our products. We attach the same attention-to-detail to our procurement management as we do in our business operation.

          We implement stringent selection processes when choosing our suppliers to ensure quality. By negotiating directly with suppliers, we are able to procure raw materials and components in bulk volumes to control our costs. We have two procurement methods, direct sourcing and indirect sourcing. When we source materials directly, we buy raw materials and components from the suppliers and have them shipped to our assembly partners. We sometimes store raw materials and components purchased in warehouses that we rent. To better manage our manufacturing costs, we also adopt an indirect sourcing method and let assembly partners directly pay for and transit materials from our suppliers. However, we still negotiate with and choose suppliers by ourselves.

Our assembly partners

          We collaborate with top-tier power bank assembly partners to outsource the assembly of our power banks and cabinets. We have a stringent selection process for our assembly partners. We also conduct regular on-site supervision during production and perform quality checks on our assembly partners.

          Our assembly partners assemble our devices to our specifications. We own all patents relating to our devices except for three patents, which are co-owned with ZMI. We have also invested in the optimization of production line of our products. We have collaborated with our assembly partners to co-research ways to improve the manufacturing process and efficiency.

Dynamic warehousing and logistics

          Efficiency and cost control are the key elements to our warehousing and logistics management. Our industry-leading warehousing and logistics management capabilities enable us to handle large numbers of power banks and cabinets daily. We implement a dynamic warehousing system that changes according to the amount of hardware we possess, which is determined by our predicted power bank and cabinet needs.

          Our hardware management technology enables us to see in precise detail the conditions and activities of our devices. We also conduct weekly demand planning meetings to collect the needs for power banks and cabinets of our business development personnel. We are therefore able to conduct refined just-in-time hardware management, reducing our warehousing costs. We currently lease warehouses with varying sizes to achieve flexibility in our storage cost. We also store some of the raw materials and components that we source from our suppliers.

          We use a third-party logistics service provider to move our hardware from warehouses and factories to areas that we cover, where business development personnel and local network partners store and move hardware themselves.

Quality Assurance

          We are committed to maintaining the highest level of quality in our hardware. We have designed and implemented a quality management system that provides the framework for continual improvement of products and processes.

          For our new product lines, we conduct thorough examinations of product samples and each of their components at the product verification and testing stage to make sure they satisfy all the technical requirements set forth in our structure design and industrial design. The examination results are recorded on a set of product sample documents, which are further reviewed and approved before they are handed over to our assembly partners.

          For our existing product lines, we also have a quality assurance team that establishes, communicates and monitors quality standards by product category. Suppliers are kept apprised of quality assurance expectations through a vendor management portal environment. In addition, we have quality assurance personnel stationed at the facilities of our assembly partners to perform sampling inspection to ensure that our assembly partners fully adhere to our quality standards in the production process.

Our Brand

          We are dedicated to building a brand that speaks to users, and aspire to become the power bank brand that users prefer whenever they have a choice. Building a reputable brand also helps us establish a network effect, as people are more inclined to use our products as we expand. By enhancing our brand recognition, we are also able to attract more location partners and KAs to collaborate with us, further enhancing our network effect.

          Our cabinets have a minimalistic design that fits into most environments. This has attracted location partners to accept our cabinets in their stores. We are also able to customize our cabinets to perfectly blend into the business environment or to accentuate the brand image of our location partners.

Marketing

          We believe that our network effect is our best marketing tool. At the same time, we try to establish our brand reputation and awareness among potential KAs and location partners in order to better implement our expansion strategies. We also use these opportunities to further educate the market of our business models, attracting more location partners to host our devices.

          We collaborate with top KAs to place our power banks and cabinets at their locations. KAs are important to our expansion strategies, both because of their brand equities and the significant revenue potential. With certain KAs, we integrate our service into their portals (such as their own mini programs) to access our services in order to bring a more engaging experience for their customers. Such collaborations boost our brand reputation among the top KAs' customers.

          To increase the awareness of our industry and our brand, we have sponsored large offline events such as music festivals and globally-renowned conferences. We choose these events carefully to fit our brand image and attract young users to our products. We have also sponsored a host of commercial events, such as the China International Import Expo (CIIE), to further establish our brand recognitions among potential location partners.

Campaigns

          We from time to time initiate campaigns to attract more users to proactively seek out our power banks. Our campaigns usually involve releasing power banks with special designs coupled with offline activities to boost our brand awareness.

          IP Collaboration.    We have collaborated with local and international brands and designed offline activities that involve our power banks. For example, some campaigns involve collecting all varieties of a particular series of customized power banks, which either appear randomly or can be found through our mini programs. Our IP collaborations are typically conducted free of charge for us because of the user reach and awareness that our IP partners can gain.

          Trendy in-house designs.    We have also created a series of customized power banks inspired by popular culture to resonate with users. These power banks usually appear randomly at different cabinets.

Examples of our in-house customized power banks.

Customer service

          Providing satisfactory customer services is a high priority to us. We conduct regular trainings to our customer service staff to ensure service quality, and we also have AI-enable systems to assist their performance.

          Users can easily access our customer service staff through the customer service button on our mini programs. Users are also able to submit claims through email, phone and sometimes business development personnel. We strive to resolve 96% complaints in 10 minutes, and 99.9% in 24 hours.

Data Privacy and Protection

          We are committed to protecting the information and privacy of our users. We have developed a company-wide policy on data security to preserve individual personal information and privacy. We strictly comply with laws and regulations and do not distribute or sell our users' personal data for any purpose. We gain access to vast amounts of behavioral data through transactions completed on mini programs and we encrypt and store the data on our own and third-party cloud servers, which are protected by advanced anti-hacking measures and firewalls. We collect customer information only with their consents.

          Our network configuration is secured at multiple layers to protect our databases from unauthorized access. To prevent unauthorized access to our system, we utilize a system of firewalls and maintain a demilitarized zone to separate our external-facing services from our internal systems. To minimize the risk of data loss, we conduct regular data backup and data recovery tests. We have data disaster recovery procedures in place.

          We deploy a variety of technical solutions to prevent and detect risks and vulnerabilities in user privacy and data security, such as encryption, firewall, vulnerability scanning and log audit. For instance, we store and transmit all customer data in encrypted formats and have a team of professionals who are dedicated to the ongoing review and monitoring of data security practices. We maintain data access logs that record all attempted and successful access to our data and conduct automated monitoring and routine manual verification of large data requests. We also have clear and strict authorization and authentication procedures and policies in place. Our employees only have access to data which is directly relevant and necessary to their job responsibilities for limited purposes and are required to obtain authorization upon every access attempt.

Competition

          We compete with other players in the consumer tech industry, particularly companies that are in the mobile device charging service market. The mobile device charging service market is relatively new and has a number of large-scale participants.

          We believe that our ability to compete effectively depends on many factors, including our ability to expand our network, the quality of our power banks and cabinets, our pricing strategies, our pricing competitiveness, our user experience, our technological leadership, our partnership with third parties, our marketing and selling efforts, and the strength and goodwill of our brand.

          Furthermore, as our business continues to grow rapidly, we face significant competition for highly skilled personnel, including management, engineers and business development personnel. The success of our growth strategy depends in part on our ability to retain existing personnel and add additional highly-skilled employees.

Our Environmental, Social and Governance (ESG) Initiatives

          We believe our continued growth rests on integrating social values into our business. With the aspiration to promote convenient and connected living, we endeavor to utilize our online and offline network to offer public welfare resources to everyone in the communities we serve. Since the inception of our operations, we have established strict environmental protocols to comprehensively improve our corporate governance and benefit society.

          We procure raw materials that are in accordance to the Restriction of Hazardous Substances Directive standard, or ROHs, of the EU. All of our raw material suppliers are required to be in compliance with ROHs. We have ensured that all of our battery core and device chips are recyclable, and we dispose all of our hardware through government-approved recycle companies.

Employees

          The following table sets forth the numbers of our employees categorized by function as of December 31, 2020:

Function	Number of Employees	% of Total

Business development personnel	4,383	86.0%
Research & development and supply chain management	241	4.7%
Other sales and marketing personnel and general & administrative	476	9.3%

Total	5,100	100.0%

          As of December 31, 2020, all of our employees were based in mainland China. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and, as a result, have generally been able to attract and retain qualified personnel and maintain a stable core management team. In addition, we invest significant resource in the recruitment of employees to support our fast growth of business operations. In particular, we are successful in attracting dedicated and experienced on-the-ground business development personnel to our company. We provide new hire training to our employees and periodic on-the-job training to enhance the skills and knowledge of our employees.

          None of our employees are represented by labor unions. We have not experienced any material labor disputes or strikes that may have a material and adverse effect on our business, financial condition or results of operations.

          As required by laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments including, among other things, pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local governments from time to time.

          We typically enter into standard employment agreements and confidentiality agreements or clauses with our employees. These contracts typically include a standard non-compete covenant that prohibits the employee from competing with us, directly or indirectly, during his or her employment and for a period of time, typically two years after termination of his or her employment.

Facilities

          Our headquarters is located in Shanghai, China, where we lease and occupy approximately 1,868 square meters as office space. We have also leased an aggregate of approximately 40,000 square meters of office spaces in most of the cities and counties where we have direct operations. Our leases properties in the PRC are primarily used for office, business and warehousing purposes. We lease our warehouses on a need-basis according to our hardware and operations, with lease terms of one year. The relevant office lease agreements expire between 2020 and 2022.

Insurance

          We consider our insurance coverage to be adequate as we have in place all the mandatory insurance policies required by Chinese laws and regulations and in accordance with the commercial practices in our industry. We have purchased all-risk property insurance covering our products and fixed assets such as equipment, furniture and office facilities. We also provide social security insurance as required by relevant rules and regulation in China, including general care and work-related injury insurance, for our employees. Additionally, we provide group accident insurance for all employees and supplementary medical insurance for all management, R&D and other professional personnel. Our product liability insurance covers any claims against our company that arises out of defaults of our hardware. We do not maintain business interruption insurance, nor do we maintain key-man life insurance.

Legal Proceedings

          From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. See "Risk Factors — Risks Relating to Our Business and Industry — We may, from time to time, be subject to allegations, claims and legal proceedings during the course of our business operations, including those alleging intellectual property right infringement from us, which could adversely affect our reputation, business and results of operations" and "Risk Factors — Risks Relating to Our Business and Industry — Our directors, management, shareholders, employees and affiliates may from time to time be subject to negative publicity or legal proceedings, which could adversely affect our reputation and results of operations."

REGULATION

          This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or the rights of our shareholders to receive dividends and other distributions from us.

Regulations Relating to Foreign Investment

          The Foreign Investment Law of the PRC, or the Foreign Investment Law, was formally adopted by the National People's Congress on March 15, 2019 and became effective on January 1, 2020. The Foreign Investment Law is formulated to further expand opening-up, vigorously promote foreign investment and protect the legitimate rights and interests of foreign investors. According to the Foreign Investment Law, foreign investment means any foreign investor's direct or indirect investment in China, including: (i) establishing FIEs in China either individually or jointly with other investors; (ii) obtaining stock shares, stock equity, property shares, other similar interests in Chinese domestic enterprises; (iii) investing in new projects in China either individually or jointly with other investors; and (iv) making investment through other means provided by laws, administrative regulations, or State Council provisions. Foreign investments are entitled to pre-entry national treatment and are subject to negative list management system. The pre-entry national treatment means that the treatment given to foreign investors and their investments at the stage of investment access is not lower than that of domestic investors and their investments. The negative list management system means that the State implements special administrative procedures for access to foreign investment in specific fields. Foreign investors shall not invest in any forbidden fields stipulated in the negative list and shall meet the conditions stipulated in the negative list before investing in any restricted fields.

          Foreign investors' investment, earnings and other legitimate rights and interests within the territory of China shall be protected in accordance with the law, and all national policies on supporting the development of enterprises shall equally apply to foreign-invested enterprises. The state guarantees that foreign-invested enterprises participate in the formulation of standards in an equal manner and in government procurement activities through fair competition in accordance with the law. The State shall not expropriate any foreign investment except under special circumstances. In special circumstances, the State may levy or expropriate the investment of foreign investors in accordance with the law for the needs of the public interest. The expropriation and requisition shall be conducted in accordance with legal procedures and timely and reasonable compensation shall be given. In carrying out business activities, foreign-invested enterprises shall comply with relevant provisions on labor protection, social insurance, tax, accounting, foreign exchange and other matters stipulated in laws and regulations.

          From January 1, 2020, the Wholly Foreign-Owned Enterprises Law of the PRC, together with the Law of the People's Republic of China on Sino-Foreign Equity Joint Ventures and the Law of the People's Republic of China on Sino-Foreign Cooperative Joint Ventures shall be abolished. The organization form, organization and activities of foreign-invested enterprises shall be governed by the Company Law of the People's Republic of China and the Partnership Enterprise Law of the People's Republic of China. Foreign-invested enterprises established before the implementation of the Foreign Investment Law may retain the original business organization and so on within five years after the implementation of the Foreign Investment Law.

          On December 26, 2019, the State Council promulgated the Implementation Regulations on the Foreign Investment Law, which came into effect on January 1, 2020, and it further requires that foreign-invested enterprises and domestic enterprises be treated equally with respect to policy making and implementation. Pursuant to the Implementation Regulations on the Foreign Investment Law, if an existing foreign-invested enterprise fails to change its original form as of January 1, 2025, the relevant market regulation departments will not process other registration matters for such enterprise, and may disclose its relevant information to the public.

          On December 30, 2019, the Ministry of Commerce of the People's Republic of China, or the MOFCOM, and the State Administration for Market Regulation jointly issued the Measures for Reporting of Foreign Investment Information, or the Foreign Investment Information Measures, which came into effect on January 1, 2020 and replaced the Interim Administrative Measures for the Record-filing of the Establishment and Modification of Foreign-invested Enterprises. Since January 1, 2020, for foreign investors carrying out investment activities directly or indirectly in the PRC, foreign investors or foreign-invested enterprises shall submit investment information through the Enterprise Registration System and the National Enterprise Credit Information Publicity System operated by the State Administration for Market Regulation. Foreign investors or foreign-invested enterprises shall disclose their investment information by submitting reports for their establishments, modifications and cancellations and their annual reports in accordance with the Foreign Investment Information Measures. If a foreign-invested enterprise investing in the PRC has finished submitting its reports for its establishment, modifications and cancellation and its annual reports, the relevant information will be shared by the competent market regulation department to the competent commercial department, and does not require such foreign-invested enterprise to submit the reports separately. Where a foreign investor or a foreign-invested enterprise fails to submit the investment information as required, and fails to resubmit or correct such information after being notified by the competent commerce authority, the competent commerce authority shall order it to make corrections within 20 business days. Failure to make corrections within the specified period may subject the foreign investor to fines of up to RMB300,000, or a fine up to RMB500,000 if other severe violations exist.

          On December 19, 2020, the NDRC and the MOFCOM jointly promulgated the Measures on the Security Review of Foreign Investment, effective on January 18, 2021, setting forth provisions concerning the security review mechanism on foreign investment, including the types of investments subject to review, review scopes and procedures, among others. The Office of the Working Mechanism shall be established under the NDRC, which shall be led by the NDRC and MOFCOM to undertake routine work on the security review of foreign investment. Foreign investors or relevant parties in China shall take the initiative to make a declaration on their investments for security review to the Office of the Working Mechanism prior to (i) making investments in the military industry, military industrial support and other fields relating to the security of national defense, and investments in areas surrounding military facilities and military industry facilities; and (ii) obtaining control over enterprises involved in important agricultural products, important energy and resources, important equipment manufacturing, important infrastructure, important transport services, important cultural products and services, important information technologies and internet products and services, important financial services, key technologies and other important fields relating to national security. Control exists when a foreign investor (i) holds 50% or more equity interests in the enterprise, (ii) has voting rights that can materially impact on the resolutions of the board of directors or shareholders meeting of the enterprise even when it holds less than 50% equity interests in the enterprise, or (iii) has material impact on the enterprise's business decisions, human resources, accounting and technology.

Foreign Investment Industrial Policy

          Investment in the PRC conducted by foreign investors and foreign-owned enterprises shall comply with the Catalog for the Guidance of Foreign Investment Industries, or the Catalog, which was first issued in 1995 and amended from time to time. The most updated Catalog was promulgated by the MOFCOM, and the National Development and Reform Commission, or the NDRC, on June 28, 2017 and became effective on July 28, 2017, and contains specific provisions guiding market access to foreign capital and stipulates in detail the areas of entry pertaining to the categories of encouraged foreign investment industries, restricted foreign investment industries and prohibited foreign investment industries. The Special Administrative Measures for Access of Foreign Investments (2020 Edition) was promulgated on June 23, 2020 and became effective on July 23, 2020, or the Negative List 2020, and the Catalog of Industries for Encouraged Foreign Investment (2019 Edition) was promulgated on June 30, 2019 and became effective on July 30, 2019, which totally replaced the Catalog. According to the current regulations, any industry not listed in the Negative List 2020 is a permitted industry and generally open to foreign investment unless specifically prohibited or restricted by PRC laws and regulations. According to the Negative List 2020, the foreign investment in value-added telecommunications services shall not exceed 50% (excluding e-commerce, domestic multi-party telecommunication, storage and forwarding business, and call center).

Regulations Relating to Value-added Telecommunications Services

Foreign Investment in Value-Added Telecommunications

          Foreign direct investment in telecommunications companies in China is regulated by the Administrative Provisions on of Foreign-Invested Telecommunications Enterprises, or the FITE Regulation, which was issued by the State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016, respectively. The FITE Regulation stipulates that a foreign-invested telecommunications enterprise in the PRC, or the FITE, must be established as a sino-foreign equity joint venture for operations in the PRC. Under the FITE Regulation and in accordance with WTO-related agreements, the foreign party investing in a FITE engaging in value-added telecommunications services may hold up to 50% of the ultimate equity interests of the FITE. In addition, the major foreign party to be the shareholder of the FITE must satisfy a number of stringent performance and operational experience requirements, including demonstrating a good track record and experience in operating a value-added telecommunications business. The FITE that meets these requirements must obtain approvals from the Ministry of Industry and Information Technology, or the MIIT, and the MOFCOM or their authorized local counterparts, which retain considerable discretion in granting approvals. Furthermore, the foreign party investing in e-commerce business, as a type of value-added telecommunications services, has been allowed to hold up to 100% of the equity interests of the FITE based on the Circular of the Ministry of Industry and Information Technology on Removing the Restrictions on Shareholding Ratio Held by Foreign Investors in Online Data Processing and Transaction Processing (Operating E-commerce) Business issued on June 19, 2015 and the current effective Catalogue of Telecommunications Services, or the Telecom Catalog.

          On July 13, 2006, the Ministry of Information Industry of the PRC, or the MII (which is the predecessor of the MIIT) promulgated the Notice of the Ministry of Information Industry on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Services, or the MII Notice, which reiterates certain requirements of the FITE Regulations and strengthens the administration by the MII. Under the MII Notice, if a foreign investor intends to invest in PRC value-added telecommunications business, the FITE must be established to apply for the relevant telecommunications business licenses. In addition, a domestic company that holds a license for the provision of value-added telecommunications services is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors to conduct value-added telecommunications businesses illegally in China. Trademarks and domain names that are used in the provision of value-added telecommunications services must be owned by the license holder or its shareholders. The MII Notice also requires that each value-added telecommunications services license holder have appropriate facilities for its approved business operations and to maintain such facilities in the business regions covered by its license. The value-added telecommunications services license holder shall perfect relevant measures for safeguarding the network and information, establish relevant administrative system for information safety, set up the procedures for handling emergencies of network and information safety and implement the liabilities of information safety.

Telecommunications Regulations

          The Telecommunications Regulations of the People's Republic of China, or the Telecom Regulations, promulgated on September 25, 2000 and amended on July 29, 2014 and February 6, 2016, respectively, are the primary PRC laws governing telecommunications services and set out the general framework for the provision of telecommunications services by PRC companies. The Telecom Regulations require that telecommunications service providers obtain operating licenses prior to commencing operations. The Telecom Regulations draw a distinction between basic telecommunications services and value-added telecommunications services. The Telecom Catalog, promulgated by MII on February 21, 2003 and amended by the MIIT on December 28, 2015 and June 6, 2019, respectively, and issued as an attachment to the Telecom Regulations, identifies internet information services and online data processing and transaction processing as value-added telecommunications services.

          On July 3, 2017, the MIIT issued the revised Administrative Measures for the Licensing of Telecommunications Business, or the Telecom License Measures, which became effective on September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures require that an operator of value-added telecommunications services obtain a value-added telecommunications business operating license from the MIIT or its provincial level counterparts. The term of a value-added telecommunications business license is five years and subject to annual inspection.

Internet Information Services

          On September 25, 2000, the State Council promulgated the Measures for the Administration of Internet Information Services, or the ICP Measures, as amended on January 8, 2011. Under the ICP Measures, the internet information service is categorized into commercial internet information services and non-commercial internet services. The operators of non-commercial internet information services must file with relevant governmental authorities and operators of commercial internet information services in China must obtain a license for internet information provision, or the ICP License, from the relevant governmental authorities, and the provision of particular information services, such as news, publishing, education, healthcare, medicine and medical device must also comply with relevant laws and regulations and obtain the approval from competent governmental authorities.

          Internet information service providers are required to monitor their websites. They may not post or disseminate any content that falls within prohibited categories provided by laws or administrative regulations and must stop providing any such content on their websites. The PRC government may order ICP License holders that violate the content restrictions to correct those violations and revoke their ICP Licenses under serious conditions.

          The MIIT released the Circular on Regulating the Use of Domain Names in Internet Information Services on November 27, 2017, effective from January 1, 2018, which provides that the domain names used by the internet information service provider in providing internet information services shall be registered and owned by such internet information service provider, and if the internet information service provider is a legal entity, the domain name registrant shall be the legal entity (or any of its shareholders), or its principal or senior manager.

Regulations Relating to Online Trading and E-Commerce

          On January 26, 2014, the State Administration for Industry and Commerce, or the SAIC (which is the predecessor of the State Administration for Market Regulation) promulgated the Administrative Measures for Online Trading, or the Online Trading Measures, which became effective on March 15, 2014, to regulate all operating activities for product sales and services provision via the internet (including mobile internet). It stipulates the obligations of online product operators and services providers and certain special requirements applicable to third-party platform operators.

          On August 31, 2018, the Standing Committee of the National People's Congress, or the SCNPC, promulgated the E-Commerce Law of the People's Republic of China, or the E-Commerce Law, which became effective on January 1, 2019. The promulgation of the E-Commerce Law established the basic legal framework for the development of China's E-Commerce business and clarified the obligations of the operators of E-Commerce business and the possible legal consequences.

Regulations Relating to Product Quality

          According to the Product Quality Law of the People's Republic of China, which was effective as from September 1, 1993 and amended by the SCNPC on July 8, 2000, August 27, 2009 and December 29, 2018, respectively, products for sale must satisfy relevant safety standards and sellers shall adopt measures to maintain the quality of products for sale. Sellers may not mix impurities or imitations into products, or pass counterfeit goods off as genuine ones, or defective products as good ones or substandard products as standard ones. For sellers, any violation of state or industrial standards for health and safety or other requirements may result in civil liabilities and administrative penalties, such as compensation for damages, fines, confiscation of products illegally manufactured or sold and the proceeds from the sales of such products illegally manufactured or sold and even revocation of business license; in addition, severe violations may subject the responsible individual or enterprise to criminal liabilities.

          In addition to Product Quality Law of the People's Republic of China, there are also other PRC laws that apply to the product liability. On May 28, 2020, the National People's Congress promulgated the Civil Code of the People's Republic of China, or the PRC Civil Code, which took effect on January 1, 2021 and replaces the Tort Law of the People's Republic of China, the Contract Law of the People's Republic of China, and several other basic civil laws in the PRC. Under the PRC Civil Code, if a product is found to be defective and to compromise the personal and property security of others, the victim may require compensation to be made by the manufacturer or the seller of the product. Where any manufacturer or seller knowingly produces or sells defective products or fails to take effective remedial measures in accordance with the PRC Civil Code and thus causes death or serious damage to the health of another person, such person shall be entitled to claim punitive damages. If the transporter or storekeeper is responsible for the matter, the manufacturer or seller shall have the right to demand compensation for its losses.

Regulations Relating to Consumers Protection

          According to the Consumers Rights and Interests Protection Law of the People's Republic of China, or the Consumers Rights and Interests Protection Law, which became effective on January 1, 1994 and was amended by the SCNPC on August 27, 2009 and October 25, 2013, respectively, business operators shall guarantee that the products and services they provide satisfy the requirements for personal or property safety, and provide consumers with authentic information about the quality, function, usage and term of validity of the products or services. The consumers whose interests have been damaged due to the products or services that they purchase or accept on the internet trading platforms may claim damages to sellers or service providers. Where operators of online trading platforms are unable to provide the real names, addresses and valid contact details of the sellers or service providers, the consumers may also claim damages against them. Operators of online trading platforms that clearly knew or should have known that sellers or service providers use their platforms to infringe upon the legitimate rights and interests of consumers but fail to take necessary measures must bear joint and several liabilities with the sellers or service providers. Moreover, if business operators deceive consumers or knowingly sell substandard or defective products, they should not only compensate consumers for their losses, but also pay additional damages equal to three times the price of the goods or services.

          On January 6, 2017, the SAIC issued the Interim Measures for Seven-day Unconditional Return of Online Purchased Goods, which became effective on March 15, 2017 and was amended on October 23, 2020, further clarifying the scope of consumers' rights to make returns without cause, including its exceptions, return procedures and online trading platform operators' responsibility to formulate seven-day unconditional return rules and related consumer protection systems, and supervise merchants for compliance with these rules.

Regulations Relating to Pricing

          In China, the prices of a small number of products and services are guided or fixed by the government. According to the Pricing Law of the People's Republic of China, or the Pricing Law, promulgated by the SCNPC on December 29, 1997 and became effective on May 1, 1998, business operators must, as required by the governmental departments in charge of pricing, explicitly mark the prices and clearly indicate the name, origin of production, specifications and other related particulars. Business operators may not sell products at a premium or charge any fees that are not explicitly indicated. Business operators must not commit the specified unlawful pricing activities, such as colluding with others to manipulate the market price, using false or misleading prices to deceive consumers to transact, or conducting price discrimination against other business operators. Failure to comply with the Pricing Law may subject business operators to administrative sanctions such as warning, cessation of unlawful activities, compensation, confiscation of illegal gains and fines. The business operators may be ordered to suspend business for rectification or have their business licenses revoked under severe circumstances.

Regulations Relating to Leasing

          Pursuant to the Law on Administration of Urban Real Estate of the People's Republic of China promulgated by the SCNPC on July 5, 1994 and amended on August 30, 2007, August 27, 2009 and took effect on August 27, 2009 (which was further amended on August 26, 2019 and became effective on January 1, 2020), when leasing premises, the lessor and lessee are required to enter into a written lease contract, containing such provisions as the leasing term, use of the premises, rental and repair liabilities, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department. If the lessor and lessee fail to go through the registration procedures, both lessor and lessee may be subject to fines.

          According to the PRC Civil Code, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where a lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor will still remain valid.

          On December 1, 2010, the Ministry of Housing and Urban-Rural Development promulgated the Administrative Measures for Leasing of Commodity Housing, which became effective on February 1,

2011. According to such measures, landlords and tenants are required to enter into lease contracts which should generally contain specified provisions, and lease contracts should be registered with the relevant construction or property authorities at municipal or county level within 30 days after its conclusion. If the lease contract is extended or terminated or if there is any change to the registered items, the landlord and the tenant are required to effect alteration registration, extension of registration or deregistration with the relevant construction or property authorities within 30 days after the occurrence of such extension, termination or alteration.

Regulations Relating to Advertising

          In 1994, the SCNPC promulgated the Advertising Law of the PRC, or the Advertising Law, which was amended on October 26, 2018 and became effective on the same date. The Advertising Law regulates commercial advertising activities in the PRC and sets out the obligations of advertisers, advertising operators, advertising publishers and advertisement endorsers, and prohibits any advertisement from containing any obscenity, pornography, gambling, superstition, terrorism or violence-related content. Any advertiser in violation of such requirements on advertisement content will be ordered to cease publishing such advertisements and imposed a fine, the business license of such advertiser may be revoked, and the relevant authorities may revoke the approval document for advertisement examination and refuse to accept applications submitted by such advertiser for one year. In addition, any advertising operator or advertising publisher in violation of such requirements will be imposed a fine, and the advertisement fee received will be confiscated; in severe circumstances, the business license of such advertising operator or advertising publisher may be revoked.

          The Interim Measures for the Administration of Internet Advertising, or the Internet Advertising Measures, regulating the internet-based advertising activities were adopted by the SAIC on July 4, 2016 and became effective on September 1, 2016. According to the Internet Advertising Measures, internet advertisers are responsible for the authenticity of the advertisements content and all online advertisements must be marked "Advertisement" so that viewers can easily identify them as such. Publishing and circulating advertisements through the internet shall not affect the normal use of the internet by users. It is not allowed to induce users to click on the content of advertisements by any fraudulent means, or to attach advertisements or advertising links in the emails without permission. In addition, the following internet advertising activities are prohibited: (i) providing or using any applications or hardware to intercept, filter, cover, fast forward or otherwise restrict any authorized advertisement of other persons, (ii) using network pathways, network equipment or applications to disrupt the normal data transmission of advertisements, alter or block authorized advertisements of other persons or load advertisements without authorization, or (iii) using fraudulent statistical data, transmission effect or matrices relating to online marketing performance to induce incorrect quotations, seek undue interests or harm the interests of others.

Regulations Relating to Internet Information Security and Privacy Protection

          The PRC Constitution states that the PRC laws protect the freedom and privacy of communications of citizens and prohibit infringement of such rights. PRC government authorities have enacted laws and regulations with respect to internet information security and protection of personal information from any abuse or unauthorized disclosure, including the Decision of the Standing Committee of the National People's Congress on Internet Security Protection enacted and amended by the SCNPC on December 28, 2000 and August 27, 2009, respectively, the Provisions on the Technical Measures for Internet Security Protection issued by the Ministry of Public Security on January 13, 2006 and took effect on March 1, 2006, the Decision of the Standing Committee of the National People's Congress on Strengthening Network Information Protection promulgated by the SCNPC on December 28, 2012, the Several Provisions on Regulating the Market Order of

Internet Information Services promulgated by the MIIT on December 29, 2011, and the Provisions on Protection of Personal Information of Telecommunication and Internet Users released by the MIIT on July 16, 2013. Internet information in China is regulated and restricted from a national security standpoint.

          The Provisions on Protection of Personal Information of Telecommunication and Internet Users regulate the collection and use of users' personal information in the provision of telecommunications services and internet information services in the PRC. Telecommunication business operators and internet service providers are required to institute and disclose their own rules for the collection and use of users' information. Telecommunication business operators and internet service providers must specify the purposes, manners and scopes of information collection and uses, obtain consent of the relevant citizens, and keep the collected personal information confidential. Telecommunication business operators and internet service providers are prohibited from disclosing, tampering with, damaging, selling or illegally providing others with, collected personal information. Telecommunication business operators and internet service providers are required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Once users terminate the use of telecommunications services or internet information services, telecommunications business operators and internet information service providers shall stop the collection and use of the personal information of users and provide the users with services for deregistering their account numbers.

          The Provisions on Protecting Personal Information of Telecommunication and Internet Users further define the personal information of user to include user name, birth date, identification number, address, phone number, account number, passcode, and other information that may be used to identify the user independently or in combination with other information and the timing, places, etc. of the use of services by the users. Furthermore, according to the Interpretations on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens' Personal Information, or the Interpretations, issued by the Supreme People's Court and the Supreme People's Procuratorate on May 8, 2017 and took effect on June 1, 2017, personal information means various information recorded electronically or through other manners, which may be used to identify individuals or activities of individuals, including but not limited to the name, identification number, contact information, address, user account number and passcode, property ownership and whereabouts.

          On November 1, 2015, the Ninth Amendment to the Criminal Law of the People's Republic of China issued by the SCNPC became effective, pursuant to which, any internet service provider that fails to comply with obligations related to internet information security administration as required by applicable laws and refuses to rectify upon order is subject to criminal penalty for (i) any large-scale dissemination of illegal information; (ii) any severe consequences due to the leakage of user information; (iii) any serious loss of criminal evidence; or (iv) other severe circumstances. Furthermore, any individual or entity that (i) sells or distributes personal information in a manner which violates relevant regulations, or (ii) steals or illegally obtains any personal information is subject to criminal penalty in severe circumstances.

          On June 1, 2017, the Cyber Security Law of the People's Republic of China, or the Cyber Security Law, promulgated by SCNPC took effect, which is formulated to maintain network security, safeguard cyberspace sovereignty, national security and public interests, protect the lawful rights and interests of citizens, legal persons and other organizations, and require that a network operator, which includes, among others, internet information services providers, take technical measures and other necessary measures to safeguard the safe and stable operation of networks, effectively respond to network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. The Cyber Security Law reaffirms the basic principles and requirements set forth in other existing laws and regulations on personal information protections and strengthens the obligations and requirements of internet service providers, which include but are not limited to: (i) keeping all user information collected strictly confidential and setting up a comprehensive user information protection system; (ii) abiding by the principles of legality, rationality and necessity in the collection and use of user information and disclosure of the rules, purposes, methods and scopes of collection and use of user information; and (iii) protecting users' personal information from being leaked, tampered with, destroyed or provided to third parties. Any violation of the provisions and requirements under the Cyber Security Law and other related regulations and rules may result in administrative liabilities such as warnings, fines, confiscation of illegal gains, revocation of licenses, suspension of business, and shutting down of websites, or, in severe cases, criminal liabilities. After the release of the Cyber Security Law, on May 2, 2017, the Cyberspace Administration of China, or the CAC, issued the Measures for Security Reviews of Network Products and Services (Trial), which was later replaced by the Measures for Cybersecurity Review, or the Review Measures, which became effective on June 1, 2020. The Review Measures establish the basic framework and principle for national security reviews of network products and services.

          The recommended national standard, Information Security Technology Personal Information Security Specification, puts forward specific refinement requirements on the collection, preservation, use and commission processing, sharing, transfer, public disclosure, etc. Although it is not mandatory, in the absence of clear implementation rules and standards for the Cyber Security Law and other personal information protection, it will be used as the basis for making judgments and determinations.

Regulations Relating to Payment Services

          According to Measures for the Administration of Payment Services of Non-Financial Institutions which were promulgated by the People's Bank of China, or the PBOC, on June 14, 2010 and took effect on September 1, 2010, and Detailed Implementing Rules for the Measures for the Administration of Payment Services of Non-Financial Institution which were promulgated by the PBOC on December 1, 2010 and were amended on June 2, 2020, the payment services provided by non-financial institutions refer to some or all of the following monetary capital transfer services provided by the non-financial institutions as intermediary agencies between payers and payees: (i) payment through the internet; (ii) issuance and acceptance of prepaid cards; (iii) bankcard acquiring; and (iv) other payment services as determined by the PBOC. Non-financial institutions which provide payment services shall obtain a "Payment Business License" and become a "payment institution." Payment Business License is valid for five years from the date of issuance. Payment institutions shall carry out business activities in compliance with the scope of business approved by the Payment Business License, and shall not outsource any businesses, transfer, lease, or lend its Payment Business License. Any non-financial institutions and individuals shall not directly or indirectly engage in the payment business without the approval of the PBOC. For any non-financial institution or individual that engages, whether explicitly or otherwise, in payment services without the approval of the PBOC, the PBOC and the branches thereof shall order it to terminate such payment business; where a crime is suspected, it/he shall be transferred to the public security authorities for investigation in accordance with law; where a crime is constituted, it/he shall be subject to criminal responsibilities.

          In November 2017, the PBOC published the Notice on Further Strengthening the Remediation of Unlicensed Business Payment Services, or the PBOC Notice, on the investigation and administration of illegal offering of settlement services by financial institutions and third-party payment service providers to unlicensed entities. The PBOC Notice intended to prevent unlicensed entities from using licensed payment service providers as a conduit for conducting the unlicensed payment settlement services, so as to safeguard the financial security and information security.

Regulations Relating to Unfair Competition

          According to the Law against Unfair Competition of the People's Republic of China, or the Anti-Unfair Competition Law, promulgated by the SCNPC on September 2, 1993 and amended on November 4, 2017 and April 23, 2019, respectively, effective from April 23, 2019, operators shall not undermine their competitors by engaging in improper activities, including but not limited to, taking advantage of powers or influence to affect a transaction, market confusion, commercial bribery, misleading false publicity, infringement of trade secrets, price dumping, illegitimate premium sale and commercial libel. Any operator who violates the Anti-Unfair Competition Law by engaging in the foregoing unfair competition activities shall be ordered to cease such illegal activities, eliminate the influence of such activities or compensate for the damages caused to any party. The competent supervision and inspection authorities may also confiscate the illegal gains or impose fines on such operators.

Regulations Relating to Intellectual Property

          China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

          On September 7, 1990, the SCNPC promulgated the Copyright Law of the People's Republic of China, or the Copyright Law, effective on June 1, 1991 and amended on October 27, 2001, February 26, 2010 and November 11, 2020, the latest amendment will take effect on June 1, 2021. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Centre of China. According to the Copyright Law, Chinese citizens, legal persons, or other organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. An infringer of the copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners and compensating the loss of copyright owner. Infringers of copyright may also subject to fines and/or administrative or criminal liabilities in severe situations.

          Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the internet and the service provider fails to take measures to remove, block or disconnect links to the relevant content, or, although not aware of the infringement, the internet information service provider fails to take such measures upon receipt of the copyright holder's notice of such infringement.

          In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on December 20, 2001 and amended on January 8, 2011 and January 30, 2013, respectively, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

          According to the Trademark Law of the People's Republic of China promulgated by the SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, the Trademark Office of the SAIC is responsible for the registration and administration of trademarks in China. The SAIC under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised Implementing Regulations of the Trademark Law of the People's Republic of China, which specifies the requirements of applying for trademark registration and renewal.

Patent

          According to the Patent Law of the People's Republic of China, or the Patent Law, promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008, and October 17, 2020, the latest amendment will take effect on June 1, 2021, respectively, and the Implementation Rules of the Patent Law of the People's Republic of China, or the Implementation Rules of the Patent Law, promulgated by the State Council on June 15, 2001 and revised on December 28, 2002 and January 9, 2010, respectively, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide and the patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely "inventions", "utility models" and "designs." Invention patents are valid for twenty years, while utility model patents and design patents are valid for ten years, in each case from the date of application. The Chinese patent system adopts a "first come, first file" principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

          On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which became effective on November 1, 2017. The Domain Name Measures regulate the registration of domain names, such as China's national top-level domain name ".CN." The China Internet Network Information Center, or the CNNIC, issued the Administrative Regulations for Country Code Top-Level Domain Name Registration and Country Code Top-Level Dispute Resolutions Rules on June 18, 2019, pursuant to which the CNNIC can authorize a domain name dispute resolution institution to decide domain name related disputes.

Regulations Relating to Foreign Exchange

          The principal regulations governing foreign currency exchange in China are the Administrative Regulations on Foreign Exchange of the People's Republic of China, or the Foreign Exchange Administrative Regulation, which were promulgated by the State Council on January 29, 1996, became effective on April 1, 1996 and was subsequently amended on January 14, 1997 and

August 1, 2008 (which became effective on August 5, 2008), respectively, and the Administrative Regulations on Foreign Exchange Settlement, Sales and Payment, which was promulgated by the PBOC, on June 20, 1996 and became effective on July 1, 1996. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted outside of China to pay capital account items such as the repayment of foreign currency-denominated loans, direct investment overseas and investments in securities or derivative products outside of the PRC. FIEs are permitted to convert their after-tax dividends into foreign exchange and to remit such foreign exchange out of their foreign exchange bank accounts in the PRC.

          On March 30, 2015, the SAFE promulgated the Notice on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or the SAFE Circular 19, which took effect on June 1, 2015. According to the SAFE Circular 19, the foreign currency capital contribution to an FIE in its capital account may be converted into RMB on a discretional basis.

          On June 9, 2016, the SAFE promulgated the Circular on Reforming and Regulating Policies on the Management of the Settlement of Foreign Exchange of Capital Accounts, or the SAFE Circular 16. The SAFE Circular 16 unifies the discretional foreign exchange settlement for all the domestic institutions. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account which has been confirmed by the relevant policies subject to the discretional foreign exchange settlement (including foreign exchange capital, foreign loans and funds remitted from the proceeds from the overseas listing) can be settled at the banks based on the actual operational needs of the domestic institutions. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital is temporarily determined as 100%. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties in accordance with the Foreign Exchange Administrative Regulation and relevant provisions.

          Furthermore, SAFE Circular 16 stipulates that the use of foreign exchange incomes of capital accounts by FIEs shall follow the principles of authenticity and self-use within the business scope of the enterprises. The foreign exchange incomes of capital accounts and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or financial schemes other than bank guaranteed products unless otherwise provided by relevant laws and regulations; (iii) used for granting loans to non-affiliated enterprises, unless otherwise permitted by its business scope; and (iv) used for the construction or purchase of real estate that is not for self-use (except for real estate enterprises).

          On October 23, 2019, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28. The SAFE Circular 28 stipulates that non-investment FIEs may use capital to carry out domestic equity investment in accordance with the law under the premise of not violating the negative list and the projects invested are true and in compliance with laws and regulations.

          On April 10, 2020 the SAFE issued the Notice of the SAFE on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business, or the SAFE Circular 8. The SAFE Circular 8 provides that under the condition that the use of funds is genuine and compliant with current administrative provisions on use of income relating to capital account, enterprises are allowed to use income under capital account such as capital funds, foreign debts and overseas listings for domestic payment, without submission to the bank prior to each transaction of materials evidencing the veracity of such payment.

Regulations Relating to Dividend Distributions

          The principal regulations governing distribution of dividends of wholly foreign-owned enterprise, or WFOE, include the Company Law of the People's Republic of China. Under these regulations, WFOEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with the PRC accounting standards and regulations. In addition, foreign investment enterprises in the PRC are required to allocate at least 10% of their accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Regulations Relating to Foreign Debts

          A loan made by foreign investors as shareholders in a foreign-invested enterprise is considered to be foreign debt in the PRC and is regulated by various laws and regulations, including the Foreign Exchange Administrative Regulation, the Interim Provisions on the Management of Foreign Debts promulgated by SAFE, the NDRC and the Ministry of Finance, or the MOF, and took effect on March 1, 2003 and the Administrative Measures for Registration of Foreign Debts promulgated by SAFE on April 28, 2013 and amended by the Notice of the SAFE on Abolishing and Amending the Normative Documents Related to the Reform of the Registered Capital Registration System on May 4, 2015. Under these rules, a shareholder loan in the form of foreign debt made to a Chinese entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by local banks. The SAFE Circular 28 provides that a non-financial enterprise in the pilot areas may register a permitted amount of foreign debts, which is as twice of the non-financial enterprise's net assets, at the local foreign exchange bureau. Such non-financial enterprise may borrow foreign debts within the permitted amount and directly handle the relevant procedures in banks without registration of each foreign debt. However, the non-financial enterprise shall report its international income and expenditure regularly.

Regulations Relating to Offshore Special Purpose Vehicles Held by PRC Residents

          SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents on May 10, 2013, which was amended on October 10, 2018 by a notice, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

          SAFE promulgated Notice on Issues Relating to Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014, that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, and name and term of operation), capital increase or reduction, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

          SAFE further enacted the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment, or the SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary.

          On January 26, 2017, SAFE issued the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control, or the SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years' losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Relating to Stock Incentive Plans

          According to the Notice of the State Administration of Foreign Exchange on Issues Relating to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company, or the Share Option Rules, which was issued on February 15, 2012 and other regulations, directors, supervisors, senior management and other employees participating in any share incentive plan of an overseas publicly-listed company who are PRC citizens or non-PRC citizens residing in China for a continuous period of not less than one year, subject to certain exceptions, are required to register with the SAFE. All such participants need to authorize a qualified PRC agent, such as a PRC subsidiary of the overseas publicly-listed company to register with the SAFE and handle foreign exchange matters such as opening accounts, and transfer and settlement of the relevant proceeds. The Share Incentive Rules further require an offshore agent to be designated to handle matters in connection with the exercise of share options and sales of proceeds for the participants of the share incentive plans. Failure to complete the said SAFE registrations may subject the participating directors, supervisors, senior management and other employees to fines and legal sanctions.

          In addition, the State Administration of Taxation, or the SAT, has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, employees working in the PRC who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents relating to employee stock options and restricted shares with relevant tax authorities and to withhold individual income taxes of employees who exercise their stock option or purchase restricted shares. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC governmental authorities.

Regulation on Outbound Direct Investment

          On December 26, 2017, the NDRC promulgated the Administrative Measures for the Outbound Investment of Enterprises, or NDRC Order No.11, which took effect on March 1, 2018. According to NDRC Order No.11, non-sensitive overseas investment projects are required to make record filings with the local branch of the NDRC. On September 6, 2014, MOFCOM promulgated the Administrative Measures on Overseas Investments, which took effect on October 6, 2014. According to such regulations, overseas investments of PRC enterprises that involve non-sensitive countries and regions and non-sensitive industries must make record filings with a local branch of MOFCOM. The Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment was issued by SAFE on November 19, 2012 and amended on May 4, 2015, October 10, 2018 and December 30, 2019, respectively, under which PRC enterprises must register their overseas direct investment with local banks. The shareholders or beneficial owners who are PRC entities are required to be in compliance with the related overseas investment regulations. If they fail to complete the filings or registrations required by overseas direct investment regulations, the relevant authority may order them to suspend or cease the implementation of such investment and make corrections within a specified time.

Regulations Relating to Taxation

Income tax

          According to the Enterprise Income Tax Law of the People's Republic of China, or the EIT Law, which was promulgated on March 16, 2007, became effective from January 1, 2008 and amended on February 24, 2017 and December 29, 2018, respectively, an enterprise established outside the PRC with de facto management bodies within the PRC is considered a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the People's Republic of China, or the Implementing Rules of the EIT Law defines a de facto management body as a managing body that in practice exercises "substantial and overall management and control over the production and operations, personnel, accounting, and properties" of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

          Enterprises that are recognized as high and new technology enterprises in accordance with the Administrative Measures for the Determination of High and New Tech Enterprises issued by the Ministry of Science, the MOF and the SAT are entitled to enjoy a preferential enterprise income tax rate of 15%. Under these measures, the validity period of the recognition as a high and new technology enterprise shall be three years from the date of issuance of the certificate. An enterprise can re-apply for such recognition before or after the previous certificate expires.

          On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises, or the SAT Circular 698, issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011, and clarifies certain provisions in the SAT Circular 698. The SAT Circular 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities' scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in the PRC, immovable property in the PRC, equity investments in PRC resident enterprises) or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the SAT Circular 7 allows Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. The SAT Circular 7 lists several factors to be taken into consideration by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under the SAT Circular 7 may not be subject to PRC tax under the SAT Circular 7. The safe harbors include qualified group restructurings, public market trades and exemptions under tax treaties or arrangements.

          On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which took effect on December 1, 2017. Certain provisions of the SAT Circular 37 were repealed by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents. According to the SAT Circular 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders' retained earnings, such as undistributed profits, of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

          Under the SAT Circular 7 and the Law of the People's Republic of China on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and newly amended on April 24, 2015, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. If they fail to make withholding or withhold the full amount of tax payable, the transferor of equity shall declare and pay tax to the relevant tax authorities within seven days from the occurrence of tax payment obligation. Where the withholding agent does not make the withholding, and the transferor of the equity does not pay the tax payable amount, the tax authority may impose late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with the SAT Circular 7.

Withholding tax on dividend distribution

          The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law reduced the rate from 20% to 10%, effective from January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding company, for example, pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under the Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends that the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the tax authority in charge.

          Based on the Notice on Relevant Issues Relating to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, at their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. The Announcement of the State Administration of Taxation on Issues concerning "Beneficial Owners" in Tax Treaties, promulgated by the SAT on February 3, 2018 and took effect on April 1 2018, further clarifies the analysis standard when determining one's qualification for beneficial owner status.

Value-Added Tax

          Pursuant to the Interim Regulations on Value-Added Tax of the People's Republic of China, which was promulgated by the State Council on December 13, 1993 and amended on November 5, 2008, February 6, 2016 and November 19, 2017, respectively, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the People's Republic of China, which was promulgated by the MOF and SAT on December 15, 2008 and became effective on January 1, 2009 and as amended on October 28, 2011, entities or individuals engaging in sale of goods, provision of processing services, repairs and replacement services or importation of goods within the territory of the PRC shall pay value-added tax, or VAT. Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or the Circular 32, according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11%, respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

          Since November 16, 2011, the MOF and the SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, or the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain "modern service industries" in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by the MOF and the SAT on the VAT Pilot Program, the "modern service industries" include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, became effective on May 1, 2016 and amended on July 11, 2017 and March 20, 2019, respectively, sets out that VAT in lieu of business tax be collected in all regions and industries.

          On March 20, 2019, MOF, SAT and the General Administration of Customs jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which became effective on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Regulations Relating to Employment and Social Welfare

          According to the Labor Contract Law of the People's Republic of China, or the Labor Contract Law, promulgated by the SCNPC on June 29, 2007 and amended on December 28, 2012, and the Implementation Rules of the Labor Contract Law of the People's Republic of China, or the Implementation Rules of the Labor Contract Law, promulgated by the State Council on September 3, 2008, a written employment contract shall be concluded in the establishment of an employment relationship. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee's salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated.

          Pursuant to the Social Insurance Law of the People's Republic of China, which was promulgated by the SCNPC on October 28, 2010, effective on July 1, 2011 and last amended on December 29, 2018, the Interim Regulations on the Collection of Social Insurance Fees, issued by the State Council on January 22, 1999 and last amended on March 24, 2019, and the Regulations on the Administration of Housing Provident Funds, issued by the State Council on April 3, 1999 and last amended on March 24, 2019, enterprises in China are required to participate in certain employee benefit plans, including social insurance funds and housing provident funds, and contribute to the funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located.

Regulations Relating to Overseas Listing and M&A

          On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or the CSRC, promulgated the Rules on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; (ii) our company established our WFOEs by means of direct investment and not through a merger or acquisition of the equity or assets of a "PRC domestic company" as such term is defined under the M&A Rules; and (iii) no provision in the M&A Rules classifies the contractual arrangements under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules, the interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

          The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

          In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and became effective on March 3, 2011, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011 and became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise "national defense and security" concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise "national security" concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

MANAGEMENT

Directors and Executive Officers

          The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Mars Guangyuan Cai	38	Chairman and Chief Executive Officer
Peifeng Xu	33	Director and Chief Operating Officer
Maria Yi Xin	35	Director and Chief Financial Officer
Juan Li	41	Director
Feng Zhang	51	Director
Onward Choi	50	Independent Director
Jiawei Gan	51	Independent Director
Benny Yucong Xu	43	Independent Director
Victor Yaoyu Zhang	28	Chief Marketing Officer
Xiaowei Li	39	Chief Technology Officer

          Mr. Mars Guangyuan Cai is our co-founder and partner, and has served as our chairman of the board of directors and chief executive officer since our inception. Prior to founding Energy Monster, Mr. Cai served as general manager at Uber Shanghai and a marketing director at Uber China from June 2016 to December 2016. Prior to that, Mr. Cai served as a marketing director and head of the fast-moving consumer goods business unit of Element Fresh from May 2014 to May 2016. Mr. Cai also served as a category director and an associate marketing director of Xtep International Holdings Limited from April 2012 to April 2014, as well as a senior brand manager at Unilever from July 2005 to March 2012. Mr. Cai received his bachelor's degree in management information systems from Shanghai International Studies University in 2005.

          Mr. Peifeng Xu is our co-founder and partner, and has served as our director and chief operating officer since June 2017. Prior to joining us, Mr. Xu served as general manager of third-party delivery business and regional manager of groupon business at Meituan from February 2011 to April 2017. Mr. Xu studied telecommunications engineering at Nantong University.

          Ms. Maria Yi Xin is our partner, and has served as our chief financial officer since June 2020 and our director since December 2020. Ms. Xin has over 10 years of experience in corporate finance and capital markets with US-listed companies. Prior to joining us, Ms. Xin held various key roles, including chief financial officer and vice president of investor relations, strategic investments and international media, at Tuniu Corporation from December 2013 to May 2020. Prior to her tenure at Tuniu Corporation, Ms. Xin worked in equity research at China Renaissance (HKEX:1911), a leading financial institution in China. She served as several key investor relations roles in companies such as E-Commerce China Dangdang Inc., a leading business-to-consumer e-commerce company in China, and New Oriental Education and Technology Group Inc. (NYSE: EDU). Ms. Xin received bachelor's degrees in economics and law from Nankai University in China in 2007.

          Ms. Juan Li has served as our director from January 2021. Ms. Li is a senior director at Ant Financial (Hangzhou) Network Technology Co., Ltd., where she has served from January 2017. Prior to that, Ms. Li had a career spanning across key roles at a few companies, including operations director at Koubei (Hangzhou) Information Technology Co., Ltd. from October 2015 to January 2017 and operations director at Alipay (Hangzhou) Internet Technology Co., Ltd. from January 2008 to October 2015. Ms. Li received her bachelor's degree in international finance from Hangzhou Business School (now known as Zhejiang Gongshang University) in June 2001 and her master's degree in industrial economics from Zhejiang University in June 2004.

          Mr. Feng Zhang has served as our director since July 2017. Mr. Zhang joined Xiaomi Corporation (HKEX: 1810) since September 2016 and currently serves as the group chief of staff and chairman of the group procurement committee. Mr. Zhang has spent over 20 years in the mobile phone and communication industry. He founded Jiangsu Zimi Electronic Technology Co. Ltd. and served as its general manager in 2013, and the company later became one of Xiaomi's ecosystem partners. Prior to that, Mr. Zhang served as general manager at Inventec group's Nanjing branch for almost 20 years from 1993 to 2012. Mr. Zhang received a bachelor's degree in radio electronics from University of Shanghai for Science and Technology in 1991.

          Mr. Onward Choi has served as our independent director since March 2021. Mr. Choi currently serves as an independent director and the chairman of the audit committee of both Tuniu Corporation (Nasdaq: TOUR) and Ucloudlink Group Inc. (Nasdaq: UCL). Mr. Choi was the acting chief financial officer of NetEase, Inc. (Nasdaq: NTES; HKEX: 9999) from July 2007 to June 2017. Mr. Choi also serves as an independent non-executive director and the chairman of the audit committee of Beijing Jingkelong Company Limited (HKEX: 0814) and Tongdao Liepin Group (HKEX: 6100). Mr. Choi is a fellow member of the Association of Chartered Certified Accountants, CPA Australia and the Hong Kong Institute of Certified Public Accountants. Mr. Choi received a bachelor of arts degree in accountancy with honors from the Hong Kong Polytechnic University.

          Mr. Jiawei Gan has served as our independent director since March 2021. Mr. Gan currently serves as an independent director and the chairman of the compensation committee and the nominating and corporate governance committee of 17 Education & Technology Group Inc. (NYSE: YQ). Mr. Gan has also served as an operating partner of Hillhouse Capital Group since 2018, responsible for providing consulting services to invested companies. From 2011 to 2016, Mr. Gan worked in several positions at Meituan (HKEX: 3690), including as chief operation officer and president of the in-store food voucher business unit. From 2000 to 2011, Mr. Gan worked in several positions at Alibaba Group (NYSE: BABA), including as vice president of sales, senior director of sales operation team, internet operation director and marketing director, focusing on sales and marketing. Mr. Gan received his bachelor's degree in food engineering from Zhejiang Gongshang University in 1995 and his EMBA degree from China Europe International Business School in 2011.

          Mr. Benny Yucong Xu has served as our independent director since March 2021. Mr. Xu has spent over two decades at Unilever and rose through the ranks. He has served as the vice president of the food & refreshment division at Unilever North Asia since July 2019 and had various other roles with Unilever in the past, including marketing management trainee, brand manager and brand director at Unilever China, Asia and Global. Mr. Xu received his bachelor's degree in mass communication and media from Shanghai International Studies University in June 2000.

          Mr. Victor Yaoyu Zhang is our co-founder and partner, and has served as our chief marketing officer since June 2017. Mr. Zhang also served as our director from June 2017 to March 2021. Prior to joining us, Mr. Zhang served as the head of customer management at Uber Shanghai from March 2016 to December 2016. Mr. Zhang also served as a brand assistant manager at Johnson & Johnson (China) Co., Ltd. from September 2014 to March 2016. Mr. Zhang received his bachelor's degree in public administration from Shanghai Jiao Tong University in 2014.

          Mr. Xiaowei Li is our co-founder and partner, and has served as our chief technology officer since June 2017. Mr. Li also served as our director from January 2021 to March 2021. Prior to joining us, Mr. Li served as general manager of R&D Center and general manager of Tuniu Communications at Tuniu Corporation (Nasdaq: TOUR) from August 2014 to June 2017. Prior to that, he served as the head of cloud computing development at FUJITSU in Nanjing from January 2013 to August 2014. Mr. Li also worked as a senior engineer at NDS from March 2010 to August 2010, innovative engineer at Anevia from March 2009 to August 2010, as well as a software development engineer at Orange Lab from October 2007 to March 2009. Mr. Li received his master's degree in computer systems networking and telecommunications from Université Pierre-et-Marie-Curie in 2007 and his bachelor's degree in telecommunications engineering from Southeast University in China in 2004.

Board of Directors

          Our board of directors currently consists of eight directors. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his or her interest at a meeting of our directors. Subject to the rules of the Nasdaq Stock Market and disqualification by the chairman of the relevant board meeting, a director may vote with respect to any contract or transaction, or proposed contract or transaction notwithstanding that he or she may be interested therein, and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our company to raise or borrow money, and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third-party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

          We have established three committees under the board of directors: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee's members and functions are described below.

          Audit Committee.    Our audit committee consists of Onward Choi, Jiawei Gan and Benny Yucong Xu. Onward Choi is the chairperson of our audit committee. We have determined that Onward Choi, Jiawei Gan and Benny Yucong Xu satisfy the "independence" requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and Rule 10A-3 under the Exchange Act. We have determined that Onward Choi qualifies as an "audit committee financial expert." The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

  •
  appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

  •
  reviewing with the independent auditors any audit problems or difficulties and management's response;

  •
  discussing the annual audited financial statements with management and the independent auditors;

  •
  reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

  •
  reviewing and approving all proposed related party transactions;

  •
  meeting separately and periodically with management and the independent auditors; and

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

          Compensation Committee.    Our compensation committee consists of Benny Yucong Xu, Onward Choi and Jiawei Gan. Benny Yucong Xu is the chairperson of our compensation committee. We have determined that Onward Choi, Jiawei Gan and Benny Yucong Xu satisfy the "independence" requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

  •
  reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

  •
  reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

  •
  reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

  •
  selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person's independence from management.

          Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee consists of Jiawei Gan, Onward Choi and Benny Yucong Xu. Jiawei Gan is the chairperson of our nominating and corporate governance committee. Onward Choi, Jiawei Gan and Benny Yucong Xu satisfy the "independence" requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

  •
  selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

  •
  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

  •
  making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

  •
  advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

          Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

          Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

  •
  declaring dividends and distributions;

  •
  appointing officers and determining the term of office of the officers;

  •
  exercising the borrowing powers of our company and mortgaging the property of our company; and

  •
  approving the transfer of shares in our company, including the registration of such shares in our register of members.

Terms of Directors and Officers

          Our directors may be appointed by an ordinary resolution of our shareholders. Alternatively, our board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting appoint any person as a director to fill a casual vacancy on our board or as an addition to the existing board. Our directors are not automatically subject to a term of office and hold office until such time as their office is vacated or where they are removed from office by an ordinary resolution of our shareholders (except with regard to the removal of the chairman of the board, who may be removed from office by special resolution), or by the affirmative vote of two-thirds (2/3) of the directors then in office (except with regard to the removal of the chairman of the board, who may be removed from office by the affirmative vote of all directors). The service of our independent directors may be terminated by the director or by us with a 30-day advance written notice or such other shorter period of notice as mutually agreed. In addition, a director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his or her office by notice in writing to our company, or (iv) is removed from office pursuant to any other provision of our articles of association.

          Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Employment Agreements and Indemnification Agreements

          We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer's employment without cause upon three-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as may be agreed between the executive officer and us. The executive officer may resign at any time with a three-month advance written notice.

          Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our customers or prospective customers, or the confidential or proprietary information of any third-party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer's employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

          In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, direct or end customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the employment or services of, or hire or engage, any person who is known to be employed or engaged by us; or (iv) otherwise interfere with our business or accounts.

          We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

          For the years ended December 31, 2019 and 2020, we paid an aggregate of RMB2.6 million and RMB3.6 million (US$0.5 million) in cash to our executive officers, respectively, and nil to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries and our VIE are required by law to make contributions equal to certain percentages of each employee's salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plan

          In January 2021, our shareholders and board of directors approved a share incentive plan, which we refer to as the 2021 Share Incentive Plan in this prospectus, to attract and retain qualified personnel, provide incentives to employees, directors and consultants, and promote the success of our business. The 2021 Share Incentive Plan assumed all awards that we had granted previously. The terms and conditions of the survived awards remain unchanged and continue to be effective and binding under the 2021 Share Incentive Plan. The maximum aggregate number of ordinary shares that may be issued under 2021 Share Incentive Plan is initially 46,566,250, and upon the completion of this offering, will be increased on the first day of each fiscal year during the ten-year term of the plan commencing with the fiscal year beginning January 1, 2021, by an amount equal to 1.0% of the total number of issued and outstanding shares (on an as-converted fully diluted basis) on the last day of the immediately preceding fiscal year. We previously issued a total of 46,566,250 ordinary shares to two of our shareholding vehicles, for the purpose of granting share incentive awards, Smart Share CGY Holding Limited and Smart Share Brothers Holding Limited.

These ordinary shares have been transferred back to our company as our treasury shares and form the initial pool of ordinary shares that can be issued under the 2021 Share Incentive Plan as of the date of this prospectus. As of the date of this prospectus, 17,847,431 restricted share units have been granted and remain outstanding under the 2021 Share Incentive Plan.

          The following paragraphs summarize the principal terms of the 2021 Share Incentive Plan.

          Type of Awards.    The 2021 Share Incentive Plan permits the awards of options, restricted share units, restricted shares or other types of award approved by a committee that administers the plan.

          Plan Administration.    Our board of directors or a committee appointed by the board of directors will administer the 2021 Share Incentive Plan. The plan administrator will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.

          Award Agreement.    Awards granted under the 2021 Share Incentive Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee's employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

          Eligibility.    We may grant awards to our directors, employees and consultants.

          Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

          Exercise of Options.    The plan administrator determines the exercise price for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of effectiveness of the 2021 Share Incentive Plan.

          Transfer Restrictions.    Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the 2021 Share Incentive Plan or the relevant award agreement or otherwise determined by the plan administrator, such as transfers by will or the laws of descent and distribution.

          Termination and Amendment of the 2021 Share Incentive Plan.    Unless terminated earlier, the 2021 Share Incentive Plan has a term of ten years from the date of effectiveness of the plan. Our board of directors has the authority to terminate, amend, suspend or modify the plan in accordance with our articles of association. However, without the prior written consent of the participant, no such action may adversely affect in any material way any award previously granted pursuant to the 2021 Share Incentive Plan.

          The following table summarizes, as of the date of this prospectus, the number of restricted share units we have granted to our directors and executive officers. We have not granted options to our directors or executive officers.

Name	Restricted Share Units	Date of Grant	Date of Expiration
Mars Guangyuan Cai	*	March 1, 2019	Termination of Service
Pengfei Xu	*	March 1, 2019	Termination of Service
Maria Yi Xin	*	June 2, 2020	Termination of Service
Victor Yaoyu Zhang	*	March 1, 2019	Termination of Service
Xiaowei Li	5,079,580	June 19, 2017 to June 1, 2020	Termination of Service
Jiawei Gan	*	June 14, 2018	Termination of Service

All directors and executive officers as a group	18,132,819

Note:

*
Less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.

          As of the date of this prospectus, our employees other than directors and executive officers as a group held 17,040,107 restricted share units.

PRINCIPAL SHAREHOLDERS

          Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares on an as-converted basis as of the date of this prospectus by:

  •
  each of our directors and executive officers; and

  •
  each of our principal shareholders who beneficially own 5% or more of our total outstanding ordinary shares.

          The calculations in the table below are based on 463,572,147 ordinary shares outstanding (on an as-converted basis) as of the date of this prospectus, and 424,898,177 Class A ordinary shares and 73,973,970 Class B ordinary shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.

          Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

          Certain existing shareholders and their affiliates have subscribed for, and been allocated by the underwriters, an aggregate of 6,960,000 ADSs in this offering, representing approximately 39.4% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. The subscriptions for ADSs are at the initial public offering price and on the same terms as the other ADSs being offered in this offering.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned Immediately After This Offering (Assuming No Exercise of the Underwriters' Option to Purchase Additional ADSs)

	Number	%	Class A Ordinary Shares	Class B Ordinary Shares	Total Ordinary Shares on an As-converted Basis	% of Total Ordinary Shares on an As-converted Basis	% of Aggregate Voting Power†

Directors and Executive Officers**:
Mars Guangyuan Cai(1)	30,800,073	6.6	*	39,270,000	41,550,073	8.3	33.8
Peifeng Xu(2)	21,397,000	4.6	*	27,397,000	28,897,000	5.8	23.6
Maria Yi Xin	—	—	—	—	—	—	—
Juan Li	—	—	—	—	—	—	—
Feng Zhang	—	—	—	—	—	—	—
Onward Choi	—	—	—	—	—	—	—
Jiawei Gan(3)	9,001,545	1.9	9,001,545	—	9,001,545	1.8	*
Benny Yucong Xu	—	—	—	—	—	—	—
Victor Yaoyu Zhang(4)	5,706,970	1.2	*	7,306,970	7,706,970	1.5	6.3
Xiaowei Li	*	*	*	—	*	*	*
All Directors and Executive Officers as a Group	69,280,588	14.7	15,831,618	73,973,970	89,805,588	17.7	64.4
Principal Shareholders:
Taobao China Holding Limited(5)	76,386,109	16.5	76,386,109	—	76,386,109	15.3	6.6
Hillhouse entities(6)	54,467,893	11.7	62,627,893	—	62,627,893	12.6	5.4
Shunwei entities(7)	40,829,086	8.8	41,989,086	—	41,989,086	8.4	3.6
China Ventures Fund I Pte. Ltd.(8)	35,877,631	7.7	35,877,631	—	35,877,631	7.2	3.1
Xiaomi entities(9)	34,916,455	7.5	39,516,455	—	39,516,455	7.9	3.4
Beautyworks Investment Limited(10)	34,765,873	7.5	34,765,873	—	34,765,873	7.0	3.0
Smart Share Holdings Limited(1)	28,520,000	6.2	—	39,270,000	39,270,000	7.9	33.7
Sky9 Capital entities(11)	27,099,870	5.8	27,099,870	—	27,099,870	5.4	2.3
CMC Moonlight Holdings Limited(12)	25,013,084	5.4	25,013,084	—	25,013,084	5.0	2.1

Notes:

*
Aggregate number of shares account for less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.

**
Except as indicated otherwise below, the business address of our directors and executive officers is 6th Floor, 799 Tianshan W Road, Changning District, Shanghai 200335, People's Republic of China.

†
For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of our Class B ordinary shares is entitled to ten votes per share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(1)
Ordinary shares beneficially owned prior to this offering represent (i) 28,520,000 vested restricted shares held by Smart Share Holdings Limited, a British Virgin Islands company wholly owned by Mars Guangyuan Cai, and (ii) 2,280,073 ordinary shares issuable upon the vesting of restricted share units held by Mars Guangyuan Cai as of the date of this prospectus and within 60 days after the date of this prospectus. The registered address of Smart Share Holdings Limited is Start Chambers, Wickham's Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands. Ordinary shares beneficially owned immediately after this offering represent (i) 39,270,000 restricted shares held by Smart Share Holdings Limited, which will all become vested and be automatically re-designated as Class B ordinary shares immediately prior to the completion of this offering, and (ii) 2,280,073 ordinary shares issuable upon the vesting of restricted share units held by Mars Guangyuan Cai as of the date of this prospectus and within 60 days after the date of this prospectus, which will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(2)
Ordinary shares beneficially owned prior to this offering represent (i) 19,897,000 vested restricted shares held by Super June Limited, a British Virgin Islands company wholly owned by Peifeng Xu, and (ii) 1,500,000 ordinary shares issuable upon the vesting of restricted share units held by Peifeng Xu as of the date of this prospectus. The registered address of Super June Limited is Start Chambers, Wickham's Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands. Ordinary shares beneficially owned immediately after this offering represent (i) 27,397,000 restricted shares held by Super June Limited, which will all become vested and be automatically re-designated as Class B ordinary shares immediately prior to the completion of this offering, and (ii) 1,500,000 ordinary shares issuable upon the vesting of restricted share units held by Peifeng Xu as of the date of this prospectus, which will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(3)
Represents (i) 6,347,117 Series A-1 preferred shares and 1,067,649 Series C-1 preferred shares held by LIGAN Legend Limited, a British Virgin Islands company wholly owned by Jiawei Gan, and (ii) 1,586,779 ordinary shares issuable upon the vesting of restricted share units held by Jiawei Gan as of the date of this prospectus. The registered address of LIGAN Legend Limited is Intershore Chambers, Road Town, Tortola, British Virgin Islands. All the preferred shares held by LIGAN Legend Limited will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(4)
Ordinary shares beneficially owned prior to this offering represent (i) 5,306,970 vested restricted shares held by Victor Family Limited, a British Virgin Islands company wholly owned by Victor Yaoyu Zhang, and (ii) 400,000 ordinary shares issuable upon the vesting of restricted share units held by Victor Yaoyu Zhang as of the date of this prospectus. The registered address of Victor Family Limited is Start Chambers, Wickham's Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands. Ordinary shares beneficially owned immediately after this offering represent (i) 7,306,970 restricted shares held by Victor Family Limited, which will all become vested and be automatically re-designated as Class B ordinary shares immediately prior to the completion of this offering, and (ii) 400,000 ordinary shares issuable upon the vesting of restricted share units held by Victor Yaoyu Zhang as of the date of this prospectus, which will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(5)
Represents 76,386,109 Series D-2 preferred shares held by Taobao China Holding Limited, a Hong Kong limited company. Taobao China Holding Limited is a wholly owned subsidiary of Alibaba Group Holding Limited, a public company listed on the New York Stock Exchange (NYSE: BABA) and the Hong Kong Stock Exchange (HK: 9988). The business address of Taobao China Holdings Limited is 26th Floor, Tower one, Time Square, 1 Matheson Street, Causeway Bay, Hong Kong. All the preferred shares held by Taobao China Holdings Limited will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(6)
Shares beneficially owned prior to this offering represent 9,259,259 Series Seed preferred shares, 11,111,111 Series A preferred shares, 5,869,762 Series A-1 preferred shares, 19,041,350 Series B-2 preferred shares, 5,338,244 Series C-1 preferred shares, and 3,848,167 Series D-1 preferred shares held by HH RSV-XXII Holdings Limited, or HH RSV, a Cayman Islands limited company. Ordinary shares beneficially owned immediately after this offering also include (i) 3,949,700 ADSs (representing 7,899,400 Class A ordinary shares) that Gaoling Fund, L.P., or Gaoling, an exempted limited partnership organized under the laws of the Cayman Islands, has subscribed for and has been allocated in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering, and (ii) 130,300 ADSs (representing 260,600 Class A ordinary shares) that YHG Investment, L.P., or YHG, an exempted limited partnership organized under the laws of the Cayman Islands, has subscribed for and has been allocated in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Hillhouse Capital Advisors, Ltd., or HCA, an exempted Cayman Islands company, acts as sole management company of Gaoling and the sole general partner of YHG, and is deemed to be the beneficial owner of, and to control the voting power of, the ordinary shares held by Gaoling and YHG. HH RSV is wholly owned by Hillhouse Fund III, L.P., whose sole management company is Hillhouse Capital Management, Ltd., or HCM. HCM is deemed to be the beneficial owner of, and to control the voting power of, the ordinary shares held by HH RSV. HCA and HCM are under common control and share certain policies, personnel and resources. Accordingly, each of HCA and HCM has shared voting and dispositive power of the ordinary shares beneficially owned by each of HCA and HCM. The business address of each of Gaoling, YHG and HH RSV is Suite 2202, 22nd Floor, Two International Finance Centre, 8 Finance Street, Central Hong Kong. All the preferred shares held by HH RSV will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(7)
Shares beneficially owned prior to this offering represent 15,870,205 Series Seed preferred shares, 5,333,333 Series A preferred shares, 7,940,187 Series A-1 preferred shares, 6,347,117 Series B-2 preferred shares, and 5,338,244 Series C-1 preferred shares held by Shunwei Angels III Limited, a British Virgin Islands company. Shunwei China Internet Fund III, L.P. is the sole shareholder of Shunwei Angels III Limited. Shunwei Capital Partners III GP, L.P. is the general partner of Shunwei China Internet Fund III, L.P.. Shunwei Capital Partners III GP Limited is the general partner of Shunwei Capital Partners III GP, L.P.. Silver Unicorn Ventures Limited holds more than 50% of the issued and outstanding shares of Shunwei Capital Partners III GP Limited, and Mr. Koh Tuck Lye is the sole shareholder of Silver Unicorn Ventures Limited. The registered address of Shunwei Angels III Limited is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. All the preferred shares held by Shunwei Angels III Limited will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering. Ordinary shares beneficially owned immediately after this offering also include 1,160,000 Class A ordinary shares represented by 580,000 ADSs that Astrend Opportunity III Alpha Limited, a company incorporated in the British Virgin Islands, has subscribed for and has been allocated in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Shunwei China Internet Opportunity Fund III, L.P. is the sole shareholder of Astrend Opportunity III Alpha Limited. Shunwei Capital Partners IV GP, L.P. is the general partner of Shunwei China Internet Opportunity Fund III, L.P.. Shunwei Capital Partners IV GP Limited is the general partner of Shunwei Capital Partners IV GP, L.P. Silver Unicorn Ventures Limited holds more than 50% of the issued and outstanding shares of Shunwei Capital Partners IV GP Limited, and Mr. Koh Tuck Lye is the sole shareholder of Silver Unicorn Ventures Limited. The registered address of Astrend Opportunity III Alpha Limited is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.

(8)
Represents 32,029,464 Series C-1 preferred shares and 3,848,167 Series D-1 preferred shares held by China Ventures Fund I Pte. Ltd., a private company limited by shares in Singapore. China Ventures Fund I Pte. Ltd. is wholly owned by China Ventures Fund I, Limited Partnership, which is, in turn, controlled by SV GP I Ltd.. SV GP I Ltd. is wholly owned by SV China Holdco Ltd., which is, in turn, wholly owned by Softbank Ventures Asia Corp.. Softbank Ventures Asia Corp. is wholly owned by Softbank Korea Corp., which is, in turn, wholly owned by Softbank Group Corp.. Mr. Masayoshi Son holds 21.25% equity interest in and is the largest shareholder of Softbank Group Corp.. The business address of China Ventures Fund I Pte. Ltd. is Suite 3808, 38/F, China World Tower A, 1 Jianguomenwai Avenue, Chaoyang District, Beijing, China. All the preferred shares held by China Ventures Fund I Pte. Ltd. will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(9)
Shares beneficially owned prior to this offering represent 22,222,222 Series Seed preferred shares and 12,694,233 Series B-2 preferred shares held by People Better Limited, a British Virgin Islands company. Green Better Limited, an investment company incorporated in the British Virgin Islands, and People Better Limited (both Green Better Limited and People Better Limited, the "Xiaomi entities") are both wholly owned subsidiaries of Fast Pace Limited, which is a British Virgin Islands company wholly owned by Xiaomi Corporation (HK: 1810), a public company listed on the Hong Kong Stock Exchange. The business address of the Xiaomi entities is 11 F, Xiaomi Campus, Anningzhuang Road, Haidian District, Beijing, China. All the preferred shares held by People Better Limited will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering. Ordinary shares beneficially owned immediately after this offering also include 4,600,000 Class A ordinary shares represented by 2,300,000 ADSs that the Xiaomi entities have subscribed for and have been allocated in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering.

(10)
Represents 24,095,731 Series A-1 preferred shares, 7,467,196 Series B-1 preferred shares, and 3,202,946 Series C-1 preferred shares held by Beautyworks Investment Limited, a Cayman Islands limited company. Beautyworks Investment Limited is wholly owned by Advantech Master Investment Limited, which is, in turn, wholly owned by Advantech Capital L.P. The business address of Beautyworks Investment Limited is 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. All the preferred shares held by Beautyworks Investment Limited will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(11)
Represents (i) 3,654,322 Series A preferred shares, 10,623,268 Series A-1 preferred shares, 2,145,792 Series B-2 preferred shares, and 2,135,298 Series C-1 preferred shares held by Sky9 Capital Fund III, L.P., a Cayman Islands limited partnership, and (ii) 8,541,190 Series C-1 preferred shares held by Sky9 Capital MVP Fund, L.P., a Cayman Islands limited partnership. Sky9 Capital Fund III, L.P. is controlled by Sky9 Capital Fund III GP Ltd., its general partner. Mr. Ronald Cao is the director of Sky9 Capital Fund III GP Ltd.. Sky9 Capital MVP Fund, L.P. is controlled by Sky9 Capital MVP Fund GP Ltd., its general partner. Mr. Ronald Cao is the director of Sky9 Capital MVP Fund GP Ltd.. The business address of both Sky9 Capital Fund III, L.P. and Sky9 Capital MVP Fund, L.P. is 1133 Changning Road, Suite 1807, Office Tower 1, Raffles City Changning, Changning District, Shanghai, China. All the preferred shares held by Sky9 Capital Fund III, L.P. and Sky9 Capital MVP Fund, L.P. will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(12)
Represents 25,013,084 Series D-1 preferred shares held by CMC Moonlight Holdings Limited, a Cayman Islands limited company. CMC Moonlight Holdings Limited is wholly owned by CMC Moonlight, L.P., which is controlled by its general partner, CMC Moonlight GP, L.P., which, in turn, is controlled by its general partner, CMC Capital Partners GP III, Ltd.. CMC Capital Partners GP III, Ltd. is wholly owned by LaConfiance Investments Ltd., which is wholly owned by LaBonheur Holdings Ltd., which, in turn, is wholly owned by Brilliant Spark Holdings Limited. Brilliant Spark Holdings Limited is wholly owned by Mr. Ruigang Li. The business address of CMC Moonlight Holdings Limited is Suite 302, 3/F, Cheung Kong Centre, No. 2 Queen's Road Central, Hong Kong. All the preferred shares held by CMC Moonlight Holdings Limited will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

          As of the date of this prospectus, none of our ordinary shares and preferred shares are held by record holders in the United States.

          None of our shareholders has informed us that it is affiliated with a FINRA member.

          We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

 RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our VIE and its Shareholders

          See "Corporate History and Structure."

Shareholders Agreement

          See "Description of Share Capital — History of Securities Issuances."

Employment Agreements and Indemnification Agreements

          See "Management — Employment Agreements and Indemnification Agreements."

Share Incentive Plan

          See "Management — Share Incentive Plan."

Transactions with Our Shareholders

          Transactions with People Better Limited.    In May 2020, we entered into a capital lease agreement for cabinets with People Better Limited, with a term of 1 year, a selling price of RMB50.0 million and a total rental payment of RMB51.6 million. We have the option to purchase the cabinets at the nominal price at the end of the lease term. The RMB50.0 million received from People Better Limited was recognized as a financial liability as the transaction failed to qualify as a sale-and-leaseback transaction. In November 2020, we repaid the remaining lease payments in advance and received deposit refund of RMB8.6 million. Total interest expense in connection with the lease amounted to RMB1.0 million, which included early repayment penalty.

          Transactions with ZMI (Hong Kong) International Company Limited.    As of December 31, 2019 and 2020, we had amounts due from one of our suppliers, ZMI (Hong Kong) International Company Limited, or ZMI, totaling RMB89.4 million and RMB23.6 million (US$3.6 million), respectively, in connection with the prepayments we made to ZMI for power bank and cabinet purchases. We also issued notes payable to ZMI in connection with power bank and cabinet purchases, with a term ranging from three to six months. As of December 31, 2019 and 2020, the amounts due on these notes were RMB193.3 million and RMB77.9 million (US$11.9 million), respectively.

DESCRIPTION OF SHARE CAPITAL

          We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the "Companies Act" below, and the common law of the Cayman Islands.

          As of the date of this prospectus, our authorized share capital consists of US$100,000 divided into (i) 610,401,823 ordinary shares of US$0.0001 par value each, (ii) 64,071,541 convertible redeemable series seed preferred shares of US$0.0001 par value each, (iii) 25,072,113 convertible redeemable series A preferred shares of US$0.0001 par value each, (iv) 70,631,942 convertible redeemable series A-1 preferred shares of US$0.0001 par value each, (v) 7,467,196 convertible redeemable series B-1 preferred shares of US$0.0001 par value each, (vi) 40,228,492 convertible redeemable series B-2 preferred shares of US$0.0001 par value each, (vii) 57,653,035 convertible redeemable series C-1 preferred shares of US$0.0001 par value each, (viii) 5,757,914 convertible redeemable series C-2 preferred shares of US$0.0001 par value each, (ix) 42,329,835 convertible redeemable series D-1 preferred shares of US$0.0001 par value each and (x) 76,386,109 convertible redeemable series D-2 preferred shares of US$0.0001 par value each. As of the date of this prospectus, there are 73,973,970 ordinary shares and 389,598,177 preferred shares issued and outstanding. All of our issued and outstanding shares are fully paid.

          Immediately prior to the completion of this offering, our authorized share capital will be changed into US$120,000 divided into 1,200,000,000 shares comprising of (i) 840,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 240,000,000 Class B ordinary shares of a par value of US$0.0001, and (iii) 120,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with our post-offering memorandum and articles of association. Immediately prior to the completion of this offering, all of our issued and outstanding preferred shares will be converted into Class A ordinary shares on a one-for-one basis, and all of our outstanding 73,973,970 ordinary shares beneficially owned by Mr. Mars Guangyuan Cai, our chairman and chief executive officer, Mr. Peifeng Xu, our chief operating officer, and Mr. Victor Yaoyu Zhang, our chief marketing officer, will be re-designated as Class B ordinary shares. Following such conversion and re-designation and upon the completion of this offering, we will have 424,898,177 Class A ordinary shares issued and outstanding and 73,973,970 Class B ordinary shares issued and outstanding, assuming the underwriters do not exercise their option to purchase additional ADSs. All of these Class B ordinary shares will be beneficially owned by Mr. Mars Guangyuan Cai, Mr. Peifeng Xu, and Mr. Victor Yaoyu Zhang. These Class B ordinary shares will constitute 14.8% of our total issued and outstanding share capital immediately after the completion of this offering and 63.5% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise their option to purchase additional ADSs. To maintain controlling voting power, holders of Class B ordinary shares must keep approximately 9.1% of our total issued and outstanding share capital. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

          On July 30, 2018, our company borrowed a one-year loan from a third-party investor, which was repaid in July 2019. In connection with the loan, we issued a warrant to this investor, which entitled the investor, at its discretion, to purchase our company's Series A-1 preferred shares at a purchase price of US$0.2824 per share for an aggregate consideration of US$250,000. On December 10, 2020, the warrant was exercised by the third party investor to purchase 885,269 Series A-1 preferred shares at a purchase price of US$0.2824 per share for an aggregate consideration of US$250,000.

Our Post-Offering Memorandum and Articles of Association

          Our shareholders have conditionally adopted a seventh amended and restated memorandum and articles of association, which will become effective and replace our current sixth amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of our post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

          Objects of Our Company.    Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Cayman Islands law.

          Ordinary Shares.    Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

          Conversion.    Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person who is not a Founder (as defined in our post-offering memorandum and articles of association), an affiliate of a Founder, or a Founder Affiliate (as defined in our post-offering memorandum and articles of association), or upon a change of control of the ultimate beneficial ownership of any Class B ordinary share to any person who is not a Founder, an affiliate of a Founder, or a Founder Affiliate, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

          Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

          Voting Rights.    Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of our company. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to ten votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairperson of such meeting or any one shareholder present in person or by proxy.

          An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

          General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders' annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

          Shareholders' general meetings may be convened by a majority of our board of directors. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders' meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to the issued and outstanding shares in our company entitled to vote at general meeting.

          The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company that as at the date of the deposit carry the right to vote at general meetings of our company, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

          Transfer of Ordinary Shares.    Subject to the restrictions set out in our post-offering memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

          Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

  •
  a fee of such maximum sum as the Nasdaq Global Select Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

          If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

          The registration of transfers may, on ten calendar days' notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the rules of the Nasdaq Global Select Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year.

          Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the share capital, such assets shall be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

          Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any moneys unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

          Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by either our board of directors or by our shareholders by ordinary resolution. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company's profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

          Variations of Rights of Shares.    If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares, subject to any rights or restrictions for the time being attached to any class of shares, may be materially and adversely varied with the consent in writing of two-thirds of the holders of the issued shares of that class or with the sanction of a ordinary resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially and adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to such existing class of shares.

          Issuance of Additional Shares.    Our post-offering memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

          Our post-offering memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the dividend rights, dividend rates, conversion rights, voting rights; and

  •
  the rights and terms of redemption and liquidation preferences.

          Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

          Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (save for our memorandum and articles of association and our register of mortgages and charges). However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

          Anti-Takeover Provisions.    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

  •
  authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

  •
  limit the ability of shareholders to requisition and convene general meetings of shareholders.

          However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

          Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

  •
  does not have to file an annual return of its shareholders with the Registrar of Companies;

  •
  is not required to open its register of members for inspection;

  •
  does not have to hold an annual general meeting;

  •
  may issue negotiable or bearer shares or shares with no par value;

  •
  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  may register as a limited duration company; and

  •
  may register as a segregated portfolio company.

          "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

          Exclusive Forum.    Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Any person or entity purchasing or otherwise acquiring any share or other securities in our company, or purchasing or otherwise acquiring American depositary shares issued pursuant to deposit agreements, cannot waive compliance with the federal securities laws of the United States and the rules and regulations thereunder with respect to claims arising under the Securities Act and shall be deemed to have notice of and consented to this exclusive forum provision. Without prejudice to the foregoing, if this exclusive forum provision is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of articles of association shall not be affected and this exclusive forum provision shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to our intention.

Differences in Corporate Law

          The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

          Mergers and Similar Arrangements.    The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

          A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a "parent" of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

          The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

          Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

          Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •
  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

          The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

          If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

          Shareholders' Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

  •
  a company acts or proposes to act illegally or ultra vires (and is therefore incapable of ratification by the shareholders);

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

          Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person's dishonesty, wilful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

          In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

          Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

          As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

          Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

          Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

          The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association allow any one or more of our shareholders holding shares which carry in aggregate not less than one-third of the total number votes attaching to all issued and the outstanding shares of our company that as at the date of the deposit carry the right to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders' meeting, our post-offering memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders' annual general meetings.

          Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering memorandum and articles of association do not provide for cumulative voting.

          Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders (except with regard to the removal of the chairman of the board, who may be removed from office by special resolution), or by the affirmative vote of two-thirds (2/3) of the directors then in office (except with regard to the removal of the chairman of the board, who may be removed from office by the affirmative vote of all directors). A director will also cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to our company; (iv) is removed from office pursuant to any other provision of our articles of association.

          Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

          Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

          Dissolution; Winding Up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by either an order of the courts of the Cayman Islands or by the board of directors.

          Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

          Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially and adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially and adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

          Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

          Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

          The following is a summary of our securities issuances in the past three years.

Ordinary Shares

          On October 15, 2019, we issued 8,625,564 ordinary shares to Smart Share CGY Holding Limited at par value of US$0.0001 each. Smart Share CGY Holding Limited is a shareholding vehicle set up for the purpose of settling the vesting of certain restricted share units granted as our share incentive awards.

          On January 15, 2021, Smart Share CGY Holding Limited and Smart Share Brothers Holding Limited surrendered all the ordinary shares they owned in our company, totaling 46,566,250, and Smart Share Holdings Limited surrendered 34,703,970 of our ordinary shares. On the same date, we issued 27,397,000 ordinary shares to Super June Limited and 7,306,970 ordinary shares to Victor Family Limited at par value of US$0.0001 each share. Super June Limited is wholly owned by Peifeng Xu, our chief operating officer, and Victor Family Limited is wholly owned by Victor Yaoyu Zhang, our chief marketing officer.

Preferred Shares

          On June 14, 2018, we issued 6,347,117 Series A-1 preferred shares to LOFTY TECH LIMITED for a total consideration of US$1.8 million.

          On August 9, 2018, we issued (i) 7,467,196 Series B-1 preferred shares to Beautyworks Investment Limited, (ii) 6,347,117 Series B-2 preferred shares to Shunwei Angels III Limited, (iii) 12,694,233 Series B-2 preferred shares to People Better Limited, (iv) 19,041,350 Series B-2 preferred shares to HH RSV-XXII Holdings Limited, (v) 2,145,792 Series B-2 preferred shares to Sky9 Capital Fund III, L.P., for a total consideration of US$22.0 million.

          On October 15, 2019, we issued (i) 32,029,464 Series C-1 preferred shares to China Ventures Fund I Pte. Ltd., (ii) 2,135,298 Series C-1 preferred shares to Sky9 Capital Fund III, L.P., (iii) 8,541,190 Series C-1 preferred shares to Sky9 Capital MVP Fund, L.P., (iv) 5,338,244 Series C-1 preferred shares to HH RSV-XXII Holdings Limited, (v) 5,338,244 Series C-1 preferred shares to Shunwei Angels III Limited, (vi) 3,202,946 Series C-1 preferred shares to Beautyworks Investment Limited, and (vii) 1,067,649 Series C-1 preferred shares to LOFTY TECH LIMITED, for a total consideration of US$54.0 million. On the same date, we repurchased (i) 7,301,030 Series Seed preferred shares from ZMI (Hong Kong) International Company Limited and (ii) 3,654,318 Series A preferred shares from China Tai He Capital Limited for a total consideration of US$9.0 million.

          On December 24, 2019, we issued (i) 6,645,988 Series C-2 preferred shares to BOCI Financial Products Limited, (ii) 1,124,706 Series C-2 preferred shares to BEST ELITE INVESTMENT LIMITED, (iii) 2,044,920 Series C-2 preferred shares to BROAD STREET EQUITY INVESTMENTS EUROPE LTD, and (iv) 408,984 Series C-2 preferred shares to Outliers Holdings Ltd, for a total consideration of US$10.0 million.

          On December 10, 2020, we issued (i) 25,013,084 Series D-1 preferred shares to CMC Moonlight Holdings Limited, (ii) 3,848,167 Series D-1 preferred shares to HH RSV-XXII Holdings Limited, and (iii) 3,848,167 Series D-1 preferred shares to China Ventures Fund I Pte. Ltd., for a total consideration of US$85.0 million.

          On December 29, 2020, we issued 9,620,417 Series D-1 preferred shares to CGI X Investments for a consideration of US$25.0 million.

          On January 6, 2021, we issued 43,624,956 Series D-2 preferred shares to Taobao China Holding Limited for a consideration of US$124.0 million.

Warrants

          On September 25, 2017, we issued a warrant to purchase up to a certain number of preferred shares in our next round of financing to Beautyworks Investment Limited for nominal consideration. Subject to the terms and conditions set forth in the warrant, Beautyworks Investment Limited may exercise the warrant in whole or in part to purchase preferred shares to be issued in our next round of equity financing at a price that equals 85% of the per-share purchase price in such round of financing, with the total exercise price capped at US$10.0 million. On July 27, 2018, Beautyworks Investment Limited partially exercised this warrant in a total exercise price of US$3.0 million to purchase our Series B-1 preferred shares. The remaining warrants to purchase up to US$7.0 million of our preferred shares have expired unexercised as of the date of this prospectus.

          On July 30, 2018, our company borrowed a one-year loan from a third-party investor, which was repaid in July 2019. In connection with the loan, we issued a warrant to this investor, which entitled the investor, at its discretion, to purchase our company's Series A-1 Preferred Shares at a purchase price of US$0.2824 per share for an aggregate consideration of US$250,000. On December 10, 2020, the warrant was exercised by the third party investor to purchase 885,269

Series A-1 preferred shares at a purchase price of US$0.2824 per share for an aggregate consideration of US$250,000.

Grant of Restricted Share Units

          During the past three years, we granted restricted share units to certain of our directors, executive officers, other employees and consultants. As of the date of this prospectus, the aggregate number of our outstanding restricted share units is 17,847,431. See "Management — Share Incentive Plan."

Shareholders Agreement

          We entered into the fifth amended and restated shareholders agreement with our shareholders in January 2021. The fifth amended and restated shareholders agreement provides for certain shareholders' rights, including information and inspection rights, right of participation, right of first refusal, co-sale rights and drag-along rights and contains provisions governing our board of directors and other corporate governance matters. The special rights, as well as the corporate governance provisions, will automatically terminate upon the completion of this offering. For the complete text of the shareholders agreement, please see the copy filed as an exhibit to the registration statement filed with the SEC of which this prospectus is a part.

Registration Rights

          We have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the shareholders agreement.

          Demand Registration Rights.    If, at any time following the earlier of (i) 6 months after the effective date of the registration statement of this offering and (ii) 48 months from the initial closing date of the Series D preferred shares, holders of registrable securities holding 20% or more voting power of the then outstanding registrable securities may request by written notice that we effect a registration of the registrable securities under the Securities Act of such requesting shareholder's registrable securities. Upon receipt of such a request, we shall promptly give notice of such requested registration to all other shareholders and thereupon shall use our reasonable best efforts to effect, as soon as practicable, the registration under the Securities Act of all registrable securities for which the requesting shareholder has requested registration and all other registrable securities that other shareholders requested us to register. We are obligated to effect no more than a total of three demand registrations.

          Registration on Form F-3.    Holders holding at least 20% of all registrable securities then outstanding may request us in writing to file an unlimited number of registration statements on Form F-3. We shall effect the registration of the securities on Form F-3 as soon as practicable, except in certain circumstances.

          Piggyback Registration Rights.    We shall notify all holders of registrable securities in writing at least 30 days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering and shall afford each such holder an opportunity to include in such registration statement all or any part of the registrable securities then held by such holder. Each holder desiring to include in any such registration statement all or any part of the registrable securities held by it shall, within 20 days after receipt of such notice, so notify us in writing and inform us of the number of registrable securities such holder wishes to include in such registration statement. Holders of registrable securities may make unlimited number of requests to register registrable securities under this piggyback registration. We shall pay all registration expenses in connection with each piggyback registration.

          Expenses of Registration.    We will bear all registration expenses in connection with any demand, piggyback or Form F-3 registration, other than the selling expenses or other amounts payable to underwriter(s), brokers or the depositary bank in connection with such offering by the holders.

          Termination of Registration Rights.    The registration rights will terminate with respect to any holder of registrable securities upon the seventh anniversary following the completion of this offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

          The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent two Class A ordinary shares (or a right to receive two Class A ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities.

          The depositary's office is located at 240 Greenwich Street, New York, New York 10286.

          You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

          Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

          As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially owning ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

          The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see "Where You Can Find Additional Information."

Dividends and Other Distributions

  How will I receive dividends and other distributions on the shares?

          The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

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  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

  Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation." The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

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  Shares.  The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

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  Rights to Receive Additional Shares.  If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

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  Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

          The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

  How are ADSs issued?

          The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

  How can ADS holders withdraw the deposited securities?

          You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

  How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

          You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

  How do you vote?

          ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders' meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

          Except by instructing the depositary as described above, you won't be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If (i) we asked the depositary to solicit your voting instructions to be received by a specified date before the meeting date, (ii) the depositary does not receive voting instructions from you by the specified date and (iii) we confirm to the depositary that:

  •
  we wish to receive a proxy to vote uninstructed shares;

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  we reasonably do not know of any substantial shareholder opposition to a particular question; and

  •
  the particular question is not materially adverse to the interests of shareholders,

          the depositary will consider you to have authorized and directed it to give, and it will give, a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

          We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

          In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 40 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$0.50 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$0.50 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)
Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

          The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

          From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

          The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary's obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

          You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

          The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

          If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

          If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

          If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

          If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

  How may the deposit agreement be amended?

          We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

  How may the deposit agreement be terminated?

          The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

  •
  90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

  •
  we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

  •
  we appear to be insolvent or enter insolvency proceedings;

  •
  all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

  •
  there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

  •
  there has been a replacement of deposited securities.

          If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

          After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

  Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

          The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

  •
  are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

  •
  are not liable if we or it exercises discretion permitted under the deposit agreement;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

  •
  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

  •
  are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

  •
  the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

          In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

          Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

          The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

          ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

  •
  when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares;

  •
  when you owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

          This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

          In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

          In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

          The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

          The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

          You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary's compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Jurisdiction and Arbitration

          The deposit agreement provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, state courts in New York County, New York) shall have exclusive jurisdiction to hear and determine any dispute arising from or relating in any way to the ADSs or the deposit agreement. In addition, the deposit agreement provides that any controversy, claim or cause of action brought by any party to the deposit agreement against us arising out of or relating to, among other things, the ADSs or the deposit agreement, if elected by the claimant, shall be settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The arbitration provisions apply to actions arising under the Securities Act and the Exchange Act. However, the arbitration provisions of the deposit agreement do not preclude you from pursuing any claims, including claims under the Securities Act or the Exchange Act, in the United States District Court for the Southern District of New York (or New York state courts in New York County, New York if the United States District Court for the Southern District of New York lacks subject matter jurisdiction). Accepting or consenting to the arbitration provisions does not constitute a waiver by investors of our or the depositary's compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

          Upon completion of this offering, we will have 17,650,000 ADSs outstanding, representing 35,300,000 Class A ordinary shares or, 7.1% of our outstanding Class A and Class B ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs. We intend to apply to list the ADSs on the Nasdaq Global Select Market, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

          We, our directors and executive officers, our existing shareholders and certain holders of our outstanding share incentive awards have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

          Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or ordinary shares may dispose of significant numbers of the ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of the ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144

          All of our ordinary shares that will be issued and outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

  •
  1% of the then outstanding Class A ordinary shares, in the form of ADSs or otherwise, which will equal 4,248,982 Class A ordinary shares immediately after this offering; or

  •
  the average weekly trading volume of our Class A ordinary shares in the form of ADSs or otherwise, on the Nasdaq Global Select Market, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

          Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

          In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

 TAXATION

          The following summary of Cayman Islands, PRC and U.S. federal income tax considerations of an investment in the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the ADSs or Class A ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of Commerce & Finance Law Offices, our PRC counsel.

Cayman Islands Taxation

          The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of the ADSs or ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

          Payments of dividends and capital in respect of the ADSs or ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or ordinary shares, nor will gains derived from the disposal of the ADSs or ordinary shares be subject to Cayman Islands income or corporation tax.

People's Republic of China Taxation

          Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a "de facto management body" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of the enterprise's voting board members or senior executives habitually reside in the PRC.

          We believe that Smart Share Global Limited is not a PRC resident enterprise for PRC tax purposes. Smart Share Global Limited is a company incorporated outside of the PRC. Smart Share Global Limited is not controlled by a PRC enterprise or PRC enterprise group, and we do not believe that Smart Share Global Limited meets all of the conditions above. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

          If the PRC tax authorities determine that Smart Share Global Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20%. Any PRC tax imposed on dividends or gains may be subject to a reduction if a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of Smart Share Global Limited would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Smart Share Global Limited is treated as a PRC resident enterprise.

          Provided that our Cayman Islands holding company, Smart Share Global Limited, is not deemed to be a PRC resident enterprise, holders of the ADSs and ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our ordinary shares or ADSs. However, under SAT Bulletin 7 and SAT Bulletin 37, where a non-resident enterprise conducts an "indirect transfer" by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Bulletin 7 and SAT Bulletin 37, and we may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37, or to establish that we should not be taxed under these bulletins.

United States Federal Income Tax Considerations

          The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as "capital assets" (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect, and there can be no assurance that the Internal Revenue Service (the "IRS") or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift or other non-income tax considerations, alternative minimum tax, the Medicare tax on certain net investment income, or any state, local or non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

  •
  banks and other financial institutions;

  •
  insurance companies;

  •
  pension plans;

  •
  cooperatives;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  broker-dealers;

  •
  traders that elect to use a mark-to-market method of accounting;

  •
  certain former U.S. citizens or long-term residents;

  •
  tax-exempt entities (including private foundations);

  •
  holders who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation;

  •
  investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

  •
  investors that have a functional currency other than the U.S. dollar;

  •
  persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our stock (by vote or value); or

  •
  partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or ordinary shares through such entities;

          all of whom may be subject to tax rules that differ significantly from those discussed below.

          Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or ordinary shares.

General

          For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or ordinary shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

          If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

          For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

          A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income (the "income test") or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the "asset test"). For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company's goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

          Although the law in this regard is not entirely clear, we treat our consolidated VIE as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our consolidated VIE for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

          Assuming that we are the owner of our consolidated VIE for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the expected cash proceeds from this offering, and projections as to the value of our assets, taking into account the projected market value of our ADSs following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we will be or become a PFIC for any taxable year is a fact intensive determination made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our ADSs may cause us to be or become classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account the expected cash proceeds from, and our anticipated market capitalization following, this offering. If our market capitalization is less than anticipated or subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of being or becoming classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules, and because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

          The discussion below under "— Dividends" and "— Sale or Other Disposition" is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, the PFIC rules discussed below under "— Passive Foreign Investment Company Rules" generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

Dividends

          Any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, the full amount of any distribution we pay will generally be treated as a "dividend" for U.S. federal income tax purposes. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction generally allowed to corporations. Dividends received by individuals and certain other non-corporate U.S. Holders may be subject to tax at the lower capital gain tax rate applicable to "qualified dividend income", provided that certain conditions are satisfied, including that (1) our ADSs or ordinary shares on which the dividends are paid are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefits of the United States-PRC income tax treaty (the "Treaty"), (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our ordinary shares), which have been approved for listing on the Nasdaq Global Select Market, will be readily tradeable on an established securities market in the United States, although there can be no assurance in this regard.

          In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see "— People's Republic of China Taxation"), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.

          Dividends paid on our ADSs or ordinary shares, if any, will generally be treated as income from foreign sources and will generally constitute passive category income for U.S. foreign tax credit purposes. Depending on the U.S. Holder's individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any nonrefundable foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder's individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

          A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of our ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of individuals and certain other non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the Treaty may treat such gain as PRC-source gain under the Treaty. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to treat any such gain as PRC-source, then such U.S. Holder would generally not be able to use any foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

          If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or ordinary shares. Under the PFIC rules:

  •
  the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (each, a "pre-PFIC year") will be taxable as ordinary income;

  •
  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

  •
  an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

          If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our subsidiaries, our VIE is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries or our VIE.

          As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded on a qualified exchange or other market, as defined in applicable United States Treasury Regulations. For those purposes, we expect that our ADSs, but not our ordinary shares, are treated as marketable stock. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in a year when we are classified as a PFIC and we subsequently cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

          Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder that makes the mark-to-market election may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

          We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

          If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or ordinary shares if we are or become a PFIC.

UNDERWRITING

          Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Goldman Sachs (Asia) L.L.C., Citigroup Global Markets Inc. and China Renaissance Securities (Hong Kong) Limited are acting as representatives, have severally and not jointly agreed to purchase from us, and we have agreed to sell to them, severally and not jointly, the number of ADSs indicated below:

Underwriters	Number of ADSs

Goldman Sachs (Asia) L.L.C.	9,884,000
Citigroup Global Markets Inc.	4,677,250
China Renaissance Securities (Hong Kong) Limited	2,471,000
Tiger Brokers (NZ) Limited	229,450
BOCI Asia Limited	176,500
Futu Inc.	141,200
SNB Finance Holdings Limited	70,600

Total	17,650,000

          The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives", respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions in the underwriting agreement, such as the absence of any material adverse change in our business, the receipt by the underwriters of officer's certificates, legal opinions, and letters from us and the independent registered public accounting firm. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters' over-allotment option described below. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

          We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

          The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$0.357 per ADS under the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase on a pro rata basis up to 2,647,500 additional ADSs at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter's name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

          Certain existing shareholders and their affiliates have subscribed for, and been allocated by the underwriters, an aggregate of 6,960,000 ADSs in this offering, representing approximately 39.4% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. The subscriptions for ADSs are at the initial public offering price and on the same terms as the other ADSs being offered in this offering.

          The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 2,647,500 ADSs.

				Total

		Per ADS		No Exercise		Full Exercise

Public offering price	US$	8.50	US$	150,025,000	US$	172,528,750
Underwriting discounts and commissions to be paid by us	US$	0.595	US$	10,501,750	US$	12,077,013
Proceeds, before expenses, to us	US$	7.905	US$	139,523,250	US$	160,451,738

          The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$3.5 million.

          Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC. China Renaissance Securities (Hong Kong) Limited will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, China Renaissance Securities (US) Inc. Tiger Brokers (NZ) Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations. BOCI Asia Limited and SNB Finance Holdings Limited are not broker-dealers registered with the SEC and will not make any offers and sales of ADSs within the United States.

          We intend to apply for the listing of our ADSs on the Nasdaq Global Select Market under the trading symbol "EM."

          We have agreed that, subject to certain exceptions, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs, or enter into a transaction that would have the same effect;

  •
  file or submit any registration statement with the Securities and Exchange Commission relating to any of our securities that are substantially similar to the ADSs, including but not limited to any options or warrants to purchase ordinary shares or ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, ordinary shares or ADSs or any such substantially similar securities;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ordinary shares or ADSs or such other securities; or

  •
  publicly disclose the intention to do any of foregoing.

          Each of our directors, executive officers and existing shareholders and certain holders of our outstanding share incentive awards have agreed that, subject to certain exceptions, without the prior written consent of the representatives, it will not, and will not cause or direct any of its affiliates to, during the period ending 180 days after the date of this prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any ordinary shares or ADSs or any securities convertible into, excisable or exchangeable for ordinary shares or ADSs, (2) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs or any securities convertible into, excisable or exchangeable for ordinary shares or ADSs, (3) otherwise publicly announce any intention to engage in or cause any action or activity described in (1) and (2) above, or (4) make any demand for or exercise any right with respect to, the registration of any ordinary shares or ADSs or any securities convertible into, excisable or exchangeable for ordinary shares or ADSs.

          The representatives, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time. In addition, through a letter agreement, we will instruct Bank of New York Mellon, as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus unless we consent to such deposit or issuance, and not to provide consent without the prior written consent of Goldman Sachs (Asia) L.L.C., Citigroup Global Markets Inc. and China Renaissance Securities (Hong Kong) Limited. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying Class A ordinary shares.

          In order to facilitate the offering of the ADSs, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters can close out a covered short position by exercising the over-allotment option and/or purchasing ADSs in the open market.

  •
  Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out a covered short position, the underwriters will consider, among other things, the open market price of ADSs as compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs.

          These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. As a result, the price of ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise. The underwriters are not required to engage in these activities and may end any of these activities at any time.

          The underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered.

          A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, engaged in transactions with and performed various financial advisory and investment banking services for us and may in the future engage in transactions with and perform services for us in the ordinary course of their business, for which they received or will receive customary fees and reimbursement of expenses.

          In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. One of our shareholders, BROAD STREET EQUITY INVESTMENTS EUROPE LTD, is an affiliate of Goldman Sachs (Asia) L.L.C. For more information, see "Description of Share Capital — History of Securities Issuances — Preferred Shares."

          The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013, United States. The address of China Renaissance Securities (Hong Kong) Limited is Units 8107-08, Level 81, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong. The address of BOCI Asia Limited is 26th Floor, Bank of China Tower 1 Garden Road, Central, Hong Kong. The address of Tiger Brokers (NZ) Limited is Level 16, 191 Queen Street, Auckland Central, New Zealand, 1010. The address of Futu Inc. is 720 University Ave #100, Palo Alto, CA 94301. The address of SNB Finance Holdings Limited is Level 5, 25 Teed Street, Newmarket, Auckland 1023, New Zealand.

Pricing of the Offering

          Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price for the ADSs will be determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and earnings prospects and those of our industry in general, an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in activities similar to ours.

          We cannot assure you that the initial public offering price will correspond to the price at which our ordinary shares or ADSs will trade in the public market subsequent to this offering or that an active trading market for our ordinary shares or ADSs will develop and continue after this offering.

Directed Share Program

          At our request, the underwriters have reserved up to 10% of the ADSs to be issued by us and offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees, business associates and related persons. The number of ADSs available for sale to the general public will be reduced to the extent these individuals purchase such reserved ADSs. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered by this prospectus. For our directors and officers purchasing ADSs through the directed share program, the lock-up agreements described above shall govern with respect to their purchases.

Selling Restrictions

          No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

          No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities & Investments Commission ("ASIC"), in relation to the offering.

          This document:

            (a)     does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) (the "Corporations Act");

            (b)     has not been, and will not be, lodged with the Australian Securities & Investments Commission, as a disclosure document for the purposes of Corporations Act and does not purport to include the information required of a prospectus, product disclosure document or other disclosure document for the purposes of the Corporations Act; and

            (c)     may only be provided in Australia to select investors, or the Exempt Investor, who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act.

          The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

          As any offer of ADSs under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those ADSs to investors in Australia except in circumstances where disclosure to investors under Chapter 6D.2 is not required of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

          Any person acquiring securities must observe such Australian on-sale restrictions. This document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

          The ADSs may be sold in Canada only to purchasers in the provinces of Ontario, Quebec, Alberta and British Columbia purchasing, or deemed to be purchasing on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ADSs.

          By purchasing the ADSs in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to the underwriters and the dealers from whom the purchase confirmation is received that:

            (a)     the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws as it is an "accredited investor" as defined under National Instrument 45-106 — Prospectus Exemptions,

            (b)     the purchaser is a "permitted client" as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations,

            (c)     where required by law, the purchaser is purchasing as principal and not as agent, and

            (d)     the purchaser has reviewed the text above under Resale Restrictions.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the Canadian purchasers are hereby notified that the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

          This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Financial Centre ("DIFC")

          This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the Markets Rules 2012 of the Dubai Financial Services Authority, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for this document. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document, you should consult an authorized financial adviser.

          In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area

          In relation to each Member State of the European Economic Area (each a "Relevant State"), no ADSs have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that ADSs may be offered to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

  •
  to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

  •
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

          For the purposes of this provision, the expression an "offer to the public" in relation to any ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

Hong Kong

          The ADSs have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Israel

          This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and "qualified individuals", each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

Japan

          The ADSs have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan. Accordingly, none of the ADSs nor any interests therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Kingdom of Saudi Arabia

          This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the board of the Capital Market Authority ("CMA") pursuant to resolution number 2-11-2004 dated October 4, 2004 as amended by resolution number 1-28-2008, as amended (the "CMA Regulations"). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. By accepting this prospectus and other information relating to the offering of the ADSs in the Kingdom of Saudi Arabia, each recipient represents that he is a "sophisticated investor", as set out in the prospectus.

Korea

          The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been and will not be registered under the Financial Investment Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Kuwait

          Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds", its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

          No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than to persons falling within the categories specified under Schedule 6 or Section 229(l)(b), Schedule 7 or Section 230(l)(b) and Schedule 8 or Section 257(3) of the Capital Market and Services Act, 2007 of Malaysia: (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007. The Securities Commission of Malaysia shall not be liable for any non-disclosure on the part of our company and assumes no responsibility for the correctness of any statements made or opinions or reports expressed in this prospectus.

Mexico

          None of the ADSs or the ordinary shares have been or will be registered with the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisi6n Nacional Bancaria y de Valores) ("CNBV") of Mexico and, as a result, may not be offered or sold publicly in Mexico. The ADSs and the ordinary shares may only be sold to Mexican institutional and qualified investors, pursuant to the private placement exemption set forth in the Mexican Securities Market Law (Ley del Mercado de Valores).

People's Republic of China

          This prospectus has not been and will not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC or for the benefit of, legal or natural persons of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ADSs or any beneficial interest therein without obtaining all prior PRC's governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions.

Singapore

          This prospectus or any other offering material relating to our ADSs has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, as modified or amended from time to time including by any subsidiary legislation as may be applicable at the relevant time (together, the "SFA"), (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

          Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals , each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; securities or securities-based derivatives contracts (each term as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulation 2005 of Singapore.

          Notification under Section 309B(1)(c) of the SFA: We have determined that the ADSs shall be (A) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (B) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

State of Qatar

          The ADSs described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Switzerland

          This document is not intended to constitute an offer or solicitation to purchase or invest in the ADSs described herein. The ADSs may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document, any other offering or marketing material relating to the securities does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

          Neither this document nor any other offering or marketing material relating to the offering, nor our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority or be publicly distributed or otherwise made publicly available in Switzerland. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Taiwan

          The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates

          The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates other than in compliance with the laws of the United Arab Emirates governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out above.

United Kingdom

          In relation to the United Kingdom, no ADSs have been offered or will be offered pursuant to the offering contemplated by this prospectus to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs which has been approved by the Financial

Conduct Authority in accordance with the UK Prospectus Regulation, except that the ADSs may be offered to the public in the United Kingdom at any time:

  (a)
  to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

  (c)
  in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the ADSs shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

          In addition, in the United Kingdom, the offer is only addressed to, and is directed only at, "qualified investors" within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as "relevant persons"). This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

          For the purposes of this provision, the expression an "offer to the public" in relation to the ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs and the expression "UK Prospectus Regulation" means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

 EXPENSES RELATED TO THIS OFFERING

          Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$	18,823
FINRA Filing Fee		26,379
Stock Exchange Market Entry and Listing Fee		150,000
Printing and Engraving Expenses		168,000
Legal Fees and Expenses		1,795,919
Accounting Fees and Expenses		713,062
Miscellaneous		657,339

Total	US$	3,529,522

 LEGAL MATTERS

          We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Cooley LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by King & Wood Mallesons. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law. Cooley LLP may rely upon King & Wood Mallesons with respect to matters governed by PRC law.

 EXPERTS

          The financial statements as of December 31, 2019 and 2020 and for each of the two years in the period ended December 31, 2020 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

          We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

SMART SHARE GLOBAL LIMITED

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Smart Share Global Limited

Opinion on the Financial Statements

          We have audited the accompanying consolidated balance sheets of Smart Share Global Limited and its subsidiaries (the "Company") as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive income/(loss), of changes in shareholders' deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

          These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

          We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

          Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Shanghai, the People's Republic of China
March 12, 2021

We have served as the Company's auditor since 2020.

SMART SHARE GLOBAL LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,

	2019	2020

	RMB	RMB	US$ (Note 2(f))

ASSETS
Current assets:
Cash and cash equivalents	273,608	1,252,493	191,953
Restricted cash	106,925	51,008	7,817
Short-term investments	320,462	170,552	26,138
Accounts receivable, net	24,223	18,743	2,872
Prepayments and other current assets	173,597	253,020	38,777

Total current assets	898,815	1,745,816	267,557

Non-current assets:
Property, equipment and software, net	981,202	963,453	147,656
Long-term prepayments to a related party (Note 14)	89,408	23,591	3,615
Other non-current assets	56,097	52,775	8,088

Total non-current assets	1,126,707	1,039,819	159,359

Total assets	2,025,522	2,785,635	426,916

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT
Current liabilities:
Short-term borrowings	191,000	24,500	3,755
Accounts and notes payable	307,673	406,760	62,339
Amounts due to related parties — current (Note 14)	193,280	77,939	11,945
Salary and welfare payable (including salary and welfare payable of the consolidated variable interest entities ("VIEs") without recourse to the Company of RMB7,766 and RMB6,191 as of December 31, 2019 and 2020, respectively (Note 1))	60,134	72,436	11,101
Tax payable (including Tax payable of the VIEs without recourse to the Company of RMB5,326 and RMB6,496 as of December 31, 2019 and 2020, respectively (Note 1))	6,412	7,134	1,093
Warrant liabilities	2,384	—	—
Financing payable — current (Note 2(m))	40,137	46,854	7,181
Accruals and other current liabilities (including accruals and other current liabilities of the VIEs without recourse to the Company of RMB2,247 and RMB4,125 as of December 31, 2019 and 2020, respectively (Note 1))	255,245	219,210	33,594

Total current liabilities	1,056,265	854,833	131,008

Non-current liabilities:
Financing payable — non-current (Note 2(m))	102,019	197,297	30,237
Amount due to related parties — non-current (Note 14)	1,000	1,000	153
Deferred tax liabilities, net	16,230	33,891	5,194

Total non-current liabilities	119,249	232,188	35,584

Total liabilities	1,175,514	1,087,021	166,592

Commitments and contingencies (Note 15)

The accompanying notes are in integral part of these financial statements.

 SMART SHARE GLOBAL LIMITED

CONSOLIDATED BALANCE SHEETS (Continued)

AS OF DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,

	2019	2020

	RMB	RMB	US$ (Note 2(f))

Mezzanine equity:
Series Seed Convertible Redeemable Preferred Shares (par value of US$0.0001, 85,185,184 and 77,884,154 shares authorized, 77,884,154 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	301,268	1,091,899	167,341
Series A Convertible Redeemable Preferred Shares (par value of US$0.0001, 37,037,035 and 33,382,717 shares authorized, 33,382,717 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	139,432	472,723	72,448
Series A-1 Convertible Redeemable Preferred Shares (par value of US$0.0001, 75,917,925 and 76,803,194 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	322,883	1,089,555	166,982
Series B-1 Convertible Redeemable Preferred Shares (par value of US$0.0001, 7,467,196 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	34,538	106,828	16,372
Series B-2 Convertible Redeemable Preferred Shares (par value of US$0.0001, 40,228,492 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	194,351	578,091	88,596
Series C-1 Convertible Redeemable Preferred Shares (par value of US$0.0001, 57,653,035 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	383,148	870,794	133,455
Series C-2 Convertible Redeemable Preferred Shares (par value of US$0.0001, 10,224,598 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	69,880	154,847	23,731
Series D-1 Convertible Redeemable Preferred Shares (par value of US$0.0001, nil and 42,329,835 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	—	773,137	118,488
Receivable from a holder of Series C-2 Convertible Redeemable Preferred Shares	(24,417)	—	—

Total mezzanine equity	1,421,083	5,137,874	787,413

Shareholders' deficit:
Ordinary shares (par value of US$0.0001, 686,286,535 and 609,026,779 shares authorized, 120,540,220 shares issued and 73,973,970 shares outstanding as of December 31, 2019 and 2020)	83	83	13
Treasury shares (46,566,250 shares as of December 31, 2019 and 2020)	—	—	—
Additional paid-in capital	—	—	—
Statutory reserves	11,915	16,593	2,543
Accumulated other comprehensive (loss)/income	(31,134)	201,823	30,931
Accumulated deficit	(551,939)	(3,657,759)	(560,576)

Total shareholders' deficit	(571,075)	(3,439,260)	(527,089)

Total liabilities, mezzanine equity and shareholders' deficit	2,025,522	2,785,635	426,916

The accompanying notes are in integral part of these financial statements.

SMART SHARE GLOBAL LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Year Ended December 31,

	2019	2020

	RMB	RMB	US$ (Note 2(f))
Revenues
Mobile device charging business	1,924,264	2,711,541	415,562
Power bank sales	70,448	77,598	11,892
Others	27,598	20,220	3,099

Total revenues	2,022,310	2,809,359	430,553

Cost of revenues	(292,494)	(430,773)	(66,019)
Research and development expenses	(65,471)	(70,938)	(10,872)
Sales and marketing expenses	(1,362,185)	(2,121,006)	(325,058)
General and administrative expenses	(82,448)	(79,600)	(12,199)
Other operating income	12,349	24,790	3,799

Income from operations	232,061	131,832	20,204
Interest and investment income	10,184	10,271	1,574
Interest expense to third parties	(26,963)	(39,596)	(6,068)
Interest expense to a related party	—	(1,032)	(158)
Foreign exchange losses, net	(1,973)	(485)	(74)
Other (loss)/income, net	(8)	443	68
Change in fair value of warrant liabilities	(865)	(7,442)	(1,141)

Income before income tax expenses	212,436	93,991	14,405
Income tax expense	(45,830)	(18,564)	(2,845)

Net income	166,606	75,427	11,560
Accretion of convertible redeemable preferred shares	(406,828)	(3,206,324)	(491,391)
Deemed dividend to preferred shareholders (Note 11)	(24,229)	—	—

Net loss attributable to ordinary shareholders of Smart Share Global Limited	(264,451)	(3,130,897)	(479,831)

Net income	166,606	75,427	11,560
Other comprehensive (loss)/income
Foreign currency translation adjustments, net of nil tax	(16,203)	232,957	35,702

Total comprehensive income	150,403	308,384	47,262

Accretion of convertible redeemable preferred shares	(406,828)	(3,206,324)	(491,391)
Deemed dividend of preferred shareholders	(24,229)	—	—

Comprehensive loss attributable to ordinary shareholders of Smart Share Global Limited	(280,654)	(2,897,940)	(444,129)

Net loss per share attributable to ordinary shareholders of Smart Share Global Limited
— basic and diluted	(7.61)	(57.44)	(8.80)
Weighted average number of ordinary shares
— basic and diluted	34,728,028	54,506,733	54,506,733

The accompanying notes are in integral part of these financial statements.

SMART SHARE GLOBAL LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Ordinary shares issued (US$0.0001 per value)		Treasury shares		Additional		Accumulated other

	Number of Shares	Amount	Number of Shares	Amount	paid-in capital	Statutory reserves	comprehensive loss	Accumulated deficit	Total shareholders' deficit
		RMB		RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2019	119,215,686	82	(38,215,686)	—	—	—	(14,931)	(272,594)	(287,443)
Issuance of ordinary shares to a consolidated VIE	8,625,564	6	(8,625,564)	—	—	—	—	—	6
Repurchase and cancellation of ordinary shares (Note 10)	(7,301,030)	(5)	275,000	—	—	—	—	(24,644)	(24,649)
Deemed dividend from repurchase of Series Seed Convertible Redeemable Preferred Shares (Note 11)	—	—	—	—	—	—	—	(16,937)	(16,937)
Deemed dividend from repurchase of Series A Convertible Redeemable Preferred Shares (Note 11)	—	—	—	—	—	—	—	(7,292)	(7,292)
Vesting of restricted shares and restricted share units ("RSUs")	—	—	—	—	21,665	—	—	—	21,665
Accretion on convertible redeemable preferred shares to redemption value	—	—	—	—	(21,665)	—	—	(385,163)	(406,828)
Net income	—	—	—	—	—	11,915	—	154,691	166,606
Foreign currency translation	—	—	—	—	—	—	(16,203)	—	(16,203)

Balance as of December 31, 2019	120,540,220	83	(46,566,250)	—	—	11,915	(31,134)	(551,939)	(571,075)

The accompanying notes are in integral part of these financial statements.

SMART SHARE GLOBAL LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Ordinary shares issued (US$0.0001 per value)		Treasury shares		Additional		Accumulated other

	Number of Shares	Amount	Number of Shares	Amount	paid-in capital	Statutory reserves	comprehensive (loss)/income	Accumulated deficit	Total shareholders' deficit
		RMB		RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2019	120,540,220	83	(46,566,250)	—	—	11,915	(31,134)	(551,939)	(571,075)
Vesting of restricted shares and RSUs	—	—	—	—	29,755	—	—	—	29,755
Accretion on convertible redeemable preferred shares to redemption value	—	—	—	—	(29,755)	—	—	(3,176,569)	(3,206,324)
Net income	—	—	—	—	—	4,678	—	70,749	75,427
Foreign currency translation	—	—	—	—	—	—	232,957	—	232,957

Balance as of December 31, 2020	120,540,220	83	(46,566,250)	—	—	16,593	201,823	(3,657,759)	(3,439,260)

Balance as of December 31, 2020 (US$(Note 2(f)))	120,540,220	13	(46,566,250)	—	—	2,543	30,931	(560,576)	(527,089)

The accompanying notes are in integral part of these financial statements.

SMART SHARE GLOBAL LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Year Ended December 31,

	2019	2020

	RMB	RMB	US$ (Note 2(f))
Cash flows from operating activities:
Net income	166,606	75,427	11,560
Adjustments for:
Depreciation and amortization expense	194,157	343,381	52,625
Provision for allowance of doubtful accounts	7,063	5,302	813
Foreign exchange loss	1,973	485	74
Change in fair value of warrant liabilities	865	7,442	1,141
Change in fair value of short-term investments	(9,925)	(5,521)	(846)
Share-based compensation expenses	39,086	29,755	4,560
Deferred income taxes	16,230	17,661	2,707
Amortization of entry fees	92,344	239,432	36,695
Changes in assets and liabilities:
Accounts receivable	(20,125)	178	27
Prepayments and other current assets	(249,379)	(257,125)	(39,406)
Other non-current assets	(47,740)	(61,935)	(9,493)
Accounts and notes payable	117,369	117,961	18,078
Salary and welfare payable	39,820	12,302	1,885
Tax payable	4,013	32,520	4,984
Financing payable	11,101	14,493	2,221
Accruals and other current liabilities	80,582	(35,640)	(5,462)

Net cash generated from operating activities	444,040	536,118	82,163

Cash flows from investing activities:
Purchase of property, equipment and software from third parties	(69,930)	(133,789)	(20,504)
Purchase of property, equipment and software from a related party	(510,279)	(283,129)	(43,391)
Purchase of short-term investments	(567,800)	(304,800)	(46,713)
Proceeds from maturities of short-term investments	279,713	460,231	70,533

Net cash used in investing activities	(868,296)	(261,487)	(40,075)

Cash flows from financing activities:
Proceeds from collection of receivables from issuance of Series Seed Convertible Redeemable Preferred Shares	28,685	—	—
Proceeds from collection of receivables from issuance and issuance of Series A-1 Convertible Redeemable Preferred Shares	10,000	1,631	250
Proceeds from issuance of Series C-1 Convertible Redeemable Preferred Shares, net of issuance costs	381,310	—	—
Proceeds from issuance and collection of receivables from issuance of Series C-2 Convertible Redeemable Preferred Shares, net of issuance costs	45,315	22,765	3,489
Proceeds from issuance of Series D-1 Convertible Redeemable Preferred Shares, net of issuance costs	—	718,093	110,053
Payment of issuance cost of Series C-1 Convertible Redeemable Preferred Shares	—	(8,919)	(1,367)
Repurchase of Convertible Redeemable Preferred Shares (Note 11)	(63,065)	—	—
Repurchase of Ordinary Shares (Note 10)	(42,070)	—	—
Proceeds from borrowings from third parties	191,000	169,500	25,977
Repayment of borrowings to third parties	(57,517)	(336,000)	(51,494)
Proceeds from borrowings from a related party (Note 14)	—	50,000	7,663
Repayment of borrowings to a related party (Note 14)	—	(50,000)	(7,663)
Payment of deposit for capital lease to a related party (Note 14)	—	(8,600)	(1,318)
Proceeds of deposit refund from a related party	—	8,600	1,318
Proceeds of financing from network partners	109,490	115,387	17,684
Repayment of financing to network partners	(23,480)	(27,886)	(4,274)

Net cash generated from financing activities	579,668	654,571	100,318

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(4,368)	(6,234)	(955)
Net increase in cash and cash equivalents and restricted cash	151,044	922,968	141,451
Cash and cash equivalents and restricted cash at the beginning of year	229,489	380,533	58,319

Cash and cash equivalents and restricted cash at the end of year	380,533	1,303,501	199,770

Supplemental disclosures of cash flow information:
Cash paid for income taxes	29,258	5,728	878
Cash paid for interest to third parties	14,765	24,238	3,715
Cash paid for interest to a related party	—	1,032	158
Supplemental disclosures of non-cash investing and financing activities:
Accretion to redemption value of convertible redeemable preferred shares	406,828	3,206,324	491,391
Changes in property, equipment and software in accounts and notes payable	117,587	(18,875)	(2,893)
Changes in property, equipment and software in other non-current assets	14,471	9,032	1,384
Changes in property, equipment and software in amounts due to a related party	193,280	(115,341)	(17,677)
Changes in property, equipment and software in long-term prepayment to a related party	(89,408)	65,817	10,087

The accompanying notes are in integral part of these financial statements.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. Organization and nature of operations

  (a)    Principal activities

          Smart Share Global Limited (the "Company" or "Smart Share") was incorporated under the law of Cayman Islands ("Cayman") as a limited liability company on May 17, 2017. The Company, its subsidiaries and consolidated VIEs (collectively referred to as the "Group") engage primarily in the mobile device charging business in the People's Republic of China ("the PRC").

          As of December 31, 2020, the Company's principal subsidiaries and the consolidated VIEs are as follows:

Name of subsidiaries and consolidated VIEs	Place of incorporation	Date of incorporation	Equity economic interest held	Principal activities

Subsidiaries:
Smart Share International Limited	Hong Kong, China	August 15, 2017	100%	Investment holding
Zhixiang Technology (Shanghai) Co., Ltd ("Zhixiang Technology")	PRC	June 23, 2017	100%	Mobile device charging business
Consolidated VIEs
Smart Share CGY Holding Limited ("Smart Share CGY")	The British Virgin Islands ("BVI")	May 15, 2017	100%	Investment holding
Smart Share Brothers Holding Limited ("Smart Share Brothers")	BVI	May 23, 2017	100%	Investment holding
Shanghai Zhixiang Technology Co., Ltd. ("Shanghai Zhixiang")	PRC	April 28, 2017	100%	Research and development function

  (b)    Reorganization

          The Group commenced its business operations in April 2017 through Shanghai Zhixiang. To facilitate the offshore financing, the Company was formed in May 2017. With the establishment of the Company, the shareholders of Shanghai Zhixiang and the Company agreed to enter into a series of contractual agreements with Zhixiang Technology after its incorporation, through which the Company is determined to have effective control over Shanghai Zhixiang (the "Reorganization"). The principal terms of these contractual agreements are discussed below. As the shareholders of the Company and Shanghai Zhixiang were mirrored with the same ownership immediately before and after the Reorganization, the Reorganization was determined to be a recapitalization and accounted for in a manner of a common control transaction. Accordingly, the accompanying consolidated financial statements were prepared as if the current corporate structure has been in existence since the incorporation of Shanghai Zhixiang.

  (c)    Consolidated variable interest entities

  Smart Share CGY and Smart Share Brothers

          In May 2017, Smart Share CGY and Smart Share Brothers were established by one of the Company's founders, to facilitate the adoption of the Company's restricted share units ("RSUs")

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. Organization and nature of operations (Continued)

  (c)    Consolidated variable interest entities (Continued)

scheme for the Company's employees and external consultants. Upon the inception of Smart Share CGY and Smart Share Brothers, the Company entered into the management agreements with Smart Share CGY, Smart Share Brothers and their shareholder. Pursuant to the management agreements, the shareholder of Smart Share CGY and Smart Share Brothers irrevocably appoints the Company or its designated person to exercise the shareholder and director rights in Smart Share CGY and Smart Share Brothers; the shareholder of Smart Share CGY and Smart Share Brothers shall not transfer or pledge his shares in Smart Share CGY and Smart Share Brothers without the consent from the Company; the RSUs scheme of Smart Share CGY and Smart Share Brothers shall be administered by the board of directors of the Company; and all profit and loss of Smart Share CGY and Smart Share Brothers shall be entitled to and assumed by the Company. The management agreements shall be effective until the Company, Smart Share CGY, Smart Share Brothers and their shareholder mutually agree to terminate.

          Accordingly, the management agreements provide the Company with the power to direct the activities that most significantly impact Smart Share CGY and Smart Share Brothers' economic performance and the obligation to absorb the risks and receive the rewards normally associated with the ownership of Smart Share CGY and Smart Share Brothers. Therefore, management concluded that Smart Share CGY and Smart Share Brothers are consolidated VIEs of the Company, of which the Company is the ultimate primary beneficiary. As such, the Group consolidated the financial statements of Smart Share CGY and Smart Share Brothers upon their inception. For the years ended December 31, 2019 and 2020, Smart Share CGY and Smart Share Brothers did not have any operation other than adopting the RSUs scheme. Refer to Note 12(b) "Smart Share CGY and Smart Share Brothers' RSUs scheme" for details.

  Shanghai Zhixiang

          As aforementioned, the Company obtained control over Shanghai Zhixiang by entering into a series of contractual arrangements with Shanghai Zhixiang and its shareholders (the "VIE Contractual Arrangements"). Shanghai Zhixiang is used to facilitate the Group's research and development activities for the Group's main business, as well as the innovation of certain new business which is under development where foreign ownership may be restricted. The principal terms of the agreements entered into amongst Shanghai Zhixiang, its respective shareholders (the "Nominee Shareholders") and the Company are further described below:

  Exclusive Business Cooperation Agreement

          Pursuant to the business cooperation agreement entered between Zhixiang Technology and Shanghai Zhixiang, Shanghai Zhixiang appointed Zhixiang Technology as its exclusive service provider providing full business support, technology services and consultancy services, including but not limited to licensing of intellectual property rights, technology support, system maintenance, personnel training, equipment or office leasing and marketing consultancy. In exchange, Shanghai Zhixiang pays consultancy and service fees to Zhixiang Technology, the price of which is mutually agreed in each quarterly bill according to the amount and commercial value of the services provided to Shanghai Zhixiang. Zhixiang Technology owns the exclusive intellectual property rights

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. Organization and nature of operations (Continued)

  (c)    Consolidated variable interest entities (Continued)

created as a result of the performance of this agreement. The term of this agreement remains valid for a period of 10 years and can be extended at Zhixiang Technology's discretion. Zhixiang Technology may terminate the agreement unilaterally with a 30-day prior written notice. For the years ended December 31, 2019 and 2020, the consultancy and service fees charged by Zhixiang Technology were RMB168,451 and RMB276,577, respectively.

  Equity Interest Pledge Agreement

          Pursuant to the equity interest pledge agreement, the Nominee Shareholders have pledged 100% equity interests in Shanghai Zhixiang to Zhixiang Technology as security for repayment obligations of any and all due payments, including but not limited to the consultancy and service fees due from Shanghai Zhixiang to Zhixiang Technology under the exclusive business cooperation agreement. During the term of the equity interest pledge agreement, the Nominee Shareholders undertake that, without the prior written consent of Zhixiang Technology, they will not transfer, or create or allow any encumbrance on the pledged equity interests, except as otherwise provided in the exclusive option agreement. If any of the specified events of default occurs, Zhixiang Technology will have the right to request repayment of all due and payable payments, and/or transfer, auction or sale of all or part of the pledged equity interests in Shanghai Zhixiang and will have priority in receiving the proceeds from such disposal. Zhixiang Technology may transfer all or any of its rights and obligations under the exclusive business cooperation agreement to its designee(s) at any time. The term of the agreement is 10 years and shall be extended if the term of the exclusive business cooperation agreement is extended. Since the initial paid-in capital of Shanghai Zhixiang was contributed by the Nominee Shareholders without being financed by the Company and the equity interest pledge agreement did not transfer the legal title of the pledged equity interest to the Company under PRC law, the Nominee Shareholders continue to have legal ownership of the paid-in capital of Shanghai Zhixiang. Accordingly, the initial paid-in capital of Shanghai Zhixiang amounted to RMB1,000 was recorded as other non-current liabilities to the Nominee Shareholders of Shanghai Zhixiang.

  Exclusive Option Agreement

          Pursuant to the exclusive option agreement, the Nominee Shareholders have irrevocably granted Zhixiang Technology, to the extent permitted by PRC law, an irrevocable and exclusive right to purchase, or designate a third-party to purchase, all or any part of their equity interests at any time or from time to time at a purchase price equal to the lowest price permissible by PRC law. The option term remains valid for a period of 10 years and can be extended at Zhixiang Technology's discretion. Shanghai Zhixiang and their Nominee Shareholders have agreed that without prior written consent of the Zhixiang Technology, their respective Nominee Shareholders cannot sell, transfer, pledge or dispose their equity interests, and Shanghai Zhixiang cannot sell, transfer, pledge or dispose, but not limited to, the equity interests and significant businesses. Also as agreed, Shanghai Zhixiang cannot change capitalization structure of Shanghai Zhixiang and cannot enter into any loan or investment agreements.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. Organization and nature of operations (Continued)

  (c)    Consolidated variable interest entities (Continued)

  Proxy Agreement

          Pursuant to the irrevocable proxy agreement, each of the Nominee Shareholders irrevocably authorized Zhixiang Technology to act on their respective behalf as sole proxy attorney, to the extent permitted by law, to exercise all rights concerning all the equity interest held by each of them in Shanghai Zhixiang, including but not limited to proposing to convene or attend shareholder meetings, attending shareholder meetings, signing resolutions and minutes of such meetings, exercising all the rights as shareholders in such meeting (including but not limited to voting rights, nomination rights and appointment rights), the right to receive dividends and the right to sell, transfer, pledge or dispose of all the equity held in part or in whole, and exercising all other rights as shareholders allowable under PRC law and the memorandum and articles of our company.

  Exclusive Assets Subscription Agreement

          Pursuant to the exclusive assets subscription agreement, Shanghai Zhixiang has irrevocably granted Zhixiang Technology, to the extent permitted by PRC law, an irrevocable and exclusive right to purchase, or designate a third-party to purchase, all the intellectual property rights and all the other assets currently owned or to be owned by Shanghai Zhixiang at any time at a purchase price equal to the lowest price permissible by PRC law. Shanghai Zhixiang further undertakes that, without Zhixiang Technology's prior written consent, it will not, among other things, sell, transfer, pledge, or permit others to use or otherwise dispose of such assets. The exclusive asset subscription agreement has a term of 10 years and can be extended at Zhixiang Technology's discretion.

  Spousal Consent Letter

          Pursuant to the spousal consent letter executed by the spouse of the Nominee Shareholders, the signing spouse unconditionally and irrevocably agreed that the equity interest in Shanghai Zhixiang held by and registered in the name of the Nominee Shareholders be disposed of in accordance with the exclusive option agreement, equity interest pledge agreement, proxy agreement, and other documents described above. The signing spouse agreed not to assert any rights over the equity interest in Shanghai Zhixiang held by the Nominee Shareholders. In addition, in the event that the signing spouse obtains any equity interest in Shanghai Zhixiang held by the Nominee Shareholders for any reason, she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements described above, as may be amended from time to time.

          As a result of the VIE Contractual Arrangements, the Company has the power to direct the activities that most significantly impact Shanghai Zhixiang's economic performance, bears the risks of and enjoys the rewards normally associated with the ownership of Shanghai Zhixiang. Therefore, management concluded that Shanghai Zhixiang is a consolidated VIE of the Company, of which the Company is the ultimate primary beneficiary. As such, the Group consolidated financial results of Shanghai Zhixiang in the consolidated financial statements.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. Organization and nature of operations (Continued)

  (d)    Risks in relations to the VIE structure

          Under the VIE Contractual Agreements, the Company has the power to direct activities of Shanghai Zhixiang through Zhixiang Technology, and can have assets transferred freely out of Shanghai Zhixiang without restrictions. Therefore, the Company considers that there is no asset of Shanghai Zhixiang that can only be used to settle obligations of Shanghai Zhixiang, except for the registered capital and reserve funds of Shanghai Zhixiang with the aggregated amount of RMB1,566 as of December 31, 2019 and 2020. Since Shanghai Zhixiang is incorporated as limited liability companies under the PRC Law, creditors of Shanghai Zhixiang do not have recourse to the general credit of the Company.

          The Company believes that the Zhixiang Technology's VIE Contractual Arrangements with Shanghai Zhixiang and the Nominee Shareholders are in compliance with PRC laws and regulations, as applicable, and are legally binding and enforceable. There are, however, uncertainties in the PRC legal system could limit the Company's ability to enforce these contractual arrangements. Accordingly, the Company cannot be assured that the PRC government authorities will not ultimately take a view that is contrary to the Company's belief and the opinion of its PRC legal counsel.

          The following table sets forth the assets, liabilities, results of operations and changes in cash and cash equivalents of the consolidated VIEs, which were included in the Group's consolidated financial statements with intercompany transactions eliminated:

	As of December 31,

	2019	2020

	RMB	RMB
Cash and cash equivalents	2,797	4,581
Accounts receivable, net	2,495	2,350
Prepayments and other current assets	981	1,294
Amounts due from non-VIE subsidiaries of the Company	220,765	554,445
Other non-current assets	465	—

Total assets	227,503	562,670

Salary and welfare payable	7,766	6,191
Tax payable	5,326	6,496
Amounts due to non-VIE subsidiaries of the Company	169,223	445,029
Accruals and other current liabilities	2,247	4,125

Total liabilities	184,562	461,841

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. Organization and nature of operations (Continued)

  (d)    Risks in relations to the VIE structure (Continued)

	Year Ended December 31,

	2019	2020

	RMB	RMB
Revenues — non-VIE subsidiaries of the Company (a)	288,640	406,730
Revenues — third parties	3,639	9,413
Cost of revenues	(224,310)	(346,695)
Operating expenses	(31,397)	(31,778)
Net income	40,168	37,313

	Year Ended December 31,

	2019	2020

	RMB	RMB
Net cash generated from operating activities	1,640	1,784
Net increase in cash and cash equivalents	1,640	1,784

          Note (a) — For the periods presented, Shanghai Zhixiang was used primarily to facilitate the Group's internal research and development functions with no material external operations. In consideration for its service, Zhixiang Technology pays service fees to Shanghai Zhixiang. The service fees are determined by Zhixiang Technology based on the nature and cost of the research and development activities of Shanghai Zhixiang, which is adjusted and evaluated on periodical basis.

2. Summary of principal accounting policies

  (a)    Basis of presentation

          The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") for the periods presented.

          The accompanying consolidated financial statements have been prepared on a going concern basis.

  (b)    Consolidation

          The Company's consolidated financial statements include the financial statements of the Company, its subsidiaries and the consolidated VIEs for which the Company is the primary beneficiary.

          A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (b)    Consolidation (Continued)

the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

          A consolidated VIE is an entity in which the Company, or its subsidiaries, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiaries are the primary beneficiary of the entity.

          All transactions and balances among the Company, its subsidiaries and the consolidated VIEs have been eliminated upon consolidation.

  (c)    Use of estimates

          The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, measurement and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amount of expenses during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, the Group's management reviews these estimates based on information that is currently available. Changes in facts and circumstances may cause the Group to revise its estimates. Significant accounting estimates reflected in the Group's consolidated financial statements include, allowance for doubtful accounts, useful lives of property, equipment and software, impairment of long-lived assets, internal rate of return associated with the capital lease, valuation and recognition of share-based compensation arrangements, convertible redeemable preferred shares and warrant liabilities, and valuation allowance of deferred tax assets.

  (d)    Functional currency and foreign currency translation

          An entity's functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which it primarily generates and expends cash and is determined by various indicators, including but not limited to cash flow, sales price, sales market, expenses, financing and intercompany transactions and arrangements. The functional currency of the Company, its consolidated VIEs in BVI and subsidiary in Hong Kong is the United States dollar (US$). The Company's subsidiaries and consolidated VIE in PRC use Renminbi ("RMB") as their functional currency. The determination of the respective functional currency is based on the criteria of ASC 830, Foreign Currency Matters.

          Transactions denominated in currencies other than functional currencies are translated into functional currencies at the exchange rates quoted by the People's Bank of China (the "PBOC") prevailing at the dates of the transactions. Gains and losses resulting from foreign currency transactions are included in net income. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currencies using the applicable exchange rates quoted by the PBOC at the balance sheet dates. All such exchange gains and losses are included in net income.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (d)    Functional currency and foreign currency translation (Continued)

          The reporting currency of the Group is RMB. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as accumulated comprehensive income/(loss) and are shown as a separate component of other comprehensive income/(loss) in the consolidated statements of comprehensive income/(loss).

  (e)    Fair value measurements

          The Group defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

          The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs may be used to measure fair value include:

          Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

          Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

          Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

          The Group's financial instruments include cash and cash equivalents, restricted cash, short-term investments, accounts receivable, amounts due from a related party — current, prepayments and other current assets, short-term borrowings, accounts and notes payable, amounts due to related parties — current and non-current, warrant liabilities, financing payable — current and non-current and accruals and other current liabilities. Except for warrant liabilities and short-term investments which are measured at fair value, the carrying values of the other financial instruments approximated their fair values due to the short-term maturity of these instruments. Certain short-term investments in financial products and securities classified within Level 2 are valued using directly or indirectly observable inputs in the marketplace. Warrant liabilities classified

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (e)    Fair value measurements (Continued)

within Level 3 are valued based on a model utilizing unobservable inputs which require significant management judgment and estimation.

          The Group's assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurement Using Significant Other Observable Inputs (Level 2)

	As of December 31,

	2019	2020

	RMB	RMB
Short-term investments	320,462	170,552

	Fair Value Measurement Using Unobservable Inputs (Level 3)

	As of December 31,

	2019	2020

	RMB	RMB
Warrant liabilities	2,384	—

          Refer to Note 11 for roll forward of level 3 financial instruments and key assumptions used by the Group in estimating the fair value of warrant liabilities.

  (f)    Convenience translation

          Translations of the consolidated balance sheets, the consolidated statements of comprehensive income/(loss) and the consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2020 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB6.5250, representing the certificated exchange rate published by the Federal Reserve Board as of December 31, 2020. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2020, or at any other rate.

  (g)    Cash and cash equivalents

          Cash and cash equivalents include cash on hand and demand deposits placed with banks and third-party payment processors, which are unrestricted from withdrawal or use, that have

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (g)    Cash and cash equivalents (Continued)

original maturities of three months or less at the time of purchase and are readily convertible to known amounts of cash.

  (h)    Restricted cash

          Cash that is restricted from withdrawal for use or pledged as security is reported separately on the face of the consolidated balance sheets. The Group's restricted cash mainly represents the deposits held in designated bank accounts for issuance of bank acceptance notes. The Group adopted ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230) for all period presented.

          Cash and cash equivalents and restricted cash as reported in the consolidated statements of cash flows are presented separately on consolidated balance sheets as follows:

	As of December 31,

	2019	2020

	RMB	RMB
Cash and cash equivalents	273,608	1,252,493
Restricted cash	106,925	51,008

Total	380,533	1,303,501

  (i)    Short-term investments

          Short-term investments are comprised of investments in financial products issued by banks or other financial institutions, which contain a fixed or variable interest rate and with original maturities between one month and one year. Such investments are generally not permitted to be redeemed prior to the maturity or are subject to penalties for redemption prior to maturity. These investments are stated at fair value. Changes in the fair value are reflected in the consolidated statements of comprehensive income/(loss).

  (j)    Accounts receivable, net

          The Group's accounts receivable mainly consist of amounts due from the customers less an allowance for doubtful accounts. The Group reviews accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. The Group determines the allowance for doubtful accounts on general basis taking into consideration various factors including but not limited to historical collection experience and credit worthiness of the customers as well as the age of the individual receivables balance. The facts and circumstances of each account may require the Group to use substantial judgment in assessing its collectability. For the years ended December 31, 2019 and 2020, the Group recognized a provision for doubtful accounts of RMB7,063 and RMB5,302, respectively.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (j)    Accounts receivable, net (Continued)

          The following table summarized the details of the Group's allowance for doubtful accounts:

	As of December 31,

	2019	2020

	RMB	RMB
Balance at the beginning of year	440	5,025
Provision for doubtful accounts	7,063	5,302
Write-offs	(2,478)	(7,059)

Balance at the end of year	5,025	3,268

  (k)    Property, equipment and software, net

          Property, equipment and software are stated at cost less accumulated depreciation and impairment. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives.

Cabinets	5 years
Power banks	3 years
Computer and electronic equipment	3 years
Production tools	5 years
Software	10 years
Others	3 to 5 years
Leasehold improvements	Shorter of the estimated useful lives or the lease term

          The Group purchases certain raw materials and components directly from suppliers and outsources the manufacturing to the assembly partners. Raw materials, components and all other direct costs that are related to the production of power banks and cabinets under construction and incurred in connection with bringing the assets to their intended use are capitalized as construction in progress. Construction in progress is transferred to power banks and cabinets and depreciation commences when the asset is ready for its intended use.

          Expenditures for maintenance and repairs are expensed as incurred. Gain or loss on the disposal of property, equipment and software is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of comprehensive income/(loss).

          The Company's power banks can be used either for rental in relation to the mobile device charging business or for sale, at the discretion of the users. The Company initially records the power bank as property and equipment based on the usage pattern of its users who primarily opt to rent the power banks. When the users elect to purchase power banks, the pertinent power banks are reclassified to the inventory at the net carrying value and are recognized as cost of revenues upon the transfer of power banks to users. As of December 31, 2019 and 2020, all power banks

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (k)    Property, equipment and software, net (Continued)

that were elected for purchase by the users had been transferred to the users. For the years ended December 31, 2019 and 2020, the Group recognized cost of revenue in connection with the power bank sales with the amount of RMB31,960 and RMB31,856, respectively.

  (l)    Impairment of long-lived assets

          Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for long-lived assets that management expects to hold and use is based on the amount the carrying value exceeds the fair value of the asset.

          When impairment is recognized, the adjusted carrying amount of the underlying fixed assets becomes their carrying value. The new cost basis is depreciated over the remaining useful lives of the assets. For all periods presented, there was no impairment of any of the Group's long-lived assets.

  (m)    Revenue recognition

          The Group's revenues are primarily derived from (i) mobile device charging business, (ii) power bank sales, and (iii) others. Revenue recognition policies for each type of revenue stream are as follows:

  Mobile device charging business

          The Group deploys its equipment, including cabinets with power banks, in highly frequented points of interest, such as entertainment venues, restaurants, shopping centers, hotels, transportation hubs and public spaces, etc., which are operated by its location partners. Individual customers can scan the QR code on the cabinets with their mobile devices to place an order to use a power bank. A deposit is generally required for each order placed by the users except for users who have qualified credit scores at WeChat or Alipay. The deposit is refunded to users when they return the power banks. The Group records the deposit in accruals and other current liabilities. As provided in the customer agreement, if the power banks are not returned by the users after a certain period of time, the deposit will be kept by the Group to settle their usage of the power banks. The Group recognizes such deposit as revenue from the mobile device charging business.

          The Group earns its revenue from the mobile device charging business from the rental fees it receives from the customers, which are a function of the hourly rate determined by the Group and the period of time for which the customers use the power banks. The Group collects fees directly from its customers through third party payment processors, such as WeChat and Alipay, generally upon the return of the power bank. As individual customers have the right to use a specific power bank for a period of time to charge their mobile devices, the arrangements with the individual customers constitute a lease and the revenue for the mobile device charging business is recognized under ASC 840, "Leases" ("ASC 840"). The revenue generated from the mobile device

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (m)    Revenue recognition (Continued)

charging business is recognized as contingent rental revenue which is accrued during the rental period of the power banks, in accordance with ASC 840.

          The mobile device charging business is operated under a direct model or a network partner model. Under the direct model, the Group identifies and negotiates with location partners directly and pays location partners commissions based on a certain percentage of the revenue the Group generates from the equipment placed in location partners' venues, and in some cases pays the location partners entry fees for placement of the Group's equipment. Under the network partner model, the Group collaborates with network partners by leveraging their local business network to expand its business. The network partners are engaged to identify the points of interest and negotiate with the location partners for deployment of the equipment. A majority of the network partners are required to purchase the cabinets from the Group. The Group is obligated to pay commissions to network partners based on a certain percentage of the revenue the Group generates from the equipment placed by the network partners. The amortization of entry fees paid to the location partners and the commissions paid to location partners or network partners are presented as sales and marketing expenses.

  Transaction with network partners

          Under the network partner model, the Group sells the cabinets to majority of network partners, but retains all the output derived from the cabinets, whose only potential use is to store, charge, and process the Group's proprietary power banks, for an indefinite period. The Group has determined that this usage right should be accounted for as an embedded lease for the estimated useful life of the cabinets. Since the embedded lease of the cabinets would be classified as a capital lease, the Group accounts for the proceeds from the network partners as a financing transaction rather than as a sale of the cabinets.

          Therefore, the cabinets continue to be recognized as the Group's equipment and are depreciated over their useful lives (Note 5). The cash received from the network partners for the cabinets is initially recognized as financial liabilities and the liability is subsequently accreted over the useful life of the cabinets based on the estimated effective rate of return implicit in the lease, with interest expense being recognized. The effective interest rate is estimated based on the projected variable lease repayment amounts that have been bifurcated from the estimated commissions to be paid to the network partners during the useful life of the cabinets based on their relative standalone selling prices. The financial liabilities are settled when payments are made to the network partners. The financial liabilities that are expected to be settled over one year from the balance sheet date are presented as long-term liabilities.

          The Group regularly evaluates the effective interest rate against the actual lease repayments and prospectively adjusts the effective interest rate as necessary. For the periods presented, there was no material change in the effective interest rate. For the years ended December 31, 2019 and 2020, the Group recognized interest expense associated with the capital lease arrangements with the network partners in the amount of RMB21,848 and RMB32,097 respectively. For the years

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (m)    Revenue recognition (Continued)

ended December 31, 2019 and 2020, the weighted average effective interest rate was 20% and 23%, respectively.

          The roll forward of the aggregated financing payables for both current and non-current are as below:

	Year Ended December 31,

	2019	2020

	RMB	RMB
Balance at the beginning of year	45,046	142,156
Addition	109,490	115,387
Accretion of interest	21,848	32,097
Repayment	(34,228)	(45,489)

Balance at the end of year	142,156	244,151

  Power bank sales

          The Group generates revenues from sales of power banks if the customers purchase power banks. Revenue is recognized in accordance with ASC 606, "Revenue from Contracts with Customers" ("ASC 606") when a purchase order is confirmed and the power banks are released to the customers, which is when the control of products is transferred.

  Other revenues

          Other revenues primarily comprise of revenues generated from advertising services that the Group provides to customers by displaying advertisement on the Group's mobile applications in WeChat or Alipay. Revenue is recognized in accordance with ASC 606 over the period when the advertising is displayed.

          The Group considers several factors in determining whether it is appropriate to record the revenues at the gross amount of fees charged, or those amounts net of commissions paid. Generally, revenues are recorded at the gross sales price because the Group controls the specified goods or services, and is the primary obligor in a transaction, is subject to substantial inventory risk, and has latitude in establishing prices. The Group's revenues are recognized after deducting estimated price concessions, discounts, and value added tax ("VAT").

  (n)    Cost of revenues

          Cost of revenues consists primarily of shipping and handling expenses, employee wages, bonus and benefits of supply chain departments, rental expenses, depreciation of power banks and cabinets, cost of power banks sold or lost and other expenses directly attributable to the Group's principal operations.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (o)    Research and development expenses

          Research and product development expenses include employee wages and other compensation-related expenses for the Group's research and product development personnel, as well as office rental, depreciation and related expenses and travel-related expenses for the Group's research and product development team.

  (p)    Sales and marketing expenses

          Sales and marketing expenses comprise primarily of the amortization of entry fees paid to location partners and commissions to the location partners and network partners which are all primarily for purchase of user traffic, advertising expenses, third-party platforms commission fee, employee wages and benefits for sales and marketing staff, depreciation expenses, rental expenses and other daily expenses which are related to the sales and marketing functions. Entry fees paid to location partners are amortized on straight line basis over the contractual period with location partners during which the Group's equipment is placed in location partners' venues, ranging from 1 year to 6 years, and the weighted average term is around 1.3 years and 1.9 years for the years ended December 31, 2019 and 2020. Entry fee is accrued based on actual period of cabinet placement if payment is yet to be made. Commissions to the location partners and network partners are expensed in line with the recognition of rental income from users. For the years ended December 31, 2019 and 2020, the aggregated commissions to the location partners and network partners and amortization of the entry fees to the location partners amounted to RMB927,596 and RMB1,576,565 respectively.

          Advertising expenses primarily consist of promotion and advertising expenses. The Group expenses all advertising expenses as incurred and classifies these expenses under sales and marketing expenses. For the years ended December 31, 2019 and 2020, advertising expenses were RMB11,925 and RMB6,752, respectively.

  (q)    General and administrative expenses

          General and administrative expenses consist of employee wages and benefits for corporate employees, other expenses which are related to the general corporate functions, including accounting, finance, tax, legal and human resources, and costs associated with the use of facilities and equipment by these functions, such as depreciation expenses, rental and other general corporate related expenses.

  (r)    Employee benefits

          The Company's subsidiaries and the consolidated VIE in China participate in a government mandated, multi-employer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. Chinese labor laws require the entities incorporated in China to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The Group has no further commitments beyond its monthly contribution. For the years ended December 31, 2019 and 2020, employee social benefits included as expenses in the consolidated statements of comprehensive income/(loss) amounted to RMB62,237 and RMB53,266, respectively.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (r)    Employee benefits (Continued)

          The Group has not made contribution in full to the labor bureau for some of the employees based on relevant PRC regulation. The Group has made provision for the underpayment of social benefits according to the relevant PRC regulation. As of December 31, 2019 and 2020, the accrued and unpaid employee social benefits were RMB4,118 and RMB15,610, respectively.

  (s)    Government grants

          The Group's PRC based subsidiaries received government subsidies from certain local governments. The Group's government subsidies are mainly VAT refund that the local government has not specified its purpose for and are not tied to future trends or performance of the Group; receipt of such subsidy income is not contingent upon any further actions or performance of the Group and the amounts do not have to be refunded under any circumstances. VAT refund is recognized as other operating income upon receipt as further performance by the Group is not required. For the years ended December 31, 2019 and 2020, government subsidies were RMB12,349 and RMB24,790, respectively.

  (t)    Share-based compensation

          The Company follows ASC 718, "Compensation — Stock Compensation" to determine whether share-based awards should be classified and accounted for as a liability award or equity award. The Company granted restricted shares and RSUs to the Company's founders, employees and external consultants, which are classified as equity awards and recognized in the consolidated financial statements based on their grant date fair values.

          Share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses a) immediately at grant date if no vesting conditions are required; or b) for awards granted with only service conditions, using the straight-line vesting method, over the vesting period.

          Share-based compensation in relation to the restricted shares and RSUs is measured based on the fair market value of the Group's ordinary shares at the grant date of the award. Prior to the listing, estimation of the fair value of the Group's ordinary shares involves significant assumptions that might not be observable in the market, and a number of complex and subjective variables, including discount rate, and subjective judgments regarding the Group's projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants are made. The fair value of these awards was determined taking into account independent valuation advice.

          The modifications of the terms or conditions of the shared-based award are treated as an exchange of the original award for a new award. The incremental compensation expense is equal to the excess of the fair value of the modified award immediately after the modification over the fair value of the original award immediately before the modification. For awards already vested as of the modification date, the Company immediately recognized the incremental value as compensation expenses. For awards still unvested as of the modification date, the incremental compensation expenses are recognized over the remaining service period of these awards.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (t)    Share-based compensation (Continued)

          In accordance with ASU 2016-09, the Group makes an entity-wide accounting policy election to account for forfeitures when they occur.

  (u)    Leases

          Leases are classified at the inception date as either a capital lease or an operating lease. As the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property's estimated remaining economic life, or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease.

          All other leases are accounted for as operating leases wherein rental payments are expensed as incurred. Payments made under operating leases, net of any incentives received by the Group from the lessor, are charged to the consolidated statements of comprehensive income/(loss) on a straight-line basis over the lease periods. For the years ended December 31, 2019 and 2020, operating lease expenses recorded in the consolidated statements of comprehensive income/(loss) amounted to RMB18,585 and RMB34,682, respectively.

  (v)    Income tax

          Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income/(loss) in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

  Uncertain tax positions

          ASC 740, Tax provision prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Group's uncertain tax positions and determining its provision for income taxes. The Group recognizes interests and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheets and under

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (v)    Income tax (Continued)

income tax expenses in its consolidated statements of comprehensive income/(loss). As of December 31, 2019 and 2020, the Group did not have any unrecognized uncertain tax position, or any interest or penalties associated with tax positions.

          In order to assess uncertain tax positions, the Group applies a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement.

  (w)    Statutory reserves

          In accordance with China's Company Laws, the Company's subsidiaries and consolidated VIEs in PRC must make appropriations from their after-tax profit (as determined under the Accounting Standards for Business Enterprises as promulgated by the Ministry of Finance of the People's Republic of China ("PRC GAAP")) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

          Pursuant to the laws applicable to China's Foreign Investment Enterprises, the Company's subsidiary that is a foreign investment enterprise in China has to make appropriations from its after-tax profit (as determined under PRC GAAP) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the other two reserve funds are at the respective companies' discretion.

          For the years ended December 31, 2019 and 2020, the Group has provided RMB11,915 and RMB4,678 appropriations to statutory surplus fund, respectively.

  (x)    Comprehensive income/(loss)

          Comprehensive income/(loss) is defined as the change in equity of the Group during the period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the periods presented, the Group's comprehensive income/(loss) includes net income and other comprehensive income/(loss), which mainly consists of the foreign currency translation adjustment that have been excluded from the determination of net income. Accumulated other comprehensive income/(loss), as presented on the accompanying consolidated balance sheets, consists of cumulative foreign currency translation adjustments.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (y)    Loss per share

          Basic loss per share is computed by dividing net loss attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net loss is allocated between common shares and other participating securities base on their participating rights. Diluted net loss per share reflects the potential dilution that could occur if securities to issue ordinary shares were exercised. The dilutive effect of outstanding share-based awards is reflected in the diluted net loss per share by application of the if-converted method and treasury stock method, respectively. Dilutive equivalent shares are excluded from the computation of diluted net loss per share if their effects would be anti-dilutive.

  (z)    Dividends

          Dividends are recognized when declared. No dividends were declared for the years ended December 31, 2019 and 2020.

  (aa)    Treasury shares

          Treasury shares represents ordinary shares issued to the Company's consolidated VIEs for the RSUs scheme. Refer to Note 12(b) for details.

  (ab)    Segment reporting

          In accordance with ASC 280, Segment Reporting, the Group's chief operating decision maker, the Chief Executive Officer, reviews the consolidated results when making decisions about allocating resources and assessing performance of the Group as a whole and hence, the Group has only one reportable segment.

          The Group does not distinguish between markets or segments for the purpose of internal reporting. The Group's long-lived assets are substantially all located in the PRC and substantially all the Group's revenues are derived from within the PRC, therefore, no geographical segments are presented.

  (ac)    Recent accounting pronouncements

          The Company qualifies as an "emerging growth company", or EGC, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Company can elect to not adopt any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Company adopts the following standards based on extended transition period provided to private companies or early adopts as necessary as permitted by the respective standards.

          In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)" ("ASU 2016-02"), which requires lessees to recognize assets and liabilities for all leases with lease terms of more than 12 months on the balance sheets. Under the new guidance, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend on its classification as a finance or operating lease. The Group will be required to recognize and measure

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. Summary of principal accounting policies (Continued)

  (ac)    Recent accounting pronouncements (Continued)

leases existing at, or entered into after, the beginning of the earliest comparative period presented using a modified retrospective approach, with certain practical expedients available. For the Group, this ASU is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The Group will not early adopt this ASU and is in the process of evaluating the impact of adopting this standard.

          In June 2016, the FASB issued ASU No. 2016-13 (ASU 2016-13), "Financial Instruments — Credit Losses", which introduces new guidance for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments, including, but not limited to, trade and other receivables, held-to-maturity debt securities, loans and net investments in leases. The new guidance also modifies the impairment model for available-for-sale debt securities and requires the entities to determine whether all or a portion of the unrealized loss on an available-for-sale debt security is a credit loss. The standard also indicates that entities may not use the length of time a security has been in an unrealized loss position as a factor in concluding whether a credit loss exists. For the Group, ASU 2016-13 is effective for fiscal years and interim periods within those years beginning after December 15, 2021, with early adoption permitted. The Group is in the process of evaluating the impact of this accounting standard on its consolidated financial statements.

          In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. For the Group, amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Group plans to adopt the ASU prospectively on January 1, 2021. The ASU is currently not expected to have a material impact on the consolidated financial statements.

3. Certain risks and concentration

  (a)    Credit and concentration risk

          Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable, short-term investment, amounts due from related parties and prepayments and other current assets. The maximum exposures of such assets to credit risk is their carrying amounts as of the balance sheets dates.

          The Group expects that there is no significant credit risk associated with the cash and cash equivalents, restricted cash and short-term investments which are held by reputable financial institutions in the jurisdictions where the Company, its subsidiaries and VIEs are located. The Group believes that it is not exposed to unusual risks as these financial institutions have high credit quality.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

3. Certain risks and concentration (Continued)

  (a)    Credit and concentration risk (Continued)

          Accounts receivable are typically unsecured and are primarily derived from revenue earned from mobile device charging provided for individuals and advertising services provided to customers. The following table summarized customers with greater than 10% of the account receivables:

	As of December 31,

	2019	2020
Customer A	18%	*
Customer B	*	13%

*
Less than 10%

          ZMI (Hong Kong) International Company Limited ("ZMI"), a related party of the Group (Note 14), accounted for 67% and 60% of purchases for the years ended December 31, 2019 and 2020, respectively. In addition, supplier A, a third party of the Group, accounted for 20% and 11% of purchases for the years ended December 31, 2019 and 2020, respectively.

  (b)    Foreign currency risk

          For Group's PRC entities, the operating transactions and its assets and liabilities are mainly denominated in RMB. RMB is not freely convertible into foreign currencies. The value of RMB is subject to changes influenced by central government policies, and international economic and political developments. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the PBOC. Remittances in currencies other than RMB by the Group in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

  (c)    Foreign currency exchange rate risk

          The Group is exposed to foreign currency exchange rate risk, which mainly affects the monetary assets denominated in the currencies other than the functional currencies of the respective entities. As of December 31, 2019 and 2020, such affected monetary assets primarily included cash and cash equivalents and restricted cash denominated in US$. Since July 21, 2005, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. While the international reaction to the RMB appreciation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against other currencies.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

4. Prepayments and other current assets

          The prepayments and other current assets consist of the following:

	As of December 31,

	2019	2020

	RMB	RMB
Prepaid entry fees to location partners	118,188	135,416
Prepayment to service providers(a)	12,439	30,834
VAT receivables	25,277	62,112
Prepaid expenses	9,740	12,257
Deposits	5,977	9,974
Others	1,976	2,427

Total	173,597	253,020

(a)
It represents commission prepayment to third-party payment processing providers and is not readily withdrawable by the Group. The payment processing providers are engaged to facilitate the settlement with certain network partners and location partners for the commission payables. After the prepayment is made by the Group, network partners and location partners can draw down the commissions at their discretions. Upon draw down, the prepayment made to the payment processing providers and commission payables to network partners and location partners (Note 7) are derecognised accordingly.

5. Property, equipment and software, net

          Property, equipment and software and its related accumulated depreciation and amortization as of December 31, 2019 and 2020 were as follows:

	As of December 31,

	2019	2020

	RMB	RMB
Power banks	377,824	536,654
Cabinets	711,147	856,218
Production tools	6,336	9,574
Computer and electronic equipment	2,010	2,908
Leasehold improvements	2,149	2,428
Software	641	2,939
Others	114	567

Subtotal	1,100,221	1,411,288
Less: Accumulated depreciation and amortization	(242,516)	(560,356)

Property, equipment and software subject to depreciation and amortization	857,705	850,932
Construction in progress	123,497	112,521

Property, equipment and software, net	981,202	963,453

          For the years ended December 31, 2019 and 2020, depreciation and amortization expense were RMB194,157 and RMB343,381, respectively.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

5. Property, equipment and software, net (Continued)

          The summary of the leased cabinets under capital leases is as below:

	As of December 31,

	2019	2020

	RMB	RMB
Cabinets	115,547	170,968
Less: Accumulated depreciation	(22,575)	(50,526)

	92,972	120,442

6. Other non-current assets

          Other non-current assets consist of the following:

	As of December 31,

	2019	2020

	RMB	RMB
Prepaid entry fees to location partners	33,999	28,940
Prepayment for purchase of property, equipment and software	14,231	5,199
Deposits	7,867	13,131
Deferral of initial public offering costs	—	5,505

Total	56,097	52,775

7. Accounts and notes payable and accruals and other current liabilities

          Accounts and notes payable consist of the following:

	As of December 31,

	2019	2020

	RMB	RMB
Commission payables to network partners and location partners	172,283	234,328
Entry fees payable to location partners	13,218	71,531
Payables for purchase of property, equipment and software	118,105	99,230
Others	4,067	1,671

Total	307,673	406,760

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

7. Accounts and notes payable and accruals and other current liabilities (Continued)

          Accruals and other current liabilities consist of the following:

	As of December 31,

	2019	2020

	RMB	RMB
Customer deposits	235,187	198,643
Accrued issuance costs	10,571	4,671
Others	9,487	15,896

Total	255,245	219,210

8. Short-term borrowings

          On July 30, 2018, the Company borrowed a one-year loan from a third-party investor in a principal amount of US$2.5 million with the annual interest rate of 10%. The loan was repaid by the Group on July 31, 2019. In connection with the loan, the Company issued a warrant with an exercisable term of 5 years to this investor, which entitled the investor, at its discretion, to purchase the Company's Series A-1 Preferred Shares at the purchase price of US$0.2824 per share for an aggregate amount of US$250. On December 10, 2020, the warrant was fully exercised by this investor. Refer to Note 11 for details.

          As of December 31, 2019, the Group had short-term borrowings from banks, amounted to RMB191,000, with interest rates ranging from 4.25% to 5.00% per annum, among which RMB34,000 were collateralized by time deposits of RMB36,800 classified as restricted cash, RMB107,000 were collateralized by wealth management products issued by banks of RMB112,000 classified as short-term investments.

          As of December 31, 2020, the Group had short-term borrowings from banks, amounted to RMB24,500, with the interests charged at rates ranging from 4.20% to 4.25% per annum, among which, a loan with the principal amount of RMB9,500 was guaranteed by wealth management products issued by banks of RMB10,000 classified as short-term investments and a loan with the principal amount of RMB15,000 was guaranteed by one of the founders of the Company.

9. Income taxes

          The Company is registered in the Cayman Island. The Group generates substantially all of its income/(loss) from its PRC operations.

  Cayman

          Under the current laws of Cayman, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to shareholders, no Cayman withholding tax will be imposed.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

9. Income taxes (Continued)

  Hong Kong

          Under the current Hong Kong Inland Revenue Ordinance, the subsidiary of the Group in Hong Kong is subject to 16.5% Hong Kong profit tax on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiary incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

  PRC

          In accordance with the Enterprise Income Tax Law ("EIT Law"), Foreign Investment Enterprises ("FIEs") and domestic companies are subject to Enterprise Income Tax ("EIT") at a uniform rate of 25%. The subsidiaries and consolidated VIE of the Group in the PRC are subject to a uniform income tax rate of 25% for all periods presented. Shanghai Zhixiang was entitled to be "Software Enterprise". According to the new EIT Law and relevant regulations, from the year of 2019, Shanghai Zhixiang could enjoy a tax holiday of 2-year EIT exemption and subsequently 3-year 12.5% preferential tax rate.

          The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose "de facto management body" is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the "de facto management body" as "the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located." Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its entities registered outside of the PRC should be considered as resident enterprises for the PRC tax purposes.

          The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a FIE to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company is incorporated, does not have such tax treaty with China. According to the arrangement between the mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion issued in August 2006, dividends paid by an FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the immediate holding company in Hong Kong is the beneficial owner of the FIE and owns directly at least 25% of the shares of the FIE). In accordance with accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and withholding taxes should be accrued accordingly. All FIEs are subject to the withholding tax from January 1, 2008. The presumption may be overcome if the Group has sufficient evidence to demonstrate that the undistributed dividends from its PRC subsidiaries will be re-invested and the remittance of the dividends from its PRC subsidiaries will be postponed indefinitely.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

9. Income taxes (Continued)

          As of December 31, 2019 and 2020, the aggregated amount of undistributed earnings and reserves of the Group entities located in the PRC that are available for distribution to the Company were RMB119,149 and RMB203,236, respectively. The Group plans to indefinitely reinvested undistributed earnings earned from its PRC subsidiaries in its operations in PRC. Therefore, no withholding income tax for undistributed earnings of its subsidiaries were provided as of December 31, 2019 and 2020.

          The components of income before tax are as follows:

	Year Ended December 31,

	2019	2020

	RMB	RMB
Income before tax:
Income from PRC entities	232,602	102,073
Loss from overseas entities	(20,166)	(8,082)

Total income before tax	212,436	93,991

          A reconciliation between the effective income tax rate and the PRC statutory income tax rate is as follows:

	Year Ended December 31,

	2019	2020

	RMB	RMB
Statutory income tax rate	25%	25%
Difference in tax rates of subsidiaries outside PRC	2%	3%
Effect of permanent differences	(3% )	(3% )
Change in valuation allowance	1%	0%
Effect of tax holiday	(3% )	(5% )

Effect tax rate	22%	20%

          The aggregate amount and per share effect of the tax holidays are as follows:

	Year Ended December 31,

	2019	2020

	RMB	RMB
The aggregate amount of effect of tax holidays	5,498	4,535
Basic and diluted net loss per share effect	0.16	0.08

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

9. Income taxes (Continued)

  Composition of income tax expense

          The current and deferred portions of income tax expense included in the consolidated statements of comprehensive income/(loss) are as follows:

	Year Ended December 31,

	2019	2020

	RMB	RMB
Current income tax expense	29,600	903
Deferred income tax expense	16,230	17,661

Income tax expense, net	45,830	18,564

          The following table sets forth the significant components of deferred tax assets/(liabilities):

	As of December 31,

	2019	2020

	RMB	RMB
Deferred tax assets:
Commissions and entry fees for which invoices have not been collected	22,503	75,213
Accrued salary and welfare payable	1,413	3,903
Property, equipment and software, net	1,967	—
Net operating loss carry-forwards	474	621
Less: Valuation allowances	(474)	(621)

Total deferred tax assets	25,883	79,116

Deferred tax liabilities
Property, equipment and software, net	—	(1,750)
Accrued service revenue (a)	(42,113)	(111,257)

Total deferred tax liabilities	(42,113)	(113,007)

Deferred tax liabilities, net,	(16,230)	(33,891)

          Note (a) — Deferred tax liabilities were provided for the unbilled service fee charged to Shanghai Zhixiang by Zhixiang Technology pursuant to the exclusive business cooperation agreement entered into between Shanghai Zhixiang and Zhixiang Technology as discussed in Note 1(c).

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

9. Income taxes (Continued)

  Movement of valuation allowance

	Year Ended December 31,

	2019	2020

	RMB	RMB
Balance at the beginning of the year	464	474
Additions	10	147

Balance at the end of the year	474	621

          As of December 31, 2019 and 2020, valuation allowances of RMB474 and RMB621 were provided because it was more likely than not that certain entities within the Group will not be able to utilize certain tax losses carry forwards and other deferred tax assets generated. If events occur in the future that allow these entities to realize more of its deferred tax assets than the presently recorded amount, an adjustment to the valuation allowances will increase income when those events occur.

  Uncertain tax positions

          The Group evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2019 and 2020, the Group did not have unrecognized uncertain tax positions.

10. Ordinary shares

          Upon inception on May 17, 2017, the Company issued 83,000,000 ordinary shares to Smart Share Holdings Limited ("Smart Share Holding"), a company jointly controlled by the founders of the Company, for nominal consideration. On June 1, 2017, Smart Share Holding transferred 2,000,000 ordinary shares to Smart Share Brothers for nominal consideration. On July 25, 2017, Smart Share Holding designated all 81,000,000 remaining ordinary shares of the Company it held as the founders' restricted shares of the Company in exchange for the service of the founders as the Company's employees.

          From 2017 to 2019, the Company issued an aggregate of 44,841,250 ordinary shares to Smart Share CGY for nominal consideration. Smart Share CGY and Smart Share Brothers, the consolidated VIEs of the Company, were established to facilitate the adoption of the Company's RSUs scheme. The Company's ordinary shares issued to Smart Share CGY and Smart Share Brothers are presented as treasury shares in the consolidated balance sheets. See Note 12(b) for details.

          On October 15, 2019, as approved by the Company's board of directors and shareholders, the Company repurchased 7,026,030 and 275,000 ordinary shares from Smart Share Holding and Smart Share CGY, respectively, at the purchase price of US$0.8218 per share with an aggregate consideration of US$6 million (RMB42,070). This consideration was passed by Smart Share Holding and Smart Share CGY to the founders and employees who are considered as the holders of the

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

10. Ordinary shares (Continued)

economics associated with the ordinary shares repurchased. The shares were cancelled by the Company after the repurchase. Since the economics of the ordinary shares repurchased from Smart Share Holding and Smart Share CGY were ultimately held by the founders and employees of the Company as a result of the vesting of the restricted shares and RSUs, the excess of the repurchase price over the fair value of the Company's ordinary shares on the date of the transaction of RMB17,421 in the aggregate was recorded as share based compensation expense within general and administrative expenses.

          As of December 31, 2019 and 2020, 686,286,535 and 609,026,779 ordinary shares had been authorized, respectively. As of December 31, 2019 and 2020, 120,540,220 ordinary shares, at par value of US$0.0001 each, were issued, and 73,973,970 ordinary shares were outstanding, respectively.

11. Convertible redeemable preferred shares

  Series Seed Convertible Redeemable Preferred Shares ("Series Seed Preferred Shares")

          On July 25, 2017, the Company issued 85,185,184 Series Seed Preferred Shares to certain third-party investors at the purchase price of US$0.06275 per share with an aggregate consideration of US$5,345 (equivalent to RMB36,597). Upon the issuance, the carrying value of Series Seed Preferred Shares were accreted immediately to their fair value of US$0.11 which was also the redemption value. The cost incurred for issuance of Series Seed Preferred Shares was US$45 (equivalent to RMB305). Certain Series Seed Preferred Shares investor did not pay the consideration with amount of US$4,183 (equivalent to RMB28,711) when the Series Seed Preferred Shares was issued, but paid the consideration in December 2019 when such Series Seed Preferred Shares investor completed its regulatory overseas investment registration under relevant PRC laws.

  Series A Convertible Redeemable Preferred Shares ("Series A Preferred Shares")

          On July 25, 2017, the Company issued 37,037,035 Series A Preferred Shares to certain third-party investors at the purchase price of US$0.27 per share with an aggregate consideration of US$10,000 (equivalent to RMB66,957). The cost incurred for issuance of Series A Preferred Shares was US$85 (equivalent to RMB570).

  Series A-1 Convertible Redeemable Preferred Shares ("Series A-1 Preferred Shares")

          On September 26, 2017, the Company issued 69,570,808 Series A-1 Preferred Shares to certain third-party investors at the purchase price of US$0.2824 per share with an aggregate consideration of US$19,646 (equivalent to RMB130,056). The cost incurred for issuance of Series A-1 Preferred Shares was US$346 (equivalent to RMB2,273). Certain Series A-1 Preferred Shares investor did not pay the consideration with amount of US$1,515 (equivalent to RMB10,399) when the Series A-1 Preferred Shares was issued, but paid the consideration in December 2019 when such Series A-1 Preferred Shares investor completed its regulatory overseas investment registration under relevant PRC laws.

          In connection with the issuance of Series A-1 Preferred Shares, the Company issued a warrant to one of the investors which entitled this investor, at its discretion, to purchase the same seniority of preferred shares to be issued in the next round of equity financing of the Company ("Next

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. Convertible redeemable preferred shares (Continued)

Financing") at the price equals to 85% of the per share purchase price in the Next Financing, with a total consideration up to US$10,000. On August 9, 2018, the warrant was partially exercised with total amount of US$3,000 (equivalent to RMB20,668) for the subscription of Series B-1 Preferred Shares with the remaining unexercised warrant expiring. The remaining warrant liability of US$1,235 (equivalent to RMB8,416) was reversed upon the expiration with a corresponding gain from reversal of liability recorded in the consolidated statements of comprehensive income/(loss).

          On June 14, 2018, the Company issued 6,347,117 Series A-1 Preferred Shares to a third-party investor at the purchase price of US$0.2824 per share with an aggregate consideration of US$1,792 (equivalent to RMB11,465). The cost incurred for issuance of Series A-1 Preferred Shares was immaterial. The per share fair value of Series A-1 Preferred Shares on the date of the transaction was US$0.3021 and the excess of fair value over the issuance price with the aggregate amount of US$126 (equivalent to RMB834) was recorded as professional expense within general and administrative expenses as this investor provided service to the Group.

          On December 10, 2020, the warrant which was issued in connection with the receipts of short-term borrowings (Refer to Note 8) was exercised by the third party investor to purchase 885,269 Series A-1 Preferred Shares at the purchase price of US$0.2824 per share for an aggregate amount of US$250 (equivalent to RMB1,631). Warrant liability was re-measured to the date when this investor exercised the warrant. The Company recorded Series A-1 Preferred Shares based on its fair value as of the date of issuance in the amount of US$1,660 (equivalent to RMB11,262).

  Series B-1/ B-2 Convertible Redeemable Preferred Shares ("Series B1/ B2 Preferred Shares", collectively referred to as Series B Preferred Shares)

          On August 9, 2018, the Company issued 7,467,196 Series B-1 Preferred Shares and 40,228,492 Series B-2 Preferred Shares to certain third-party investors at the purchase price of US$0.4018 and US$0.4727 per share with an aggregate consideration of US$3,000 (equivalent to RMB20,668) and US$19,014 (equivalent to RMB130,441), respectively. The cost incurred for issuance of Series B Preferred Shares was US$746 (equivalent to RMB5,159). Series B-1 Preferred Shares were issued in connection with the partial exercise of the warrant previously issued to one of the investors of Series A-1 Preferred Shares as aforementioned.

  Series C-1 Convertible Redeemable Preferred Shares ("Series C-1 Preferred Shares")

          On October 15, 2019, the Company issued 57,653,035 Series C-1 Preferred Shares to certain third-party investors at the purchase price of US$0.9366 per share with an aggregate consideration of US$54,000 (equivalent to RMB381,883). The cost incurred for issuance of Series C-1 Preferred Shares was US$1,360 (equivalent to RMB9,492).

  Repurchase of Preferred Shares

          On October 15, 2019, the Company repurchased and cancelled 7,301,030 Series Seed and 3,654,318 Series A Preferred Shares at the repurchase price of US$0.8218 per share with total consideration of US$9,000 (equivalent to RMB63,065). The per share fair value of Series Seed and Series A Preferred Shares on the date of the transaction were $0.4855 and $0.5325, respectively, and the Company recorded the aggregate amount of US$3,512 (equivalent to RMB24,229) in

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. Convertible redeemable preferred shares (Continued)

accumulated deficit as a deemed dividend to the shareholders which represented the excess of the purchase price of the repurchased preferred shares over their fair value on the date of transaction.

  Series C-2 Convertible Redeemable Preferred Shares ("Series C-2 Preferred Shares", together with Series C-1 Preferred Shares, referred to as Series C Preferred Shares)

          On December 24, 2019, the Company issued 10,224,598 Series C-2 Preferred Shares to certain third-party investors at the purchase price of US$0.9780 per share with an aggregate consideration of US$10,000 (equivalent to RMB71,531). The cost incurred for issuance of Series C-2 Preferred Shares was US$252 (equivalent to RMB1,758). As of December 31, 2019, certain Series C-2 Preferred Shares investor did not pay the consideration with amount of US$3,500 (equivalent to RMB 24,458) when the Series C-2 Preferred Shares was issued, but paid the consideration in January 2020 accordingly to the consideration payment schedule.

  Series D-1 Convertible Redeemable Preferred Shares ("Series D-1 Preferred Shares")

          On December 10, 2020 and December 29, 2020, the Company issued an aggregate of 42,329,835 Series D-1 Preferred Shares to certain third-party investors at the purchase price of US$2.5986 per share with an aggregate consideration of US$110,000 (equivalent to RMB719,401). The cost incurred for issuance of Series D-1 Preferred Shares was US$916 (equivalent to RMB5,979).

          The Series Seed, Series A, Series A-1, Series B, Series C and Series D-1 Preferred Shares are collectively referred to as the "Preferred Shares".

          The significant terms of Preferred Shares are summarized below:

  Dividends

          The Preferred Shares do not include a fixed dividend rate. The dividends shall be distributed ratably among all of the holders of Preferred Shares on an as-converted basis, as and if declared at the sole discretion of the shareholders. Unless and until any dividend or dividend in like amount has been paid in full on the Series D-1 Preferred Shares (on an as if-converted basis), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any other series of Preferred Shares.

  Liquidation preference

          Liquidation Events include (a) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (b) any following events including (i) any consolidation, reorganization, amalgamation or merger of the Company and/or its subsidiaries or shareholders of the subsidiaries with or into any person, or any other corporate reorganization or scheme of arrangement, including a sale or acquisition of equity securities of the Company, in which the shareholders of the Company or shareholders of the subsidiaries immediately before such transaction own less than fifty percent (50%) of the voting power of the surviving company immediately after such transaction, (ii) sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Group of all or substantially all of the assets and/or intellectual property of the Group, (iii) exclusive license of all or substantially all of the

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. Convertible redeemable preferred shares (Continued)

intellectual property rights of the Group to a third party; or (iv) termination of, or invalidation of the VIE Contractual Arrangements without the prior written consent of the certain preferred shareholders and no alternative arrangement is agreed by the Group, the founders of the Group and these certain preferred shareholders within a reasonable time after such termination or invalidation.

          In the event of any Liquidation Events, all assets and funds of the Company legally available for distribution (after satisfaction of all creditors' claims and claims that may be preferred by law) shall be distributed in the preference order of Series D-1 Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A-1 Preferred Shares, Series A Preferred Shares and Series Seed Preferred Shares, at an amount equal to one hundred percent (100%) of the applicable issuance price of each Preferred Shares, plus all dividends accrued and unpaid.

          After distribution or payment in full of the amount distributable or payable on the Preferred Shares, the remaining assets of the Company available for distribution to Shareholders shall be distributed ratably among the holders of outstanding ordinary shares and holders of Preferred Shares on an as-converted basis.

          If upon any Liquidation Events, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of holders of Preferred Shares the full amount to which they shall be entitled, the holders of Preferred Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

  Redemption

          If (i) the Company has not consummated a qualified public offering within forty eight (48) months from the issuance date of Series D-1 Preferred Shares, (ii) there is any material breach by any of the Group or the founders of Group any of their representations, warranties, covenants or other obligations under the transaction documents (as defined in the applicable share purchase agreement), which has not been cured within ninety (90) days after such breach, or (iii) any other shareholder of the Company requests the Company to redeem all or portion of any outstanding shares held by such shareholder ("Optional Redemption Date"), upon the earliest occurrence of (i), (ii) or (iii), each holder of Preferred Shares may require that the Company redeems all or any part of the then outstanding Preferred Shares held by such holder in accordance with the following terms in writing.

          The price at which each Preferred Share shall be redeemed are summarized as follows:

              (i)  with respect to each holder of Series D-1 Preferred Shares, each holder of Series C Preferred Shares, each holder of Series B Preferred Shares and each holder of Series A-1 Preferred Shares, the redemption price shall be equal to the greater of (a) the sum applicable issuance price of preferred shares plus a 8% rate of return and declared but unpaid dividends, or (b) fair market value of the preferred share.

             (ii)  with respect to each holder of Series Seed Preferred Shares and each holder of Series A Preferred Shares, the redemption price shall be equal to the greater of (a) the sum applicable

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. Convertible redeemable preferred shares (Continued)

issuance price of preferred shares plus a 6% rate of return and declared but unpaid dividends, or (b) fair market value of the preferred share.

          If the Company's assets or funds which are legally available on the date that any redemption payment is due are insufficient to pay in full all redemption payments to be paid, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date in the sequence of Series D-1 Preferred Share, Series C Preferred Share, Series B Preferred Share, Series A-1 Preferred Share, Series A Preferred Share and Series Seed Preferred Share, in a pro-rata manner in accordance with the relative full amounts owed thereon.

  Voting rights

          Each Preferred Share shall be entitled to the number of votes equal to the number of ordinary shares into which such Preferred Shares could be converted.

  Conversion

          Each holder of Preferred Shares shall be entitled to convert any or all of Preferred Shares, at any time, into such number of ordinary shares at an initial conversion ratio of 1:1 subject to customary anti-dilution adjustments.

          The Preferred Shares shall automatically be converted into ordinary shares upon the closing of a Qualified Public Offering based on the then-effective conversion price. Qualified Public Offering means a firmly underwritten public offering of the ordinary shares on the Main Board of Hong Kong Stock Exchange, New York Stock Exchange, or NASDAQ Global Market, with an offering price (exclusive of underwriting commissions and expenses) that reflects the gross proceeds to the Company of at least US$100,000,000 and an implied pre-offering market capitalization of the Company of at least US$1,000,000,000, or in a similar public offering of the ordinary Shares of the Company which results in the ordinary shares trading publicly on another internationally recognized major securities exchange.

  Accounting and measurement for preferred shares

          The Company classifies the Preferred Shares in mezzanine equity of the consolidated balance sheets because they are redeemable at the holders' option any time upon the occurrence of certain events outside of the Company's control. The Preferred Shares are recorded initially at fair value, net of issuance costs.

          For each reporting period, the Company accretes the carrying amount of the Preferred Shares to the redemption value, which is the higher of (1) the result of using effective interest rate method to accrete the Preferred Shares to the redemption prices on the Optional Redemption Date, or (2) the fair market value of the Preferred Shares on the reporting date. The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit. For the years ended December 31, 2019 and 2020, the accretion of the Preferred Shares was RMB406,828 and RMB3,206,324, respectively.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. Convertible redeemable preferred shares (Continued)

          The Company has determined that host contract of the Preferred Shares is more akin to an equity host, given the Preferred Shares holders have participating right in the Company like that of the ordinary shareholders, along with other equity-like features in the terms of the Preferred Shares, including the conversion and dividend rights. The Company has assessed each embedded feature in the Preferred Shares, and determined that the conversion and dividend feature to be clearly and closely related to the equity host, and none of these embedded features needs to be bifurcated from the equity host. The Company also assessed the liquidation feature and determined that the debt-like feature does not meet the net settlement and would not result in bifurcation.

          The Company has determined that there were no beneficial conversion features identified for any of the Preferred Shares because the effective conversion price was greater than the fair value of the ordinary shares. To the extent a conversion price adjustment occurs, as described above, the Company will re-evaluate whether or not a beneficial conversion feature should be recognized.

SMART SHARE GLOBAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. Convertible redeemable preferred shares (Continued)

          The Company's Preferred Shares activities for the years ended December 31, 2019 and 2020 are summarized below:

	Series Seed Convertible Redeemable Preferred Shares		Series A Convertible Redeemable Preferred Shares		Series A-1 Convertible Redeemable Preferred Shares		Series B-1 Convertible Redeemable Preferred Shares

	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount

Balance as of January 1, 2019	85,185,184	184,706	37,037,035	75,182	75,917,925	205,819	7,467,196	26,216
Repurchase of Series Seed and Series A Preferred Shares from holders	(7,301,030)	(25,072)	(3,654,318)	(13,764)	—	—	—	—
Accretion of Convertible Redeemable Preferred Shares to Preference Amount	—	136,711	—	75,735	—	112,410	—	7,803
FX exchange translation	—	4,923	—	2,279	—	4,654	—	519

Balance as of December 31, 2019	77,884,154	301,268	33,382,717	139,432	75,917,925	322,883	7,467,196	34,538

SMART SHARE GLOBAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. Convertible redeemable preferred shares (Continued)

	Series B-2 Convertible Redeemable Preferred Shares		Series C-1 Convertible Redeemable Preferred Shares		Series C-2 Convertible Redeemable Preferred Shares		Receivable from a holder of Series Seed Preferred share	Receivable from a holder of Series A-1 Preferred share	Receivable from a holder of Series C-2 Preferred share	Total

	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Amount	Amount	Amount	Amount

Balance as of January 1, 2019	40,228,492	134,919	—	—	—	—	(28,711)	(10,399)	—	587,732
Issuance of Convertible Redeemable Preferred Shares	—	—	57,653,035	372,391	10,224,598	69,773	—	—	(24,458)	417,706
Repurchase of Series Seed and Series A Preferred Shares from holders	—	—	—	—	—	—	—	—	—	(38,836)
Proceeds from a holder of Series Seed Preferred share	—	—	—	—	—	—	28,685	—	—	28,685
Proceeds from a holder of Series A-1 Preferred share	—	—	—	—	—	—	—	10,000	—	10,000
Accretion of Convertible Redeemable Preferred Shares to Preference Amount	—	56,573	—	15,742	—	1,854	—	—	—	406,828
FX exchange translation	—	2,859	—	(4,985)	—	(1,747)	26	399	41	8,968

Balance as of December 31, 2019	40,228,492	194,351	57,653,035	383,148	10,224,598	69,880	—	—	(24,417)	1,421,083

SMART SHARE GLOBAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. Convertible redeemable preferred shares (Continued)

	Series Seed Convertible Redeemable Preferred Shares		Series A Convertible Redeemable Preferred Shares		Series A-1 Convertible Redeemable Preferred Shares		Series B-1 Convertible Redeemable Preferred Shares

	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount

Balance as of January 1, 2020	77,884,154	301,268	33,382,717	139,432	75,917,925	322,883	7,467,196	34,538
Proceeds from issuance of Convertible Redeemable Preferred Shares	—	—	—	—	—	—	—	—
Accretion of Convertible Redeemable Preferred Shares to Preference Amount	—	847,639	—	358,299	—	812,973	—	78,078
Issuance of Series A-1 Convertible Redeemable Preferred Shares upon exercise of warrants by an investor	—	—	—	—	885,269	11,262	—	—
FX exchange translation	—	(57,008)	—	(25,008)	—	(57,563)	—	(5,788)

Balance as of December 31, 2020	77,884,154	1,091,899	33,382,717	472,723	76,803,194	1,089,555	7,467,196	106,828

SMART SHARE GLOBAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. Convertible redeemable preferred shares (Continued)

	Series B-2 Convertible Redeemable Preferred Shares		Series C-1 Convertible Redeemable Preferred Shares		Series C-2 Convertible Redeemable Preferred Shares		Series D-1 Convertible Redeemable Preferred Shares		Receivable from a holder of Series C-2 Preferred Share	Total

	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Amount	Amount

Balance as of January 1, 2020	40,228,492	194,351	57,653,035	383,148	10,224,598	69,880	—	—	(24,417)	1,421,083
Proceeds from issuance of Convertible Redeemable Preferred Shares	—	—	—	—	—	—	42,329,835	713,422	22,765	736,187
Accretion of Convertible Redeemable Preferred Shares to Preference Amount	—	415,254	—	537,890	—	94,011	—	62,180	—	3,206,324
Issuance of Series A-1 Convertible Redeemable Preferred Shares upon exercise of warrant by an investor	—	—	—	—	—	—	—	—	—	11,262
FX exchange translation	—	(31,514)	—	(50,244)	—	(9,044)	—	(2,465)	1,652	(236,982)

Balance as of December 31, 2020	40,228,492	578,091	57,653,035	870,794	10,224,598	154,847	42,329,835	773,137	—	5,137,874

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. Convertible redeemable preferred shares (Continued)

  Accounting for warrant

          The Company classified the warrant as financial liabilities under ASC 480 as the warrants conditionally obligated the Company to ultimately transfer assets. For the warrant issued in connection with the Series A-1 Preferred Shares, the proceeds were allocated first to the warrant based on its fair value and the residual was allocated to the Series A-1 Preferred Shares. For the warrant issued in connection with the loan (Note 8), the warrant was recorded at its fair value when the loan was obtained with a corresponding reduction to the carrying amount of the loan as the debt issuance cost and was amortized on a straight-line basis over the loan period. The warrants were subsequently measured at fair value with changes in fair value recorded in the consolidated statements of comprehensive income/(loss).

          The Company recognized a loss of RMB865 and RMB7,442 from the change in fair value of the warrant liabilities for the years ended December 31, 2019 and 2020, respectively.

          The roll forward of major Level 3 investments are as following:

	Fair Value Measurement Using Unobservable Inputs (Level 3)

	Year Ended December 31,

	2019	2020

	RMB	RMB
Fair value of Level 3 liability at the beginning of the year	1,485	2,384
The change in fair value of the liability	865	7,442
Exercise of warrant	—	(9,631)
Foreign currency translation	34	(195)

Fair value of Level 3 liability at the end of the year	2,384	—

          The warrant is not traded in an active securities market, and as such, with the assistance from an independent valuation firm, the Company estimated its fair value using the binomial option pricing model as of December 31, 2019 and December 10, 2020, the date of exercise, using the following main assumptions:

	As of December 31,	As of December 10,

	2019	2020

Fair value of Series A-1 Preferred Shares (US$)	0.6097	1.8517
Dividend yield	0%	0%
Time to maturity	3.58	Nil
Risk-free interest rate	1.66%	0.20%
Expected volatility	52.70%	68.45%

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

12. Share-based compensation

          Compensation expenses recognized for share-based awards granted by the Group were as follows:

	Year Ended December 31,

	2019	2020

	RMB	RMB
General and administrative expenses	35,499	24,015
Research and development expenses	916	1,378
Selling expenses	2,501	4,144
Cost of revenues	170	218

Total	39,086	29,755

          Compensation expenses recognized for different awards were as follows:

	Year Ended December 31,

	2019	2020

	RMB	RMB
Repurchase of ordinary shares (Note 10)	17,421	—
Vesting of restricted shares	12,419	12,415
Vesting of RSUs	9,246	17,340

Total	39,086	29,755

          There was no income tax benefit recognized in the consolidated statements of comprehensive income/(loss) for share-based compensation expense and the Group did not capitalize any share-based compensation expense as part of the cost of any assets for the years ended December 31, 2019 and 2020. The Group makes an entity-wide accounting policy election to account for forfeitures when they occur.

          (a)     Restricted shares

          As disclosed in Note 10, on July 25, 2017, all 81,000,000 ordinary shares of the Company issued to Smart Share Holding were designated as restricted shares of the Company granted to the founders who are the owners of Smart Share Holding, in consideration for their continuous service to the Company as employees. Each founder was ascribed a particular number of the Company's ordinary shares based on that founder's ownership of Smart Share Holding.

          The restricted shares shall be legally vested and released in equal 25% instalments over the four-year period from July 25, 2017 on each anniversary. Upon Qualified Public Offering, all the unvested restricted shares shall be vested immediately. Upon vesting, a founder is entitled to receive from Smart Share Holding any dividends received on their attributed portion of Company shares held by Smart Share Holding, and direct Smart Share Holding to dispose of their attributed portion of Company shares and receive the sale proceeds. Upon termination of employment with the Company, any unvested shares attributed to a founder can be repurchased by the Company for

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

12. Share-based compensation (Continued)

par value, and the founder would lose their economic rights associated with those shares. Accordingly, as the overall substance of the arrangement is a grant of share-based awards to founders, the Company has recorded share-based compensation expense on these awards.

          The following table summarizes the Group's restricted shares activities:

	Numbers of shares	Weighted- average grant date fair value

		US$
Unvested at December 31, 2018	60,750,000	0.0889
Vested	(20,250,000)	0.0889

Unvested at December 31, 2019	40,500,000	0.0889

Vested	(20,250,000)	0.0889

Unvested at December 31, 2020	20,250,000	0.0889

          Share-based compensation expense for the restricted shares was measured using the estimated fair value of the Company's ordinary shares of US$0.0889 at the grant date and is amortized to the consolidated statements of comprehensive income/(loss) on a straight-line basis over the vesting term.

          For the years ended December 31, 2019 and 2020, the total fair value of restricted shares vested were RMB12,419 and RMB12,415, respectively.

          As of December 31, 2020, there was RMB6,597 of unrecognized shared-based compensation expense related to restricted shares, which is expected to be recognized over a period of 0.56 years.

          (b)     Smart Share CGY and Smart Share Brothers' RSUs scheme ("RSUs scheme")

          As disclosed in Note 10, Smart Share CGY and Smart Share Brothers are solely owned by the founder of the Company and are the consolidated VIEs of the Company. Both Smart Share CGY and Smart Share Brothers were established to facilitate the adoption of an RSUs scheme on behalf of the Company. The RSUs scheme is administered by the board of directors of the Company and RSUs were granted to the Company's employees and external consultants. All the ordinary shares of Smart Share CGY and Smart Share Brothers are authorised and issued to the founder to facilitate the adoption of the RSUs scheme.

          The number of authorised and issued shares of Smart Share CGY and Smart Share Brothers were 44,841,250 and 2,000,000, respectively, which mirrored the number of the Company's ordinary shares issued to Smart Share CGY and Smart Share Brothers, respectively. The founder holds the shares of Smart Share CGY and Smart Share Brothers on behalf of the Company and beneficiaries of the RSUs scheme. Other than holding the Company's ordinary shares, Smart Share CGY and Smart Share Brothers do not have any other assets. The ordinary shares issued to Smart Share CGY and Smart Share Brothers are presented as treasury shares in the Company's consolidated balance sheets.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

12. Share-based compensation (Continued)

          Upon vesting, the Company's employees and external consultants are entitled to the ordinary shares of Smart Share CGY or Smart Share Brothers, and the Company directs the founder to deliver such shares. Holders of vested shares of Smart Share CGY or Smart Share Brothers are entitled to the economics of the vested shares, including dividends and sale proceeds of these shares. Any proceeds received by Smart Share CGY or Smart Share Brothers on Company shares that have not been allocated to employees and external consultants are required to be returned to the Company. The RSUs granted by Smart Share CGY vest in the four-year period from the grant date, with 25% of the RSUs to be vested upon each anniversary. The RSUs granted by Smart Share Brothers are fully vested on the grant date. If an employee or external consultant terminates service to the Group, unvested shares of Smart Share CGY and Smart Share Brothers can be repurchased for nominal amounts. The Group has the right to repurchase vested shares of Smart Share CGY and Smart Share Brothers at a price based on recent transaction prices involving the Company's stock. The ordinary shares of the Company held by Smart Share CGY and Smart Share Brothers are unchanged as a result of these transactions.

          In January 2021, the Company's board of directors approved the modification of Smart Share CGY and Smart Share Brothers' RSUs scheme where each vested RSU was exchanged for one ordinary share of the Company with an equivalent economic value, and each outstanding unvested RSU under the Smart Share CGY's RSUs scheme was exchanged for one RSU of the Company with an equivalent economic value. The modification did not change the vesting conditions and the remaining vesting period. There was no incremental share-based compensation cost recorded in connection with this modification.

          The following table summarizes the Group's RSUs activities:

	RSUs Outstanding	Weighted Average Grant Date Fair Value

		US$
Unvested at December 31, 2018	9,824,454	0.1582
Granted	15,514,500	0.3722
Vested	(2,720,091)	0.1464
Forfeited	(1,820,000)	0.2433

Unvested at December 31, 2019	20,798,863	0.3119

Granted	7,775,835	0.9203
Vested	(6,060,842)	0.2753
Forfeited	(1,608,861)	0.4077

Unvested at December 31, 2020	20,904,995	0.5415

          The fair value of each RSU granted is estimated based on the fair value of the underlying ordinary share of the Company on the date of grant, less any nominal amounts paid for such shares. The fair value of the RSUs granted by Smart Share Brothers was recognized as share-based compensation expense immediately on the grant date. The fair value of the RSUs granted by Smart Share CGY was amortized to the consolidated statements of comprehensive income/(loss) as share-based compensation expense on a straight-line basis over the vesting term.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

12. Share-based compensation (Continued)

          For the years ended December 31, 2019 and 2020, the total fair value of RSUs vested were RMB2,478 and RMB11,504, respectively.

          As of December 31, 2020, there were RMB60,892 of unrecognized shared-based compensation expenses related to the RSUs, which is expected to be recognized over a weighted-average period of 2.48 years.

13. Loss per share

          Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 Earnings per share for the years ended December 31, 2019 and 2020 as below:

	Year Ended December 31,

	2019	2020

	RMB	RMB
Numerator:
Net income	166,606	75,427
Less: Accretion on convertible redeemable preferred shares to redemption value	(406,828)	(3,206,324)
Less: deemed dividend to the shareholders	(24,229)	—

Net loss attributable to ordinary shareholders — basic and diluted	(264,451)	(3,130,897)

Denominator:
Weighted average number of ordinary shares outstanding — basic and diluted	34,728,028	54,506,733

Net loss per share — basic and diluted	(7.61)	(57.44)

          For the year ended December 31, 2019, the effects of all outstanding Preferred Shares, restricted shares, RSUs and warrant have been excluded from the computation of diluted loss per share as their effects would be anti-dilutive. For the year ended December 31, 2020, the effects of all outstanding Preferred Shares, restricted shares and RSUs have been excluded from the computation of diluted loss per share as their effects would be anti-dilutive.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

13. Loss per share (Continued)

          The potentially dilutive securities that have not been included in the calculation of diluted net loss per share as their inclusion would be anti-dilutive are as follows:

	Year Ended December 31,

	2019	2020

Shares issuable upon conversion of the Preferred Shares	256,069,179	305,355,746
Restricted shares that become outstanding upon vesting	38,277,216	28,022,113
Shares issuable upon vesting of RSUs	7,516,745	12,973,563
Warrant to purchase of Preferred Shares	248,003	—

Total	302,111,143	346,351,422

14. Related party transactions and balances

          Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

          The following entities are considered to be related parties to the Group:

Name of related parties	Relationship with the Group

People Better Limited ("People Better")	A shareholder with significant influence over the Group
Shunwei Angels III Limited ("Shunwei")	A shareholder with significant influence over the Group
ZMI	Subject to common significant influence by one of the Company's directors

          The Group had the following balances with the major related parties:

	As of December 31,

	2019	2020

	RMB	RMB
Long-term prepayments to a related party
Long-term prepayments to ZMI (a)	89,408	23,591

Amounts due to related parties — current
Due to ZMI (b)	193,280	77,939

Amounts due to related parties — non-current
Due to the Nominee Shareholders of Shanghai Zhixiang (Note 1)	1,000	1,000

(a)
It represents the balance prepaid for power banks and cabinets purchase, which are non-current assets.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

14. Related party transactions and balances (Continued)

(b)
It represents the notes payable issued by the Group for power banks and cabinets purchase. The terms of notes are ranged from 3 to 6 months with interest free.

          The Group had the following transactions with the major related parties:

	Year Ended December 31,

	2019	2020

	RMB	RMB
Purchase of power banks and cabinets from ZMI	614,151	233,605

Proceeds of borrowings from People Better (c)	—	50,000

Repayment of borrowings from People Better (c)	—	50,000

Payment of deposit to People Better (c)	—	8,600

Proceeds of deposit refund from People Better (c)	—	8,600

Payment of interest to People Better (c)	—	1,032

(c)
In May 2020, the Group entered into a capital lease agreement of cabinets with People Better for 1 year with selling price of RMB50,000 and total rental payment of RMB51,613. The Group also paid a deposit of RMB8,600 to People Better for the lease, which was refundable at the end of lease. The Group has the option to purchase the cabinets back at the nominal price at the end of lease term. Considering the existence of bargain purchase option, the lease was accounted for as a capital lease. The Group did not derecognize the cabinets from property, equipment and software and continued depreciating the assets. The transaction was accounted for as a failed sale-leaseback transaction and the proceeds of RMB50,000 received from People Better was recognized as a financial liability in amount due to related party — current. Rental payments were allocated between interest expense and principal repayment of the financial liability and the Group used the rate of return implicit in the lease of 6% to determine the amount of interest expenses.

In November 2020, the Group repaid remaining lease payments in advance and received deposit refund of RMB8,600. Total interest expense was amount to RMB1,032, which included early repayment penalty.

15. Commitments and contingencies

  (a)    Operating lease agreement

          The Group leases its offices and warehouses to store its cabinets and power banks under non-cancellable operating lease agreements. The Group recognizes rental expense under such arrangements on a straight-line basis over the lease term. Rental expense amounted to RMB18,585 and RMB34,682 for the years ended December 31, 2019 and 2020, respectively, and were charged to the consolidated statements of comprehensive income/(loss) when incurred.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

15. Commitments and contingencies (Continued)

  (a)    Operating lease agreement (Continued)

          As of December 31, 2020, future minimum payments under these non-cancellable agreements are as follows:

RMB

As of December 31, 2020
2021	19,512
2022	361

Total	19,873

  (b)    Capital commitments

          The Group's capital commitments primarily relate to commitments on purchase of cabinets and power banks. As of December 31, 2019 and 2020, capital commitments relating to purchase of cabinets and power banks were approximately RMB91,316 and RMB50,348, respectively.

  (c)    Contingencies

          The Group is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Group does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on our consolidated financial position, cash flows or results of operations on an individual basis or in the aggregate. As of December 31, 2019 and 2020, the Group is not a party to any material legal or administrative proceedings.

          In February 2021, Mr. Mars Guangyuan Cai, the founder and chief executive officer of the Company who, as one of the Nominee Shareholders, holds 62% equity interest of Shanghai Zhixiang, received a lawsuit filed by two individuals alleging that Mr. Cai had failed to fulfil an alleged promise Mr. Cai was claimed to have made when Shanghai Zhixiang had not been incorporated to gift 3% equity interest of Shanghai Zhixiang to the plaintiffs. Based on the PRC litigation counsel's legal opinion issued to the Company and Mr. Cai, the plaintiffs' claims are considered groundless and frivolous, and Mr. Cai is contesting the claims vigorously. However, since the lawsuit is currently in progress and at this juncture of the litigation, there can be no assurance that Mr. Cai will be able to prevail in the lawsuit.

          If the plaintiffs are successful in pursuing their claims that the court adjudicates that Mr. Cai must gift 3% interest of Shanghai Zhixiang to the plaintiffs and the plaintiff does not become a party to the VIE Contractual Arrangements, it would not impact the performance of VIE Contractual Arrangements that are currently in place which will continue to enable the Company to consolidate Shanghai Zhixiang as its primary beneficiary. In addition, the Company will need to recognize a non-controlling interest relating to the gifted equity interest of Shanghai Zhixiang and the operation results attributable to the Company will be diluted afterwards as result of the decrease in the ownership of Shanghai Zhixiang. As of December 31, 2020, the total shareholder equity of Shanghai Zhixiang was RMB100.8 million, and for the year ended December 31, 2020, the net income of Shanghai Zhixiang was RMB37.3 million. Based on the financial position and operation results of Shanghai Zhixiang, the Company does not expect the decrease in its ownership on Shanghai Zhixiang would have material impact on the financial statements.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

16. Restricted net assets

          Relevant PRC laws and regulations permit payments of dividends by the Group's subsidiaries and consolidated VIE incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Group's subsidiaries and consolidated VIE in the PRC are required to annually appropriate 10% of their net after-tax income to the statutory general reserve fund prior to payment of any dividends, unless such reserve funds have reached 50% of their respective registered capital. As a result of these and other restrictions under PRC laws and regulations, the Group's subsidiaries and consolidated VIE incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. There are no significant differences between US GAAP and PRC accounting standards in connection with the reported net assets of the legally owned subsidiaries and the consolidated VIE in the PRC.

          As of December 31, 2019 and 2020, the total restricted net assets of the Group's subsidiaries and consolidated VIE incorporated in PRC and subjected to restriction amounted to approximately RMB477,204 and RMB659,579, respectively. Even though the Group currently does not require any such dividends, loans or advances from the PRC entities for working capital and other funding purposes, the Group may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to its shareholders. There is no other restriction on the use of proceeds generated by the Group's subsidiaries and consolidated VIE to satisfy any obligations of the Group.

17. Subsequent events

          In January 2021, the Company consummated the issuance of 43,624,956 Series D-2 Preferred Shares to a third party investor at the purchase price of US$2.8425 per share, with an aggregate amount of US$124 million (equivalent to RMB809,088) in cash. In addition, the investor also purchased 32,761,153 preferred shares from certain holders of Series Seed, Series A, Series A-1 and Series C-2 Preferred Shares at the purchase price of US$2.2740 per share, with an aggregate consideration of US$74.5 million (equivalent to RMB486 million). These preferred shares were re-designated by the Company to 32,761,153 Series D-2 Preferred Shares. On the same date, the Company's board of directors resolved the surrender of 34,703,970 ordinary shares of Smart Share Holdings and issued the corresponding 27,397,000 ordinary shares to Super June Limited and 7,306,970 ordinary shares to Victor Family Limited, respectively, for no consideration. Super June Limited and Victor Family Limited are entities owned by two founders of the Group. After the transaction, each founder holds the same percentage of the equity interest of the Group directly as the ones used to be held indirectly through Smart Share Holding.

          In January 2021, the Company's shareholders and board of directors approved a share incentive plan (the "2021 Share Incentive Plan") for its employees, directors and external consultants. The 2021 Share Incentive Plan assumed all awards that the Company had granted previously. The terms and conditions of the survived awards remain unchanged and continue to be effective and binding under the 2021 Share Incentive Plan. The 2021 Share Incentive Plan permits the awards of options, restricted share units, restricted shares or other types of award approved by a committee that administers the plan and determines the terms and conditions of each grant. The maximum exercisable term is ten years from the date of effectiveness of the 2021 Share Incentive Plan. In connection with the adoption of the 2021 Share Incentive Plan, the Company's board of directors have resolved the surrender of 44,566,250 ordinary shares of Smart Share CGY and 2,000,000 ordinary shares of Smart Share Brothers for no consideration.

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

17. Subsequent events (Continued)

          Pursuant to a resolution made by the Company's board of directors and shareholders on March 12, 2021, the Company adopted a dual-class share structure, which is conditional upon, and will become effective immediately prior to the completion of its IPO. A total of 73,973,970 issued and outstanding ordinary shares will be re-designated and re-classed into Class B ordinary shares on a one-for-one basis immediately prior to the completion of the IPO. The remaining issued and outstanding ordinary shares and all the Series Seed, Series A, Series A-1, Series B-1, Series B-2, Series C-1, Series C-2, Series D-1 and Series D-2 Preferred Shares will be re-designated and re-classed into Class A ordinary shares, in each case on a one-for-one basis immediately prior to the completion of the IPO. Each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 10 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Except for the voting and conversion rights, holders of Class A ordinary shares and Class B ordinary shares have the same rights.

          The Group has performed an evaluation of subsequent events through March 12, 2021, which is the date the consolidated financial statements were issued, with no other material events or transactions identified that should have been recorded or disclosed in the consolidated financial statements.

18. Condensed financial information of the parent company

          The Group performed a test on the restricted net assets of consolidated subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), "General Notes to Financial Statements" and concluded that it was applicable for the Company to disclose the financial statements for the parent company only.

          The subsidiaries did not pay any dividends to the Company for the periods presented. Certain information and footnote disclosures generally included in financial statements prepared in accordance with US GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the Company, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company.

          The parent company did not have significant capital and other commitments, long-term obligations, other long-term debt, or guarantees as of December 31, 2019 and 2020.

  Basis of presentation

          The Company's accounting policies are the same as the Group's accounting policies.

          For the Parent only condensed financial information, the Company records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments — Equity Method and Joint Ventures.

          Such investments are presented on the Condensed Balance Sheets as "Investments in subsidiaries" and shares in the subsidiaries' loss are presented as "Shares of loss of subsidiaries" on the Condensed Statements of Comprehensive Income/(Loss). The parent company only

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. Condensed financial information of the parent company (Continued)

condensed financial information should be read in conjunction with the Group' consolidated financial statements.

  Condensed balance sheets

	As of December 31,

	2019	2020

	RMB	RMB	US$ (Note 2(f))
ASSETS
Current Assets:
Cash and cash equivalents	49,106	722,764	110,768

Total current assets	49,106	722,764	110,768

Non-current Assets:
Investment in subsidiaries	813,898	990,864	151,857

Other non-current asset	—	5,505	843
Total non-current assets	813,898	996,369	152,700

Total assets	863,004	1,719,133	263,468

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDER'S DEFICIT
Current Liabilities:
Warrant liability	2,384	—	—
Accruals and other current liabilities	10,612	20,519	3,144

Total current liabilities	12,996	20,519	3,144

Total liabilities	12,996	20,519	3,144

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. Condensed financial information of the parent company (Continued)

	As of December 31,

	2019	2020

	RMB	RMB	US$ (Note 2(f))
Mezzanine equity:
Series Seed Convertible Redeemable Preferred Shares (par value of US$0.0001, 85,185,184 and 77,884,154 shares authorized, 77,884,154 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	301,268	1,091,899	167,341
Series A Convertible Redeemable Preferred Shares (par value of US$0.0001, 37,037,035 and 33,382,717 shares authorized, 33,382,717 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	139,432	472,723	72,448
Series A-1 Convertible Redeemable Preferred Shares (par value of US$0.0001, 75,917,925 and 76,803,194 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	322,883	1,089,555	166,982
Series B-1 Convertible Redeemable Preferred Shares (par value of US$0.0001, 7,467,196 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	34,538	106,828	16,372
Series B-2 Convertible Redeemable Preferred Shares (par value of US$0.0001, 40,228,492 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	194,351	578,091	88,596
Series C-1 Convertible Redeemable Preferred Shares (par value of US$0.0001, 57,653,035 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	383,148	870,794	133,455
Series C-2 Convertible Redeemable Preferred Shares (par value of US$0.0001, 10,224,598 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	69,880	154,847	23,731
Series D-1 Convertible Redeemable Preferred Shares (par value of US$0.0001, nil and 42,329,835 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	—	773,137	118,488
Receivable from a holder of Series C-2 Convertible Redeemable Preferred Shares	(24,417)	—	—

Total mezzanine equity	1,421,083	5,137,874	787,413

Shareholder's deficit:
Ordinary shares (par value of US$0.0001, 686,286,535 and 609,026,779 shares authorized, 120,540,220 shares issued and 73,973,970 shares outstanding as of December 31, 2019 and 2020, respectively)	83	83	13
Treasury shares (46,566,250 shares as of December 31, 2019 and 2020, respectively)	—	—	—
Additional paid-in capital	—	—	—
Accumulated other comprehensive (loss)/income	(31,134)	201,823	30,931
Accumulated deficit	(540,024)	(3,641,166)	(558,033)

Total shareholders' deficit	(571,075)	(3,439,260)	(527,089)

Total liabilities, mezzanine equity and shareholders' deficit	863,004	1,719,133	263,468

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. Condensed financial information of the parent company (Continued)

  Condensed statements of comprehensive income/(loss)

	Year Ended December 31,

	2019	2020

	RMB	RMB	US$ (Note 2(f))
General and administrative expenses	(17,680)	(1,702)	(261)

Loss from operations	(17,680)	(1,702)	(261)
Interest and investment income	10	—	—
Interest expense	(326)	—	—
Foreign exchange losses, net	(1,242)	—	—
Fair value changes of warrant liabilities	(865)	(7,442)	(1,141)
Equity in income of subsidiaries and the VIEs	186,709	84,571	12,962

Income before income tax expenses	166,606	75,427	11,560

Net income	166,606	75,427	11,560
Accretion of convertible redeemable preferred shares	(406,828)	(3,206,324)	(491,391)
Deemed dividend of preferred shareholders	(24,229)	—	—

Net loss attributable to ordinary shareholders of Smart Share Global Limited	(264,451)	(3,130,897)	(479,831)

Net income	166,606	75,427	11,560
Other comprehensive (loss)/income
Foreign currency translation adjustments, net of nil tax	(16,203)	232,957	35,702

Total comprehensive income	150,403	308,384	47,262

Accretion of convertible redeemable preferred shares	(406,828)	(3,206,324)	(491,391)
Deemed dividend of preferred shareholders	(24,229)	—	—

Comprehensive loss attributable to ordinary shareholders of Smart Share Global Limited	(280,654)	(2,897,940)	(444,129)

SMART SHARE GLOBAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. Condensed financial information of the parent company (Continued)

  Condensed statements of cash flows

	Year Ended December 31,

	2019	2020

	RMB	RMB	US$ (Note 2(f))
Net cash used in investing activities	(312,910)	(58,473)	(8,961)
Net cash generated from financing activities	350,166	733,569	112,424
Effect of foreign exchange rate changes on cash and cash equivalents	610	(1,438)	(221)

Net increase in cash and cash equivalents	37,866	673,658	103,242
Cash and cash equivalents at beginning of year	11,240	49,106	7,526

Cash and cash equivalents at end of year	49,106	722,764	110,768